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Filed Pursuant to Rule 424(b)(3)
File No. 333-136649

Prospectus

$275,000,000

Offer to Exchange

8.125% Senior Notes due 2016,

which have been registered under the Securities Act of 1933,

for any and all outstanding

8.125% Senior Notes due 2016,

which have not been registered under the Securities Act of 1933,

of

Beazer Homes USA, Inc.

  •
  We will exchange all original notes that are validly tendered and not withdrawn before the end of the exchange offer for an equal principal amount of new notes that we have registered under the Securities Act of 1933.

  •
  This exchange offer expires at 5:00 p.m., New York City time, on September 21, 2006, unless extended.

  •
  No public market exists for the original notes or the new notes. We do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated quotation system.

        The new notes will be general unsecured obligations. The new notes will rank equally with all of our existing and future unsecured senior debt. All of our significant restricted subsidiaries will guarantee the new notes on a senior basis. The new guarantees will be unsecured obligations of our subsidiary guarantors ranking equally with all their existing and future unsecured senior debt. The new notes will be effectively subordinated to all of our and our subsidiary guarantors' secured debt to the extent of the value of the assets securing that debt.

        See "Risk Factors" beginning on page 13 for a discussion of the risks that holders should consider prior to making a decision to exchange original notes for new notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 21, 2006.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	13
Cautionary Statement Regarding Forward-Looking Information	21
The Exchange Offer	22
Use of Proceeds	32
Capitalization	33
Selected Historical Consolidated Financial and Operating Data	34
Management's Discussion and Analysis of Financial Condition and Results of Operations	37
Business	55
Management	63
Security Ownership	71
Description of Other Existing Indebtedness	73
Description of the Notes	78
Material United States Federal Income Tax Considerations	114
Plan of Distribution	119
Legal Matters	119
Experts	120
Where You Can Find More Information	120
Index to Financial Statements	F-1

PROSPECTUS SUMMARY

        This summary highlights selected information from this prospectus. The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider prior to making a decision to exchange original notes for new notes. You should read the entire prospectus carefully, including the "Risk Factors" section beginning on page 13 of this prospectus and the financial statements and notes to these statements contained elsewhere in this prospectus. Unless the context requires otherwise, all references to "we," "us," "our" and "Beazer Homes" refer specifically to Beazer Homes USA, Inc. and its subsidiaries.

The Company

        We design, sell and build primarily single-family homes in the following geographic regions which are presented as our reportable homebuilding segments. Those remaining homebuilding operations not separately reportable as segments are included in "Other":

West	Mid-Atlantic	Florida	Southeast	Other
Arizona	Delaware	Florida	Georgia	Colorado
California	Maryland		Nashville, TN	Indiana
Nevada	New Jersey		North Carolina	Kentucky
New Mexico	New York		South Carolina	Memphis, TN
	Pennsylvania			Mississippi
	Virginia			Ohio
	West Virginia			Texas

        We design our homes at various price points to appeal to homebuyers across various demographic segments. Our objective is to provide our customers at each price point with homes that incorporate exceptional value and quality while seeking to maximize our return on invested capital. To achieve this objective, we have developed a business strategy which focuses on the following elements:

        Geographic Diversity and Growth Markets.    We compete in a large number of geographically diverse markets in an attempt to reduce our exposure to any particular regional economy. Within these markets, we build homes in a variety of projects. Our business strategy entails further increasing our market penetration and investing in our most profitable markets.

        Leverage of National Brand.    Our national branding strategy presents us as one company with one name, one logo, one message and one purpose. We feel that a strengthened, national brand identity better positions us to consistently address the needs of our customers across all of our markets.

        Leverage Size, Scale and Capabilities to Achieve Optimal Efficiencies.    We have implemented specific profitability initiatives which focus on leveraging our size, scale and capabilities in order to achieve enhanced gross profit and operating profit margins. These initiatives include:

  •
  leveraging our size to create economies of scale in purchasing and construction;

  •
  standardizing best practices and product designs;

  •
  using branding and increased market penetration to maximize efficiency of land use; and

  •
  leveraging our fixed cost infrastructure by increasing depth and breadth in markets where we have an established presence.

        Quality Homes at Various Price-Points to Meet the Needs of Increasingly Diverse Homebuyers.    We seek to maximize customer satisfaction by offering homes which incorporate quality materials, distinctive design features, convenient locations and competitive prices. During the nine months ended June 30, 2006 and fiscal year 2005, the average sales price of our homes closed was approximately

$285,200 and $271,300, respectively. Our product strategy entails addressing the needs of an increasingly diverse profile of buyers as evidenced by demographic trends including, among others, increased immigration, changing profiles of households, the aging of the baby-boomers, and the rise of the echo-boomers (children of the baby-boomers) into the ranks of homeownership. Our product offering is broken down into the following product categories:

          Economy.    These homes are targeted primarily at entry-level buyers, are generally 1,500 square feet or less in size, and are intended to meet the needs of those buyers for whom price is the most important factor in the buying decision.

          Value.    These homes are targeted at entry-level and move-up buyers, generally range from 1,500 to 2,500 square feet in size, and are intended to appeal to buyers who are more interested in style and features, but are still somewhat price-focused.

          Style.    These homes are targeted at more affluent move-up buyers, are generally greater than 2,500 square feet in size, and are intended to appeal to buyers in the more luxurious segment of the market, who place greater emphasis on style and features.

        In addition, we also offer homes to the "active adult" market which is targeted to buyers over 55 years of age, in communities with special amenities. We offer these homes within the Economy, Value and Style categories described above.

        Additional Products and Services for Homebuyers.    In order to maximize our profitability and provide our customers with the additional products and services that they desire, we have incorporated design centers and mortgage origination operations into our business. Recognizing that our customers want to choose certain components of their new home, we offer limited customization through the use of design studios in most of our markets. These design studios allow the customer to select certain non-structural customizations for their homes such as cabinetry, flooring, fixtures, appliances and wall coverings. Additionally, recognizing the homebuyer's desire to simplify the financing process, our financial services segment originates mortgages on behalf of our customers through our subsidiary Beazer Mortgage Corporation, or Beazer Mortgage. Beazer Mortgage originates, processes and brokers mortgages to third party investors. Beazer Mortgage generally does not retain or service the mortgages that it brokers. Beginning in January 2006, Beazer Mortgage finances certain of our mortgage lending activities with borrowings under a warehouse line of credit or from general corporate funds prior to selling the loans and their servicing rights to third-party investors shortly after origination. We also provide title services to our customers in many of our markets.

        Conservative Land Policies.    We seek to maximize our return on capital by judiciously managing our investment in land. To reduce the risks associated with investments in land, we often use options to control land. We generally do not speculate in land which is not subject to entitlements providing basic development rights to the owner.

        Headquarters.    Our principal executive offices are located at 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328, and our telephone number is (770) 829-3700. We maintain an internet site at http://www.beazer.com which contains information concerning us and our subsidiaries. The information contained on our internet site and those of our subsidiaries is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.

The Exchange Offer

The Exchange Offer	We are offering to exchange up to $275,000,000 aggregate principal amount of our new 8.125% Senior Notes due 2016 for up to $275,000,000 aggregate principal amount of our original 8.125% Senior Notes due 2016, which are currently outstanding. Original notes may only be exchanged in $1,000 principal increments. In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged.
Resales Without Further Registration

We believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:
• you are acquiring the new notes issued in the exchange offer in the ordinary course of your business;
•
you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of the new notes issued to you in the exchange offer in violation of the provisions of the Securities Act; and
• you are not our "affiliate," as defined under Rule 405 of the Securities Act.

Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

The letter of transmittal states that, by so acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to use our reasonable best efforts to make this prospectus, as amended or supplemented, available to any broker-dealer for a period of 180 days after the date of this prospectus for use in connection with any such resale. See "Plan of Distribution."
Expiration Date	5:00 p.m., New York City time, on September 21, 2006, unless we extend the exchange offer.

Accrued Interest on the New Notes and Original Notes

The new notes will bear interest from June 6, 2006 or the last interest payment date on which interest was paid on the original notes surrendered in exchange therefor. Holders of original notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such original notes accrued to the date of issuance of the new notes.
Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions which we may waive. See "The Exchange Offer—Conditions."
Procedures for Tendering Original Notes

Each holder of original notes wishing to accept the exchange offer must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; or if the original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent's message to the exchange agent at the address listed in this prospectus. You must mail or otherwise deliver the required documentation together with the original notes to the exchange agent.
Special Procedures for Beneficial Holders

If you beneficially own original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact such registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your original notes, either arrange to have your original notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
Guaranteed Delivery Procedures	You must comply with the applicable guaranteed delivery procedures for tendering if you wish to tender your original notes and:
• your original notes are not immediately available; or
• time will not permit your required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer; or
• you cannot complete the procedures for delivery by book-entry transfer prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.
Withdrawal Rights	You may withdraw your tender of original notes at any time prior to 5:00 p.m., New York City time, on the date the exchange offer expires.

Failure to Exchange Will Affect You Adversely

If you are eligible to participate in the exchange offer and you do not tender your original notes, you will not have further exchange or registration rights and your original notes will continue to be subject to restrictions on transfer under the Securities Act. Accordingly, the liquidity of the original notes will be adversely affected.
Material United States Federal Income Tax Consequences	The exchange of original notes for new notes pursuant to the exchange offer will not result in a taxable event. Accordingly, we believe that:
• no gain or loss will be realized by a United States holder upon receipt of a new note;
• holder's holding period for the new notes will include the holding period of the original notes; and
• the adjusted tax basis of the new notes will be the same as the adjusted tax basis of the original notes exchanged at the time of such exchange.
See "Material United States Federal Income Tax Considerations."
Exchange Agent
U.S. Bank National Association is serving as exchange agent in connection with the Exchange Offer. Deliveries by hand, registered, certified, first class or overnight mail should be addressed to U.S. Bank National Association, 60 Livingston Avenue, EP-MN-WS2N, St. Paul, MN 55107, Attention: Specialized Finance Department, Reference: Beazer Homes USA, Inc. Exchange. For information with respect to the Exchange Offer, contact the Exchange Agent at telephone number (800) 934-6802 or facsimile number (651) 495-8158.
Use of Proceeds	We will not receive any proceeds from the exchange offer. See "Use of Proceeds."

Summary Of Terms Of New Notes

        The exchange offer constitutes an offer to exchange up to $275,000,000 aggregate principal amount of the new notes for up to an equal aggregate principal amount of the original notes. The new notes will be obligations of Beazer Homes evidencing the same indebtedness as the original notes, and will be entitled to the benefit of the same indenture and supplemental indenture. The form and terms of the new notes are substantially the same as the form and terms of the original notes except that the new notes have been registered under the Securities Act. See "Description of the Notes."

Comparison With Original Notes

Freely Transferable	The new notes will be freely transferable under the Securities Act by holders who are not restricted holders. Restricted holders are restricted from transferring the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act. The new notes will be identical in all material respects (including interest rate, maturity and restrictive covenants) to the original notes, with the exception that the new notes will be registered under the Securities Act. See "The Exchange Offer—Terms of the Exchange Offer."
Registration Rights
The holders of the original notes currently are entitled to certain registration rights pursuant to the Registration Rights Agreement entered into on the issue date of the original notes by and among Beazer Homes, the subsidiary guarantors named therein and the initial purchasers named therein, including the right to cause Beazer Homes to register the original notes for resale under the Securities Act if the Exchange Offer is not consummated prior to the exchange offer termination date. However, pursuant to the registration rights agreement, such registration rights will expire upon consummation of the exchange offer. Accordingly, holders of original notes who do not exchange their original notes for new notes in the exchange offer will not be able to reoffer, resell or otherwise dispose of their original notes unless such original notes are subsequently registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available.

Terms of New Notes

Issuer	Beazer Homes USA, Inc.
Notes Offered	The form and terms of the new notes will be the same as the form and terms of the outstanding notes except that:
• the new notes will bear a different CUSIP number from the original notes;
• the new notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and
• you will not be entitled to any exchange or registration rights with respect to the new notes.

The notes will evidence the same debt as the original notes. They will be entitled to the benefits of the indenture and the supplemental indenture governing the original notes and will be treated under the indenture and the supplemental indenture as a single class with the original notes. We refer to the new notes and the original notes collectively as the notes in this prospectus.
Maturity Date	June 15, 2016.
Interest
The notes will bear interest at a rate of 8.125% per annum from June 6, 2006. Interest on the notes will be payable semi-annually in cash on June 15 and December 15 of each year, commencing on December 15, 2006.
Guarantees
The notes will be guaranteed by all of our significant restricted subsidiaries. The guarantees will be unsecured obligations of our subsidiary guarantors ranking equally with all their existing and future unsecured debt that is not, by its terms, expressly subordinated in right of payment to the guarantees.
Ranking	The original notes are, and the new notes will be:
• general unsecured senior obligations of Beazer Homes,
• ranked equally in right of payment with all our existing and future unsecured senior debt,
• senior in right of payment to all of our future subordinated debt, and
• effectively subordinated to any of our secured debt to the extent of the value of the assets securing such debt.

At June 30, 2006, we had, together with the subsidiary guarantors, approximately $1.8 billion of debt, net of unamortized discount of $3.8 million, outstanding. Substantially all of this debt is unsecured senior debt ranking equally in right of payment with these notes and the related subsidiary guarantees.

Optional Redemption
We may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to the date of redemption, if any, plus a "make-whole" amount. See "Description of the Notes—Optional redemption."
Certain Covenants	The indenture governing the notes contains certain covenants that, among other things, limit our ability to:
	•	incur additional indebtedness;
	•	make certain restricted payments;
	•	make certain asset sales;
	•	enter into transactions with affiliates;
	•	incur liens;
	•	issue capital stock of restricted subsidiaries;
	•	allow payment restrictions affecting subsidiaries; or
	•	effect a consolidation or merger.

These covenants also require us to maintain a certain level of tangible net worth and to offer to repurchase a portion of the notes in certain circumstances. See "Description of the Notes—Certain covenants" beginning on page 96.

If these notes receive an investment grade rating from Moody's Investors Service and Standard & Poor's, then our obligation to comply with certain of the covenants will cease for so long as the notes continue to be rated investment grade. See "Description of the Notes—Limitation of applicability of certain covenants if the notes are rated investment grade."
Change of Control
Upon the occurrence of a change of control, as defined in the "Description of the Notes," each holder of the notes may require us to purchase all or a portion of the holder's notes at 101% of the aggregate principal amount thereof, together with accrued and unpaid interest to the date of purchase.
No Listing on any Securities Exchange	We do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated system.
Risk Factors
You should carefully consider the information under "Risk Factors" beginning on page 13 of this prospectus and all other information included in this prospectus prior to making a decision to exchange original notes for new notes.

        For additional information regarding the notes, see the "Description of the Notes" section of this prospectus.

Ratio of Earnings to Fixed Charges

        The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. The historical ratios are prepared on a consolidated basis in accordance with generally accepted accounting principles, or GAAP, and, therefore, reflect all consolidated earnings and fixed charges.

        The ratio of earnings to fixed charges for each of the periods is determined by dividing earnings by fixed charges. Earnings consist of income before income taxes, amortization of previously capitalized interest, fixed charges, exclusive of capitalized interest cost and distributed income of unconsolidated joint ventures less equity in income (loss) of unconsolidated joint ventures. Fixed charges consist of interest incurred, amortization of deferred loan costs and debt discounts and that portion of operating lease rental expense (33%) deemed to be representative of interest.

	Year Ended September 30,					Nine Months Ended June 30
	2001	2002	2003	2004	2005	2005	2006
Ratio of earnings to fixed charges	4.14x	4.57x	4.98x	5.67x	6.17x	4.37x	5.85x

Risk Factors

        You should carefully consider the information under "Risk Factors" beginning on page 13 of this prospectus and all other information included in this prospectus prior to making a decision to exchange original notes for new notes.

Summary Historical Consolidated Financial and Operating Data

        Our summary historical consolidated financial and operating data set forth below as of and for each of the three years ended September 30, 2003, 2004 and 2005 are derived from our audited consolidated financial statements. Our summary historical consolidated financial data set forth below as of and for the nine months ended June 30, 2005 and 2006 are derived from our unaudited condensed consolidated financial statements. These historical results are not necessarily indicative of the results to be expected in the future. You should also read our historical financial statements and related notes in our annual report on Form 10-K/A for the year ended September 30, 2005 and our quarterly report on Form 10-Q for the quarter ended June 30, 2006 as well as the consolidated financial statements and accompanying notes. You should also read "Selected Historical Consolidated Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus before deciding to exchange the original notes for new notes.

	Fiscal Year Ended September 30,			Nine Months Ended June 30,
	2003	2004	2005	2005	2006
	($ in thousands)
Statement of Operations Data:
Total revenue	$3,177,408	$3,907,109	$4,995,353	$3,181,302	$3,578,245
Operating income(i)	279,155	377,935	486,918	231,401	460,349
Net income(i)	172,745	235,811	262,524	98,100	296,888
Operating Data:
Number of new orders, net of cancellations	16,316	17,481	18,923	13,986	12,474
Backlog at end of period(ii)	7,426	8,456	9,233	10,635	9,449
Number of closings(iii)	15,409	16,451	18,146	11,807	12,258
Average sales price per home closed	$201.30	$232.20	$271.30	$264.80	$285.20
Balance Sheet Data (end of period):
Inventory	$1,723,483	$2,344,095	$2,901,165	$2,986,994	$3,752,862
Total assets(i)	2,219,407	3,163,030	3,770,516	3,483,091	4,383,609
Total debt	748,738	1,150,972	1,321,936	1,265,924	1,791,903
Stockholders' equity	993,695	1,232,121	1,504,688	1,333,879	1,631,064
Supplemental Financial Data:
Cash provided by (used in):
Operating activities	$(41,049)	$(73,719)	$(84,263)	$(414,377)	$(578,428)
Investing activities	(6,552)	(30,476)	(48,470)	(42,971)	(50,195)
Financing activities	(4,016)	351,703	108,951	144,566	355,891
EBIT(iv)	340,980	452,774	581,722	294,418	529,111
EBITDA(iv)	354,200	468,529	602,896	309,729	548,208
Interest incurred(v)	65,295	76,035	89,678	64,269	85,195
EBIT/interest incurred(iv)(v)	5.22x	5.95x	6.49x	4.58x	6.21x
EBITDA/interest incurred(iv)(v)	5.42x	6.16x	6.72x	4.82x	6.43x
Ratio of earnings to fixed charges(iv)(vi)	4.98x	5.67x	6.17x	4.37x	5.85x

(i)
Beazer Homes acquired Crossmann Communities effective April 17, 2002. In 2005, we recognized a non-cash, non-tax deductible goodwill impairment charge of $130.2 million associated with this acquisition. 2005 operating income, net income and earnings per share include the impact of this impairment charge. In addition to the results above reported in accordance with GAAP, we have provided operating income before goodwill impairment above, a non-GAAP financial measure. Adjusted net income and adjusted earnings per share, which exclude the effects of the non-cash goodwill impairment charge recorded during fiscal year 2005 and are non-GAAP financial measures, were $392.8 million and $8.72 per share, respectively. Management believes that these adjusted financial results are useful to both management and investors in the analysis of the Company's financial performance when comparing it to prior periods and that they provide investors with an important perspective on the current underlying operating performance of the business by isolating the impact of a non-cash adjustment related to a prior acquisition. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measure, is provided below for fiscal year 2005 and the nine months ended June 30, 2005:

	Year Ended September 30, 2005	Nine Months Ended June 30, 2005
	(in thousands, except per share data)
Operating income	$486,918	$231,401
Goodwill impairment	130,235	130,235

Operating income before goodwill impairment	$617,153	$361,636

Net income	$262,524	$98,100
Goodwill impairment	130,235	130,235

Adjusted net income	$392,759	$228,335

EPS, diluted	$5.87	$2.24
Goodwill impairment	2.85	2.86

Adjusted EPS	$8.72	$5.10

(ii)
A home is included in "backlog" after a sales contract is executed and prior to the transfer of title to the purchaser. Because the closings of pending sales contracts are subject to contingencies, it is possible that homes in backlog will not result in closings.

(iii)
A home is included in "closings" when title is transferred to the buyer. Sales and cost of sales for a house are generally recognized at the date of closing. In situations where the buyer's financing is originated by Beazer Mortgage and the buyer has not made a sufficient down payment as prescribed in Statement of Financial Accounting Standards No. 66, the revenue and gross profit on such sale is deferred until the sale of the related mortgage loan to a third-party investor has been completed.

(iv)
EBIT and EBITDA: EBIT (earnings before interest and taxes) equals net income before (a) previously capitalized interest amortized to costs and expenses and (b) income taxes. EBITDA (earnings before interest, taxes, depreciation and amortization) is calculated by adding depreciation and amortization for the period to EBIT. EBIT and EBITDA are not GAAP financial measures. EBIT and EBITDA should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance, nor an alternative to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. Because some analysts and companies may not calculate EBIT and EBITDA in the same manner as Beazer Homes, the EBIT and EBITDA information presented above may not be comparable to similar presentations by others.

EBITDA is a measure commonly used in the homebuilding industry and is presented to assist readers in understanding the ability of our operations to generate cash in addition to the cash needed to service existing interest requirements and ongoing tax obligations. By providing a measure of available cash, management believes that this non-GAAP measure enables holders of our securities to better understand our cash performance and our ability to service our debt obligations as they currently exist and as additional indebtedness is incurred in the future. The measure is useful in budgeting and determining capital expenditure levels because it enables management to evaluate the amount of cash that will be available for discretionary spending. Adjusted EBITDA, which exclude the effects of the non-cash goodwill impairment charge recorded during fiscal year 2005, is also presented below. Management believes that these adjusted EBITDA results are useful to both management and investors in the analysis of the Company's financial performance when comparing it to prior periods and that they provide investors with an important perspective on the current underlying operating performance of the business by isolating the impact of a non-cash adjustment related to a prior acquisition. Exclusive of the $130,235 goodwill impairment charge, for the nine months ended June 30, 2005 and the fiscal year ended September 30, 2005, adjusted EBIT were $424,653 and $711,957 and adjusted EBITDA were $439,964 and $733,131, respectively, and the ratios of adjusted EBIT to interest incurred were 6.61x and 7.94x and adjusted EBITDA to interest incurred during the same periods were 6.85x and 8.18x, respectively. Adjusted EBIT, adjusted EBITDA and the adjusted ratio of earnings to fixed charges are not generally accepted accounting principles (GAAP) financial measures. These adjusted numbers should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance, nor an alternative to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity.

A reconciliation of EBITDA and EBIT to cash used by operations, the most directly comparable GAAP measure, is provided below for each period presented:

	Fiscal Year Ended September 30,			Nine Months Ended June 30,
	2003	2004	2005	2005	2006
Net cash used by operating activities	$(41,049)	$(73,719)	$(84,263)	$(414,377)	$(578,428)
Goodwill impairment charge	—	—	(130,235)	(130,235)	—
Increase in inventory	328,893	410,525	566,603	659,280	765,926
Provision for income taxes	112,784	150,764	236,810	141,438	171,435
Deferred income tax (provision) benefit	(87)	22,740	54,631	—	(32,418)
Interest amortized to cost of sales	55,451	66,199	82,388	54,880	60,788
(Increase)/decrease in accounts payable and other liabilities	(96,224)	(120,976)	(217,412)	(81,224)	137,290
Increase in accounts receivable and other assets	13,105	21,399	108,081	83,760	14,687
Earnings in joint ventures, net of income distributions	1,597	1,561	(823)	(2,514)	809
Loss on extinguishment of debt	(7,570)	—	—	—	—
Tax (expense) benefit from stock transactions	(11,502)	(8,127)	(11,551)	—	8,438
Other	(1,198)	(1,837)	(1,333)	(1,279)	(319)

EBITDA	354,200	468,529	602,896	309,729	548,208
Less depreciation and amortization	13,220	15,755	21,174	15,311	19,097

EBIT	$340,980	$452,774	$581,722	$294,418	$529,111

Goodwill impairment	—	—	130,235	130,235	—

Adjusted EBIT	$340,980	$452,774	$711,957	$424,653	$529,111

EBITDA	$354,200	$468,529	$602,896	$309,729	$548,208
Goodwill impairment	—	—	130,235	130,235	—

Adjusted EBITDA	$354,200	$468,529	$733,131	$439,964	$548,208

The adjusted ratio of earnings to fixed charges is computed by dividing adjusted earnings by fixed charges. "Adjusted Earnings" consist of (1) income before income taxes, plus goodwill impairment charges, (2) amortization of previously capitalized interest, (3) fixed charges, exclusive of capitalized interest cost and (4) distributed income of unconsolidated joint ventures less equity in income (loss) of unconsolidated joint ventures. "Fixed charges" consist of (1) interest incurred, (2) amortization of deferred loan costs and debt discount and (3) that portion of operating lease rental expense (33%) deemed to be representative of interest.

Earnings for the computation of the ratio of earnings to fixed charges

	Fiscal Year Ended September 30, 2005	Nine Months Ended June 30, 2005
Earnings	$588,230	$298,774
Goodwill impairment charge	130,235	130,235

Adjusted earnings	$718,465	$429,009

(v)
All interest incurred is capitalized to inventory and subsequently amortized to cost of sales as homes are closed.

(vi)
Computed by dividing earnings by fixed charges. "Earnings" consist of (1) income before income taxes, (2) amortization of previously capitalized interest, (3) fixed charges, exclusive of capitalized interest cost and (4) distributed income of unconsolidated joint ventures less equity in income (loss) of unconsolidated joint ventures. "Fixed charges" consist of (1) interest incurred, (2) amortization of deferred loan costs and debt discount and (3) that portion of operating lease rental expense (33%) deemed to be representative of interest. Exclusive of the $130,235 goodwill impairment charge, the adjusted ratio of earnings to fixed charges would have been 7.53x for the fiscal year ended September 30, 2005 and 6.27x for the nine months ended June 30, 2005. See footnote (iv) for a reconciliation of adjusted earnings to earnings.

RISK FACTORS

Risks Related to Our Business

Our home sales and operating revenues could decline due to macro-economic and other factors outside of our control, such as changes in consumer confidence and declines in employment levels.

        Changes in national and regional economic conditions, as well as local economic conditions where we conduct our operations and where prospective purchasers of our homes live, may result in more caution on the part of homebuyers and, consequently, fewer home purchases. These economic uncertainties involve, among other things, conditions of supply and demand in local markets and changes in consumer confidence and income, employment levels, and government regulations. These risks and uncertainties could periodically have an adverse effect on consumer demand for and the pricing of our homes, which could cause our operating revenues to decline. A reduction in our revenues could, in turn, negatively affect the market price of our securities.

A substantial increase in mortgage interest rates or unavailability of mortgage financing may reduce consumer demand for our homes.

        Virtually all purchasers of our homes finance their acquisitions through lenders providing mortgage financing. A substantial increase in mortgage interest rates or unavailability of mortgage financing would adversely affect the ability of prospective first-time and move-up homebuyers to obtain financing for our homes, as well as adversely affect the ability of prospective move-up homebuyers to sell their current homes. As a result, our margins, revenues and cash flows may also be adversely affected.

If we are unsuccessful in competing against our homebuilding competitors, our market share could decline or our growth could be impaired and, as a result, our financial results could suffer.

        Competition in the homebuilding industry is intense, and there are relatively low barriers to entry into our business. Increased competition could hurt our business, as it could prevent us from acquiring attractive parcels of land on which to build homes or make such acquisitions more expensive, hinder our market share expansion, and lead to pricing pressures on our homes that may adversely impact our margins and revenues. If we are unable to successfully compete, our financial results could suffer and the value of, or our ability to service, our debt, including the notes, could be adversely affected. Our competitors may independently develop land and construct housing units that are superior or substantially similar to our products. Furthermore, some of our competitors have substantially greater financial resources and lower costs of funds than we do. Many of these competitors also have longstanding relationships with subcontractors and suppliers in the markets in which we operate. We currently build in several of the top markets in the nation and, therefore, we expect to continue to face additional competition from new entrants into our markets.

We could experience a reduction in home sales and revenues or reduced cash flows due to our inability to acquire land for our housing developments if we are unable to obtain reasonably priced financing to support our homebuilding activities.

        The homebuilding industry is capital intensive, and homebuilding requires significant up-front expenditures to acquire land and begin development. Accordingly, we incur substantial indebtedness to finance our homebuilding activities. Although we believe that internally generated funds and available borrowings under our revolving credit facility will be available to fund our capital and other expenditures (including land purchases in connection with ordinary development activities), the amounts available from such sources may not be sufficient. If such sources are not sufficient, we would seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financing and/or securities offerings. The amount and types of indebtedness which we may incur are limited by the terms of the indentures governing the notes and our other existing debt. See "Description of Other Existing Indebtedness." In addition, the availability of borrowed funds, especially for land acquisition and construction financing, may be greatly reduced nationally, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with both new loans and the extension of existing loans. If we are not successful in obtaining sufficient capital to fund our planned capital and other expenditures, we may be unable to acquire land for our housing developments. Additionally, if we cannot obtain additional financing to fund the purchase of land under our option contracts, we may incur contractual penalties and fees.

Our substantial indebtedness could adversely affect our financial condition, limit our growth and make it more difficult for us to satisfy our debt obligations.

        As of June 30, 2006, we had approximately $1.8 billion, net of unamortized discount of approximately $3.8 million, of outstanding indebtedness. Our substantial indebtedness could have important consequences to us and the holders of the notes, including among other things,

  •
  cause us to be unable to satisfy our obligations under our existing or new debt agreements;

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  make us more vulnerable to adverse general economic and industry conditions;

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  make it difficult to fund future working capital, land purchases, acquisitions, general corporate purposes or other purposes; and

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  cause us to be limited in our flexibility in planning for, or reacting to, changes in our business.

        In addition, subject to restrictions in our existing debt instruments and the indenture governing the notes, we may incur additional indebtedness. In particular, as of June 30, 2006, we had available borrowings of approximately $769.9 million under our revolving credit facility. If new debt is added to our current debt levels, the related risks that we now face could intensify. Our growth plans and our ability to make payments of principal or interest on, or to refinance our indebtedness, including the notes, will depend on our future operating performance and our ability to enter into additional debt and/or equity financings. If we are unable to generate sufficient cash flows in the future to service our debt, we may be required to refinance all or a portion of our existing debt, including the notes, to sell assets or to obtain additional financing. We may not be able to do any of the foregoing on terms acceptable to us, if at all.

We are subject to extensive government regulation which could cause us to incur significant liabilities or restrict our business activities.

        Regulatory requirements could cause us to incur significant liabilities and operating expenses and could restrict our business activities. We are subject to local, state and federal statutes and rules regulating, among other things, certain developmental matters, building and site design, and matters concerning the protection of health and the environment. Our operating expenses may be increased by governmental regulations such as building permit allocation ordinances and impact and other fees and taxes, which may be imposed to defray the cost of providing certain governmental services and improvements. Other governmental regulations, such as building moratoriums and "no growth" or "slow growth" initiatives, which may be adopted in communities which have developed rapidly, may cause delays in home projects or otherwise restrict our business activities resulting in reductions in our revenues. Any delay or refusal from government agencies to grant us necessary licenses, permits and approvals could have an adverse effect on our operations.

We may incur additional operating expenses due to compliance programs or fines, penalties and remediation costs pertaining to environmental regulations within our markets.

        We are subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. The particular environmental laws which apply to any given community vary greatly according to the community site, the site's environmental conditions and the present and former use of the site. Environmental laws may result in delays, may cause us to implement time consuming and expensive compliance programs and may prohibit or severely restrict development in certain environmentally sensitive regions or areas. From time to time, the United States Environmental Protection Agency and similar federal or state agencies review homebuilders' compliance with environmental laws and may levy fines and penalties for failure to strictly comply with applicable environmental laws or impose additional requirements for future compliance as a result of past failures. Any such actions taken with respect to us may increase our costs. Further, we expect that increasingly stringent requirements will be imposed on homebuilders in the future. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials such as lumber. Our projects in California are especially susceptible to restrictive government regulations and environmental laws.

We may be subject to significant potential liabilities as a result of construction defect, product liability and warranty claims made against us.

        As a homebuilder, we have been, and continue to be, subject to construction defect, product liability and home warranty claims, including moisture intrusion and related mold claims, arising in the ordinary course of business. These claims are common to the homebuilding industry and can be costly.

        We and certain of our subsidiaries have been, and continue to be, named as defendants in various construction defect claims, product liability claims, complaints and other legal actions that include claims related to moisture intrusion and mold. Furthermore, plaintiffs may in certain of these legal proceedings seek class action status with potential class sizes that vary from case to case. Class action lawsuits can be costly to defend, and if we were to lose any certified class action suit, it could result in substantial potential liability for us. We record reserves for such matters in accordance with accounting principles generally accepted in the United States of America (GAAP).

        With respect to certain general liability exposures, including construction defect, moisture intrusion and related mold claims and product liability, interpretation of underlying current and future trends, assessment of claims and the related liability and reserve estimation process is highly judgmental due to the complex nature of these exposures, with each exposure exhibiting unique circumstances. Furthermore, once claims are asserted for construction defects, it is difficult to determine the extent to which the assertion of these claims will expand geographically. Although we have obtained insurance for construction defect claims, such policies may not be available or adequate to cover any liability for damages, the cost of repairs, and/or the expense of litigation surrounding current claims, and future claims may arise out of uninsurable events or circumstances not covered by insurance and not subject to effective indemnification agreements with our subcontractors.

Our operating expenses could increase if we are required to pay higher insurance premiums or litigation costs for claims involving construction defect and product liability claims, which could cause our net income to decline.

        The costs of insuring against construction defect and product liability claims are high, and the amount and scope of coverage offered by insurance companies is currently limited. This coverage may be further restricted and may become more costly.

        Increasingly in recent years, lawsuits (including class action lawsuits) have been filed against builders, asserting claims of personal injury and property damage caused by the presence of mold in residential dwellings. Our insurance may not cover all of the claims, including personal injury claims, arising from the presence of mold, or such coverage may become prohibitively expensive. If we are not able to obtain adequate insurance against these claims, we may experience losses that could reduce our net income and restrict our cash flow available to service debt.

        Historically, builders have recovered from subcontractors and their insurance carriers a significant portion of the construction defect liabilities and costs of defense that the builders have incurred.

Insurance coverage available to subcontractors for construction defects is becoming increasingly expensive, and the scope of coverage is restricted. If we cannot effectively recover from our subcontractors or their carriers, we may suffer greater losses which could decrease our net income.

        Builders' ability to recover against any available insurance policy depends upon the continued solvency and financial strength of the insurance carrier that issued the policy. Many of the states in which we build homes have lengthy statutes of limitations applicable to claims for construction defects. To the extent that any carrier providing insurance coverage to us or our subcontractors becomes insolvent or experiences financial difficulty in the future, we may be unable to recover on those policies, and our net income may decline.

We are dependent on the services of certain key employees, and the loss of their services could hurt our business.

        Our future success depends upon our ability to attract, train, assimilate and retain skilled personnel. If we are unable to retain our key employees or attract, train, assimilate or retain other skilled personnel in the future, it could hinder our business strategy and impose additional costs of identifying and training new individuals. Competition for qualified personnel in all of our operating markets is intense. A significant increase in the number of our active projects would necessitate the hiring of a significant number of additional construction managers, who are in short supply in our markets.

We are dependent on the continued availability and satisfactory performance of our subcontractors, which, if unavailable, could have a material adverse effect on our business.

        We conduct our construction operations only as a general contractor. Virtually all construction work is performed by unaffiliated third-party subcontractors. As a consequence, we depend on the continued availability of and satisfactory performance by these subcontractors for the construction of our homes. There may not be sufficient availability of and satisfactory performance by these unaffiliated third-party subcontractors in the markets in which we operate. In addition, inadequate subcontractor resources could have a material adverse effect on our business.

We experience fluctuations and variability in our operating results on a quarterly basis and, as a result, our historical performance may not be a meaningful indicator of future results.

        Our operating results in a future quarter or quarters may fall below expectations of securities analysts or investors and, as a result, the market value of the notes may fluctuate. While we have reported positive annual net income for each of the past five fiscal years, we historically have experienced, and expect to continue to experience, variability in home sales and net earnings on a quarterly basis. As a result of such variability, our historical performance may not be a meaningful indicator of future results. Our quarterly results of operations may continue to fluctuate in the future as a result of a variety of both national and local factors, including, among others:

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  the timing of home closings and land sales;

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  our ability to continue to acquire additional land or secure option contracts to acquire land on acceptable terms;

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  conditions of the real estate market in areas where we operate and of the general economy;

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  raw material and labor shortages;

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  seasonal homebuying patterns; and

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  other changes in operating expenses, including the cost of labor and raw materials, personnel and general economic conditions.

The occurrence of natural disasters could increase our operating expenses and reduce our revenues and cash flows.

        The climates and geology of many of the states in which we operate, including California, Florida, Georgia, North Carolina, South Carolina, Tennessee and Texas, present increased risks of natural disasters. To the extent that hurricanes, severe storms, earthquakes, droughts, floods, wildfires or other natural disasters or similar events occur, our homes under construction or our building lots in such states could be damaged or destroyed, which may result in losses exceeding our insurance coverage. Any of these events could increase our operating expenses, impair our cash flows and reduce our revenues, which could, in turn, negatively affect the market price of our securities.

Future terrorist attacks against the United States or increased domestic or international instability could have an adverse effect on our operations.

        Adverse developments in the war on terrorism, future terrorist attacks against the United States, or any outbreak or escalation of hostilities between the United States and any foreign power, including the armed conflict with Iraq, may cause disruption to the economy, our company, our employees and our customers, which could adversely affect our revenues, operating expenses, and financial condition.

Risks Related to the Notes, the Offering and the Exchange

We may be unable to generate sufficient cash to service our debt obligations and make payments on the notes.

        Our ability to pay our expenses and to pay the principal of and interest on the notes and our other debt depends on our ability to generate positive cash flows in the future. Our operations may not generate cash flows in an amount sufficient to enable us to pay the principal of and interest on our debt (including the notes) or to fund other liquidity needs.

        Our annual debt service obligations vary from year to year, principally due to the variable interest rates on our credit facility and our level of borrowings under the credit facility. As of June 30, 2006, our annual debt service obligations were approximately $195.8 million. Furthermore, on June 15, 2011 and June 15, 2014 the holders of our $180.0 million principal amount of 4 5/8% Convertible Senior Notes due 2024 have the right to require us to purchase those notes for cash at a purchase price equal to 100% of the principal amount of those notes plus accrued and unpaid interest.

        If we do not have sufficient cash flows from operations, we may be required to incur additional indebtedness, refinance all or part of our existing debt (including the notes) or sell assets. Our ability to borrow funds under our credit facility in the future will depend on our meeting the financial covenants in such credit facility, and sufficient borrowings may not be available to us. In addition, the terms of existing or future debt agreements may restrict us from effecting any of these alternatives. Any inability to generate sufficient cash flows or refinance our debt on favorable terms could significantly adversely affect our financial condition, the value of the notes and our ability to pay the principal of and interest on our debt, including the notes.

We may be unable to meet our debt service obligations, including under the notes, if our subsidiaries are unable to make distributions to us.

        We are a holding company and conduct all of our operations through our subsidiaries. Our ability to meet our debt service obligations depends upon our receipt of dividends from our subsidiaries. Subject to the restrictions contained in the indenture governing the notes and our other outstanding debt, future borrowings by our subsidiaries could contain restrictions or prohibitions on the payment of dividends by our subsidiaries to us. In addition, under applicable law, our subsidiaries could be limited in the amounts that they are permitted to pay us as dividends on their capital stock.

Our indentures and our other debt instruments impose significant operating and financial restrictions which may limit our ability to operate our business.

        The indentures for the notes and our other outstanding notes and other debt instruments impose significant operating and financial restrictions on us. These restrictions will limit our ability to, among other things:

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  borrow money;

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  pay dividends or make distributions on, or purchase or redeem, stock;

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  make investments and extend credit;

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  engage in transactions with our affiliates;

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  consummate certain asset sales;

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  consolidate or merge with another entity or sell, transfer, lease, or otherwise dispose of all or substantially all of our assets; and

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  create liens on our assets.

        We cannot assure you that these covenants will not adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities.

        In addition, the indentures governing the notes and other outstanding notes and our other debt instruments require us to maintain specified financial ratios and satisfy certain financial condition tests which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives in order to avoid an event of default. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure you that we will meet those tests or that any failure to meet those tests will be waived. A breach of any of these covenants or our inability to maintain the required financial ratios could result in a default under the related indebtedness. If a default occurs, some or all of our outstanding debt, together with accrued interest and other fees, could be declared immediately due and payable.

If a court voids the guarantees or finds them unenforceable, note holders may only submit creditor claims against us and any subsidiary guarantors whose obligations are not set aside.

        The notes are guaranteed by all of our existing and future subsidiaries (other than certain of our title and warranty subsidiaries) that are significant. The guarantee of any particular subsidiary guarantor may be subject to review and possible avoidance under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance and fraudulent transfer laws if a bankruptcy or reorganization case is commenced by or against such subsidiary guarantor or a lawsuit is commenced or a judgment is obtained by an unpaid creditor of such subsidiary guarantor. If a guarantee is voided as a fraudulent conveyance or fraudulent transfer or found to be unenforceable for any other reason, you will not have a claim against that subsidiary guarantor and will only be a creditor of ours or any subsidiary guarantor whose obligation was not set aside or found to be unenforceable.

The notes are unsecured and effectively subordinated to any secured indebtedness that we or the subsidiary guarantors may incur, which means note holders may recover less than the lenders of secured debt in the event of our bankruptcy or liquidation.

        The notes are our unsecured obligations. While we and the subsidiary guarantors currently do not have any material secured debt, the indenture governing the notes does not restrict our or our subsidiaries' ability to incur debt or to secure indebtedness without equally and ratably securing the notes. If we become insolvent or are liquidated, or if payment under any of our secured debt obligations is accelerated, our secured lenders would be entitled to exercise the remedies available to a secured lender under collateral before the holders of the notes. As a result, the notes will be effectively subordinated to any secured indebtedness we may incur in the future to the extent of the value of the assets securing that indebtedness, and the holders of the notes may recover ratably less than the lenders of our secured debt in the event of our bankruptcy or liquidation. In addition, guarantees of the subsidiary guarantors will also be unsecured. Any secured indebtedness that these subsidiaries may incur will similarly be effectively senior to such guarantee obligations.

There is no established trading market for the new notes, which means there are uncertainties regarding the ability of a holder to dispose of the new notes and the potential sale price.

        The new notes will constitute a new issue of securities and there is no established trading market for the new notes, which means you may be unable to sell your notes at a particular time and the prices that you receive when you sell your notes might not be favorable. We do not intend to apply for the new notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation systems. The initial purchasers of the original notes have advised us that they intends to make a market in the new notes, but they are not obligated to do so. The initial purchasers may discontinue any market making in the new notes at any time, in their sole discretion. As a result, an active trading market for the new notes may not develop.

        The trading market for the new notes or, in the case of any holders of original notes that do not exchange them, the trading market for the original notes following the offer to exchange the original notes for the new notes, may not be liquid. Future trading prices of the notes will depend on many factors, including

  •
  our operating performance and financial condition;

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  our ability to complete the offer to exchange the original notes for the new notes; and

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  the market for similar securities.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the new notes will be subject to disruptions, which could reduce the market price of our securities.

We may not be able to satisfy our obligations to holders of the notes upon a change of control.

        Upon the occurrence of a "change of control," as defined in the indenture related to the notes, each holder of notes will have the right to require us to purchase the notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest as of the date of repurchase. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture, which would in turn be a default under our credit facility. In addition, the indentures governing our 8 3/8% Senior Notes due 2011, our 8 3/8% Senior Notes due 2012, our 6 1/2% Senior Notes due 2013 and our 6 7/8% Senior Notes due 2015 also require us to purchase such notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest upon the occurrence of a change of control. Under the indenture governing our 4 5/8% Convertible Senior Notes due 2024, the holders of those notes may require us to purchase such notes at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest upon the occurrence of a change of control. Furthermore, a change of control may constitute an event of default under our credit facility. A default under our credit facility would result in an event of default under the indenture if the lenders were to accelerate the debt under our credit facility.

        If a change of control occurs, we may not have enough assets to satisfy all obligations under the indenture related to the notes and our other debt instruments. The source of funds for any purchase of notes pursuant to a change of control will be our available cash or cash generated from our operations or other sources, including borrowings, sales of assets or sales of equity. If we did not have sufficient cash on hand, we could seek to refinance the indebtedness under our credit facility, the notes and our other outstanding notes or obtain a waiver from the lenders. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all. In addition, the terms of our credit facility limit our ability to purchase the notes in those circumstances and any of our future debt agreements may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase all of the notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change in control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our credit facility will not allow such repurchase.

We could enter into transactions that would not constitute a change of control giving rise to an obligation to repurchase the notes, but that could substantially increase the amount of our indebtedness.

        The holders of notes have limited rights to require us to purchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring unless such transaction results in a "change of control" as such term is defined in the indenture governing the notes. Consequently, the change of control provisions of the indenture may not afford the holders of the notes any protection in a highly leveraged transaction, including a transaction initiated by us, if the transaction does not result in a change of control or otherwise result in an event of default under the indenture. Such transactions could affect our capital structure or credit ratings or otherwise adversely affect the holders of the notes by affecting the value of the notes or the note holders' access to our and our subsidiaries' assets for repayment.

Note holders may not be entitled to require us to repurchase the notes in connection with certain transactions because the term "all or substantially all" in the context of a change of control has no clearly established meaning under the relevant law.

        One of the ways a change of control can occur under the indenture governing the notes is upon a sale of all or substantially all of our assets. The meaning of the phrase "all or substantially all" as used in that definition varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under applicable law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear whether a change of control has occurred and whether you have the right to require us to repurchase the notes.

If you fail to exchange your original notes, you will face restrictions that will make the sale or transfer of your original notes more difficult.

        If you do not exchange your original notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from those requirements. We do not intend to register the original notes under the Securities Act. To the extent other original notes are tendered and accepted in the exchange offer and you elect not to exchange your original notes, the trading market, if any, for your original notes would be adversely affected because your original notes will be less liquid than the new notes. See "The Exchange Offer-Consequences of Failure to Exchange."

Some holders that exchange their original notes may be required to comply with registration and prospectus delivery requirements in connection with the sale or transfer of their new notes.

        If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. If you are required to comply with the registration and prospectus delivery requirements, then you may face additional burdens on the transfer of your notes and could incur liability for failure to comply with applicable requirements.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that that the results described in this prospectus will not be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as "estimate," "project," "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will," "goal," "target" or other similar words or phrases. All forward-looking statements are based upon information available to us on the date of this prospectus. Except as may be required under applicable law, we do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, the matters discussed in this prospectus in the sections captioned: "Summary" and "Risk Factors." Additional information about factors that could lead to material changes in performance is contained in our filings with the Securities and Exchange Commission, referred to in this prospectus as the SEC. Such factors may include:

  •
  economic changes nationally or in our local markets;

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  volatility of mortgage interest rates and inflation;

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  increased competition;

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  shortages of skilled labor or raw materials used in the production of houses;

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  increased prices for labor, land and raw materials used in the production of houses;

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  increased land development costs on projects under development;

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  the cost and availability of insurance, including the availability of insurance for the presence of mold;

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  the impact of construction defect and home warranty claims;

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  a material failure on the part of Trinity Homes LLC to satisfy the conditions of the class action settlement agreement;

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  any delays in reacting to changing consumer preference in home design;

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  terrorist acts and other acts of war;

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  changes in consumer confidence;

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  delays or difficulties in implementing initiatives to reduce our production and overhead cost structure;

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  delays in land development or home construction resulting from adverse weather conditions;

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  potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies and possible penalties for failure to comply with such laws, regulations and governmental policies;

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  changes in accounting policies, standards, guidelines or principles, as may be adopted by regulatory agencies as well as the Financial Accounting Standards Board;

  •
  the failure of our improvement plan for the Midwest and strategies to broaden target price points and lessen dependence on the entry-level segment in certain markets to achieve desired results; or

  •
  other factors over which we have little or no control.

        Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors.

THE EXCHANGE OFFER

Terms of the Exchange Offer

  Purpose of the Exchange Offer

        We sold $275,000,000 in principal amount of the original notes on June 1, 2006, in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the original notes subsequently resold the original notes to qualified institutional buyers in reliance on Rule 144A and under Regulation S under the Securities Act.

        In connection with the sale of original notes to the initial purchasers pursuant to a purchase agreement, dated June 1, 2006, among us and the initial purchasers named therein, the holders of the original notes became entitled to the benefits of a registration rights agreement dated June 6, 2006 among us, the guarantors named therein and the initial purchasers named therein.

        The registration rights agreement provides that:

  •
  Beazer Homes will file an exchange offer registration statement with the SEC;

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  Beazer Homes will use its commercially reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act of 1933;

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  Unless the exchange offer would not be permitted by applicable law or SEC policy, Beazer Homes will use its commercially reasonable efforts to, on or prior to 210 days after June 6, 2006, complete the exchange of the new notes for all original notes tendered prior thereto in the exchange offer; and

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  Beazer Homes will keep the registered exchange offer open for not less than 20 business days (or longer if required by applicable law or otherwise extended by Beazer Homes, at its option) after the date notice of the registered exchange offer is mailed to the holders of the original notes.

        The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the registration rights agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders of original notes known to us.

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all original notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer.

        Based on no-action letters issued by the staff of the SEC to third parties we believe that holders of the new notes issued in exchange for original notes may offer for resale, resell and otherwise transfer the new notes, other than any holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true as long as the new notes are acquired in the ordinary course of the holder's business, the holder has no arrangement or understanding with any person to participate in the distribution of the new notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes. A broker-dealer that acquired original notes directly from us cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution" for additional information.

        We will accept validly tendered original notes promptly following the expiration of the tender offer by giving oral or written notice of the acceptance of such notes to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving the new notes from the issuer and delivering new notes to such holders.

        If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under "Conditions" without waiver by us, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder of any such original notes promptly after the expiration date.

        Holders of original notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes, pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See "Fees and Expenses."

  Shelf Registration Statement

        Pursuant to the registration rights agreement, we have agreed to file a shelf registration statement if:

  •
  Beazer Homes is not permitted to file the exchange offer registration statement or consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy,

  •
  the exchange offer is not consummated within 210 days after the issue date of the original notes,

  •
  any holder (other than the initial purchasers) is prohibited by law or the applicable interpretations of the SEC from participating in the exchange offer,

  •
  in the case of any holder that participates in the exchange offer, such holder does not receive new notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours),

  •
  the initial purchasers so request with respect to original notes that have, or that are reasonably likely to be determined to have, the status of unsold allotments in an initial distribution, or

  •
  the initial purchasers of the original notes request that we file such a shelf registration with respect to original notes not eligible to be exchanged for new notes in the registered exchange offer or, in the case of any initial purchasers that participates in any registered exchange offer, such initial purchasers does not receive freely tradable exchange securities.

        A holder that sells original notes pursuant to the shelf registration statement generally must be named as a selling securityholder in the related prospectus and must deliver a prospectus to purchasers, because a seller will be subject to civil liability provisions under the Securities Act in connection with these sales. A seller of the original notes also will be bound by applicable provisions of the applicable registration rights agreement, including indemnification obligations. In addition, each holder of original notes must deliver information to be used in connection with the shelf registration statement and provide comments on the shelf registration statement in order to have its original notes included in the shelf registration statement and benefit from the provisions regarding any liquidated damages in the registration rights agreement.

        We have agreed to file a shelf registration statement with the SEC as promptly as practicable, but in no event more than 45 days after being so required, and thereafter use our reasonable best efforts to cause a shelf registration statement to be declared effective by the SEC within 90 days after being so required (provided that in no event shall such effectiveness be required prior to 210 days following the issue date of the original notes). In addition, we agreed to use our commercially reasonable efforts to keep that shelf registration statement continually effective, supplemented and amended for a period of two years following the date the shelf registration statement is declared effective (or for a period of one year from the date the shelf registration statement is declared effective and such shelf registration statement is filed at the request of the initial purchasers), or such shorter period which terminates when all notes covered by that shelf registration statement have been sold under it.

  Additional Interest in Certain Circumstances

        If any of the following, each a "registration default," occurs:

  •
  the exchange offer is not completed on or before the 210th calendar day following the issue date of the original notes or, if that day is not a business day, then the next succeeding day that is a business day; or

  •
  the shelf registration statement is required to be filed but is not filed or declared effective within the time periods required by the registration rights agreement or is declared effective but thereafter ceases to be effective or usable (subject to certain exceptions), the interest rate borne by the notes as to which the registration default has occurred will be increased by 0.25% per annum upon the occurrence of a registration default. This rate will continue to increase by 0.25% each 90-day period that the liquidated damages (as defined below) continue to accrue under any such circumstance. However, the maximum total increase in the interest rate will in no event exceed one percent (1.0%) per year. We refer to this increase in the interest rate on the notes as "liquidated damages." Such interest is payable in addition to any other interest payable from time to time with respect to the notes in cash on each interest payment date to the holders of record for such interest payment date. After the cure of registration defaults, the accrual of liquidated damages will stop and the interest rate will revert to the original rate.

        Under certain circumstances, we may delay the filing or the effectiveness of the exchange offer or the shelf registration and shall not be required to maintain its effectiveness or amend or supplement it for a period of up to 60 days during any 12-month period. Any delay period will not alter our obligation to pay liquidated damages with respect to a registration default.

        The sole remedy available to the holders of the original notes will be the immediate increase in the interest rate on the original notes as described above. Any amounts of additional interest due as described above will be payable in cash on the same interest payment dates as the original notes.

  Expiration Date; Extensions; Amendment

        We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the original notes. The term "expiration date" means the expiration date set forth on the cover page of this prospectus, unless we extend the exchange offer, in which case the term "expiration date" means the latest date to which the exchange offer is extended.

        In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will issue a public announcement of the extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right

  •
  to delay accepting any original notes and to extend the exchange offer or to terminate the exchange offer and not accept original notes not previously accepted if any of the conditions set forth under "Conditions" shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

  •
  to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the original notes. (We are required to extend the offering period for certain types of changes in the terms of the exchange offer, for example, a change in the consideration offered or percentage of original notes sought for tender.)

        All conditions set forth under "Conditions" must be satisfied or waived prior to the expiration date.

        Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the original notes of such amendment. In the event of a material change in the exchange offer, including the waiver of a material condition by us, we will extend the exchange offer, if necessary, so that at least five business days remain prior to the expiration date following the notice of the material change.

        Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.

Exchange Offer Procedures

        To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures on the letter of transmittal guaranteed if required by instruction 2 of the letter of transmittal, and mail or otherwise deliver the letter of transmittal or such facsimile or an agent's message in connection with a book entry transfer, together with the original notes and any other required documents. To be validly tendered, such documents must reach the exchange agent before 5:00 p.m., New York City time, on the expiration date. Delivery of the original notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

        The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent, forming a part of a confirmation of a book-entry transfer, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the original notes that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

        The tender by a holder of original notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

        Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

        The method of delivery of original notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent before 5:00 p.m., New York City time, on the expiration date. No letter of transmittal or original notes should be sent to us.

        Only a holder of original notes may tender original notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name original notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

        Any beneficial holder whose original notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such registered holder must, prior to completing and executing the letter of transmittal and delivering its original notes, either make appropriate arrangements to register ownership of the original notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, unless the original notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

  •
  for the account of an eligible guarantor institution.

        In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by an eligible guarantor institution.

        If a letter of transmittal is signed by a person other than the registered holder of any original notes listed therein, such original notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the original notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the original notes.

        If a letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority so to act must be submitted with such letter of transmittal.

        All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of our counsel, would be unlawful. We also reserve the absolute right to waive any irregularities or defects as to the original notes. If we waive any condition of the notes for any note holder, we will waive such condition for all note holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of original notes without cost to such holder, unless otherwise provided in the relevant letter of transmittal, promptly following the expiration date.

        In addition, we reserve the absolute right in our sole discretion to:

  •
  purchase or make offers for any original notes that remain outstanding subsequent to the expiration date or, as set forth under "Conditions," to terminate the exchange offer in accordance with the terms of the registration rights agreement; and

  •
  to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise.

        The terms of any such purchases or offers may differ from the terms of the exchange offer.

        By tendering, each holder will represent to us that, among other things:

  •
  such holder or other person is not our "affiliate," as defined under Rule 405 of the Securities Act, or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

  •
  the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder or other person,

  •
  neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such new notes in violation of the Securities Act, and

  •
  if such holder is not a broker-dealer, neither such holder nor such other person is engaged in or intends to engage in a distribution of the new notes.

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at The Depository Trust Company for the purpose of facilitating the exchange offer, and subject to the establishment of such accounts, any financial institution that is a participant in The Depository Trust Company's system may make book-entry delivery of original notes by causing The Depository Trust Company to transfer such original notes into the exchange agent's account with respect to the original notes in accordance with The Depository Trust Company's procedures for such transfer. Although delivery of the original notes may be effected through book-entry transfer into the exchange agent's account at The Depository Trust Company, a letter of transmittal properly completed and duly executed with any required signature guarantee, or an agent's message in lieu of a letter of transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

        Holders who wish to tender their original notes and

  •
  whose original notes are not immediately available; or

  •
  who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer; or

  •
  who cannot complete the procedures for delivery by book-entry transfer prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, may effect a tender if:

  •
  the tender is made by or through an "eligible guarantor institution";

  •
  prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, the exchange agent receives from such "eligible guarantor institution" a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the original notes, the certificate number or numbers of such original notes and the principal amount of original notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, a letter of transmittal, or facsimile thereof or agent's message in lieu of such letter of transmittal, together with the certificate(s) representing the original notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  a properly completed and duly executed letter of transmittal (or facsimile thereof) together with the certificate(s) representing all tendered original notes in proper form for transfer or an agent's message in the case of delivery by book-entry transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        To withdraw a tender of original notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the depositor, who is the person having deposited the original notes to be withdrawn;

  •
  identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes or, in the case of original notes transferred by book-entry transfer, the name and number of the account at The Depository Trust Company to be credited;

  •
  be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the original notes register the transfer of such original notes into the name of the depositor withdrawing the tender; and

  •
  specify the name in which any such original notes are to be registered, if different from that of the depositor.

All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to the original notes withdrawn unless the original notes so withdrawn are validly retendered. Any original notes which have been tendered but which are not accepted for exchange will be returned to its holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described above under "Exchange Offer Procedures" at any time prior to the expiration date.

Conditions

        Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange, any new notes for any original notes, and may terminate or amend the exchange offer before the expiration date, if:

  •
  in the opinion of our counsel, the exchange offer or any part thereof contemplated herein violates any applicable law or interpretation of the staff of the SEC;

  •
  any action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or any material adverse development shall have occurred in any such action or proceeding with respect to us;

  •
  any governmental approval has not been obtained, which approval we shall deem necessary for the consummation of the exchange offer as contemplated hereby;

  •
  any cessation of trading on any securities exchange, or any banking moratorium, shall have occurred, as a result of which we are unable to proceed with the exchange offer; or

  •
  a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement or proceedings shall have been initiated or, to our knowledge, threatened for that purpose.

        If any of the foregoing conditions exist, we may, in our reasonable discretion

  •
  refuse to accept any original notes and return all tendered original notes to the tendering holders;

  •
  extend the exchange offer and retain all original notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered such original notes to withdraw their tendered original notes; or

  •
  waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered original notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend the exchange offer, if necessary, so that at least five business days remain prior to the expiration date following the date of the prospectus supplement.

Exchange Agent

        We have appointed U.S. Bank National Association as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to U.S. Bank National Association addressed as follows:

By Mail, Overnight Courier or Hand Delivery:
U.S. Bank National Association
60 Livingston Avenue
EP-MN-WS2N
St. Paul, MN 55107
Attention: Specialized Finance Department
Reference: Beazer Homes USA, Inc. Exchange

By Facsimile:
(651) 495-8158
Attention: Specialized Finance Department
Reference: Beazer Homes USA, Inc. Exchange

To Confirm by Telephone or for Information:
(800) 934-6802
Reference: Beazer Homes USA, Inc. Exchange

        U.S. Bank National Association is the trustee under the indenture governing the original notes and the new notes.

Fees and Expenses

        We will pay the expenses of soliciting original notes for exchange. The principal solicitation is being made by mail by U.S. Bank National Association as exchange agent. However, additional solicitations may be made by telephone, facsimile or in person by our officers and regular employees and our affiliates and by persons so engaged by the exchange agent.

        We will pay U.S. Bank National Association as exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses.

        We will pay all transfer taxes, if any, applicable to the exchange of the original notes in connection with the exchange offer. If, however, certificates representing the new notes or the original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered, or if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the original notes in this exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder.

Accounting Treatment

        The new notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the original notes will be amortized over the term of the new notes.

Consequences of Failure to Exchange

        Holders of original notes who are eligible to participate in the exchange offer but who do not tender their original notes will not have any further registration rights, and their original notes will continue to be subject to restrictions on transfer of the original notes as described in the legend on the original notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Regulatory Approvals

        We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Other

        Participation in the exchange offer is voluntary and holders of original notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

        Neither our affiliates nor the affiliates of the guarantors have any interest, direct or indirect, in the exchange offer.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations to register an exchange offer of the new notes for the original notes required by the registration rights agreement entered into in connection with the offering of the original notes. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes, we will receive the outstanding original notes in like principal amount, the terms of which are identical in all material respects to the terms of the new notes, except as otherwise described herein. The original notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued.

        The net proceeds from the sale of the original notes after deducting debt issuance costs were approximately $272.0 million. The net proceeds that we received from the sale of the original notes were used to repay amounts outstanding under our unsecured revolving credit facility.

CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2006. This table should be read in conjunction with our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.

As of June 30, 2006
($ in thousands)
Debt:
Revolving credit facility(1)	$20,000
Warehouse line of credit	31,811
8 5/8% Senior Notes due 2011 (net of discount of $804)	199,196
8 3/8% Senior Notes due 2012	350,000
6 1/2% Senior Notes due 2013	200,000
4 5/8% Convertible Senior Notes due 2024	180,000
6 7/8% Senior Notes due 2015 (net of discount of $2,962)	347,038
8 1/8% Senior Notes due 2016	275,000
Junior Subordinated Notes due 2036	103,093
Other notes	85,765

Total Debt	$1,791,903

Stockholders' equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized and no shares issued and outstanding	$—
Common stock, $.001 par value; 80,000,000 shares authorized; 42,242,291 shares issued and 39,388,303 shares outstanding(2)	42
Additional paid-in capital	522,709
Retained earnings	1,274,979
Treasury stock (2,853,988 shares)	(166,666)

Total stockholders' equity	$1,631,064

Total capitalization	$3,422,967

(1)
As of June 30, 2006, we had available borrowings of $769.9 million under our revolving credit facility.

(2)
Excludes an aggregate of 1,114,705 shares of our common stock reserved for outstanding options and restricted stock units under our Amended and Restated 1994 Stock Incentive Plan, Amended and Restated 1999 Stock Incentive Plan and our Non-Employee Director Stock Option Plan.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

        The selected consolidated financial and operating data set forth below as of and for each of the five years ended September 30, 2001, 2002, 2003, 2004 and 2005 are derived from our audited consolidated financial statements. Our selected consolidated financial and operating data set forth below as of and for the nine months ended June 30, 2005 and 2006 are derived from our unaudited condensed consolidated financial statements. These historical results are not necessarily indicative of the results to be expected in the future. You should also read our historical financial statements and related notes in our annual report on Form 10-K/A for the years ended September 30, 2003, 2004 and 2005 and our quarterly report on Form 10-Q for the quarter ended June 30, 2006 as well as the consolidated financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Fiscal Year Ended September 30,										Nine Months Ended June 30,
	2001		2002		2003		2004		2005		2005		2006
	(in thousands, except per share amounts)
Statement of Operations Data:
Total revenue	$1,805,177		$2,641,173		$3,177,408		$3,907,109		$4,995,353		$3,181,302		$3,578,245
Operating income before goodwill impairment(i)	121,027		193,174		279,155		377,935		617,153		361,636		460,349
Goodwill impairment(i)	—		—		—		—		130,235		130,235		—

Operating income(i)	121,027		193,174		279,155		377,935		486,918		231,401		460,349
Net income(i)	74,876		122,634		172,745		235,811		262,524		98,100		296,888
Net income per common share:
Basic(i),(ii)	3.06		3.88		4.47		5.91		6.49		2.43		7.37
Diluted(i),(ii)	2.73		3.58		4.26		5.59		5.87		2.24		6.70
Dividends paid per common share	—		—		—		0.13		0.33		0.23		0.30
Operating Data:
Number of new orders, net of cancellations	10,039		13,610		16,316		17,481		18,923		13,986		12,474
Backlog at end of period(iii)	3,977		6,519		7,426		8,456		9,233		10,635		9,449
Number of closings(iv)	9,059		13,603		15,409		16,451		18,146		11,807		12,258
Average sales price per home closed	$195.30		$190.80		$201.30		$232.20		$271.30		$264.80		$285.20
Balance Sheet Data (end of period):
Cash	$41,678		$124,989		$73,372		$320,880		$297,098		$8,098		$24,366
Inventory	844,737		1,364,133		1,723,483		2,344,095		2,901,165		2,986,994		3,752,862
Total assets(i)	998,456		1,902,319		2,219,407		3,163,030		3,770,516		3,483,091		4,383,609
Total debt	398,405		748,572		748,738		1,150,972		1,321,936		1,265,924		1,791,903
Stockholders' equity	351,195		799,515		993,695		1,232,121		1,504,688		1,333,879		1,631,064
Supplemental Financial Data:
Cash (used in)/provided by:
Operating activities	$(25,578)		$59,464		$(41,049)		$(73,719)		$(84,263)		$(414,377)		$(578,428)
Investing activities	(72,835)		(314,633)		(6,552)		(30,476)		(48,470)		(42,971)		(50,195)
Financing activities	140,091		338,480		(4,016)		351,703		108,951		144,566		355,891
EBIT(v)	155,983		245,060		340,980		452,774		581,722		294,418		529,111
EBITDA(v)	165,236		254,513		354,200		468,529		602,896		309,729		548,208
Interest incurred(vi)	35,825		51,171		65,295		76,035		89,678		64,269		85,195
EBIT/interest incurred(v)(vi)	4.35	x	4.79	x	5.22	x	5.95	x	6.49	x	4.58	x	6.21	x
EBITDA/interest incurred(v)(vi)	4.61	x	4.97	x	5.42	x	6.16	x	6.72	x	4.82	x	6.43	x
Ratio of earnings to fixed charges(vii)	4.14	x	4.57	x	4.98	x	5.67	x	6.17	x	4.37	x	5.85	x
Financial Statistics (viii):
Total debt as a percentage of total debt and stockholders' equity	53.1%		48.4%		43.0%		48.3%		46.8%		48.7%		52.3%
Asset turnover	2.13	x	1.82	x	1.54	x	1.45	x	1.44	x	1.36	x	1.37	x
EBIT margin	8.6%		9.3%		10.7%		11.6%		11.6%		9.3%		14.8%
Return on average assets (pre-tax)	18.4%		16.9%		16.5%		16.8%		16.8%		13.8%		20.8%
Return on average capital (pre-tax)	24.5%		21.3%		20.7%		21.9%		22.3%		18.3%		27.1%
Return on average equity	24.1%		21.3%		19.3%		21.2%		19.2%		14.4%		31.1%

(i)
Beazer Homes acquired Crossmann Communities effective April 17, 2002. In 2005, we recognized a non-cash, non-tax deductible goodwill impairment charge of $130.2 million associated with this acquisition. 2005 operating income, net income and earnings per share include the impact of this impairment charge. In addition to the results above reported in accordance with GAAP, we have provided operating income before goodwill impairment above, a non-GAAP financial measure. Adjusted net income and adjusted earnings per share, which exclude the effects of the non-cash goodwill impairment charge recorded during fiscal year 2005 and are non-GAAP financial measures, were $392.8 million and $8.72 per share, respectively. Management believes that these adjusted financial results are useful to both management and investors in the analysis of the Company's financial performance when comparing it to prior periods and that they provide investors with an important perspective on the current underlying operating performance of the business by isolating the impact of a non-cash adjustment related to a prior acquisition. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measure, is provided below for fiscal year 2005 and the nine months ended June 30, 2005:

	Year Ended September 30, 2005	Nine Months Ended June 30, 2005
	(in thousands, except per share data)
Operating income	$486,918	$231,401
Goodwill impairment	130,235	130,235

Operating income before goodwill impairment	$617,153	$361,636

Net income	$262,524	$98,100
Goodwill impairment	130,235	130,235

Adjusted net income	$392,759	$228,335

EPS, diluted	$5.87	$2.24
Goodwill impairment	2.85	2.86

Adjusted EPS	$8.72	$5.10

(ii)
In October 2004, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board ("FASB") ratified the consensus on EITF Issue No. 04-8: "The Effect of Contingently Convertible Debt on Diluted Earnings Per Share." EITF 04-8 requires that shares issuable upon conversion of contingently convertible debt instruments ("Co-Co's") be included in diluted EPS computations using the "if-converted method" regardless of whether the issuer's stock price exceeds the contingent conversion price. Per share amounts have been retroactively adjusted to reflect the Company's March 2005 three-for-one stock split and the Company's adoption of EITF 04-8, as applicable.

(iii)
A home is included in "backlog" after a sales contract is executed and prior to the transfer of title to the purchaser. Because the closings of pending sales contracts are subject to contingencies, it is possible that homes in backlog will not result in closings.

(iv)
A home is included in "closings" when title is transferred to the buyer. Sales and cost of sales for a house are generally recognized at the date of closing. In situations where the buyer's financing is originated by Beazer Mortgage and the buyer has not made a sufficient down payment as prescribed in Statement of Financial Accounting Standards No. 66, the revenue and gross profit on such sale is deferred until the sale of the related mortgage loan to a third-party investor has been completed.

(v)
EBIT and EBITDA: EBIT (earnings before interest and taxes) equals net income before (a) previously capitalized interest amortized to costs and expenses and (b) income taxes. EBITDA (earnings before interest, taxes, depreciation and amortization) is calculated by adding depreciation and amortization for the period to EBIT. EBIT and EBITDA are not GAAP financial measures. EBIT and EBITDA should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance, nor an alternative to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. Because some analysts and companies may not calculate EBIT and EBITDA in the same manner as Beazer Homes, the EBIT and EBITDA information presented above may not be comparable to similar presentations by others.

EBITDA is a measure commonly used in the homebuilding industry and is presented to assist readers in understanding the ability of our operations to generate cash in addition to the cash needed to service existing interest requirements and ongoing tax obligations. By providing a measure of available cash, management believes that this non-GAAP measure enables holders of our securities to better understand our cash performance and our ability to service our debt obligations as they currently exist and as additional indebtedness is incurred in the future. The measure is useful in budgeting and determining capital expenditure levels because it enables management to evaluate the amount of cash that will be available for discretionary spending. Adjusted EBITDA, which exclude the effects of the non-cash goodwill impairment charge recorded during fiscal year 2005, is also presented below. Management believes that these adjusted EBITDA results are useful to both management and investors in the analysis of the Company's financial performance when comparing it to prior periods and that they provide investors with an important perspective on the current underlying operating performance of the business by isolating the impact of a non-cash adjustment related to a prior acquisition.

A reconciliation of EBITDA and EBIT to cash used by operations, the most directly comparable GAAP measure, is provided below for each period presented:

	Fiscal Year Ended September 30,					Nine Months Ended June 30,
	2001	2002	2003	2004	2005	2005	2006
Net cash (used)/provided by operating activities	$(25,578)	$59,464	$(41,049)	$(73,719)	$(84,263)	$(414,377)	$(578,428)
Goodwill impairment charge	—	—	—	—	(130,235)	(130,235)	—
Increase in inventory	153,668	152,990	328,893	410,525	566,603	659,280	765,926
Provision for income taxes	47,872	79,425	112,784	150,764	236,810	141,438	171,435
Deferred income tax (provision) benefit	7,906	6,613	(87)	22,740	54,631	—	(32,418)
Interest amortized to cost of sales	33,235	43,001	55,451	66,199	82,388	54,880	60,788
(Increase)/decrease in accounts payable and other liabilities	(58,816)	(71,781)	(96,224)	(120,976)	(217,412)	(81,224)	137,290
Increase/(decrease) in accounts receivable and other assets	16,837	(4,348)	13,105	21,399	108,081	83,760	14,687
Earnings in joint ventures, net of income distributions	63	2,338	1,597	1,561	(823)	(2,514)	809
Loss on extinguishment of debt	(1,202)	—	(7,570)	—	—	—	—
Tax (expense) benefit from stock transactions	(3,837)	(12,235)	(11,502)	(8,127)	(11,551)	—	8,438
Other	(4,912)	(954)	(1,198)	(1,837)	(1,333)	(1,279)	(319)

EBITDA	165,236	254,513	354,200	468,529	602,896	309,729	548,208
Less depreciation and amortization	9,253	9,453	13,220	15,755	21,174	15,311	19,097

EBIT	$155,983	$245,060	$340,980	$452,774	$581,722	$294,418	$529,111

EBITDA	$165,236	$254,513	$354,200	$468,529	$602,896	$309,729	$548,208
Goodwill impairment	—	—	—	—	130,235	130,235	—

Adjusted EBITDA	$165,236	$254,513	$354,200	$468,529	$733,131	$439,964	$548,208

(vi)
All interest incurred is capitalized to inventory and subsequently amortized to cost of sales as homes are closed.

(vii)
Computed by dividing earnings by fixed charges. "Earnings" consist of (1) income before income taxes, (2) amortization of previously capitalized interest, (3) fixed charges, exclusive of capitalized interest cost and (4) distributed income of unconsolidated joint ventures less equity in income (loss) of unconsolidated joint ventures. "Fixed charges" consist of (1) interest incurred, (2) amortization of deferred loan costs and debt discount and (3) that portion of operating lease rental expense (33%) deemed to be representative of interest.

(viii)
Asset turnover = (total revenue divided by average total assets); EBIT margin = (EBIT divided by total revenues); Return on average assets = (EBIT divided by average total assets); Return on average capital = (EBIT divided by average total debt plus stockholders' equity); Return on average equity = (net income divided by average stockholders' equity). Excluding EBIT margin, the financial statistics for the Nine Months Ended June 30, 2005 and 2006 utilize a trailing twelve months of total revenue, EBIT and net income as applicable.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Homebuilding.    We design, sell and build single-family homes in the following geographic regions which are presented as our reportable segments. Those remaining homebuilding operations not separately reportable as segments are included in "Other":

West	Mid-Atlantic	Florida	Southeast	Other
Arizona	Delaware	Florida	Georgia	Colorado
California	Maryland		Nashville, TN	Indiana
Nevada	New Jersey		North Carolina	Kentucky
New Mexico	New York		South Carolina	Memphis, TN
	Pennsylvania			Mississippi
	Virginia			Ohio
	West Virginia			Texas

        We intend, subject to market conditions, to expand in our current markets through focused product expansion and price point diversification and to consider entering new markets either through expansion from existing markets or through acquisitions of established regional homebuilders. Our business strategy emphasizes further increasing our market penetration in those markets in which we currently operate most profitably, while continuously reviewing opportunities to curtail or limit investment in less profitable markets.

        Our homes are designed to appeal to homebuyers at various price points across various demographic segments, and are generally offered for sale in advance of their construction. Our objective is to provide our customers at each price-point with homes that incorporate exceptional value and quality while seeking to maximize our return on invested capital. To achieve this objective, we have developed a business strategy which focuses on geographic diversity and growth markets, leveraging our national brand, leveraging our size, scale and capabilities in order to optimize efficiencies and providing quality homes at various price points to meet the needs of diverse home buyers.

        Our product strategy entails addressing the needs of an increasingly diverse profile of buyers as evidenced by demographic trends including, among others, increased immigration, changing profiles of households, the aging of the baby-boomers, and the rise of the echo-boomers (children of the baby-boomers) into the ranks of homeownership. Our product offering is broken down into three product categories: economy, value and style.

        In addition, we also offer homes in all three categories to the 'active adult' market which are targeted to buyers over 55 years of age, in communities with special amenities. Within each product category, we seek to provide exceptional value and to ensure an enjoyable customer experience.

        Once a sales contract has been signed by both the homebuyer and Beazer Homes, we classify the transaction as a "new order" and include the home in "backlog." Such sales contracts are usually subject to certain contingencies such as the buyer's ability to qualify for financing. We do not recognize revenue on homes in backlog until the sales are closed and the risk of ownership has been transferred to the buyer.

        Crossmann Acquisition.    In April 2002, we acquired Crossmann Communities, Inc. ("Crossmann"). We have included Crossmann's operating results in our consolidated financial statements since April 1, 2002. The aggregate merger consideration we paid consisted of approximately 3.9 million shares (pre-split) of our common stock (valued at approximately $308.6 million) and $191.6 million in cash.

        Financial Services.    Recognizing the homebuyer's desire to simplify the financing process, we originate mortgages on behalf of our customers through our subsidiary Beazer Mortgage Corporation, or Beazer Mortgage. Beazer Mortgage originates, processes and brokers mortgages to third party investors. Beginning in the second quarter of fiscal year 2006, Beazer Mortgage finances certain of our mortgage lending activities under its warehouse line of credit or from general corporate funds prior to selling the loans and their servicing rights to third-party investors. We also provide title services to our customers in many of our markets.

        Ancillary Businesses.    We have established several businesses to support our core homebuilding operations. We operate design studios in the majority of our markets. Through design studios, homebuyers can choose non-structural upgrades and options for their new home. We will continue to evaluate opportunities to provide other ancillary services to our homebuyers.

        Critical Accounting Policies.    Some of our critical accounting policies require the use of judgment in their application or require estimates of inherently uncertain matters. Although our accounting policies are in compliance with accounting principles generally accepted in the United States of America, a change in the facts and circumstances of the underlying transactions could significantly change the application of the accounting policies and the resulting financial statement impact. Listed below are those policies that we believe are critical and require the use of complex judgment in their application.

Inventory Valuation

        Housing projects and land held for development and sale are stated at cost (including direct construction costs, capitalized indirect costs, capitalized interest and real estate taxes) unless facts and circumstances indicate that the carrying value of the assets may be impaired. We assess these assets for recoverability in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If these assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

        These evaluations for impairment are significantly impacted by estimates of revenues, costs and expenses and other factors. Due to uncertainties in the estimation process, it is reasonably possible that actual results could differ from those estimates. Our assumptions about future home sales prices and volumes require significant judgment because the residential homebuilding industry is cyclical and is highly sensitive to changes in economic conditions. We continue to evaluate the carrying value of our inventory and, based on historical results, believe that our existing estimation process is accurate and do not anticipate the process to materially change in the future.

Goodwill

        We test goodwill for impairment annually or more frequently if an event occurs or circumstances change that more likely than not reduce the value of a reporting unit below its carrying value. For purposes of goodwill impairment testing, we compare the fair value of each reporting unit with its carrying amount, including goodwill. Each of our operating divisions is considered a reporting unit. The fair value of each reporting unit is determined based on expected discounted future cash flows. If the carrying amount of a reporting unit exceeds its fair value, goodwill is considered impaired. If goodwill is considered impaired, the impairment loss to be recognized is measured by the amount by which the carrying amount of the goodwill exceeds implied fair value of that goodwill.

        Inherent in our fair value determinations are certain judgments and estimates, including projections of future cash flows, the discount rate reflecting the risk inherent in future cash flows, the interpretation of current economic indicators and market valuations and our strategic plans with regard to our operations. A change in these underlying assumptions would cause a change in the results of the tests, which could cause the fair value of one or more reporting units to be less than their respective carrying amounts. In addition, to the extent that there are significant changes in market conditions or overall economic conditions or our strategic plans change, it is possible that our conclusion regarding goodwill impairment could change, which could have a material adverse effect on our financial position and results of operations.

        Our goodwill has been assigned to reporting units in different geographic locations. Therefore, potential goodwill impairment charges resulting from changes in local market and /or local economic conditions or changes in our strategic plans may be isolated to one or a few of our reporting units. However, our business is concentrated in the homebuilding industry and, as such, a widespread decline in the homebuilding industry or a significant deterioration of economic conditions could have a negative impact on the estimated fair value of a larger number of our reporting units.

        During the quarter ended March 31, 2005, we obtained an independent valuation of our reporting units and recorded a $130.2 million non-cash, non-tax-deductible impairment charge to write off substantially all of the goodwill allocated to certain underperforming markets in Indiana, Ohio, Kentucky and Charlotte, North Carolina. The goodwill had been recorded as a result of the April 2002 acquisition of Crossmann. The forecasts and valuations of the respective divisions, along with weaker than anticipated local economies, particularly in the Midwest markets, and severe price competition, particularly at entry level price points, led the Company to conclude the goodwill was impaired in accordance with the provisions of SFAS 142, Goodwill and Other Intangible Assets.

        While we believe that no additional impairment existed as of June 30, 2006 and September 30, 2005, future economic or financial developments, including general interest rate increases or poor performance in either the national economy or individual local economies, could lead to impairment of goodwill, prospectively.

Homebuilding Revenues and Costs

        Revenue and related profit are generally recognized at the time of the closing of a sale, when title to and possession of the property are transferred to the buyer. Beginning in the second quarter of fiscal 2006 with the funding of loans under our new Warehouse Line, in situations where the buyer's financing is originated by Beazer Mortgage, our wholly-owned mortgage subsidiary, and the buyer has not made a sufficient initial investment as prescribed by SFAS No. 66, the gross profit on such sales is deferred until the sale of the related mortgage loan to a third-party investor has been completed. We recognize loan origination fees and expenses and gains and losses on mortgage loans when the related loans are sold. All associated homebuilding costs are charged to cost of sales in the period when the revenues from home closings are recognized. Homebuilding costs include land and land development costs (based upon an allocation of such costs, including costs to complete the development, or specific lot costs), home construction costs (including an estimate of costs, if any, to complete home construction), previously capitalized indirect costs (principally for construction supervision), capitalized interest and estimated warranty costs. Sales commissions are included in selling, general and administrative expense when the closing has occurred. All other costs are expensed as incurred.

Warranty Reserves

        We provide a limited warranty (ranging from one to two years) of workmanship and materials with each of our homes. Such warranty covers defects in plumbing, electrical, heating, cooling and ventilating systems and construction defects. In addition, we provide a warranty (ranging from a minimum of five years up to the period covered by the applicable statute of repose) with each of our homes, covering certain defined construction defects. The Company also provides a defined structural element warranty with single-family homes and townhomes in certain states. Since we subcontract our homebuilding work to subcontractors who generally provide us with an indemnity and a certificate of insurance prior to receiving payments for their work, claims relating to workmanship and materials are generally the primary responsibility of our subcontractors.

        Warranty reserves are included in other payables and accrued liabilities in the consolidated balance sheets. We record reserves covering our anticipated warranty expense for each home closed. Management reviews the adequacy of warranty reserves each reporting period, based on historical experience and management's estimate of the costs to remediate the claims, and adjusts these provisions accordingly. Factors that affect our warranty liability include the number of homes sold, historical and anticipated rates of warranty claims, and cost per claim. Based on historical results, we believe that our existing estimation process is accurate and do not anticipate the process to materially change in the future. Our warranty reserves at June 30, 2006 and September 30, 2005 include accruals for certain moisture intrusion issues. Our estimation process for such accruals is discussed in the notes in our annual report on Form 10-K/A for the years ended September 30, 2003, 2004, and 2005 and our quarterly report on Form 10-Q for the quarter ended June 30, 2006. While we believe that our warranty reserves at June 30, 2006 and September 30, 2005 are adequate, there can be no assurances that historical data and trends will accurately predict our actual warranty costs or that future developments might not lead to a significant change in the reserve.

Stock-based Compensation

        Effective October 1, 2005, we adopted the provision of SFAS 123R, which requires that compensation expense be recognized based on the fair value on the date of the grant. We calculate the fair value of stock options using the Black-Scholes pricing model and the fair value of performance-based share awards using the Monte Carlo valuation method. Determining the fair value of share-based awards at the grant date requires judgment in developing assumptions, which include, but are not limited to, estimated forfeiture rates, expected stock price volatility over the term of the awards, expected dividend yield and expected stock option exercise behavior. Prior to October 1, 2005, we accounted for stock option grants in accordance with APB 25 and recognized no compensation expense for stock options since the exercise price of the options was equal to the market value of the underlying stock on the date of grant. For the nine months ended June 30, 2006, the recognition of compensation expense for stock options reduced net income by approximately $3.2 million.

        Seasonality and Quarterly Variability.    Our homebuilding operating cycle generally reflects escalating new order activity in our second and third fiscal quarters and increased closings in our third and fourth fiscal quarters. We believe that the typical seasonality reflects the preference of homebuyers to shop for a new home in the spring, as well as the scheduling of construction to accommodate seasonal weather conditions.

RESULTS OF OPERATIONS:

	Fiscal Year Ended September 30,			Nine Months Ended June 30,
	2003	2004	2005	2005	2006
	($ in thousands)
Revenues:
Homebuilding(1)	$3,097,021	$3,824,142	$4,922,793	$3,126,302	$3,491,646
Land and lot sales	39,069	44,702	34,527	29,767	64,119
Financial Services	57,152	51,140	54,310	35,872	36,505
Intercompany elimination	(15,834)	(12,875)	(16,277)	(10,639)	(14,025)

Total	$3,177,408	$3,907,109	$4,995,353	$3,181,302	$3,578,245

Gross Profit
Homebuilding	$582,006	$754,166	$1,112,670	$683,535	$861,434
Land and lot sales	4,215	2,071	5,073	5,784	(1,307)
Financial Services	57,152	51,140	54,310	35,872	36,505

Total	$643,373	$807,377	$1,172,053	$725,191	$896,632

Selling, general and administrative (SG&A) expenses:
Homebuilding	$325,657	$397,601	$516,217	$337,564	$405,250
Financial Services	30,991	31,841	38,683	25,991	31,033

Total	$356,648	$429,442	$554,900	$363,555	$436,283

As a percentage of total revenue:
Gross Margin	20.2%	20.7%	23.5%	22.8%	25.1%
SG&A—homebuilding	10.2%	10.2%	10.3%	10.6%	11.3%
SG&A—Financial Services	1.0%	0.8%	0.8%	0.8%	0.9%

(1)
Homebuilding revenues for the nine months ended June 30, 2006 exclude $8.3 million of revenue deferred in accordance with SFAS 66 for certain homes with mortgages originated by Beazer Mortgage for which the sale of the related mortgage loan to a third-party investor had not been completed as of June 30, 2006.

  Homebuilding revenues for fiscal 2004 reflect the recognition on a consolidated basis of $4.1 million of revenues related to closings that occurred in fiscal 2003, but for which funding was not received until fiscal 2004. During fiscal 2003, revenues and related cost of sales were not recognized on those closings where the buyers' initial investments were not sufficient to recognize profit at the time of closing. We received funding on such closings pursuant to commitments from bond authority programs in early fiscal 2004, at which time we recognized the revenues and related cost of sales.

Comparison of the Nine Months Ended June 30, 2006 and 2005

        Revenues:    Revenues increased by 12.5% for the nine months ended June 30, 2006 compared to the same period in the prior year. Homes closed increased by 3.8% from 11,807 in fiscal 2005 to 12,258 in fiscal 2006. Home closings increased in a majority of the markets in the Company's Florida and Mid-Atlantic regions, our Texas, Colorado, Indiana and Kentucky markets and in parts of the Southeast and West regions, including South Carolina Georgia and Arizona. These increases were partially offset by declines in Nevada and many of our California markets in the West region, and parts of Tennessee and North Carolina in the Southeast region. The average sales price of homes closed increased by 7.7%, to $285,200 from $264,800 for the nine months ended June 30, 2006 and 2005, respectively. Average sales price increased in the majority of our markets, due primarily to product mix and constraints on the supply of available housing in many of our markets. Year to date, prices increased most significantly in our Florida and Southeast regions.

        In addition, we had approximately $64.1 million of land and lot sales for the nine months ended June 30, 2006 compared to $29.8 million in the same period of fiscal 2005 as we continued to review opportunities to minimize underperforming investments, exited a number of less profitable positions, and reallocated funds to investments that will optimize overall returns.

        New Orders and Backlog:    New orders decreased to 12,474 units, or 10.8%, during the nine-month period ended June 30, 2006, compared to 13,986 units for the same period in the prior year. Orders decreased by 20.3% in our Mid-Atlantic region and 37.4% in our West region compared to the same nine-month period a year ago due to lower demand and higher cancellations compared to the extremely high number of new orders received in the first nine months of fiscal year 2005. Orders also decreased 9.1% in our Florida region, primarily related to increased competition and moderating demand in our Ft. Myers and Jacksonville markets. These decreases were partially offset by increased orders of 8.4% in our Southeast region, and 48.0% and 24.1% in our Texas and Colorado markets, respectively, primarily attributable to strong new orders in the first quarter of the fiscal year.

        The aggregate dollar value of homes in backlog of $2.9 billion at June 30, 2006 decreased 8.6% from $3.1 billion at June 30, 2005, reflecting an 11.2% decrease in the number of homes in backlog offset partially by a 2.8% increase in the average price of homes in backlog, from $293,500 at June 30, 2005 to $301,800 at June 30, 2006. The decrease in the number of homes in backlog is driven primarily by decreased order trends in the majority of markets in our West, Mid-Atlantic and Florida regions partially driven by timing issues associated with community openings in Nevada and California. The increase in average price of homes in backlog is due to the success we are experiencing in diversifying our product offerings and relatively favorable pricing year-over-year in many of our major markets offset slightly by a decrease in the relative percentage of backlog in our higher-priced markets.

        Gross Margin:    Our gross margin was 25.1% for the first nine months of fiscal 2006 compared to 22.8% for the comparable period of fiscal 2005. Included in home construction and land sales expenses were $22.4 million and $2.9 million of costs related to the abandonment of projects and write-off of deposits on cancelled land option contracts for the nine months ended June 30, 2006 and 2005, respectively. Our gross margin for the nine months ended June 30, 2005 was negatively impacted by both $55.0 million of expenses associated with the Trinity class action settlement and $14.0 million of other warranty costs. Our gross margin for the nine months ended June 30, 2006 was favorably impacted by a $21.7 million reduction of the accrual for the Trinity related costs offset partially by margin pressures in our West region and the aforementioned costs related to exit certain less profitable markets and land option contracts.

        Selling, General and Administrative Expense:    Selling, general and administrative expense (SG&A) totaled $436.3 million for the nine months ended June 30, 2006 and $363.5 million for the nine months ended June 30, 2005. The increase in SG&A expense during the periods presented is primarily related to costs associated with a number of strategic company-wide programs and higher sales commissions.

Comparison of the Fiscal Years Ended September 30, 2005, 2004 and 2003

        Revenues.    The increase in homebuilding revenues for fiscal 2005 compared to fiscal 2004 is the result of a 10.3% increase in the number of homes closed and a 16.8% increase in the average sales price per home closed. Home closings and average sales prices increased in most of our markets. During fiscal year 2005, we benefited from improved pricing power in each of our major markets and improved product mix, as well as a strong housing market. Also, our revenue growth reflects a key component of our growth strategy, to continue to increase our market penetration through geographic diversification and price point diversification, expanding our product offerings to grow market share in existing markets.

        The increase in homebuilding revenues for fiscal 2004 compared to fiscal 2003 is the result of a 6.8% increase in the number of homes closed and a 15.4% increase in the average sales price per home closed. The increases in both closings and average sales price were driven primarily by continued strong demand in most of our markets.

        New Orders.    New orders increased 8.2% to 18,923 units for the fiscal year ended September 30, 2005 compared to 17,481 units for the fiscal year ended September 30, 2004. The increase in new orders during fiscal 2005 compared to fiscal 2004 was driven by our Florida, Southeast and Mid-Atlantic regions and Texas and Colorado markets. New orders in our Indiana markets were negatively impacted by a soft local economy and decreased 5.6% from the prior fiscal year. Orders were down in our West region compared to a strong 2004, as community delays in Nevada and California resulted in fewer available sales opportunities during the second half of the fiscal year.

        The 7.1% increase in new orders for the fiscal year ended September 30, 2004 from 16,316 units for the fiscal year ended September 30, 2003 reflected strong growth in our Florida and West regions. Orders were down in the Mid-Atlantic region compared to a strong 2003, including orders during 2003 for affordable housing units built through governmental programs. Weakness in our Indiana, Kentucky and Dallas markets resulted in decreased orders driven primarily by the soft economy in those markets. New orders also decreased in our Charlotte market as we closed out old Crossmann communities and began to reposition our product offerings.

        The fundamentals that drive sales activity are numerous and varied. On a macro level, low unemployment and low mortgage interest rates each contribute to a positive general homebuilding market environment. Our ability to stay ahead of changing customer preferences and local demographic trends with our product mix and to maintain adequate product supply contributes locally to new order trends.

        Backlog.    The increases in unit backlog in each of the past three fiscal years from 7,426 units at September 30, 2003 to 8,456 units at September 30, 2004 and 9,233 units at September 30, 2005 reflect the favorable homebuilding environment driving new order activity, and our ability to gain market share and increase our product diversity. The average sales price of homes in backlog increased at September 30, 2005 to $294,800 from $264,400 at September 30, 2004 and $221,500 at September 30, 2003. The increase in the overall average price in backlog is due to the improved pricing power in each of our markets and the increasingly favorable shift in our product mix. The increase in product mix reflects the expansion of our product offerings in many markets to include higher priced homes. As of September 30, the aggregate sales value of homes in backlog was $2.7 billion for fiscal 2005, $2.2 billion for fiscal 2004 and $1.6 billion for fiscal 2003.

        Gross Margin.    Gross margin increased in fiscal 2005 as compared to fiscal 2004 as a result of a strong pricing environment and improved product mix as we continue to invest in markets with the highest impact on results and continue our execution of specific initiatives focused on maximizing profitability, such as national purchasing where our average rebate per home rose significantly. The fiscal 2005 gross margin improvement was achieved despite $55.0 million in warranty expenses associated with construction defect claims from water intrusion in Indiana compared to $43.9 million of similar expense in 2004.

        Gross margin increased in fiscal 2004 as compared to fiscal 2003 as a result of a strong pricing environment driven by robust demand and constraints on supply in many of our markets, combined with the realization of cost savings arising from the execution of our profit improvement initiatives. Fiscal 2004 gross margins also benefited from a higher percentage of revenues from our West and Mid-Atlantic regions, where margins are high, relative to other markets. The fiscal 2004 margin improvement was achieved despite $43.9 million in warranty expenses associated with construction defect claims from water intrusion in Indiana.

        We executed several land sales during the past three fiscal years. We realized gross profits of $5.1 million, $2.1 million and $4.2 million on these land sales in fiscal 2005, 2004 and 2003, respectively.

        Selling, General and Administrative Expense.    Selling, general and administrative expense (SG&A) totaled $554.9 million in fiscal 2005, $429.4 million in fiscal 2004 and $356.6 million in fiscal 2003. The increase in SG&A expense during the periods presented is primarily related to the costs associated with a number of strategic company-wide programs, an increase in sales commissions as a result of increased revenues and the cost of a larger infrastructure necessary to meet the demands related to the growth in our business. As a percentage of total revenue, SG&A expenses were 11.1% in fiscal 2005, 11.0% in fiscal 2004 and 11.2% in fiscal 2003.

        Fiscal 2005 goodwill impairment charge.    During fiscal year 2005, we recorded a $130.2 million non-cash, non-tax deductible goodwill impairment charge to write-off substantially all of the goodwill allocated to certain underperforming markets in Indiana, Ohio, Kentucky and Charlotte, North Carolina.

SEGMENT ANALYSIS ($ in thousands)

	Fiscal Year Ended September 30,					Nine Months Ended June 30,
	2003	Change	2004	Change	2005	2005	Change	2006
West
New orders, net	4,782	32.2%	6,323	(10.3)%	5,673	4,473	(37.4)%	2,799
Closings	4,417	23.6	5,460	4.1	5,686	3,972	(17.1)	3,294
Backlog units	2,144	40.3	3,007	(0.4)	2,994	3,508	(28.8)	2,499
Average sales price per home closed	$237.1	18.9	$281.9	21.5	$342.4	$335.9	9.7	$368.6
Homebuilding revenue	$1,047,230	47.0	$1,539,439	26.5	$1,946,822	$1,334,306	(9.4)	$1,209,295
Land & lot sale revenue	$—	N/A	$14,431	N/A	$—	$—	N/A	$21,085
Gross profit	$239,485	57.0	$375,891	45.9	$548,505	$381,823	(17.2)	$316,130
Operating income	$169,064	66.1	$280,898	50.2	$421,968	$298,198	(29.1)	$211,321
Mid-Atlantic
New orders, net	1,655	(8.6)	1,513	33.2	2,016	1,582	(20.3)	1,261
Closings	1,238	27.9	1,583	18.1	1,870	1,175	21.9	1,432
Backlog units	1,117	(6.3)	1,047	13.9	1,193	1,454	(29.7)	1,022
Average sales price per home closed	$328.5	7.6	$353.5	27.2	$449.6	$420.0	9.9	$461.5
Homebuilding revenue	$406,708	37.6	$559,596	50.2	$840,714	$493,515	34.7	$664,737
Land & lot sale revenue	$460	(67.4)	$150	N/M	$7,369	$7,369	(96.6)	$250
Gross profit	$105,429	50.7	$158,860	74.8	$277,649	$154,896	39.4	$215,948
Operating income	$70,820	57.8	$111,763	84.9	$206,627	$111,263	40.2	$155,952
Florida
New orders, net	1,549	33.1	2,061	11.4	2,295	1,599	(9.1)	1,453
Closings	1,464	10.4	1,616	38.4	2,236	1,234	11.4	1,375
Backlog units	755	58.9	1,200	4.9	1,259	1,565	(14.6)	1,337
Average sales price per home closed	$236.7	2.1	$241.6	10.8	$267.6	$256.7	19.5	$306.8
Homebuilding revenue	$346,502	12.7	$390,365	53.3	$598,454	$316,745	33.2	$421,901
Land & lot sale revenue	$7,349	N/M	$15	N/M	$496	$496	N/A	$—
Gross profit	$68,941	36.5	$94,125	68.1	$158,229	$76,883	72.2	$132,430
Operating income	$33,943	50.6	$51,105	90.3	$97,263	$41,567	108.5	$86,684
Southeast
New orders, net	3,949	(5.6)%	3,726	17.3%	4,372	3,059	8.4%	3,315
Closings	3,560	7.7	3,833	4.2	3,995	2,613	7.8	2,818
Backlog units	1,484	(7.2)	1,377	27.4	1,754	1,823	23.5	2,251
Average sales price per home closed	$150.4	10.0	$165.4	13.4	$187.5	$182.6	13.0	$206.4
Homebuilding revenue	$535,332	18.4	$634,028	18.1	$748,912	$477,119	21.5	$579,705
Land & lot sale revenue	$2,975	310.3	$12,207	(0.7)	$12,118	$11,613	(83.6)	$1,905
Gross profit	$93,850	24.8	$117,109	12.4	$131,678	$84,242	44.2	$121,468
Operating income	$33,845	35.8	$45,952	6.8	$49,098	$31,092	67.3	$52,026
Other Homebuilding
New orders, net	4,381	(11.9)%	3,858	18.4%	4,567	3,273	11.4%	3,646
Closings	4,730	(16.3)	3,959	10.1	4,359	2,813	18.7	3,339
Backlog units	1,926	(5.2)	1,825	11.4	2,033	2,285	2.4	2,340
Average sales price per home closed	$161.8	8.8	$176.0	2.7	$180.8	$179.4	3.0	$184.8
Homebuilding revenue	$761,249	(8.0)	$700,714	12.4	$787,891	$504,617	22.1	$616,008
Land & lot sale revenue	$28,285	(36.7)	$17,899	(18.7)	$14,544	$10,289	297.3	$40,879
Gross profit	$138,991	(15.4)	$117,548	(6.0)	$110,440	$75,944	7.2	$81,407
Operating income	$45,930	(35.9)	$29,425	(79.9)	$5,902	$8,516	(153.0)	$(4,516)
Financial Services
Number of mortgage originations	10,139	(5.0)%	9,633	16.1%	11,183	7,073	13.4%	8,020
Capture rate	66%	724 bps	59%	307 bps	62%	60%	529 bps	65%
Revenues	$57,152	(10.5)	$51,140	6.2	$54,310	$35,872	1.8	$36,505
Operating income	$26,161	(26.2)	$19,299	(19.0)	$15,627	$9,881	(44.6)	$5,472

Comparison of the Nine Months Ended June 30, 2006 and 2005

        West:    Homebuilding revenues decreased for the nine months ended June 30, 2006 compared to the same period of the prior year due to decreased closings across the markets offset slightly by increased average sales prices in this segment. Declines in closings were due to softer market conditions, increased competition in both new and existing home sales, higher cancellations and prior quarter delayed community openings. Gross margin was 25.7% for the nine months ended June 30, 2006 compared to 28.6% for the comparable period of fiscal 2005. Operating margin was 17.2% for the nine months ended June 30, 2006 compared to 22.3% for the nine months ended June 30, 2005. The decrease in gross margin is primarily due to softer market conditions in our California markets and increased costs for subdivision maintenance throughout the region. In addition, operating margins have also been negatively impacted by increased sales commissions required to generate sales in the softer market conditions.

        Mid-Atlantic:    Increased closings and higher average sales prices resulted in increased homebuilding revenues for the nine months ended June 30, 2006 compared to the nine months ended June 30, 2005. For the nine months ended June 30, 2006 and 2005, gross margins were 32.5% and 30.9%, respectively. Operating margin was 23.5% for the nine months ended June 30, 2006 compared to 22.2% for the nine months ended June 30, 2005. The increase in both gross and operating margins for the nine months ended June 30, 2006 is primarily due to a strong pricing environment during the first quarter of fiscal 2006 and the related increased contribution from higher average sales prices.

        Florida:    Homebuilding revenues increased for the nine months ended June 30, 2006 compared to the same period of the prior year due to increased closings and increased average sales prices primarily generated in the first six months of fiscal 2006 compared to fiscal 2005. Gross margin increased to 31.4% for the months ended June 30, 2006, from 24.2% for the comparable period of fiscal 2005. Operating margin increased to 20.5% for the nine months ended June 30, 2006, from 13.1% for the comparable period of fiscal 2005. The increase in gross and operating margins from fiscal 2005 to fiscal 2006 is primarily due to the aforementioned increase in average sales prices, which resulted in a higher leverage of fixed overhead.

        Southeast:    For the nine months ended June 30, 2006 compared to June 30, 2005, homebuilding revenues increased in our Southeast region driven by increased average sales prices in most of our markets and increased closings in the majority of our South Carolina markets. New product offerings in Georgia and the South Carolina markets, including our Atlantic Station community near downtown Atlanta, and an improved product mix throughout the region contributed toward the increased average sales prices. Gross margin increased to 20.9% for the nine months ended June 30, 2006, from 17.2% for the comparable period of fiscal 2005. Operating margin increased to 8.9% for the nine months ended June 30, 2006, from 6.4% for the comparable period of fiscal 2005. Fiscal year-to-date 2006 improved relative to fiscal 2005 due to approximately $14 million of warranty-related expenses taken in the quarter ended March 31, 2005, warranty accrual reductions of $5.0 million taken in the third quarter of fiscal 2006 as pending litigation was settled favorably, and $5.6 million of insurance recoveries recorded in the first six months of fiscal 2006 related to warranty claims.

        Other homebuilding:    The increase in homebuilding revenues for the nine months ended June 30, 2006 from the nine months ended June 30, 2005 reflected strong closings in a majority of our markets, including our Texas markets. This revenue growth was partially offset by pricing pressures in our Colorado and Ohio markets. Gross margin for our other homebuilding markets decreased from 14.7% for the nine months ended June 30, 2005, to 12.4% for comparable period of fiscal 2006. Operating margin decreased from 1.7% for the nine months ended June 30, 2005, to -0.7% for comparable period of fiscal 2006. The decrease in fiscal 2006 margins when compared to fiscal 2005 was primarily due to pricing pressures in our Colorado and Ohio markets and additional costs related to our decision to exit certain sub-markets in Indiana and Memphis, Tennessee of $6.0 million for the nine months ended June 30, 2006.

        Financial Services:    Our capture rate (the percentage of mortgages we originate as a percentage of homes closed) of mortgages originated for customers of our homebuilding business, which is the most significant source of revenue in this segment, increased for the nine months ended June 30, 2006 from fiscal 2005 due primarily to our continued focus on serving our customer base. All costs related to Financial Services are included in selling, general and administrative expenses. Operating income for Financial Services decreased for the nine months ended June 30, 2006 from the comparable period of 2005 due primarily to higher price concessions and incentives offered in response to competitive pressures in the refinancing market.

        Corporate and unallocated:    Corporate and unallocated costs totaled $46.6 million for the nine months ended June 30, 2006 compared to $269.1 million for the nine months ended June 30, 2005. Costs for the nine months ended June 30, 2006, are net of a $21.7 million reduction in the accrual for costs associated with Trinity construction defect claims. Average remediation cost per home has continued to decrease as the high costs associated with the homes requiring extensive repairs which were addressed first are offset by lower average costs for current homes remediated. Costs for the nine months ended June 30, 2005 include $130.2 million non-cash, non-tax deductible goodwill impairment charge recorded in March 2005 to write-off substantially all of the goodwill allocated to certain underperforming markets in Indiana, Ohio, Kentucky and Charlotte, North Carolina and $55.0 million related to the warranty expenses associated with Trinity construction defect claims.

Comparison of the Fiscal Years Ended September 30, 2005, 2004 and 2003

        West:    Homebuilding revenues increased over the past two fiscal years due to increased closings and increased average sales prices in the majority of the markets in this segment, as we benefited from improved pricing power and exceptionally high demand in each of these markets. The increases in the majority of markets from fiscal 2004 to fiscal 2005, were offset slightly by decreased closings in Northern California related to delayed community openings. Gross margins were 22.9% for fiscal 2003, 24.2% for fiscal 2004 and 28.2% for fiscal 2005. Operating margin as a percentage of total revenues for the fiscal year ended September 30, 2005 was 21.7%, compared to 18.1% for fiscal 2004 and 16.1% for fiscal 2003. The increase in gross and operating margins is primarily due to the aforementioned increase in homebuilding revenue which resulted in an extremely high leverage of fixed overhead, higher average sales prices and our specific initiatives, such as national purchasing where our average rebate per home rose significantly. In addition, fiscal 2005 margins benefited from a higher number of closings related to new communities and reduced sales incentives compared to the prior year due, respectively, to well purchased land and high demand.

        Mid-Atlantic:    Increased closings and higher average sales prices due to healthy demand and continued constraints on the supply of available housing resulted in increased homebuilding revenues over the past two fiscal years. Gross and operating margins for the fiscal year ended September 30, 2005 were 32.7% and 24.4%, respectively compared to 28.4% and 20.0% for fiscal 2004 and 25.9% and 17.4% for fiscal 2003, respectively. The increase in both gross and operating margins from fiscal 2003 to fiscal 2004 and from fiscal 2004 to fiscal 2005 is primarily due to the aforementioned strong pricing environment and the related increased contribution from higher homebuilding revenues, which resulted in an extremely high leverage of fixed overhead.

        Florida:    Homebuilding revenues increased over the past two fiscal years due to increased closings and increased average sales prices. Gross margins increased to 26.4% for fiscal 2005, from 24.1% for fiscal 2004 and 19.5% for fiscal 2003, as we benefited from well-purchased land positions. Operating margin for the fiscal year ended September 30, 2005 was 16.2% compared to 13.1% for fiscal 2004 and 9.6% for fiscal 2003. The increase in gross and operating margins from fiscal 2004 to fiscal 2005 is primarily due to the aforementioned increase in homebuilding revenue, which resulted in an extremely high leverage of fixed overhead, offset slightly by lower than average margins in our Tampa market due to incentive pricing offered to stimulate traffic during the opening of a new mid-rise condominium community. Fiscal 2004 margins improved over fiscal 2003 margins due to increased revenues and the impact of increasing the percentage of land owned versus optioned which resulted in lower land cost basis.

        Southeast:    Homebuilding revenues increased in a majority of the markets within the Southeast over the past two fiscal years driven by increased closings and increased average sales prices in our Georgia and Nashville, Tennessee markets and increased average sales prices in our Carolina markets. Revenues and margins in Charlotte have been negatively impacted by entry level housing competition and difficulties encountered in our integration of the Crossmann communities in this market. Margins in fiscal 2004 and 2005 have been negatively impacted as we reposition our product offerings and reduce our investment in the entry-level and townhouse sectors of the Charlotte market. New product offerings in Georgia and the South Carolina markets, including our Atlantic Station community in Georgia, and an improved product mix throughout the region contributed toward the increased average sales prices. Gross and operating margins for fiscal 2005 were 17.3% and 6.5% compared to 18.1% and 7.1% for fiscal 2004, respectively. The decrease in fiscal 2005 margins related to the impact of our repositioning efforts in Charlotte and increased warranty and legal related costs in South Carolina. Fiscal 2003 gross and operating margins were 17.4% and 6.3%. The increase in margins from fiscal 2003 to fiscal 2004 related to increased revenues.

        Other homebuilding:    The increase in homebuilding revenues in fiscal 2005 reflected strong revenue growth compared to a weaker market in 2004 in our Colorado, Texas and Ohio markets. This revenue growth was partially offset by continued weakness in our Indiana, Kentucky and Memphis, Tennessee markets. Gross margins for our other homebuilding markets decreased from 17.6% for fiscal 2003 to 16.4% for fiscal 2004 and 13.8% for fiscal 2005. Operating margins decreased from 5.8% for fiscal 2003 to 4.1% for fiscal 2004 and 0.7% for fiscal 2005. The decrease in fiscal 2005 when compared to fiscal 2004 was primarily due to additional warranty costs in our Kentucky market and repositioning costs including higher discounting related to the implementation of new home and subdivision designs in Indiana and Ohio. Gross margins have remained relatively flat in our Texas and Colorado markets. The decrease in margins for fiscal 2004 when compared to fiscal 2003 was primarily due to difficulties/challenges associated with transitioning and updating product designs and the related cost and lost revenue opportunities related to the implementation of new home and subdivision designs in Indiana and Ohio.

        Financial Services:    Our capture rate (the percentage of mortgages we originate as a percentage of homes closed) of mortgages originated for customers of our homebuilding business, which is the most significant source of revenue in this segment, increased in fiscal year 2005 from 2004 due primarily to our continued focus on serving our customer base. Our capture rate during fiscal 2004 decreased from 2003 due primarily to increased competition for new purchase mortgages driven by a slowdown in the refinance market. Our capture rate is based on total closings. All costs related to Financial Services are included in SG&A. Operating income for Financial Services decreased over the past two years due primarily to higher price concessions and incentives offered in response to competitive pressures in the refinancing market.

        Corporate and unallocated:    Corporate and unallocated costs totaled $309.6 million for fiscal 2005, $160.5 million for fiscal 2004 and $100.6 million for fiscal 2003. Fiscal 2005 costs include $130.2 million for the aforementioned goodwill impairment charge and $55.0 million related to the warranty expenses associated with construction defect claims from water intrusion in Indiana. Fiscal 2004 and fiscal 2003 included $43.9 million and $15.5 million, respectively, of warranty expenses associated with water intrusion related claims in Indiana. Excluding the goodwill impairment and these warranty expenses, corporate costs as a percentage of total revenues were 2.5% for fiscal 2005, 3.0% for fiscal 2004 and 2.7% for fiscal 2003.

Income Taxes

        Our effective tax rate was 36.61% for the nine months ended June 30, 2006 and 59.05% for the nine months ended June 30, 2005. Our effective tax rate was 47.4% for fiscal year 2005, 39.0% for fiscal year 2004 and 39.5% for fiscal year 2003. The effective tax rates for fiscal year 2005 and the nine months ended June 30, 2005 were impacted by the $130.2 million non-cash, non-tax deductible goodwill impairment charge discussed above. The following table reconciles our effective tax rate reported in accordance with GAAP and our adjusted effective tax rate without this goodwill impairment charge:

	Fiscal Year Ended September 30,			Nine Months Ended June 30,
	2003	2004	2005	2005	2006
Effective tax rate	39.50%	39.00%	47.40%	59.05%	36.61%
Impact of non-cash, non-deductible goodwill impairment	—	—	(9.80)%	(20.80)%	—

Adjusted effective tax rate	39.50%	39.00%	37.61%	38.25%	36.61%

        The adjusted effective tax rate presented above is a non-GAAP financial measure. Management believes that this non-GAAP measure is useful to both management and investors in the analysis of the Company's financial performance when comparing it to prior periods and that it provides investors with an important perspective on the current underlying effective tax rate of the business by isolating the impact of the non-cash, non-tax deductible goodwill impairment charge. The decrease in adjusted effective tax rate between periods is primarily due to changes in income concentrations in the various states, the benefit of utilizing Section 199 manufacturing credits in fiscal 2006, the timing of certain state tax initiatives and a $4.0 million favorable tax adjustment recorded in fiscal year 2005. The principal difference between our effective rate and the U.S. federal statutory rate is due to state income taxes incurred.

FINANCIAL CONDITION AND LIQUIDITY

        Our sources of cash liquidity include, but are not limited to, cash from operations, amounts available under our revolving credit facility, proceeds from senior notes and other bank borrowings, the issuance of equity securities and other external sources of funds. Our short-term and long-term liquidity depend primarily upon our level of net income, working capital management (accounts receivable, accounts payable and other liabilities) and bank borrowings. We believe that available short-term and long-term capital resources are sufficient to fund capital expenditures and working capital requirements, scheduled debt and dividend payments, and interest and tax obligations for the next twelve months. However, any material variance in our operating results or land acquisitions from our projections or investments in or acquisitions of businesses, could require us to obtain additional equity or debt financing. We plan to use cash generated to invest in growing the business, to fund land acquisitions and operations, to pay dividends and to repurchase our common stock. We have targeted using $200-$250 million for repurchases of our common stock in fiscal 2006, subject to market conditions and other factors. We will fund this share repurchase program (discussed further below) by limiting or curtailing operations in underperforming markets, reinvesting in higher margin markets and accelerating cash generation through increased profitability. During the quarter ended June 30, 2006, we continued to execute our exit strategy in Memphis, Tennessee and certain Indiana sub-markets, with the expectation of redeploying capital related to these operations into higher returning opportunities prospectively.

        At June 30, 2006, we had cash of $24.4 million, compared to $297.1 million at September 30, 2005. The decrease in cash was primarily due to fiscal year-to-date stock repurchases of approximately $183.3 million and the increase in inventory related to an increased land bank. Our net cash used in operating activities for the nine months ended June 30, 2006 was $578.4 million compared to $414.4 million in the same period of fiscal 2005, as increased inventory supply, payments of income taxes and the change in our warranty reserves more than offset increased net income. Our net cash used in operating activities for the year ended September 30, 2005 was $84.3 million compared to $73.7 million in fiscal 2004 and $41.0 million in fiscal 2003, as increased inventory supply for future growth more than offset increased net income. Based on the applicable year's closings, as of June 30, 2006, our land bank included a 5.6 year supply of land/lots for future development compared to a 5.9 year supply as of September 30, 2005, a 5.5 year supply as of September 30, 2004 and a 5.2 year supply as of September 30, 2003.

        Net cash used in investing activities was $50.2 million for the nine months ended June 30, 2006 compared to $43.0 million for the same period of fiscal 2005, as we invested in unconsolidated joint ventures to support our land acquisition strategy. Net cash used in investing activities was $48.5 million for fiscal 2005 compared to $30.5 million for fiscal 2004 and $6.6 million for fiscal 2003, as we invested in unconsolidated joint ventures to support our land acquisition strategy.

        Net cash provided by financing activities was $355.9 million for the nine months ended June 30, 2006 compared to $144.6 million for the comparable period of fiscal 2005, as increased book overdrafts and borrowings of $103.1 million of junior subordinated notes and $275 million of 8 1/8% senior notes more than offset $183.3 million of common stock repurchases. Net cash provided by financing activities was $109.0 million in fiscal 2005 and $351.7 million in fiscal 2004 compared to a net use of cash of $4.0 million in fiscal 2003. In fiscal 2004 and 2005, proceeds from the senior note issuances and stock option exercises were somewhat offset by other debt repayments, common share repurchases and dividend payments. In fiscal 2003, proceeds from our term loan were used to pay off an existing term loan and certain senior notes.

        At June 30, 2006 we had the following borrowings (in thousands):

	Maturity Date	Amount
Warehouse Line	January 2007	$31,811
Revolving Credit Facility	August 2009	20,000
8 5/8% Senior Notes*	May 2011	200,000
8 3/8% Senior Notes*	April 2012	350,000
6 1/2% Senior Notes*	November 2013	200,000
6 7/8% Senior Notes*	July 2015	350,000
8 1/8% Senior Notes*	June 2016	275,000
4 5/8% Convertible Senior Notes*	June 2024	180,000
Junior subordinated notes	July 2036	103,093
Other Notes Payable	Various Dates	85,765
Unamortized debt discounts		(3,766)

Total		$1,791,903

*
Collectively, the "Senior Notes"

        Warehouse Line:    Effective January 11, 2006, Beazer Mortgage entered into a 364-day credit agreement with a number of banks to fund the origination of residential mortgage loans (the "Warehouse Line"). The Warehouse Line provides for a maximum available borrowing capacity of $250 million to $350 million based on commitment periods, as defined in the Warehouse Line, and is secured by certain mortgage loan sales and related property. The Warehouse Line is not guaranteed by

Beazer Homes USA, Inc. or any of its subsidiaries that are guarantors of the Senior Notes or Revolving Credit Facility. Beginning in the second quarter of fiscal 2006, Beazer Mortgage finances certain of its mortgage lending activities with borrowings under the Warehouse Line. Beazer Mortgage had a pipeline of loans in process of $1.5 billion as of June 30, 2006 which may be financed either through the Warehouse Line or with third party investors.

        The Warehouse Line contains various operating and financial covenants. The Company was in compliance with such covenants at June 30, 2006.

        Revolving Credit Facility:    In August 2005, we entered into a new four-year unsecured revolving credit facility (the "Revolving Credit Facility") with a group of banks, which was expanded to $1 billion in June 2006 and which matures in August 2009. The Revolving Credit Facility replaced our former $550 million revolving credit facility and $200 million term loan. The Revolving Credit Facility includes a $50 million swing line commitment and has a $350 million sublimit for the issuance of standby letters of credit. Substantially all of the Company's significant subsidiaries are full and unconditional guarantors of the obligations under the Revolving Credit Facility. The Revolving Credit Facility contains various operating and financial covenants. The Company was in compliance with such covenants at June 30, 2006. The Company has the option to elect two types of loans under the Revolving Credit Facility which incur interest as applicable based on either the Alternative Base Rate or the Applicable Eurodollar Margin (both as defined in the Revolving Credit Facility).

        Available borrowings under the Revolving Credit Facility are limited to certain percentages of homes under contract, unsold homes, substantially improved lots, lots under development, raw land and accounts receivable. At June 30, 2006, we had $20.0 million of borrowings outstanding, and had available borrowings of $769.9 million under the Revolving Credit Facility. The borrowings outstanding under the Revolving Credit Facility bore interest at 6.65% per annum as of June 30, 2006. There were no borrowings outstanding under the Revolving Credit Facility at September 30, 2005.

        Senior Notes:    The Senior Notes are unsecured obligations ranking pari passu with all other existing and future senior indebtedness. Substantially all of our significant subsidiaries are full and unconditional guarantors of the Senior Notes and are jointly and severally liable for obligations under the Senior Notes, and the Revolving Credit Facility. Each guarantor subsidiary is a 100% owned subsidiary of Beazer Homes.

        During the quarter ended June 30, 2006, the Company issued the $275 million aggregate principal amount of original notes. The Company used proceeds from the sale of the original notes to repay outstanding obligations under the Revolving Credit Facility.

        The indentures under which the Senior Notes were issued contain certain restrictive covenants, including limitations on payment of dividends. At June 30, 2006, under the most restrictive covenants of each indenture, approximately $204.9 million of our retained earnings was available for cash dividends and for share repurchases. Each indenture provides that, in the event of defined changes in control or if our consolidated tangible net worth falls below a specified level or in certain circumstances upon a sale of assets, we are required to offer to repurchase certain specified amounts of outstanding Senior Notes.

        Junior Subordinated Notes—On June 15, 2006, the Company completed a private placement of $103.1 million of unsecured junior subordinated notes which mature on July 30, 2036 and are redeemable at par on or after July 30, 2011 and pay a fixed rate of 7.987% for the first ten years ending July 30, 2016. Thereafter, the securities have a floating interest rate equal to three-month LIBOR plus 2.45% per annum, resetting quarterly. These notes were issued to Beazer Capital Trust I, which simultaneously issued, in a private transaction, trust preferred securities and common securities with an aggregate value of $103.1 million to fund its purchase of these notes. The transaction is treated as debt in accordance with GAAP. The obligations relating to these notes and the related securities are subordinated to the Revolving Credit Facility and the Senior Notes.

        Other Notes—We periodically acquire land through the issuance of notes payable. As of June 30, 2006 and September 30, 2005, we had outstanding notes payable of $85.8 million and $46.1 million related to land acquisitions and development, respectively. These notes payable expire at various times through 2010 and had variable rates ranging from 6.75% to 9.75% at June 30, 2006.

        The following table summarized our aggregate contractual commitments at September 30, 2005:

	Payments Due by Period (in Thousands)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Senior Notes, Revolving Credit Facility and Other Notes
Payable	$1,326,054	$1,705	$—	$44,349	$1,280,000
Interest and fee commitments under interest bearing notes(1)	801,428	95,438	191,035	188,590	326,365
Operating leases	57,205	13,617	22,158	13,224	8,206
Purchase obligations(2)	10,450	5,591	3,523	1,336	—

Total	$2,195,137	$116,351	$216,716	$247,499	$1,614,571

        The following table illustrates changes to our contractual obligations related to debt as of June 30, 2006 due to the new Warehouse Line and additional notes entered into by the Company:

	Payments Due by Period (in Thousands)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Senior Notes, Revolving Credit Facility, Warehouse Line, Junior Subordinated Notes and Other Notes Payable	$1,795,669	$61,553	$49,304	$26,719	$1,658,093
Interest and fee commitments under interest bearing notes(1)	1,178,807	134,197	242,150	223,885	578,575

Total contractual cash obligations relating to debt	$2,974,476	$195,750	$291,454	$250,604	$2,236,668

(1)
Interest on variable rate obligations is based on rates effective as of September 30, 2005 and June 30, 2006, respectively.

(2)
Represents obligations under option contracts with specific performance provisions, net of cash deposits.

        On November 18, 2005, as part of an acceleration of Beazer's comprehensive plan to enhance stockholder value, the Company's Board of Directors authorized an increase in the Company's stock repurchase plan to ten million shares of the Company's common stock. The Company has entered into a plan under Rule 10b5-1 of the Securities Act of 1934 to execute a portion of the share repurchase program, and may also make opportunistic purchases in the open market or in privately negotiated transactions. During the nine months ended June 30, 2006, the Company repurchased approximately 3.1 million shares for an aggregate purchase price of $183.3 million or approximately $59 per share pursuant to the plan.

        We had performance bonds and outstanding letters of credit of approximately $731.0 million and $77.6 million, respectively, at June 30, 2006 related principally to our obligations to local governments to construct roads and other improvements in various developments in addition to the letters of credit of approximately $67.5 million relating to our land option contracts. We do not believe that any such letters of credit or bonds are likely to be drawn upon.

        We believe that our cash and cash equivalents on hand and current borrowing capacity, together with anticipated cash flows from operations, is sufficient to meet liquidity needs for the foreseeable future. There can be no assurance, however, that amounts available in the future from our sources of liquidity will be sufficient to meet future capital needs. The amount and types of indebtedness that we may incur may be limited by the terms of the indentures governing our Senior Notes and the terms of our Revolving Credit Facility. We may consider expansion opportunities through acquisition of established regional homebuilders and such opportunities could require us to seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financing and/or securities offerings.

OFF-BALANCE SHEET ARRANGEMENTS

        We acquire certain lots by means of option contracts. Option contracts generally require the payment of cash for the right to acquire lots during a specified period of time at a certain price and the purchase of the properties is contingent upon satisfaction of certain requirements by us and the sellers. Our obligation with respect to options with specific performance provisions is included on our consolidated balance sheets in other liabilities. Under option contracts without specific performance obligations, our liability is generally limited to forfeiture of the non-refundable deposits, letters of credit and other non-refundable amounts incurred, which aggregated approximately $327.4 million at June 30, 2006. This amount includes letters of credit of approximately $55.4 million. As of June 30, 2006, the aggregate exercise price of our option contracts, net of cash deposits, was approximately $2.9 billion.

        We expect, subject to market conditions, to exercise substantially all of our option contracts. We have historically funded the exercise of land options through a combination of operating cash flows and borrowings under our Revolving Credit Facility. We expect these sources to continue to be adequate to fund anticipated future option exercises. Therefore, we do not anticipate that the exercise of our land options will have a material adverse effect on our liquidity.

        Certain of our option contracts are with sellers who are deemed to be Variable Interest Entities ("VIE"s) under FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" ("FIN 46"). We have determined that we are the primary beneficiary of certain of these option contracts. Our risk is generally limited to the option deposits that we pay, and creditors of the sellers generally have no recourse to the general credit of the Company. Although we do not have legal title to the optioned land, for those option contracts for which we are the primary beneficiary, we are required to consolidate the land under option at fair value. We believe that the exercise prices of our option contracts approximate their fair value. Our condensed consolidated balance sheets at June 30, 2006 and September 30, 2005 reflect consolidated inventory not owned of $273.3 million and $230.1 million, respectively. Obligations related to consolidated inventory not owned totaled $198.7 million at June 30, 2006 and $166.2 million at September 30, 2005. The difference between the balances of consolidated inventory not owned and obligations related to consolidated inventory not owned represents cash deposits paid under the option agreements.

        We participate in a number of land development joint ventures in which we have less than a controlling interest. We enter into joint ventures in order to acquire attractive land positions, to manage our risk profile and to leverage our capital base. Our joint ventures are typically entered into with developers, other homebuilders and financial partners to develop finished lots for sale to the joint venture's members and other third parties. We account for our interest in these joint ventures under the equity method. Our condensed consolidated balance sheets include investments in joint ventures totaling $122.3 million and $78.6 million at June 30, 2006 and September 30, 2005 respectively.

        Our joint ventures typically obtain secured acquisition and development financing. In some instances, we and our joint venture partners have provided varying levels of guarantees of debt of our unconsolidated joint ventures. At June 30, 2006, we had a repayment guarantee of $11.3 million related to our portion of debt of one of our unconsolidated joint ventures and loan-to-value maintenance guarantees of $12.8 million related to certain of our unconsolidated joint ventures (see Note 4 to the Unaudited Condensed Consolidated Financial Statements for additional information regarding our joint ventures and related guarantees).

RECENT ACCOUNTING PRONOUNCEMENTS

        In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections, which will be effective in the first quarter of fiscal year 2007. This statement addresses the retrospective application of such changes and corrections and will be followed if and when necessary. We do not anticipate adoption of this standard will have a material impact on our consolidated financial statements.

        In July 2006, the FASB issued Interpretation No. 48 ("FIN 48"), Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are currently evaluating the impact of this standard on our Consolidated Financial Statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We are exposed to a number of market risks in the ordinary course of business. Our primary market risk exposure relates to fluctuations in interest rates. We do not believe that our exposure in this area is material to cash flows or earnings. As of June 30, 2006, we had $131.7 million of variable rate debt outstanding. Based on our outstanding borrowings under our variable rate debt at June 30, 2006, a one-percentage point increase in interest rates would negatively impact our annual pre-tax interest cost by approximately $1.3 million.

OUTLOOK

        The current sales environment in many markets is more difficult than previously anticipated. In addition, as we proactively optimize our capital base and are exiting those markets and selling certain land positions returning less than our overall cost of capital, we have incurred some incremental period costs. As such, as of July 27, 2006 we adjusted our range for expected fiscal 2006 diluted earnings per share to $9.25 - $9.75 per share to explicitly address these factors. This compares to our adjusted 2005 earnings per share of $8.72. This outlook assumes no further deterioration in new order trends or market conditions during the remaining months of this year.

        We remain committed to our stated goal of enhancing margins and profitability by executing our Profitable Growth Strategy. As part of this strategy, we will continue to reallocate capital to those investments which will yield the highest returns, and return capital to our stockholders through our share repurchase program while maintaining a sound financial position.

BUSINESS

Overview

        We design, sell and build primarily single-family homes in the following locations within the United States:

Region/State	Market(s)/Year Entered
West Region:
Arizona	Phoenix (1993)
California	Los Angeles County (1993), Orange County (1993), Riverside & San Bernardino Counties (1993), San Diego County (1992), Ventura County (1993), Sacramento (1993), Fresno (2004)
New Mexico	Albuquerque (2005)
Nevada	Las Vegas (1993)
Mid-Atlantic Region:
Maryland/Delaware	Baltimore (1998), Metro-Washington DC (1998); Delaware (2003)
New Jersey/New York	Central and Southern New Jersey (1998), Orange County, New York (2005)
Pennsylvania	Bucks County (1998)
Virginia/West Virginia	Fairfax County (1998), Loudoun County (1998), Prince William County (1998), West Virginia (2004)
Florida Region:
Florida	Jacksonville (1993), Fort Myers/Naples (1996), Tampa/St. Petersburg (1996), Orlando (1997), Sarasota (2005)
Southeast Region:
Georgia	Atlanta (1985), Savannah (2005)
North Carolina	Charlotte (1987), Raleigh/Durham (1992), Greensboro (1999)
South Carolina	Charleston (1987), Columbia (1993), Myrtle Beach (2002)
Nashville, Tennessee	Nashville (1987)
Other Homebuilding Markets:
Colorado	Denver (2001), Colorado Springs (2003)
Indiana	Indianapolis (2002), Ft. Wayne (2002)
Kentucky	Lexington (2002)
Ohio	Columbus (2002), Cincinnati/Dayton (2002)
Memphis, TN/Mississippi	Memphis (2002), Northern Mississippi (2002)
Texas	Dallas (1995), Houston (1995)

        We design our homes at various price points to appeal to homebuyers across various demographic segments. Our objective is to provide our customers at each price point with homes that incorporate exceptional value and quality while seeking to maximize our return on invested capital. To achieve this objective, we have developed a business strategy which focuses on the following elements:

        Geographic Diversity and Growth Markets.    We compete in a large number of geographically diverse markets in an attempt to reduce our exposure to any particular regional economy. Within these markets, we build homes in a variety of projects. Our business strategy entails further increasing our market penetration and investing in our most profitable markets.

        Leverage of National Brand.    Our national branding strategy presents us as one company with one name, one logo, one message and one purpose. We feel that this strengthened national brand identity better positions us to consistently address the needs of our customers across all of our markets.

        Leverage Size, Scale and Capabilities to Achieve Optimal Efficiencies.    We have implemented specific profitability initiatives which focus on leveraging our size, scale and capabilities in order to achieve enhanced gross profit and operating profit margins. These initiatives include:

  •
  leveraging our size to create economies of scale in purchasing and construction;

  •
  standardizing best practices and product designs;

  •
  using branding and increased market penetration to maximize efficiency of land use; and

  •
  leveraging our fixed cost infrastructure by increasing depth and breadth in markets where we have an established presence.

        Quality Homes at Various Price-Points to Meet the Needs of Increasingly Diverse Homebuyers.    We seek to maximize customer satisfaction by offering homes which incorporate quality materials, distinctive design features, convenient locations and competitive prices. During the nine months ended June 30, 2006, the average sales price of our homes closed was approximately $285,200. Our product strategy entails addressing the needs of an increasingly diverse profile of buyers as evidenced by demographic trends including, among others, increased immigration, changing profiles of households, the aging of the baby-boomers, and the rise of the echo-boomers (children of the baby-boomers) into the ranks of homeownership. Our product offering is broken down into the following product categories:

          Economy.    These homes are targeted primarily at entry-level buyers, are generally 1,500 square feet or less in size, and are intended to meet the needs of those buyers for whom price is the most important factor in the buying decision.

          Value.    These homes are targeted at entry-level and move-up buyers, generally range from 1,500 to 2,500 square feet in size, and are intended to appeal to buyers who are more interested in style and features, but are still somewhat price-focused.

          Style.    These homes are targeted at more affluent move-up buyers, are generally greater than 2,500 square feet in size, and are intended to appeal to buyers in the more luxurious segment of the market, who place greater emphasis on style and features.

        In addition, we also offer homes to the 'active adult' segment which is targeted to buyers over 55 years of age, in communities with special amenities. We offer these homes within the Economy, Value and Style categories described above.

        Additional Products and Services for Homebuyers.    In order to maximize our profitability and provide our customers with the additional products and services that they desire, we have incorporated design studios and mortgage origination operations into our business. Recognizing that our customers want to choose certain components of their new home, we offer limited customization through the use of design studios in most of our markets. These design studios allow the customer to select certain non-structural customizations for their homes such as cabinetry, flooring, fixtures, appliances and wall coverings. Additionally, recognizing the homebuyer's desire to simplify the financing process, our financial services segment originates mortgages on behalf of our customers through our subsidiary Beazer Mortgage Corporation, or Beazer Mortgage. Beazer Mortgage originates, processes and brokers mortgages to third-party investors. Beazer Mortgage generally does not retain or service the mortgages that it brokers. Beginning in January 2006, Beazer Mortgage is financing certain of our mortgage lending activities with borrowings under a new warehouse line of credit or from general corporate funds prior to selling the loans and their servicing rights shortly after origination to third-party investors. We also provide title services to our customers in many of our markets.

        Conservative Land Policies.    We seek to maximize our return on capital by judiciously managing our investment in land. To reduce the risks associated with investments in land, we often use options to control land. We generally do not speculate in land which is not subject to entitlements providing basic development rights to the owner.

Markets and product description

        We evaluate a number of factors in determining which geographic markets to enter or in which markets to concentrate our homebuilding activities. We attempt to anticipate swings in economic and real estate conditions by evaluating such statistical information as:

  •
  the historical and projected growth of the population;

  •
  the number of new jobs created or projected to be created;

  •
  the number of housing starts in previous periods;

  •
  building lot availability and price;

  •
  housing inventory;

  •
  level of competition; and

  •
  home sale absorption rates.

        We generally seek to differentiate ourselves from our competition in a particular market with respect to customer service and product type. We maintain the flexibility to alter our product mix within a given market, depending on market conditions. In determining our product mix, we consider demographic trends, demand for a particular type of product, margins, timing and the economic strength of the market. Although some of our Value and Style homes are priced at the upper end of the market, and we offer a selection of amenities, we generally do not build "custom homes." We attempt to maximize efficiency by using standardized design plans whenever possible.

        Our homebuilding and marketing activities are conducted under the name of Beazer Homes in each of our markets.

Corporate operations

        We perform the following functions at a centralized level:

  •
  evaluate and select geographic markets;

  •
  allocate capital resources to particular markets for land acquisitions;

  •
  maintain and develop relationships with lenders and capital markets to regulate the flow of financial resources;

  •
  maintain centralized information systems; and

  •
  monitor the operations of our subsidiaries and divisions.

        We allocate capital resources necessary for new projects in a manner consistent with our overall operating strategy. We will vary the capital allocation based on market conditions, results of operations and other factors. Capital commitments are determined through consultation among selected executive and operational personnel, who play an important role in ensuring that new projects are consistent with our strategy. Centralized financial controls are also maintained through the standardization of accounting and financial policies and procedures.

        Structurally, we operate through separate divisions, which are generally located within the areas in which they operate. In addition, each division is equipped with the skills to complete the functions of land acquisition, land entitlement, land development, construction, marketing, sales and product service.

Land acquisition and development

        Generally, the land we acquire is purchased only after necessary entitlements have been obtained so that we have the right to begin development or construction as market conditions dictate. In certain situations, we will purchase property without all necessary entitlements where we perceive an opportunity to build on such property in a manner consistent with our strategy. The term "entitlements" refers to subdivision approvals, development agreements, tentative maps or recorded plats, depending on the jurisdiction within which the land is located. Entitlements generally give a developer the right to obtain building permits upon compliance with conditions that are usually within the developer's control. Although entitlements are ordinarily obtained prior to the purchase of land, we are still required to obtain a variety of other governmental approvals and permits during the development process.

        We select our land for development based upon a variety of factors, including:

  •
  internal and external demographic and marketing studies;

  •
  suitability for development during the time period of one to five years from the beginning of the development process to the last closing;

  •
  centralized corporate-level management review of all decisions;

  •
  financial review as to the feasibility of the proposed project, including profit margins and returns on capital employed;

  •
  the ability to secure governmental approvals and entitlements;

  •
  environmental and legal due diligence;

  •
  competition in the area;

  •
  proximity to local traffic corridors and amenities; and

  •
  management's judgment as to the real estate market and economic trends and our experience in a particular market.

        We generally purchase land or obtain an option to purchase land, which, in either case, requires certain site improvements prior to construction. Where required, we then undertake or, in the case of land under option, the grantor of the option then undertakes, the development activities (through contractual arrangements with local developers), which include site planning and engineering, as well as constructing road, sewer, water, utilities, drainage and recreational facilities and other amenities. When available in certain markets, we also buy finished lots that are ready for construction.

        We strive to develop a design and marketing concept for each of our projects, which includes determination of size, style and price range of the homes, layout of streets, layout of individual lots and overall community design. The product line offered in a particular project depends upon many factors, including the housing generally available in the area, the needs of a particular market and our cost of lots in the project. We are, however, often able to use standardized design plans.

        The development and construction of each project is managed by our operating divisions, each of which is generally led by a president who, in turn, reports directly or indirectly to our Chief Operating Officer. At the development stage, a manager (who may be assigned to several projects and reports to the president of the division) supervises development of buildable lots. In addition, a builder is responsible for each project site to supervise actual construction, and each division has one or more customer care and marketing representatives assigned to projects operated by that division.

Option Contracts

        We acquire certain lots by means of option contracts. Option contracts generally require the payment of a cash deposit or issuance of a letter of credit for the right to acquire lots during a specified period of time at a certain price. Our option contracts generally have expiration periods ranging from one to 60 months.

        Under option contracts, both with and without specific performance, purchase of the properties is contingent upon satisfaction of certain requirements by us and the sellers. Our obligation with respect to options with specific performance is included on our consolidated balance sheet in other liabilities at June 30, 2006. At June 30, 2006, we are committed to future amounts under option contracts with specific performance obligations that aggregated $9.0 million, net of cash deposits. Under option contracts without specific performance obligations, our liability is generally limited to forfeiture of the non-refundable deposits, letters of credit and other non-refundable amounts incurred, which aggregated approximately $327.4 million at June 30, 2006. This amount includes non-refundable letters of credit of approximately $55.4 million. At June 30, 2006, future amounts under option contracts without specific performance obligations aggregated approximately $2.9 billion, net of cash deposits.

Construction

        We act as the general contractor for the construction of our projects. Our project development operations are controlled by our subsidiaries and divisions, whose employees supervise the construction of each project, coordinate the activities of subcontractors and suppliers, subject their work to quality and cost controls and assure compliance with zoning and building codes. We specify that quality, durable materials be used in the construction of our homes. Our subcontractors follow design plans prepared by architects and engineers who are retained by us and whose designs are geared to the local market. Subcontractors typically are retained on a project-by-project basis to complete construction at a fixed price. Agreements with our subcontractors and materials suppliers are generally entered into after competitive bidding. In connection with this competitive bid process, we obtain information from prospective subcontractors and vendors with respect to their financial condition and ability to perform their agreements with us. We do not maintain significant inventories of construction materials, except for materials being utilized for homes under construction. We have numerous suppliers of raw materials and services used in our business, and such materials and services have been, and continue to be, available. Material prices may fluctuate, however, due to various factors, including demand or supply shortages, which may be beyond the control of our vendors. From time to time we enter into regional and national supply contracts with certain of our vendors. We believe that our relationships with our suppliers and subcontractors are good.

        Construction time for our homes depends on the availability of labor, materials and supplies, product type and location. Homes are designed to promote efficient use of space and materials, and to minimize construction costs and time. In all of our markets, construction of a home is typically completed within three to six months following commencement of construction. At June 30, 2006, we had 1,796 finished homes (excluding models), of which 1,199 were sold and included in backlog at such date.

Warranty program

        For homes sold through March 31, 2004 (and in certain markets through July 31, 2004), we self-insured our structural warranty obligations through our wholly owned risk retention group. Beginning with homes sold April 1, 2004 (August 1, 2004 in certain markets), our warranties are issued, administered, and insured by independent third parties. We currently provide a limited warranty (ranging from one to two years) covering workmanship and materials per our defined performance quality standards. In addition, we provide a limited warranty (generally ranging from a minimum of five years up to the period covered by the applicable statute of repose) covering only certain defined construction defects. The Company also provides a defined structural element warranty with single- family homes and townhomes in certain states.

        We subcontract our homebuilding work to subcontractors who generally provide us with an indemnity and a certificate of insurance prior to receiving payments for their work and, therefore, claims relating to workmanship and materials are generally the primary responsibility of our subcontractors.

        In addition, we maintain third-party insurance for most construction defects that we encounter in the normal course of business. We believe that our accruals and third-party insurance are adequate to cover the ultimate resolution of our potential liabilities associated with known and anticipated warranty and construction defect related claims and litigation.

        There can be no assurance, however, that the terms and limitations of the limited warranty will be effective against claims made by the homebuyers, that we will be able to renew our insurance coverage or renew it at reasonable rates, that we will not be liable for damages, the cost of repairs, and/or the expense of litigation surrounding possible construction defects, soil subsidence or building related claims or that claims will not arise out of uninsurable events or circumstances not covered by insurance and not subject to effective indemnification agreements with our subcontractors.

Marketing and sales

        We make extensive use of advertising and other promotional activities, including our website (http://www.beazer.com), mass-media advertisements, brochures, direct mail and the placement of strategically located signboards in the immediate areas of our developments.

        We normally build, decorate, furnish and landscape between one and five model homes for each project and maintain on-site sales offices. At June 30, 2006, we maintained 763 model homes, of which 329 were owned and 434 were leased from third parties pursuant to sale and leaseback agreements. We believe that model homes play a particularly important role in our marketing efforts.

        We generally sell our homes through commissioned employees (who typically work from the sales offices located at the model homes used in the subdivision) as well as through independent brokers. Our personnel are available to assist prospective homebuyers by providing them with floor plans, price information and tours of model homes, and in connection with the selection of options. The selection of interior features is a principal component of our marketing and sales efforts. Sales personnel are trained by us and attend periodic meetings to be updated on sales techniques, competitive products in the area, the availability of financing, construction schedules and marketing and advertising plans, which management believes results in a sales force with extensive knowledge of our operating policies and housing products. Our policy also provides that sales personnel be licensed real estate agents where required by law. We also build a number of homes for which no signed sales contract exists at the time of commencement of construction. The use of an inventory of such homes is necessary to satisfy the requirements of relocated personnel and of independent brokers, who often represent customers who require a completed home within 60 days. At June 30, 2006, excluding models, we had 3,525 homes at various stages of completion (of which 597 were completed) for which we had not received a sales contract.

        We sometimes use various sales incentives in order to attract homebuyers. The use of incentives depends largely on local economic and competitive market conditions.

Customer financing

        We provide customer financing through Beazer Mortgage. Beazer Mortgage provides mortgage origination services only, and generally does not retain or service the mortgages that it originates.

Through December 31, 2005, these mortgages were generally funded by one of a network of mortgage lenders. Beginning in January 2006, Beazer Mortgage finances certain of our mortgage lending activities with borrowings under a warehouse line of credit or from general corporate funds prior to selling the loans and their servicing rights shortly after origination to third-party investors. Beazer Mortgage can provide qualified homebuyers numerous financing options, including a wide variety of conventional, FHA and VA financing programs. In certain situations, we will seek to assist our homebuyers in obtaining financing from outside mortgage lenders and, in certain limited circumstances, we may attempt to minimize potential risks relating to the availability of customer financing by purchasing mortgage financing commitments that lock in the availability of funds and interest rates at specified levels for a certain period of time. Because substantially all homebuyers utilize long-term mortgage financing to purchase a home, adverse economic conditions, increases in unemployment and high mortgage interest rates may deter and eliminate a substantial number of potential homebuyers from our markets in the future. In addition, we provide title services to our homebuyers in many of our markets.

Competition and market factors

        The development and sale of residential properties is highly competitive and fragmented. We compete for residential sales on the basis of a number of interrelated factors, including location, reputation, amenities, design, quality and price, with numerous large and small homebuilders, including some homebuilders with nationwide operations and greater financial resources and/or lower costs than us. We also compete for residential sales with individual resales of existing homes, available rental housing and, to a lesser extent, resales of condominiums. We believe that we compare favorably to other builders in the markets in which we operate, due primarily to:

  •
  our experience within our geographic markets and breadth of product line, which allows us to vary our regional product offerings to reflect changing market conditions;

  •
  our responsiveness to market conditions, enabling us to capitalize on the opportunities for advantageous land acquisitions in desirable locations;

  •
  our reputation for quality design, construction and service; and

  •
  our focus on providing customers with a product they enjoy.

        The housing industry is cyclical and is affected by consumer confidence levels and prevailing economic conditions generally, including interest rate levels. A variety of other factors affect the housing industry and demand for new homes, including the availability of labor and materials and increases in the costs thereof, changes in costs associated with homeownership such as increases in property taxes and energy costs, changes in consumer preferences, demographic trends and the availability of and changes in mortgage financing programs.

Government regulation and environmental matters

        Generally, our land is purchased with entitlements, giving us the right to obtain building permits upon compliance with specified conditions, which generally are within our control. Upon compliance with such conditions, we must obtain building permits. The length of time necessary to obtain such permits and approvals affects the carrying costs of unimproved property acquired for the purpose of development and construction. In addition, the continued effectiveness of permits already granted is subject to factors such as changes in policies, rules and regulations and their interpretation and application. Several governmental authorities have imposed impact fees as a means of defraying the cost of providing certain governmental services to developing areas. To date, the governmental approval processes discussed above have not had a material adverse effect on our development activities, and indeed all homebuilders in a given market face the same fees and restrictions. There can be no assurance, however, that these and other restrictions will not adversely affect us in the future.

        We may also be subject to periodic delays or may be precluded entirely from developing communities due to building moratoriums or "slow-growth" or "no-growth" initiatives or building permit allocation ordinances which could be implemented in the future in the states and markets in which we operate. Substantially all of our land is entitled and, therefore, the moratoriums generally would only adversely affect us if they arose from health, safety and welfare issues such as insufficient water or sewage facilities. Local and state governments also have broad discretion regarding the imposition of development fees for projects in their jurisdictions. These fees are normally established, however, when we receive recorded final maps and building permits. We are also subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. These laws may result in delays, cause us to incur substantial compliance and other costs, and prohibit or severely restrict development in certain environmentally sensitive regions or areas.

Bonds and other obligations

        We are frequently required, in connection with the development of our projects, to obtain letters of credit and performance, maintenance and other bonds in support of our related obligations with respect to such developments. The amount of such obligations outstanding at any time varies in accordance with our pending development activities. In the event any such bonds or letters of credit are drawn upon, we would be obligated to reimburse the issuer of such bonds or letters of credit. At June 30, 2006 we had approximately $731.0 million and $77.6 million of outstanding performance bonds and letters of credit, respectively, related to our obligations to local governments to construct roads and other improvements in various developments in addition to outstanding letters of credit of approximately $67.5 million related to our land option contracts. We do not believe that we will be required to draw upon any such bonds or letters of credit.

Employees and subcontractors

        At June 30, 2006, we employed 4,451 persons, of whom 885 were sales and marketing personnel, 1,562 were executive, management and administrative personnel, 1,717 were involved in construction and 287 were personnel of Beazer Mortgage. Although none of our employees are covered by collective bargaining agreements, certain of the subcontractors engaged by us are represented by labor unions or are subject to collective bargaining arrangements. We believe that our relations with our employees and subcontractors are good.

MANAGEMENT

Directors and executive officers

        Each of our directors and officers holds office until a successor is elected or qualified or until his earlier death, resignation or removal. Set forth below is biographical information regarding our directors and executive officers:

        Laurent Alpert, 59, has served as a director since February 2002. Mr. Alpert is a partner in the international law firm of Cleary, Gottlieb, Steen & Hamilton. He joined Cleary, Gottlieb, Steen & Hamilton in 1972 and became a partner in 1980. He received his undergraduate degree from Harvard College and a law degree from Harvard Law School. Mr. Alpert is also a Director of the International Rescue Committee, a non-profit organization providing relief and resettlement services to refugees.

        Katie J. Bayne, 39, has served as a director since December 2003. Ms. Bayne is Senior Vice President, Coca-Cola Brands for North America, responsible for developing and executing portfolio strategy for all of the Coca-Cola trademarked brands at The Coca-Cola Company. Since joining The Coca-Cola Company in 1989, she has held various marketing positions in Atlanta, Los Angeles and Sydney, Australia. She has a diverse range of experience in the areas of brand management, new products, consumer strategy, category management and customer business development. Ms. Bayne holds a bachelor of arts degree from Duke University, and a master of business administration from the Fuqua School of Business at Duke University. She currently sits on the board of Imagine It! The Children's Museum of Atlanta.

        Brian C. Beazer, 71, is the Non-Executive Chairman of Beazer Homes' Board of Directors and has served as a director of Beazer Homes since its initial public offering (the "IPO") in 1994. From 1968 to 1983, Mr. Beazer was Chief Executive Officer of Beazer PLC, a United Kingdom company, and then was Chairman and CEO of that company from 1983 to the date of its acquisition by an indirect, wholly-owned subsidiary of Hanson PLC (effective December 1, 1991). During that time Beazer PLC expanded its activities to include homebuilding, quarrying, contracting and real estate, and became an international group with annual revenue of approximately $3.4 billion. Mr. Beazer was educated at the Cathedral School, Wells, Somerset, England. He is a Director of Beazer Japan, Ltd; Seal Mint, Ltd; Jade Technologies Singapore Ltd; United Pacific Industries Limited; Jacuzzi Brands, Inc. and Numerex Corp., and is a private investor.

        Peter G. Leemputte, 49, has been a director since August 2005. Mr. Leemputte has been Senior Vice President and Chief Financial Officer for Brunswick Corporation, a publicly traded global leader in the leisure products industry, including pleasure boats, marine engines, bowling and billiards products and fitness equipment since 2003, having joined Brunswick in 2001 as Vice President and Controller. Prior to joining Brunswick Corporation, Mr. Leemputte was Executive Vice President, Chief Financial and Administrative Officer of Chicago Title Corporation, a leading publicly traded national service provider offering residential and commercial title insurance. Before joining Chicago Title Corporation, Mr. Leemputte was a Vice President with Mercer Management Consulting in Chicago where he was a partner in the firm's global practice covering strategy and operational studies within process industries. His career also includes domestic and international financial assignments with Armco Inc., FMC Corporation and BP Amoco. He also served as a product development engineer with Procter & Gamble Company. Mr. Leemputte holds a Bachelor of Science degree in Chemical Engineering from Washington University, St. Louis and a Master of Business Administration in Finance and Marketing from the University of Chicago Graduate School of Business.

        Ian J. McCarthy, 53, is the President and Chief Executive Officer of Beazer Homes and has served as a director of Beazer Homes since the IPO. Mr. McCarthy has served as President of predecessors of Beazer Homes since January 1991 and was responsible for all United States residential homebuilding operations in that capacity. During the period May 1981 to January 1991, Mr. McCarthy was employed in Hong Kong and Thailand becoming a director of Beazer Far East and from January 1980 to May 1981 was employed by Kier, Ltd., a company engaged in the United Kingdom construction industry which became an indirect, wholly-owned subsidiary of Beazer PLC. Mr. McCarthy is a Chartered Civil Engineer with a Bachelor of Science degree from The City University, London. Mr. McCarthy currently serves as a member of the Board of HomeAid America. He also serves on the Board of Directors of Builder Homesite, Inc., and on the Board of Directors of the Metro Atlanta Chamber of Commerce. He was inducted into the California Building Industry Hall of Fame in 2004, the first non-California resident to receive this honor.

        Maureen E. O'Connell, 44, was appointed a director of Beazer Homes in May 2002. Ms. O'Connell most recently served as President and COO of Gartner, Inc. which she joined in September 2002 as Executive Vice President, Chief Financial and Administrative Officer. Prior to joining Gartner, Ms. O'Connell was the Chief Financial Officer of Barnes & Noble, Inc. since 2000. She also held similar positions at Publishers Clearing House from 1998 to 2000, BMG Direct from 1997 to 1998 and Primedia, Inc. from 1990 to 1997. Ms. O'Connell was also employed by Equitable Financial Companies from 1988 to 1990 and Cooper's and Lybrand (now PriceWaterhouseCoopers) from 1985 to 1988. Ms. O'Connell received her undergraduate degree in Accounting and Economics at the New York University Stern School of Business and is a Certified Public Accountant.

        Larry T. Solari, 64, has served as a director of Beazer Homes since the IPO. From 1998 to 2001, Mr. Solari was the Chairman and CEO of BSI Holdings, Inc. in Carmel, California. Mr. Solari was the Chairman and CEO of Sequentia, Inc. from 1996 to 1997 and President of the Building Materials Group of Domtar, Inc. from 1994 to 1996. Mr. Solari was President of the Construction Products Group of Owens-Corning Fiberglas from 1986 to 1994. Mr. Solari held various other positions with Owens-Corning Fiberglas since 1966. Mr. Solari earned a Bachelor of Science degree in Industrial Management and a Master of Business Administration degree from San Jose State University and is a graduate of Stanford University's Management Program. Mr. Solari is a Director of Pacific Coast Building Products, Inc., Atrium Companies, Inc., TruStile Doors, LLC, and Performance Contracting Group. Mr. Solari is a past director of the Policy Advisory Board of the Harvard Joint Center for Housing Studies and an Advisory Board Member of the National Home Builders Association.

        Stephen P. Zelnak, Jr., 61, has served as a director of Beazer Homes since February 2003. He is the Chairman and Chief Executive Officer of Martin Marietta Materials, Inc. Mr. Zelnak joined Martin Marietta Corporation in 1981 and prior to assuming his current position in 1993, had been the President of Martin Marietta Corporation's Materials Group and of Martin Marietta's Aggregates Division. Mr. Zelnak received a Bachelors degree from Georgia Institute of Technology and Masters degrees in Administrative Science and Business Administration from the University of Alabama System. He has served as Chairman of the North Carolina Citizens for Business and Industry, and is the past Chairman of the North Carolina Community College Foundation. He serves on the Advisory Boards of North Carolina State University and Georgia Institute of Technology.

        Michael H. Furlow, 55, joined us in October 1997 as the Executive Vice President for Operations and was named Chief Operating Officer in 1998. In this capacity, the Division Presidents report, directly or indirectly, to Mr. Furlow, and he is responsible for the performance of those operating divisions. During the 12 years prior to joining Beazer Homes, Mr. Furlow was with Pulte Home Corporation in various field and corporate roles, most recently as a Regional President. Mr. Furlow received a Bachelor of Arts degree with honors in Accounting from the University of West Florida and initially worked as a Certified Public Accountant for Arthur Young & Company.

        James O'Leary, 43, joined us in June 2002 as Executive Vice President, Corporate Development. In August 2003 he was appointed Executive Vice President and Chief Financial Officer. Mr. O'Leary was previously with U.S. Industries, Inc. from 1995 to 2002. From 2000 to 2002, Mr. O'Leary was Chairman and CEO of LCA Group, Inc., U.S. Industries' global lighting subsidiary. He also served as

Executive Vice President of U.S. Industries from 1999 to 2002, Senior Vice President and Chief Financial Officer from 1998 to 1999 and Vice President and Corporate Controller from 1995 to 1998. Mr. O'Leary held various financial and operational positions at Hanson PLC., U.S. Industries' former parent company, from 1993 to 1995, at which time U.S. Industries was spun off to Hanson's shareholders. Mr. O'Leary was with Deloitte & Touche from 1985 to 1993. Mr. O'Leary holds a Master of Business Administration degree from the Wharton School of the University of Pennsylvania and a Bachelor of Business Administration degree from Pace University. Mr. O'Leary is a licensed Certified Public Accountant. Mr. O'Leary currently serves on the Board of Directors of Kaydon Corporation.

        Kenneth J. Gary, 48, joined us in March 2005 as Executive Vice President, General Counsel and Corporate Secretary. From 1990 to March 2005, Mr. Gary served as Senior Vice President and General Counsel of Toll Brothers, Inc. He also served as Chief Executive Officer of that company's mortgage and title insurance subsidiaries. Prior to 1990, Mr. Gary served as Counsel of Bell Atlantic Properties, the real estate subsidiary of Bell Atlantic Corporation (now known as Verizon Communications) and practiced real estate and corporate law with two major law firms for several years. Mr. Gary is a graduate of Brown University and the University of Pennsylvania Law School, where he was an editor of the Law Review.

        C. Lowell Ball, 49, joined us in August 2000 as Senior Vice President and currently serves as General Counsel—Real Estate. From 1992 to August 2000, Mr. Ball held senior positions with commercial real estate investment, development-operating companies, including Regent Partners, Inc., Compass Management and Leasing, Inc. and Dutch Institutional Holding Company. Prior to 1992, Mr. Ball practiced law for ten years with two major law firms. Mr. Ball graduated with honors from the University of North Carolina School of Law and received his undergraduate degree from the University of North Carolina where he was a Morehead Scholar.

        Cory J. Boydston, 47, joined us in January 1998 as Vice President and Treasurer, and was promoted to Senior Vice President in October 2004. Mrs. Boydston is currently responsible for the Treasury functions of the Company. She also oversees the Company's Title and Homeowner Insurance operations. Prior to joining Beazer, Mrs. Boydston was with Lennar Corporation from 1987 to 1997, serving in various capacities, including Vice President, Finance and Chief Financial Officer, Corporate Controller, and Chief Financial Officer, Investment Division. Before joining Lennar, Mrs. Boydston was with Hayes Microcomputer Products and Arthur Andersen & Co. Mrs. Boydston received a Bachelor of Science degree in Accounting from Florida State University in 1981 and is a licensed Certified Public Accountant.

        Fred Fratto, 52, joined us in October, 2002 as Vice President, Human Resources and was promoted to Senior Vice President in October 2004. Prior to joining Beazer Homes, Mr. Fratto served as Vice President, Human Resources and Administration for the Gulfstream Aerospace Corporation from 1999 to 2002. Previously, Mr. Fratto was with the Newell Rubbermaid Company from 1995 to 1999 and Westinghouse Electric Corporation from 1980 to 1995. He holds a Master of Science degree in Industrial and Labor Relations from West Virginia University and a Bachelor of Arts degree from Fairmont State College.

        Michael T. Rand, 44, joined us in November 1996 as Vice President, Operational and Accounting Controls and was promoted to Vice President, Corporate Controller in June of 1998. Mr. Rand was promoted to Senior Vice President, Corporate Controller in October 2002, and to Senior Vice President, Chief Accounting Officer in August 2004. Prior to joining Beazer Homes, Mr. Rand was with the firm KPMG Peat Marwick from 1984 to 1996, at which time he served as a Senior Audit Manager. Mr. Rand holds a bachelor's degree in Commerce from the University of Virginia and is a licensed Certified Public Accountant.

        John Skelton, 56, served as Senior Vice President, Operations from the IPO through fiscal 1998, was appointed Senior Vice President, Financial Planning in fiscal 1999 and appointed Senior Vice

President, Forward Planning in fiscal 2003. Mr. Skelton served as Vice President and Chief Financial Officer of Beazer Homes, Inc., a subsidiary of Beazer Homes, since 1985 and Vice President and Chief Financial Officer of Beazer Homes Holdings, Inc., a subsidiary of Beazer Homes, since April 1993. During the period 1977 to 1985, Mr. Skelton served as Finance Director of Leech Homes, a subsidiary of Leech PLC which was acquired by Beazer PLC in 1985. After graduating with a bachelor's degree from Durham University in the United Kingdom, he was employed by Deloitte & Touche and is a Fellow of the Institute of Chartered Accountants in England and Wales.

        Jonathan P. Smoke, 37, joined us in March 2001 as Vice President, eBusiness, was appointed Chief Information Officer in April 2002, was promoted to Senior Vice President in September 2003 and appointed Senior Vice President, Corporate Strategy and Innovation in October 2005. Mr. Smoke was previously with Lend Lease Corporation from 1999 to 2001 where he was responsible for eBusiness strategy and initiatives. Mr. Smoke was a management consultant with Deloitte & Touche from 1993 to 1999. Mr. Smoke holds a Master of Business Administration degree from the McCombs School of Business at the University of Texas at Austin and a Bachelor of Arts degree from Rhodes College.

EXECUTIVE COMPENSATION

        The following table sets forth the cash and non-cash compensation for each of our last three fiscal years awarded to or earned by our Chief Executive Officer and the four other most highly paid executive officers whose salary and bonus earned in fiscal year 2005 for services rendered to Beazer Homes exceeded $100,000.

Long-term Compensation Awards/Payments
Annual Compensation
Number of Securities Underlying Options(4)
Name and Principal Position	Fiscal Year	Salary		Bonus(1)		Other Annual Compensation(2)	Restricted Stock Awards(3)			LTIP Payouts	All Other Compensation(5)(6)
Ian J. McCarthy: President and Chief Executive Officer	2005 2004 2003	$ $ $	1,125,000 887,500 850,000	$ $ $	7,654,348 5,488,875 2,404,187	— — —	$ $	1,259,972 1,190,021 —	41,379 45,129 114,279	— — —	$ $ $	735,702 600,111 431,209
Michael H. Furlow: Executive Vice President and Chief Operating Officer	2005 2004 2003	$ $ $	762,500 637,500 600,000	$ $ $	3,689,274 3,378,982 1,418,345	— — —	$ $	780,032 720,044 —	25,614 27,306 69,144	— — —	$ $ $	377,167 329,960 236,292
James O'Leary: Executive Vice President and Chief Financial Officer	2005 2004 2003	$ $ $	535,000 452,500 354,167	$ $ $	1,982,225 1,845,406 675,125	— — —	$ $	490,674 458,704 —	16,113 17,394 23,049	— — —	$ $ $	200,030 174,673 89,852
Kenneth J. Gary: Executive Vice President, General Counsel	2005 2004 2003		$203,125 — —		$530,937 — —	— — —		$765,267 — —	— — —	— — —		$37,157 — —
Michael T. Rand: Senior Vice President, Chief Accounting Officer	2005 2004 2003	$ $ $	267,500 257,500 220,883	$ $ $	439,560 399,013 210,259	— — —	$ $	57,209 54,977 —	1,878 2,085 6,723	— — —	$ $ $	47,289 38,326 29,013

(1)
For Messrs. McCarthy, Furlow, O'Leary, Gary, and Rand, includes $0, $0, $991,091, $0, and $43,936, respectively, which is represented by restricted stock units deposited into an account pursuant to the Corporate Management Stock Purchase Program ("CMSPP") in 2005. For Messrs. McCarthy, Furlow, O'Leary, and Rand, includes $548,803, $0, $369,061, and $39,848, respectively, which is represented by restricted stock units deposited into an account pursuant to the CMSPP in 2004. For Messrs. McCarthy, Furlow, O'Leary, and Rand includes $360,624, $0, $67,425, and $22,012, respectively, which is represented by restricted stock units deposited into an account pursuant to the CMSPP in 2003.

(2)
The aggregate amount of certain perquisites and other benefits provided to each of the officers listed above did not exceed the lesser of $50,000 or 10% of his total annual salary and bonus in any of the years reported and so is not required to be included in the table.

(3)
For fiscal 2005, dollar value based on the closing price per share ($38.06) of Beazer Homes' common stock on the award date, except for Mr. Gary. The dollar value for Mr. Gary's award is based on the closing prices per share of $52.27 and $50.39 of Beazer Homes' common stock on the award dates. For fiscal 2004, dollar value based on the closing price per share ($32.96) of Beazer Homes' common stock on the award date. All prices per share take into account the 3-for-1 stock split in March 2005. For fiscal 2003 Messrs. McCarthy, Furlow, O'Leary, and Rand, received 138,864, 92,619, 5,280, and 22,647 shares of restricted stock, respectively, not included above as such shares of restricted stock were awarded in settlement of the executives' Value Created Incentive Plan ("VCIP") banks pursuant to an amendment to the VCIP which was approved by our stockholders at the 2003 annual meeting. Shares of restricted stock will be restricted from use or sale for five years from grant, subject to continued employment.

(4)
Number of shares adjusted to reflect 3-for-1 stock split in March 2005 for options granted prior to such date.

(5)
Includes matching contributions by the Company under its 401(k) plan, and, for fiscal 2005, discretionary and matching contributions by the Company under its Deferred Compensation Plan of $200,000, $100,000, $50,000, $0, and $6,062, respectively, for Messrs. McCarthy, Furlow, O'Leary, Gary and Rand, for fiscal 2004, discretionary and matching contributions by the Company under its Deferred Compensation Plan of $200,000, $100,000, $50,000, and $3,369,

  respectively, for Messrs. McCarthy, Furlow, O'Leary, and Rand, and for fiscal 2003, discretionary and matching contributions by the Company under its Deferred Compensation Plan of $200,000, $100,000, $21,733, and $3,184 respectively for Messrs. McCarthy, Furlow, O'Leary, and Rand.

(6)
Includes deferred compensation amounts awarded, reflecting payment of 10% of ending bank balance under the Executive VCIP for fiscal 2005 for Messrs. McCarthy, Furlow, O'Leary, Gary and Rand of $529,752, $270,517, $144,435, $30,955 and $34,970, respectively; for fiscal 2004 for Messrs. McCarthy, Furlow, O'Leary, and Rand of $393,611, $223,460, $118,035 and $28,226, respectively; and for fiscal 2003 for Messrs. McCarthy, Furlow, O'Leary, and Rand of $225,209, $130,292, $62,256, and $19,471, respectively.

Stock Options

        The following tables summarize stock option grants and exercises during fiscal year 2005 to or by the Named Executives and the grant date present values of the options held by such persons at the end of fiscal year 2005.

Option Grants for Fiscal Year 2005(1)

Name	Number of Securities Underlying Options Granted(2)	Percentage of Total Options Granted to Employees in Fiscal Year 2005	Exercise or Base Price(2)	Expiration Date	Grant Date Present Value(3)
Ian J. McCarthy	41,379	15.2%	$38.06	11/04/2011	$15.80
Michael H. Furlow	25,614	9.4%	$38.06	11/04/2011	$15.80
James O'Leary	16,113	5.9%	$38.06	11/04/2011	$15.80
Michael T. Rand	1,878	0.7%	$38.06	11/04/2011	$15.80
Kenneth J. Gary	—	—	—	—	—

(1)
Options were granted on November 4, 2004. Options vest over a three year period and expire after seven years.

(2)
All share and share price amounts adjusted to reflect 3-for-1 stock split in March 2005.

(3)
Grant date present values were calculated using the Black-Scholes pricing model. The model used by the Company employed the following assumptions for the grant: (i) expected volatility of 44.01%; (ii) risk-free rate of return of 3.39%; (iii) dividend yield of 0.33%; (iv) expected life of 5.0 years; and (v) an annual forfeiture rate of 2.3%. No discount for nontransferability was applied.

Aggregated Option Exercises in Fiscal Year 2005 and Value at End of Fiscal Year 2005

					Value of Unexercised In-the-Money Options at End of Fiscal Year 2005(2)
			Number of Securities Underlying Unexercised Options Held at End of Fiscal Year 2005
Name	Shares Acquired on Exercise(1)	Value Realized
			Exercisable(1)	Unexercisable(1)	Exercisable	Unexercisable
Ian J. McCarthy	—	—	253,359	200,787	$11,464,531	$6,337,658
Michael H. Furlow	215,541	$7,434,366	—	122,064	—	$3,846,502
James O'Leary	—	—	10,500	56,556	$355,810	$1,651,491
Kenneth J. Gary	—	—	—	—	—	—
Michael T. Rand	4,572	$125,090	—	10,686	—	$346,726

(1)
All share amounts adjusted to reflect 3-for-1 stock split in March 2005.

(2)
Represents the difference between the closing price per share of common stock on September 30, 2005 ($58.67) as reported by the NYSE and the exercise price of the options.

Employment Agreements

        On September 1, 2004, Beazer Homes entered into amended and restated employment agreements, which were amended February 3, 2006, (the "Employment Agreements") with each of the following Named Executives: Ian J. McCarthy, Michael H. Furlow, James O'Leary, and Michael T. Rand. On March 14, 2005, Beazer Homes entered into an employment agreement with Kenneth J. Gary, which was amended February 3, 2006. The Employment Agreements set forth the basic terms of employment for each Executive, including base salary, bonus and benefits, including benefits to which each Executive is entitled if his employment is terminated for various reasons.

        The Employment Agreement between the Company and Mr. McCarthy is effective for a three year period. The Employment Agreements between the Company and Messrs. Furlow, O'Leary and Gary are each effective for a two year period. The Employment Agreement between the Company and Mr. Rand is effective for a one year period. Each Employment Agreement will be extended for successive one year periods unless earlier terminated by the Company or the Executive or otherwise terminated in accordance with the respective Employment Agreement. In addition, each Employment Agreement contains certain non-competition and confidentiality provisions.

        Generally, if the Executive's employment is terminated by the Company for "cause" (as defined in the Employment Agreements) or as a result of the Executive's death or disability, the Executive will be entitled to receive an amount equal to his base salary through the effective date of termination, and all other amounts to which the Executive may be entitled under his Employment Agreement to the effective date of termination, including bonus amounts (for the termination reasons described, other than for "cause"), which will be prorated to the date of termination.

        In the event an Executive's employment is terminated by the Company other than for cause (or in the case of Mr. McCarthy, terminated by the executive for good reason), the Executive will be entitled to receive an amount equal to the sum of (1) Executive's annual base salary, and (2) the average annual bonus for the severance period, as defined in each Executive's Employment Agreement. Executives also continue to participate in the Company's benefit plans during the severance period (i) of three years from the date of termination for Mr. McCarthy, (ii) of two years from the date of termination for Messrs. Furlow, O'Leary and Gary and (iii) of one year from the date of termination for Mr. Rand.

Supplemental Employment Agreements

        On September 1, 2004, Mr. McCarthy, Mr. Furlow, Mr. O'Leary, and Mr. Rand, and on March 14, 2005, Mr. Gary, entered into a supplemental employment agreement (the "Supplemental Employment Agreement") which was amended February 3, 2006 and supersedes the terms and provisions of such Named Executive's Employment Agreement in the event of a Change of Control (as defined in the Supplemental Employment Agreement). The Supplemental Employment Agreements automatically renew every year for a successive two-year period unless earlier terminated by the Company and the Executive or otherwise terminated in accordance with the respective terms of the Supplemental Employment Agreement.

        Pursuant to the Supplemental Employment Agreements, the Company will continue to employ the Executive for a period of two years from the date the Change of Control occurs (the "Effective Date"). During this two-year period, the Executive will be entitled to receive an amount approximating his most recent annual base salary ("Annual Base Salary"). In addition, the Executive shall be awarded an annual bonus at least equal to the arithmetic average of the Executive's bonuses for the last three years ("Annual Bonus").

        Subsequent to a Change of Control, if the Executive's employment is terminated by the Company for cause, the Executive will be entitled to receive an amount equal to the portion of his Annual Base

Salary accrued through the effective date of termination and any compensation previously deferred and all other payments to which the Executive may be entitled under his Supplemental Employment Agreement.

        Subsequent to a Change of Control, if the Executive's employment is terminated by Beazer Homes as a result of the Executive's death or disability, or by the Executive for a reason other than a Good Reason (as defined in the Supplemental Employment Agreements), the Executive will be entitled to receive an amount equal to the portion of his Annual Base Salary and Annual Bonus accrued through the effective date of termination and any compensation previously deferred (the "Accrued Obligations") and all other amounts to which the Executive may be entitled under his Supplemental Employment Agreement.

        Subsequent to a Change of Control, if the Executive's employment is terminated by the Company for any reason other than for cause or as a result of the Executive's death or disability, or by the Executive for Good Reason, the Executive shall be entitled to receive an amount equal to the sum of (i) the Accrued Obligations; (ii) the product of (A) a multiple ranging from 1.5 to 3.0 and (B) the sum of his Annual Base Salary and highest Annual Bonus; and (iii) all other amounts to which the Executive may be entitled under his Supplemental Employment Agreement. In addition, the Company must provide the Executive and his family certain benefits for a period ranging from eighteen months to three years following the effective date of termination. The Supplemental Employment Agreements of Messrs. McCarthy, Furlow and O'Leary provide that a termination by the Executive for any reason during the 30 day period immediately following the first anniversary of the Effective Date shall be deemed to be a termination for Good Reason.

        Based on compensation levels in effect as of September 30, 2005, the Compensation Committee estimates that the aggregate incremental cost to the Company for cash severance and benefits prior to any tax-related impact would be approximately $36 million if the termination provisions of the Employment and Supplemental Employment Agreements for the Named Executives were triggered. In addition, the Company's equity compensation plans provide that outstanding grants under the plans shall become fully vested in the event of a Change in Control.

        PricewaterhouseCoopers LLP, Consultants served as advisors to the Compensation Committee of the Company's Board of Directors in establishing the terms of the Employment Agreements and the Supplemental Employment Agreements. PricewaterhouseCoopers concluded that the agreements are reasonable in terms of both comparability to competitive practice and advancement of stockholder interests.

        Given the further development of the Company's Profitable Growth Strategy to enhance stockholder value, including the redeployment of capital to pursue a more aggressive share repurchase program, the Compensation Committee is currently in the process of reviewing its executive employment and supplemental employment agreements, including that for the Chief Executive Officer, for fiscal year 2006, including to better align the interests of management and its stockholders within the context of this further development of the Profitable Growth Strategy.

SECURITY OWNERSHIP

        The following table sets forth information as of July 31, 2006 with respect to the beneficial ownership of Beazer Homes' common stock by all (i) persons known by us to beneficially own more than 5% of our common stock, (ii) our directors, (iii) named executive officers and (iv) all directors and executive officers as a group. In order to provide the most timely information available regarding stockholders holding more than 5% of our common stock, we included ownership information as provided in the most recently available Form 13F, Schedule 13D or Schedule 13G filed by each respective holder. Except as otherwise indicated, each beneficial owner possesses sole voting and investment power with respect to all shares.

Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Neuberger & Berman Inc. 605 Third Avenue New York, NY 10158	5,106,523	(1)	13.04%
Legg Mason Capital Management, Inc. 100 Light Street Baltimore, MD 21202	4,578,000	(2)	11.69%
Jeffrey L. Gendell 55 Railroad Ave., 3rd Floor Greenwich, CT 06830	3,814,600	(3)	9.74%
Capital Group International, Inc. 11100 Santa Monica Blvd Los Angeles, CA 90025	2,682,990	(4)	6.85%
AXA Assurances I.A.R.D. Mutuelle 26, rue Drouot 75009 Paris, France	2,470,869	(5)	6.31%
Laurent Alpert, Director	46,000	(6)	*
Katie J. Bayne, Director	4,500	(6)	*
Brian C. Beazer, Non-Executive Chairmen of the Board of Directors	124,716	(6)	*
Peter G. Leemputte, Director	6,500	(6)	*
Ian J. McCarthy, President, Chief Executive Officer and Director	1,158,008	(6)	2.96%
Maureen E. O'Connell, Director	25,500	(6)	*
Larry T. Solari, Director	44,115	(6)	*
Stephen P. Zelnak, Jr., Director	34,500	(6)	*
Michael H. Furlow, Executive Vice President and Chief Operating Officer	165,355	(6)	*
James O'Leary, Executive Vice President and Chief Financial Officer	147,152	(6)	*
Kenneth J. Gary, Executive Vice President and General Counsel	31,995	(6)	*
Michael T. Rand, Senior Vice President and Chief Accounting Officer	23,648	(6)	*
Directors and Executive Officers as a Group (17 persons)	1,873,802	(6)	4.79%

*
Less than 1%

(1)
Neuberger & Berman Inc.'s Schedule 13G filing (February 14, 2006) shows Neuberger & Berman LLC had sole voting power on approximately 54% (2,769,528 shares) of the shares beneficially owned, shared voting power with Neuberger Berman Management Inc. on approximately 16% (824,560 shares) and shared dispositive power as to all of its then beneficially owned shares (5,106,523 shares) of the shares beneficially owned.

(2)
Legg Mason Capital Management, Inc. and Legg Mason Funds Management, Inc. jointly filed a Schedule 13G on February 14, 2006. According to the Schedule 13G, the reporting entities had shared voting power and shared dispositive power as to all of the reported beneficially owned shares (4,578,000 shares). Legg Mason Capital Management, Inc. had shared voting power and shared dispositive power as to all of its then beneficially owned shares (3,784,250 shares) and Legg Mason Funds Management, Inc. had shared voting power and shared dispositive power as to all of its then beneficially owned shares (793,950 shares). Legg Mason Funds Management, Inc. has the same address as Legg Mason Capital Management, Inc.

(3)
Mr. Gendell's most recent filing on Form 13F (May 12, 2006) shows beneficial ownership of 3,814,600 shares and reports sole voting power with respect to all such shares. According to a Schedule 13D filed by Mr. Gendell on October 12, 2005, (a) Mr. Gendell had sole voting power and sole dispositive power as to approximately 6% (249,135 shares) of his then beneficially owned shares (4,106,835 shares), (b) Tontine Partners, L.P. and Tontine Management, L.L.C. each had shared voting power and shared dispositive power as to all of its then beneficially owned shares (2,611,980 shares) and (c) Tontine Overseas Associates, L.L.C. had shared voting power and shared dispositive power as to its all of its then beneficially owned shares (1,245,720 shares). Tontine Partners, L.P., Tontine Management, L.L.C., and Tontine Overseas Associates, L.L.C. have the same address as Mr. Gendell.

(4)
Capital Group International, Inc. filed a Schedule 13G on June 1, 2006 reporting sole voting power as to approximately 79% (2,115,000 shares) of the beneficially owned shares and sole dispositive power as to all shares beneficially owned.

(5)
AXA Assurances I.A.R.D. Mutuelle and other related entities filed a group Schedule 13G on February 14, 2006. According to the Schedule 13G, the group had sole voting power as to approximately 63% (1,556,283) of the shares beneficially owned, shared voting power as to less than 1% (7,008 shares) of the shares beneficially owned and sole dispositive power as to all shares beneficially owned.

(6)
The number of shares for Messrs. Alpert, Beazer, Leemputte, McCarthy, Solari, Zelnak, Furlow, O'Leary, Gary and Rand, and Misses. Bayne and O'Connell include 4,500, 8,598, 6,500, 199,420, 4,500, 4,500, 105,801, 71,443, 25,513, 5,637, 4,500 and 4,500 shares of restricted stock, respectively. Such shares of restricted stock were awarded under the Amended and Restated 1999 Stock Incentive Plan and will vest unconditionally from three to seven years from the date of grant. Certain of these shares may vest earlier based on certain performance criteria. The number of shares for Mssrs. McCarthy, Furlow, O'Leary and Gary include 78,763, 35,006, 24,504 and 6,482 shares of performance-based restricted stock, respectively. Such shares of performance-based restricted stock were awarded under the Amended and Restated 1999 Stock Incentive Plan and may vest based on achievement of certain market-based criteria from three to five years from the date of grant. The number of shares for Messrs. McCarthy, O'Leary, and Rand does not include the right to receive 35,277, 37,059, and 3,312 shares, respectively, of common stock, currently represented by restricted stock units, which each of Messrs. McCarthy, O'Leary, and Rand is entitled to receive at the earliest three years from the award date in lieu of a portion of their respective fiscal year 2003, 2004 and 2005 cash bonuses (when applicable). The number of shares for Messrs. Beazer, Solari and Zelnak and Misses Bayne and O'Connell does not include the right to receive 1,563, 372, 897, 801, and 1,155 shares, respectively, of common stock, currently represented by restricted stock units, which Messrs. Beazer, Solari and Zelnak and Misses Bayne and O'Connell are entitled to receive at the earliest three years from the award date in lieu of a portion of their respective fiscal year 2003, 2004 and 2005 director fees (when applicable). The number of shares for Messrs. McCarthy, Furlow, O'Leary, and Rand includes 4,988, 4,467, 1,876, and 2,069 shares of the Company's common stock, respectively, held through the Company's 401(k) Savings Plan. The number of shares for Messrs. Alpert, Beazer, McCarthy, Solari, O'Leary, and Zelnak and Ms. O'Connell includes 36,000, 48,447, 367,638, 35,115, 33,549, 30,000 and 21,000 stock options, respectively, which were fully vested and exercisable at, or will vest within 60 days of July 31, 2006.

DESCRIPTION OF OTHER EXISTING INDEBTEDNESS

The revolving credit facility

        In August 2005 we entered into a new four-year unsecured revolving credit facility (the "Credit Facility") with a group of banks that matures in August 2009. The aggregate commitment of the lenders under the Credit Facility was increased at our request from the original $750 million to a maximum of $1.0 billion effective June 20, 2006 (the "Facility Increase"). As a result of this increase, the Credit Facility now provides for borrowings by us and the issuance of standby letters of credit for our account (subject to a sublimit of $350 million) on a revolving basis up to an aggregate of $1.0 billion at any one time outstanding, subject to the terms and conditions set forth in the Credit Facility. No other terms of the Credit Facility were altered by the exercise of the Facility Increase. The Credit Facility replaced our former $550 million bank credit facility and $200 million Term Loan. The Credit Facility includes a $50 million swing line commitment and has a $350 million sublimit for the issuance of standby letters of credit. Our significant subsidiaries are guarantors of the obligations under the Credit Facility. We have the option to elect two types of loans under the Credit Facility which incur interest, as applicable, based on either the Alternative Base Rate or the Applicable Eurodollar Margin (both as defined in the Credit Facility).

        Available borrowings under the Credit Facility are limited to certain percentages of homes under contract, unsold homes, substantially improved lots, lots under development, raw land and accounts receivable. At June 30, 2006, we had $20.0 million of borrowings outstanding, and had available borrowings of $769.9 million under the Credit Facility. The borrowings outstanding under the Credit Facility bore interest at 6.65% as of June 30, 2006.

        The Credit Facility contains customary representations, warranties and covenants, including covenants limiting liens, guaranties, mergers and consolidations, substantial asset sales, investments and loans, sale and leasebacks and other fundamental changes. In addition, the Credit Facility contains financial covenants to the effect that (i) we will maintain a minimum consolidated tangible net worth (as defined in the Credit Facility), (ii) we will maintain an interest coverage ratio (as defined in the Credit Facility) of not less than 2.0 to 1.0, (iii) we will not permit the leverage ratio (as defined in the Credit Facility) to exceed 2.25 to 1.00 as long as the interest rate coverage ratio is at least 2.5 to 1.0 or 2.0 to 1.0 at any other time and (iv) our ratio of adjusted land value to the sum of consolidated tangible net worth plus 50% of consolidated subordinated debt (as those terms are defined in the Agreement) shall not exceed 1.25 to 1.0. Our borrowings under the Credit Facility may also be limited based on the amount of borrowing base available and the ratings of its senior unsecured long-term debt.

        In the event of a default by us under the Credit Facility, including cross-defaults relating to specified other debt in excess of $5 million, the lenders may terminate the commitments under the Credit Facility and declare the amounts outstanding, including all accrued interest and unpaid fees, payable immediately. In addition, the lenders may enforce any and all rights and remedies created under the Credit Facility or applicable law or equity, including set-off rights. For events of default relating to insolvency, bankruptcy or receivership, the commitments are automatically terminated and the amounts outstanding become payable immediately.

        We expect to comply with each of the financial and operational covenants in our Credit Facility.

        The Credit Facility does not restrict distributions to us by our subsidiaries.

The 8 5/8% senior notes

        In May 2001 we issued $200.0 million principal amount of our 8 5/8% Senior Notes, which mature on May 15, 2011. All of our 8 5/8% Senior Notes are currently outstanding. Interest on the 8 5/8% Senior Notes is payable semiannually. We are permitted, at our option, to redeem the 8 5/8% Senior Notes in whole or in part at any time after May 15, 2006, at a redemption price initially at 104.3125% of the principal amount, declining ratably to 100% of the principal amount thereof on or after May 15, 2009, in each case together with accrued interest. The 8 5/8% Senior Notes are unsecured and rank pari passu with, or senior in right of payment to, all our other existing and future indebtedness.

        The indenture governing the 8 5/8% Senior Notes contains certain restrictive covenants, including covenants which restrict our ability and our subsidiaries ability from (i) declaring any dividends or making other distributions on, or redeeming our equity securities, including our common stock; (ii) redeeming or otherwise acquiring any of our subordinated indebtedness or certain indebtedness of our subsidiaries; (iii) making certain investments; (iv) incurring additional indebtedness; (v) selling or leasing assets or property not in the ordinary course of business; (vi) undergoing certain fundamental changes (such as mergers, consolidations and liquidations); (vii) creating certain liens; (viii) entering into certain transactions with affiliates; and (ix) imposing additional future restrictions on upstream payments from certain subsidiaries, all as set forth in the indenture governing the 8 5/8% Senior Notes. In addition, the indenture governing the 8 5/8% Senior Notes provides that in the event of defined changes in control or if our consolidated tangible net worth falls below a specified level or, in certain circumstances, upon sale of assets, we are required to make an offer to repurchase certain specific amounts of outstanding 8 5/8% Senior Notes.

The 8 3/8% senior notes

        In April 2002 we issued $350.0 million principal amount of our 8 3/8% Senior Notes, which mature on April 15, 2012. All of our 8 3/8% Senior Notes are currently outstanding. Interest on the 8 3/8% Senior Notes is payable semiannually. We are permitted, at our option, to redeem the 8 3/8% Senior Notes in whole or in part at any time after April 15, 2007, at the redemption prices initially at 104.188% of the principal amount, declining ratably to 100% of the principal amount thereof on or after April 15, 2010, in each case together with accrued interest. The 8 3/8% Senior Notes are unsecured and rank pari passu with, or senior in right of payment to, all our other existing and future indebtedness.

        The indenture governing the 8 3/8% Senior Notes contains certain restrictive covenants, including covenants which restrict our ability and our subsidiaries ability from (i) declaring any dividends or making other distributions on, or redeeming our equity securities, including our common stock; (ii) redeeming or otherwise acquiring any of our subordinated indebtedness or certain indebtedness of our subsidiaries; (iii) making certain investments; (iv) incurring additional indebtedness; (v) selling or leasing assets or property not in the ordinary course of business; (vi) undergoing certain fundamental changes (such as mergers, consolidations and liquidations); (vii) creating certain liens; (viii) entering into certain transactions with affiliates; and (ix) imposing additional future restrictions on upstream payments from certain subsidiaries, all as set forth in the indenture governing the 8 3/8% Senior Notes. In addition, the indenture governing the 8 3/8% Senior Notes provides that in the event of defined changes in control or if our consolidated tangible net worth falls below a specified level or, in certain circumstances, upon the sale of assets, we are required to make an offer to repurchase certain specific amounts of outstanding 8 3/8% Senior Notes.

The 6 1/2% senior notes

        In November 2003 we issued $200.0 million principal amount of our 6 1/2% Senior Notes which mature on November 15, 2013. All of our 6 1/2% Senior Notes are currently outstanding. Interest on the 6 1/2% Senior Notes is payable semiannually. We are permitted, at our option, to redeem the 6 1/2% Senior Notes in whole or in part at any time after November 2008, initially at 103.250% of the principal amount, declining ratably to 100% of the principal amount thereof on or after November 15, 2011, in each case together with accrued interest. We may redeem the 6 1/2% Senior Notes, in whole or in part, at any time before November 15, 2008 at a redemption price equal to the principal amount thereof plus a "make-whole" premium, plus accrued and unpaid interest. A portion of such notes may also be redeemed prior to November 15, 2006 under certain conditions. The 6 1/2% Senior Notes are unsecured and rank pari passu with, or senior in right of payment to, all our other existing and future indebtedness.

        The indenture governing the 6 1/2% Senior Notes contains certain restrictive covenants, including covenants which restrict our ability and our subsidiaries ability from (i) declaring any dividends or making other distributions on, or redeeming our equity securities, including our common stock; (ii) redeeming or otherwise acquiring any of our subordinated indebtedness or certain indebtedness of our subsidiaries; (iii) making certain investments; (iv) incurring additional indebtedness; (v) selling or leasing assets or property not in the ordinary course of business; (vi) undergoing certain fundamental changes (such as mergers, consolidations and liquidations); (vii) creating certain liens; (viii) entering into certain transactions with affiliates; and (ix) imposing additional future restrictions on upstream payments from certain subsidiaries, all as set forth in the indenture governing the 6 1/2% Senior Notes. In addition, the indenture governing the 6 1/2% Senior Notes provides that in the event of defined changes in control or if our consolidated tangible net worth falls below a specified level or, in certain circumstances, upon the sale of assets, we are required to make an offer to repurchase certain specific amounts of outstanding 6 1/2% Senior Notes.

The 6 7/8% senior notes

        In June and July 2005 we issued an aggregate of $350.0 million principal amount of our 6 7/8% Senior Notes which mature on July 15, 2015. All of our 6 7/8% Senior Notes are currently outstanding. Interest on the 6 7/8% Senior Notes is payable semiannually. We are permitted, at our option, to redeem the 6 7/8% Senior Notes in whole or in part at any time after July 15, 2010, initially at 103.438% of the principal amount, declining ratably to 100% of the principal amount thereof on or after July 15, 2013, in each case together with accrued interest. We may redeem the 6 7/8% Senior Notes, in whole or in part, at any time before July 15, 2010 at a redemption price equal to 100% of the principal amount thereof plus a "make-whole" premium, plus accrued and unpaid interest. A portion of such notes may also be redeemed prior to July 15, 2008 under certain conditions. The 6 7/8% Senior Notes are unsecured and rank pari passu with, or senior in right of payment to, all our other existing and future indebtedness.

        The indenture governing the 6 7/8% Senior Notes contains certain restrictive covenants, including covenants which restrict our ability and our subsidiaries ability from (i) declaring any dividends or making other distributions on, or redeeming our equity securities, including our common stock; (ii) redeeming or otherwise acquiring any of our subordinated indebtedness or certain indebtedness of our subsidiaries; (iii) making certain investments; (iv) incurring additional indebtedness; (v) selling or leasing assets or property not in the ordinary course of business; (vi) undergoing certain fundamental changes (such as mergers, consolidations and liquidations); (vii) creating certain liens; (viii) entering into certain transactions with affiliates; and (ix) imposing additional future restrictions on upstream payments from certain subsidiaries, all as set forth in the indenture governing the 6 7/8% Senior Notes. In addition, the indenture governing the 6 7/8% Senior Notes provides that in the event of defined changes in control or if our consolidated tangible net worth falls below a specified level or, in certain circumstances, upon the sale of assets, we are required to make an offer to repurchase certain specific amounts of outstanding 6 7/8% Senior Notes.

The 4 5/8% convertible senior notes

        In June 2004 we issued $180.0 million principal amount of our 4 5/8% Convertible Senior Notes which mature on June 15, 2024. All of our 4 5/8% Convertible Senior Notes are currently outstanding. Interest on the 4 5/8% Convertible Senior Notes is payable semiannually. We are permitted, at our option, to redeem the 4 5/8% Convertible Senior Notes in whole or in part at any time on or after June 15, 2009, initially at 101.321% of the principal amount, declining to 100% of the principal amount after June 15, 2011, plus accrued and unpaid interest, including contingent interest, if any, to such redemption date. Holders have the right to require us to purchase all or any portion of the Convertible Senior Notes for cash on June 15, 2011, June 15, 2014 and June 15, 2019 or if we undergo a fundamental change, as defined in the indenture governing such notes. If we are required by the holders to purchase the 4 5/8% Convertible Senior Notes, we will pay a purchase price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including contingent interest, if any, to such purchase date. The 4 5/8% Convertible Senior Notes are unsecured and rank pari passu with, or senior in right of payment to, all our other existing and future indebtedness.

        If during any six month period from June 15 to December 14 or from December 15 to June 14 commencing on or after June 15, 2009 for which the average trading price of the notes for the applicable five trading day reference period equals or exceeds 120% of the principal amount of the notes as of the day immediately preceding the first day of the applicable six month interest period, we will be required to pay contingent interest to the holders of the 4 5/8% Convertible Senior Notes. The amount of contingent interest payable per $1,000 of principal amount in respect of any six month interest period will be equal to 0.25% of the average trading price of a note for the applicable five trading day reference period. The five trading day reference period means the five trading days ending on the second trading day immediately preceding the relevant six month interest period.

        The 4 5/8% Convertible Senior Notes are convertible by holders into shares of our common stock at an initial conversion rate of 19.44 shares of our common stock per $1,000 principal amount (subject to adjustment for customary reasons), representing an initial conversion price of $51.44 per share of common stock (adjusted for our March 2005 three-for-one stock split). The 4 5/8% Convertible Senior Notes are convertible if the price of our common stock is equal to or greater than 120% of the conversion price for 20 of the last 30 consecutive trading days of a calendar quarter and under certain other circumstances as more fully described in the indenture governing such notes.

        The indenture governing the 4 5/8% Convertible Senior Notes contains certain restrictive covenants which limit our ability and our subsidiaries ability to merge or consolidate or to sell, lease or otherwise dispose of all or substantially all of our assets.

Warehouse Line

        Effective January 11, 2006, Beazer Mortgage entered into a 364-day credit agreement with a number of banks to fund the origination of residential mortgage loans (the "Warehouse Line"). The Warehouse Line provides for a maximum available borrowing capacity of $250 million to $350 million based on commitment periods, as defined in the Warehouse Line, and is secured by certain mortgage loan sales and related property. The Warehouse Line is not guaranteed by Beazer Homes USA, Inc. or any of its subsidiaries that are guarantors of the Senior Notes or Revolving Credit Facility. Beginning in the second quarter of fiscal 2006, Beazer Mortgage finances a portion of its mortgage lending activities with borrowings under the Warehouse Line. Borrowings under the Warehouse Line were $31.8 million and bore interest at 5.3% per annum as of June 30, 2006. Beazer Mortgage had a pipeline of loans in process of approximately $1.5 billion as of June 30, 2006 which may be financed either through the Warehouse Line or with third party investors.

        The Warehouse Line contains various operating and financial covenants. The Company was in compliance with such covenants at June 30, 2006.

Unsecured Junior Subordinated Notes due 2036

        On June 15, 2006, we completed a private placement of $103.1 million in aggregate principal amount of unsecured junior subordinated notes due July 30, 2036. The notes were issued to a newly created entity, Beazer Homes Capital Trust I, a Delaware statutory trust (the "Trust"), which simultaneously issued, in a private placement, trust preferred securities and common securities with an aggregate value of $103.1 million to fund its purchase of the notes. The notes have a 30-year term ending July 30, 2036, are redeemable at par on or after July 30, 2011 and pay interest at a fixed rate of 7.987% for the first ten years ending July 30, 2016 and thereafter, at a variable interest rate (reset quarterly) equal to the three-month London Interbank Offered Rate ("LIBOR") plus 2.45%.

        The junior subordinated notes (and the Trust's securities) become immediately payable upon an event of default, as defined under the governing agreements, which include typical triggers such as, non-payment of interest continuing for 30 days, non-payment of principal at maturity, default under any covenant or warranty remaining uncured for 30 days, certain bankruptcy or insolvency events and certain liquidations or terminations of the Trust.

        The junior subordinated notes were issued pursuant to a Junior Subordinated Indenture, dated June 15, 2006, among Beazer Homes USA, Inc., as issuer, and JPMorgan Chase Bank, National Association, as trustee. The terms of the Trust's securities are governed by an Amended and Restated Trust Agreement, dated June 15, 2006 among Beazer Homes USA, Inc., as depositor, JPMorgan Chase Bank, National Association, as property trustee, Chase Bank USA, National Association, as the Delaware trustee, and certain individuals named therein as administrative trustees.

Other Notes

        We periodically acquire land through the issuance of notes payable. As of June 30, 2006 and September 30, 2005, we had outstanding notes payable of $85.8 million and $46.1 million, respectively, primarily related to land acquisitions. These notes payable expire at various times through 2010 and had fixed and variable rates ranging from 6.75% to 9.75% at June 30, 2006. These notes are secured by the real estate to which they relate.

        Substantially all of our significant subsidiaries are full and unconditional guarantors of our 8 5/8% Senior Notes, 8 3/8% Senior Notes, 6 1/2% Senior Notes, 6 7/8% Senior Notes and 4 5/8% Convertible Senior Notes and our obligations under our Credit Facility. Each such significant subsidiary is a 100% owned subsidiary of ours. Certain of our title and warranty subsidiaries and Beazer Mortgage do not guarantee our senior notes, including the original notes, or our Credit Facility, and will not guarantee the new notes offered hereby.

DESCRIPTION OF THE NOTES

        Definitions for certain defined terms may be found under "—Certain definitions" appearing below. References in this "Description of the Notes" to the "Company" refer to Beazer Homes USA, Inc. only and not to any of its subsidiaries unless the context otherwise requires.

        The original notes were, and the new notes will be issued, as a series of securities under an Indenture, dated April 17, 2002, and an Eighth Supplemental Indenture, dated as of June 6, 2006 (as so supplemented, the "Indenture"), among the Company, the Guarantors and U.S. Bank National Association (the "Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein. Wherever particular sections or defined terms of the Indenture not otherwise defined herein are referred to, such sections or defined terms shall be incorporated herein by reference. A copy of the Indenture will be made available to any holder of the Notes upon request to the Company.

General

        The original notes are, and the new notes will be, general unsecured senior obligations of the Company in the aggregate principal amount of $275 million. The Company may issue additional notes from time to time subject to the limitations set forth under "Certain covenants—Limitations on additional indebtedness." The notes are guaranteed by each of the Subsidiary Guarantors pursuant to the guarantees (the "Subsidiary Guarantees") described below. We refer herein to the new notes and the original notes collectively as the Notes.

        The Indebtedness represented by the Notes ranks pari passu in right of payment with all existing and future unsecured Indebtedness of the Company that is not, by its terms, expressly subordinated in right of payment to the Notes. The Subsidiary Guarantees are general unsecured obligations of the Subsidiary Guarantors and rank pari passu in right of payment with all existing and future unsecured Indebtedness of the Subsidiary Guarantors that is not, by its terms, expressly subordinated in right of payment to the Subsidiary Guarantees.

        Substantially all of the operations of the Company are conducted through the Subsidiary Guarantors, which comprise all of the significant restricted subsidiaries of the Company. As a result, the Company is dependent upon the earnings and cash flow of the Subsidiary Guarantors to meet its obligations, including obligations with respect to the Notes.

        Secured creditors of the Company will have a claim on the assets which secure the obligations of the Company to such creditors prior to claims of holders of the Notes against those assets. At June 30, 2006, the total Indebtedness of the Company was approximately $1.8 billion, net of unamortized discount of $3.8 million, of which $103.1 million was subordinated to the Notes and the Subsidiary Guarantees. Secured creditors of the Subsidiary Guarantors will have a claim on the assets which secure the obligations of such Subsidiary Guarantors prior to claims of holders of the Notes against those assets.

        The Indenture relating to the Notes contains certain limitations on the ability of the Company and its Restricted Subsidiaries to create Liens and incur additional Indebtedness. In addition to certain other Permitted Liens, the Company and its Restricted Subsidiaries may create Liens securing Indebtedness permitted under the Indenture, provided that the aggregate amount of Indebtedness secured by Liens (other than Non-Recourse Indebtedness secured by Liens) does not exceed 40% of Consolidated Tangible Assets. As of the Issue Date, each of the Company's Subsidiaries, other than minor Subsidiaries and those Subsidiaries specifically named in the definition of "Unrestricted Subsidiary," were Restricted Subsidiaries. See "Certain covenants—Limitations on additional indebtedness."

        The original notes bear interest, and the new notes will bear interest, at the rate of 8.125% per annum from June 6, 2006, or as to the new notes, from June 6, 2006 or the last interest payment date on which interest was paid on the original notes surrendered in exchange for the new notes, payable on June 15 and December 15 of each year, commencing on December 15, 2006, to holders of record (the "Holders") at the close of business on June 1 or December 1, as the case may be, immediately preceding the respective interest payment date. Holders of original notes that are accepted for exchange will be deemed to have waived the right to receive payment in respect of interest on such original notes accrued to the date of issuance of the new notes. The Notes will mature on June 15, 2016, and will be issued in denominations of $1,000 and integral multiples thereof.

        Principal, premium, if any, and interest on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the offices of the Trustee. Payments must be paid by check mailed to the registered addresses of the Holders. The Holders must surrender their Notes to the Paying Agent to collect principal payments. The Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with certain transfers or exchanges of the Notes. Initially, the Trustee will act as the Paying Agent and the Registrar under the Indenture. The Company may subsequently act as the Paying Agent and/or the Registrar and the Company may change any Paying Agent and/or any Registrar without prior notice to the Holders.

Optional redemption

        At any time and from time to time, we may at our option redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date.

        "Applicable Premium" means, with respect to a Note at any redemption date, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the principal amount of such Note plus (2) all required remaining scheduled interest payments due on such Note through such redemption date (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

        "Adjusted Treasury Rate" means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after June 15, 2016, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50% per annum.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to June 15, 2016, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to June 15, 2016.

        "Comparable Treasury Price" means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

        "Quotation Agent" means the Reference Treasury Dealer selected by the Trustee after consultation with the Company.

        "Reference Treasury Dealer" means UBS Securities LLC and its successors and assigns, and two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

        In the event less than all of the Notes are to be redeemed at any time, selection of the Notes to be redeemed will be made by the Trustee from among the outstanding Notes on a pro rata basis, by lot or by any other method permitted by the Indenture. Notice of redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at the registered address of such Holder. On and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Mandatory offers to purchase the notes

        The Indenture requires the Company

  (i)
  to offer to purchase all of the outstanding Notes upon a Change of Control of the Company,

  (ii)
  to offer to purchase a portion of the outstanding Notes using Net Proceeds neither used to repay certain Indebtedness nor used or invested as provided in the Indenture, or

  (iii)
  to offer to purchase 10% of the original outstanding principal amount of the Notes in the event that, at the end of any two consecutive fiscal quarters, the Company's Consolidated Tangible Net Worth is less than $85 million; provided that no such offer shall be required if, following such two fiscal quarters but prior to the date the Company is required to make such offer, capital in cash or cash equivalents is contributed to the Company in an Equity Offering sufficient to increase the Company's Consolidated Tangible Net Worth after giving effect to such contribution to an amount equal to or greater than $85 million. See "Certain covenants—Change of control," "—Disposition of proceeds of asset sales" and "—Maintenance of consolidated tangible net worth."

        None of the provisions relating to an offer to purchase is waivable by the Board of Directors of the Company. If an offer to purchase upon a Change of Control or otherwise were to be required, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all Notes that the Company is required to purchase. In addition, the Company's ability to finance the purchase of Notes may be limited by the terms of its then existing borrowing agreements. Failure by the Company to purchase the Notes when required will result in an Event of Default with respect to the Notes.

        If an offer is made to purchase Notes as a result of a Change of Control or otherwise, the Company will comply with applicable law, including, without limitation, Section 14(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14e-1 thereunder, if applicable.

        The Change of Control feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change of Control feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

The subsidiary guarantees

        Each of the Subsidiary Guarantors will (so long as they remain Restricted Subsidiaries of the Company) unconditionally guarantee on a joint and several basis all of the Company's obligations under the Notes, including its obligations to pay principal, premium, if any, and interest with respect to the Notes. Each of the Subsidiary Guarantees will be an unsecured obligation of the Subsidiary Guarantors and will rank pari passu with all existing and future unsecured Indebtedness of such Subsidiary Guarantors that is not, by its terms, expressly subordinated in right of payment to the Subsidiary Guarantee. Except as provided in "Certain covenants" below, the Company is not restricted from selling or otherwise disposing of any of the Subsidiary Guarantors.

        The Indenture provides that each Restricted Subsidiary (other than, in the Company's discretion, any Restricted Subsidiary the assets of which have a book value of not more than $5 million) is a Subsidiary Guarantor and, at the Company's discretion, any Unrestricted Subsidiary may be a Subsidiary Guarantor.

        The Indenture provides that if all or substantially all of the assets of any Subsidiary Guarantor or all of the capital stock of any Subsidiary Guarantor is sold (including by issuance or otherwise) by the Company or any of its Subsidiaries in a transaction constituting an Asset Sale, and if the Net Proceeds from such Asset Sale are used in accordance with the covenant "Disposition of proceeds of asset sales," then such Subsidiary Guarantor (in the event of a sale or other disposition of all of the capital stock of such Subsidiary Guarantor) or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) shall be released and discharged of its Subsidiary Guarantee obligations. A Subsidiary Guarantor will also be released from its Subsidiary Guarantee obligations if it is declared an Unrestricted Subsidiary by the Company pursuant to the Indenture, unless the Company elects to continue such Subsidiary Guarantee.

        Upon the release of a guarantee by a Subsidiary Guarantor under all then outstanding Applicable Debt, at any time after the suspension of certain covenants as provided below under the caption "Limitation of applicability of certain covenants if the notes are rated investment grade," the Subsidiary Guarantee of such Subsidiary Guarantor under the Indenture will be released and discharged at such time and no Restricted Subsidiary thereafter acquired or created will be required to be a Subsidiary Guarantor; provided that the foregoing shall not apply to any release of any Subsidiary Guarantor done in contemplation of, or in connection with, any cessation of the Notes being rated Investment Grade. In the event that (1) any such released Subsidiary Guarantor thereafter guarantees any Applicable Debt (or if any released guarantee under any Applicable Debt is reinstated or renewed) or (2) the Extinguished Covenants (as defined in "Limitation of applicability of certain covenants if the notes are rated investment grade") cease to be suspended as described under "Limitation of applicability of certain covenants if the notes are rated investment grade," then any such released Subsidiary Guarantor and any other Restricted Subsidiary of the Company then existing will guarantee the Notes on the terms and conditions set forth in the Indenture.

        "Applicable Debt" means all Indebtedness of the Company or any of its Restricted Subsidiaries (i) under the Bank Credit Facility or (ii) that is publicly traded (including in the Rule 144A market), including without limitation the Company's senior notes and senior subordinated notes outstanding on the Issue Date. For purposes of the above provision, Applicable Debt secured by a Lien on such Restricted Subsidiary's property or issued by such Restricted Subsidiary shall be deemed guaranteed by such Restricted Subsidiary.

Certain definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all terms used in the Indenture.

        "Acquisition Indebtedness" means Indebtedness of any Person and its Subsidiaries existing at the time such Person became a Subsidiary of the Company (or such Person is merged with or into the Company or one of the Company's Subsidiaries) or assumed in connection with the acquisition of assets from any such Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of (a) such Person being merged with or into or becoming a Subsidiary of the Company or one of its Subsidiaries (but excluding Indebtedness of such Person which is extinguished, retired or repaid in connection with such Person being merged with or into or becoming a Subsidiary of the Company or one of its Subsidiaries) or (b) such acquisition of assets from any such Person.

        "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of the Indenture, each executive officer and director of the Company and each Subsidiary of the Company will be an Affiliate of the Company. In addition, for purposes of the Indenture, control of a Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the term "Affiliate" will not include, with respect to the Company or any Restricted Subsidiary which is a Wholly Owned Subsidiary of the Company, any Restricted Subsidiary which is a Wholly Owned Subsidiary of the Company.

        "Asset Sale" for any Person means the sale, lease, conveyance or other disposition (including, without limitation, by merger, consolidation or sale and leaseback transaction, and whether by operation of law or otherwise) of any of that Person's assets (including, without limitation, the sale or other disposition of Capital Stock of any Subsidiary of such Person, whether by such Person or such Subsidiary), whether owned on the date of the Indenture or subsequently acquired in one transaction or a series of related transactions, in which such Person and/or its Subsidiaries receive cash and/or other consideration (including, without limitation, the unconditional assumption of Indebtedness of such Person and/or its Subsidiaries) having an aggregate Fair Market Value of $500,000 or more as to each such transaction or series of related transactions; provided, however, that

  (i)
  a transaction or series of related transactions that results in a Change of Control shall not constitute an Asset Sale,

  (ii)
  sales of homes in the ordinary course of business will not constitute Asset Sales,

  (iii)
  sales, leases, conveyances or other dispositions, including, without limitation, exchanges or swaps of real estate in the ordinary course of business, for development of the Company's or any of its Subsidiaries' projects, will not constitute Asset Sales,

  (iv)
  sales, leases, sale-leasebacks or other dispositions of amenities, model homes and other improvements at the Company's or its Subsidiaries' projects in the ordinary course of business will not constitute Asset Sales, and

  (v)
  transactions between the Company and any of its Restricted Subsidiaries which are Wholly Owned Subsidiaries, or among such Restricted Subsidiaries which are Wholly Owned Subsidiaries of the Company, will not constitute Asset Sales.

        "Bank Credit Facility" means the credit facility among the Company, as borrower thereunder, the Subsidiary Guarantors and the financial institutions named therein, as such facility may be amended, restated, supplemented or otherwise modified from time to time, and includes any facility extending the maturity of, refinancing or restructuring (including, without limitation, the inclusion of additional borrowers thereunder that are Unrestricted Subsidiaries) all or any portion of, the Indebtedness under such facility or any successor facilities and includes any facility with one or more lenders refinancing or replacing all or any portion of the Indebtedness under such facility or any successor facilities.

        "Bankruptcy Law" means title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

        "Business Day" means any day other than a Legal Holiday.

        "Capital Stock" of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations, or other equivalents of or interests in (however designated and whether voting or non-voting) the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

        "Capitalized Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligation will be the capitalized amount thereof determined in accordance with GAAP.

        "Change of Control" means any of the following:

  (i)
  the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) in one or a series of transactions; provided that a transaction where the holders of all classes of Common Equity of the Company immediately prior to such transaction own, directly or indirectly, 50% or more of the aggregate voting power of all classes of Common Equity of such Person or group immediately after such transaction will not be a Change of Control;

  (ii)
  the acquisition by the Company and/or any of its Subsidiaries of 50% or more of the aggregate voting power of all classes of Common Equity of the Company in one transaction or a series of related transactions;

  (iii)
  the liquidation or dissolution of the Company; provided that a liquidation or dissolution of the Company which is part of a transaction or series of related transactions that does not constitute a Change of Control under the "provided" clause of clause (i) above will not constitute a Change of Control under this clause (iii);

  (iv)
  any transaction or a series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (a) any Person, including a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the aggregate voting power of all classes of Common Equity of the Company or of any Person that possesses "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the aggregate voting power of all classes of Common Equity of the Company or (b) less than 50% (measured by the aggregate voting power of all classes) of the Common Equity of the Company being registered under Section 12(b) or 12(g) of the Exchange Act; or

  (v)
  a majority of the Board of Directors of the Company not being comprised of Continuing Directors.

        "Common Equity" of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person, or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

        "Consolidated Cash Flow Available for Fixed Charges" of the Company and its Restricted Subsidiaries means for any period, the sum of the amounts for such period of

  (i)
  Consolidated Net Income, plus

  (ii)
  Consolidated Income Tax Expense (without regard to income tax expense or credits attributable to extraordinary and nonrecurring gains or losses on Asset Sales), plus

  (iii)
  Consolidated Interest Expense, plus

  (iv)
  all depreciation, and, without duplication, amortization (including, without limitation, capitalized interest amortized to cost of sales), plus

  (v)
  all other non-cash items reducing Consolidated Net Income during such period,

minus all other non-cash items increasing Consolidated Net Income during such period; all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" of the Company means, with respect to any determination date, the ratio of (i) Consolidated Cash Flow Available for Fixed Charges of the Company for the prior four full fiscal quarters for which financial results have been reported immediately preceding the determination date, to (ii) the aggregate Consolidated Interest Incurred of the Company for the prior four full fiscal quarters for which financial results have been reported immediately preceding the determination date; provided that

    (1)
    with respect to any Indebtedness Incurred during, and remaining outstanding at the end of, such four full fiscal quarter period, such Indebtedness will be assumed to have been incurred as of the first day of such four full fiscal quarter period,

    (2)
    with respect to Indebtedness repaid (other than a repayment of revolving credit obligations repaid solely out of operating cash flows) during such four full fiscal quarter period, such Indebtedness will be assumed to have been repaid on the first day of such four full fiscal quarter period,

    (3)
    with respect to the Incurrence of any Acquisition Indebtedness, such Indebtedness and any proceeds therefrom will be assumed to have been Incurred and applied as of the first day of such four full fiscal quarter period, and the results of operations of any Person and any Subsidiary of such Person that, in connection with or in contemplation of such Incurrence, becomes a Subsidiary of the Company or is merged with or into the Company or one of the Company's Subsidiaries or whose assets are acquired, will be included, on a pro forma basis, in the calculation of the Consolidated Fixed Charge Coverage Ratio as if such transaction had occurred on the first day of such four full fiscal quarter period, and

    (4)
    with respect to any other transaction pursuant to which any Person becomes a Subsidiary of the Company or is merged with or into the Company or one of the Company's Subsidiaries or pursuant to which any Person's assets are acquired, such Consolidated

      Fixed Charge Coverage Ratio shall be calculated on a pro forma basis as if such transaction had occurred on the first day of such four full fiscal quarter period, but only if such transaction would require a pro forma presentation in financial statements prepared pursuant to Rule 11-02 of Regulation S-X under the Securities Act.

        "Consolidated Income Tax Expense" of the Company for any period means the income tax expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Expense" of the Company for any period means the Interest Expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Incurred" of the Company for any period means the Interest Incurred of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" of the Company for any period means the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there will be excluded from such net income (to the extent otherwise included therein), without duplication:

  (i)
  the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person (including, without limitation, an Unrestricted Subsidiary) other than the Company or any Restricted Subsidiary has an ownership interest, except to the extent that any such income has actually been received by the Company or any Restricted Subsidiary in the form of cash dividends or similar cash distributions during such period, or in any other form but converted to cash during such period,

  (ii)
  except to the extent includable in Consolidated Net Income pursuant to the foregoing clause (i), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries or (b) the assets of such Person are acquired by the Company or any of its Restricted Subsidiaries,

  (iii)
  the net income of any Restricted Subsidiary to the extent that (but only so long as) the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period,

  (iv)
  in the case of a successor to the Company by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets and

  (v)
  the gains (but not losses) realized during such period by the Company or any of its Restricted Subsidiaries resulting from (a) the acquisition of securities issued by the Company or extinguishment of Indebtedness of the Company or any of its Restricted Subsidiaries, (b) Asset Sales by the Company or any of its Restricted Subsidiaries and (c) other extraordinary items realized by the Company or any of its Restricted Subsidiaries.

        Notwithstanding the foregoing, in calculating Consolidated Net Income, the Company will be entitled to take into consideration the tax benefits associated with any loss described in clause (v) of the preceding sentence, but only to the extent such tax benefits are actually recognized by the Company or any of its Restricted Subsidiaries during such period; provided, further, that there will be included in such net income, without duplication, the net income of any Unrestricted Subsidiary to the extent such net income is actually received by the Company or any of its Restricted Subsidiaries in the form of cash dividends or similar cash distributions during such period, or in any other form but converted to cash during such period.

        "Consolidated Tangible Assets" of the Company as of any date means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less: (i) Intangible Assets and (ii) appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries, in the case of each of clauses (i) and (ii) above, as reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the fiscal quarter immediately preceding such date.

        "Consolidated Tangible Net Worth" of the Company as of any date means the stockholders' equity (including any Preferred Stock that is classified as equity under GAAP, other than Disqualified Stock) of the Company and its Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, plus any amount of unvested deferred compensation included, in accordance with GAAP, as an offset to stockholders' equity, less the amount of Intangible Assets reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the fiscal quarter immediately preceding such date.

        "Continuing Director" means at any date a member of the Board of Directors of the Company who

  (i)
  was a member of the Board of Directors of the Company on the initial issuance date of the Notes under the Indenture or

  (ii)
  was nominated for election or elected to the Board of Directors of the Company with the affirmative vote of at least a majority of the directors who were Continuing Directors at the time of such nomination or election.

        "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

        "Default" means any event, act or condition that is, or after notice or the passage of time, or both, would be, an Event of Default.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes; provided that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control occurring prior to the final maturity of the Notes will not constitute Disqualified Stock if the change of control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the "Change of Control" covenant set forth in the Indenture and such Capital Stock specifically provides that the Company will not repurchase or redeem (or be required to repurchase or redeem) any such Capital Stock pursuant to such provisions prior to the Company's repurchase of Notes pursuant to the "Change of Control" covenant set forth in the Indenture.

        "Disqualified Stock Dividend" of any Person means, for any dividend payable with regard to Disqualified Stock issued by such Person, the amount of such dividend multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the maximum statutory combined federal, state and local income tax rate (expressed as a decimal number between 1 and 0) then applicable to such Person.

        "Equity Offering" means a public or private equity offering or sale by the Company for cash of Capital Stock, other than an offering or sale of Disqualified Stock.

        "Event of Default" has the meaning set forth in "Description of the Notes—Events of default."

        "Existing Indebtedness" means all of the Indebtedness of the Company and its Subsidiaries that is outstanding on the date of the Indenture.

        "Fair Market Value" with respect to any asset or property means the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a board resolution (certified by the Secretary or Assistant Secretary of the Company) delivered to the Trustee.

        "GAAP" means generally accepted accounting principles set forth in the opinions and interpretations of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and interpretations of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement relating to interest rates or foreign exchange rates.

        "Holder" means a Person in whose name a Note is registered in the Security Register.

        "Incur" means to, directly or indirectly, create, incur, assume, guarantee, extend the maturity of, or otherwise become liable with respect to any Indebtedness; provided, however, that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

        "Indebtedness" of any Person at any date means, without duplication,

  (i)
  all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof),

  (ii)
  all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

  (iii)
  all fixed obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit issued for the benefit of, or surety and performance bonds issued by, such Person in the ordinary course of business,

  (iv)
  all obligations of such Person with respect to Hedging Obligations (other than those that fix or cap the interest rate on variable rate Indebtedness otherwise permitted by the Indenture or that fix the exchange rate in connection with Indebtedness denominated in a foreign currency and otherwise permitted by the Indenture),

  (v)
  all obligations of such Person to pay the deferred and unpaid purchase price of property or services, including, without limitation, all conditional sale obligations of such Person and all obligations under any title retention agreement; provided, however, that (a) any obligations described in the foregoing clause (v) which are non-interest bearing and which have a maturity of not more than six months from the date of Incurrence thereof shall not constitute

    Indebtedness and (b) trade payables and accrued expenses Incurred in the ordinary course of business shall not constitute Indebtedness,

  (vi)
  all Capitalized Lease Obligations of such Person,

  (vii)
  all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person,

  (viii)
  all Indebtedness of others guaranteed by, or otherwise the liability of, such Person to the extent of such guarantee or liability, and

  (ix)
  all Disqualified Stock issued by such Person (the amount of Indebtedness represented by any Disqualified Stock will equal the greater of the voluntary or involuntary liquidation preference plus accrued and unpaid dividends).

        The amount of Indebtedness of any Person at any date will be

    a.
    the outstanding balance at such date of all unconditional obligations as described above,

    b.
    the maximum liability of such Person for any contingent obligations under clause (viii) above and

    c.
    in the case of clause (vii) (if the Indebtedness referred to therein is not assumed by such Person), the lesser of the (A) Fair Market Value of all assets subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (B) amount of the Indebtedness secured.

        "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Company's Board of Directors, (i) qualified to perform the task for which it has been engaged, and (ii) disinterested and independent, in a direct and indirect manner, of the parties to the Affiliate Transaction with respect to which such firm has been engaged.

        "Intangible Assets" of the Company means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights and all other items which would be treated as intangibles on the consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP.

        "Interest Expense" of any Person for any period means, without duplication, the aggregate amount of (i) interest which, in conformity with GAAP, would be set opposite the caption "interest expense" or any like caption on an income statement for such Person (including, without limitation, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers' acceptance financing, the net costs associated with Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense other than interest and other charges amortized to cost of sales) and includes, with respect to the Company and its Restricted Subsidiaries, without duplication (including duplication of the foregoing items), all interest amortized to cost of sales for such period, and (ii) the amount of Disqualified Stock Dividends recognized by the Company on any Disqualified Stock whether or not paid during such period.

        "Interest Incurred" of any Person for any period means, without duplication, the aggregate amount of (i) interest which, in conformity with GAAP, would be set opposite the caption "interest expense" or any like caption on an income statement for such Person (including, without limitation, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers' acceptance financing, the net costs associated with Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense other than interest and other charges amortized to cost of sales) and includes, with respect to the Company and its Restricted Subsidiaries, without duplication (including duplication of the foregoing items), all interest capitalized for such period, all interest attributable to discontinued operations for such period to the extent not set forth on the income statement under the caption "interest expense" or any like caption, and all interest actually paid by the Company or a Restricted Subsidiary under any guarantee of Indebtedness (including, without limitation, a guarantee of principal, interest or any combination thereof) of any other Person during such period and (ii) the amount of Disqualified Stock Dividends recognized by the Company on any Disqualified Stock whether or not declared during such period.

        "Investment Grade" means, with respect to a debt rating of the Notes, a rating of Baa3 or higher by Moody's together with a rating of BBB- or higher by S&P or, in the event S&P or Moody's or both shall cease rating the Notes (for reasons outside the control of the Company) and the Company shall select any other Rating Agency, the equivalent of such ratings by such other Rating Agency.

        "Investments" of any Person means all (i) investments by such Person in any other Person in the form of loans, advances or capital contributions, (ii) guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person and (iv) other items that would be classified as investments on a balance sheet of such Person determined in accordance with GAAP.

        "Issue Date" means the initial date of issuance of the original notes under the Indenture.

        "Legal Holiday" means Saturday, Sunday or a day on which banking institutions in New York, New York, Chicago, Illinois, or at a place of payment are authorized or obligated by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment shall be made at that place on the next succeeding day that is not a Legal Holiday.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance of any kind upon or in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including, without limitation, any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

        "Material Subsidiary" means any Subsidiary of the Company which accounted for 5% or more of the Consolidated Tangible Assets or Consolidated Cash Flow Available for Fixed Charges of the Company on a consolidated basis for the fiscal year ending immediately prior to any Default or Event of Default.

        "Moody's" means Moody's Investors Service, Inc. or any successor to its debt rating business.

        "Net Proceeds" means

  (i)
  cash (in U.S. dollars or freely convertible into U.S. dollars) received by the Company or any Restricted Subsidiary from an Asset Sale net of

  a.
  all brokerage commissions, investment banking fees and all other fees and expenses (including, without limitation, fees and expenses of counsel, financial advisors, accountants and investment bankers) related to such Asset Sale,

  b.
  provisions for all income and other taxes measured by or resulting from such Asset Sale of the Company or any of its Restricted Subsidiaries,

    c.
    payments made to retire Indebtedness that was incurred in accordance with the Indenture and that either (1) is secured by a Lien incurred in accordance with the Indenture on the property or assets sold or (2) is required in connection with such Asset Sale to the extent actually repaid in cash,

    d.
    amounts required to be paid to any Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and

    e.
    appropriate amounts to be provided by the Company or any Restricted Subsidiary thereof, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary thereof, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations or post-closing purchase price adjustments associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee, and

  (ii)
  all non-cash consideration received by the Company or any of its Restricted Subsidiaries from such Asset Sale upon the liquidation or conversion of such consideration into cash, without duplication, net of all items enumerated in subclauses (a) through (e) of clause (i) hereof.

        "Non-Recourse Indebtedness" with respect to any Person means Indebtedness of such Person for which (i) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was Incurred within 90 days after the acquisition of such property and (ii) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness.

        "Officer" means the chairman, the chief executive officer, the president, the chief financial officer, the chief operating officer, the chief accounting officer, the treasurer, or any assistant treasurer, the controller, the secretary, any assistant secretary or any vice president of a Person.

        "Officers' Certificate" means a certificate signed by two Officers, one of whom must be the Person's chief executive officer, chief operating officer, chief financial officer or chief accounting officer.

        "Paying Agent" means any office or agency where Notes and the Subsidiary Guarantees may be presented for payment.

        "Permitted Investments" of any Person means Investments of such Person in

  (i)
  direct obligations of the United States or any agency thereof or obligations guaranteed by the United States or any agency thereof, in each case maturing within 180 days of the date of acquisition thereof,

  (ii)
  certificates of deposit maturing within 180 days of the date of acquisition thereof issued by a bank, trust company or savings and loan association which is organized under the laws of the United States or any state thereof having capital, surplus and undivided profits aggregating in excess of $250 million and a Keefe Bank Watch Rating of C or better,

  (iii)
  certificates of deposit maturing within 180 days of the date of acquisition thereof issued by a bank, trust company or savings and loan association organized under the laws of the United States or any state thereof other than banks, trust companies or savings and loan associations satisfying the criteria in (ii) above, provided that the aggregate amount of all certificates of deposit issued to the Company at any one time by such bank, trust company or savings and loan association will not exceed $100,000,

  (iv)
  commercial paper given the highest rating by two established national credit rating agencies and maturing not more than 180 days from the date of the acquisition thereof,

  (v)
  repurchase agreements or money-market accounts which are fully secured by direct obligations of the United States or any agency thereof and

  (vi)
  in the case of the Company and its Subsidiaries, any receivables or loans taken by the Company or a Subsidiary in connection with the sale of any asset otherwise permitted by the Indenture.

        "Permitted Liens" means

  (i)
  Liens for taxes, assessments or governmental charges or claims that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP,

  (ii)
  statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other Liens imposed by law and arising in the ordinary course of business and with respect to amounts that, to the extent applicable, either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP,

  (iii)
  Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security,

  (iv)
  Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts and other obligations of like nature (exclusive of obligations for the payment of borrowed money), in each case incurred in the ordinary course of business of the Company and its Subsidiaries,

  (v)
  attachment or judgment Liens not giving rise to a Default or an Event of Default and which are being contested in good faith by appropriate proceedings,

  (vi)
  easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary course of business of the Company and its Subsidiaries,

  (vii)
  zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such real property in the ordinary course of business of the Company and its Subsidiaries or the value of such real property for the purpose of such business,

  (viii)
  leases or subleases granted to others not materially interfering with the ordinary course of business of the Company and its Subsidiaries,

  (ix)
  purchase money mortgages (including, without limitation, Capitalized Lease Obligations and purchase money security interests),

  (x)
  Liens securing Refinancing Indebtedness; provided that such Liens only extend to assets which are similar to the type of assets securing the Indebtedness being refinanced and such refinanced Indebtedness was previously secured by such similar assets,

  (xi)
  Liens securing Indebtedness of the Company and its Restricted Subsidiaries permitted to be Incurred under the Indenture; provided that the aggregate amount of Indebtedness secured by Liens (other than Non-Recourse Indebtedness secured by Liens) will not exceed 40% of Consolidated Tangible Assets,

  (xii)
  any interest in or title of a lessor to property subject to any Capitalized Lease Obligations incurred in compliance with the provisions of the Indenture,

  (xiii)
  Liens existing on the date of the Indenture, including, without limitation, Liens securing Existing Indebtedness,

  (xiv)
  any option, contract or other agreement to sell an asset; provided such sale is not otherwise prohibited under the Indenture,

  (xv)
  Liens securing Non-Recourse Indebtedness of the Company or a Restricted Subsidiary thereof; provided that such Liens apply only to the property financed out of the net proceeds of such Non-Recourse Indebtedness within 90 days of the Incurrence of such Non-Recourse Indebtedness,

  (xvi)
  Liens on property or assets of any Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary owing to the Company or one or more Restricted Subsidiaries,

  (xvii)
  Liens securing Indebtedness of an Unrestricted Subsidiary,

  (xviii)
  any right of a lender or lenders to which the Company or a Restricted Subsidiary may be indebted to offset against, or appropriate and apply to the payment of, such Indebtedness any and all balances, credits, deposits, accounts or monies of the Company or a Restricted Subsidiary with or held by such lender or lenders,

  (xix)
  any pledge or deposit of cash or property in conjunction with obtaining surety and performance bonds and letters of credit required to engage in constructing on-site and off-site improvements required by municipalities or other governmental authorities in the ordinary course of business of the Company or any Restricted Subsidiary,

  (xx)
  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

  (xxi)
  Liens encumbering customary initial deposits and margin deposits, and other Liens that are customary in the industry and incurred in the ordinary course of business securing Indebtedness under Hedging Obligations and forward contracts, options, futures contracts, futures options or similar agreements or arrangements designed to protect the Company or any of its Subsidiaries from fluctuations in the price of commodities,

  (xxii)
  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business,

  (xxiii)
  Liens on property acquired by the Company or a Restricted Subsidiary and Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that in each case such Liens (A) were in existence prior to the contemplation of such acquisition, merger or consolidation and (B) do not extend to any asset other than those of the Person merged with or into or consolidated with the Company or the Restricted Subsidiary or the property acquired by the Company or the Restricted Subsidiary, and

  (xxiv)
  Liens replacing any of the Liens described in clauses (xiii) and (xxiii) above; provided that (A) the principal amount of the Indebtedness secured by such Liens shall not be increased (except to the extent of reasonable premiums or other payments required to be paid in connection with the repayment of the previously secured Indebtedness or Incurrence of related Refinancing Indebtedness and expenses Incurred in connection therewith), (B) the principal amount of new Indebtedness secured by such Liens, determined as of the date of Incurrence, has a Weighted Average Life of Maturity at least equal to the remaining Weighted

    Average Life to Maturity of the previously secured Indebtedness, (C) the maturity of the new Indebtedness secured by such Liens is not earlier than that of the previously secured Indebtedness Incurred or repaid, and (D) the new Liens shall be limited to the property or part thereof which secured the Lien so replaced or property substituted therefor as a result of the destruction, condemnation or damage of such property.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

        "Preferred Stock" of any Person means all Capital Stock of such Person which has a preference in liquidation or with respect to the payment of dividends.

        "Rating Agency" means a statistical rating agency or agencies, as the case may be, nationally recognized in the United States and selected by the Company (as certified by a resolution of the Board of Directors of the Company) which shall be substituted for S&P or Moody's, or both, as the case may be.

        "Refinancing Indebtedness" means Indebtedness that refunds, refinances or extends any Existing Indebtedness or other Indebtedness permitted to be incurred by the Company or its Restricted Subsidiaries pursuant to the terms of the Indenture, but only to the extent that

  (i)
  the Refinancing Indebtedness is subordinated to the Notes or the Subsidiary Guarantees, as the case may be, to the same extent as the Indebtedness being refunded, refinanced or extended, if at all,

  (ii)
  the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended, or (b) after the maturity date of the Notes,

  (iii)
  the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Notes,

  (iv)
  such Refinancing Indebtedness is in an aggregate amount that is equal to or less than the aggregate amount then outstanding (including accrued interest) under the Indebtedness being refunded, refinanced or extended plus an amount necessary to pay any reasonable fees and expenses, including premiums and defeasance costs, related to such refinancing,

  (v)
  such Refinancing Indebtedness is Incurred by the same Person that initially Incurred the Indebtedness being refunded, refinanced or extended, except that the Company may Incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Restricted Subsidiary, and

  (vi)
  such Refinancing Indebtedness is Incurred within 180 days after the Indebtedness being refunded, refinanced or extended is so refunded, refinanced or extended.

        "Registrar" means an office or agency where Notes may be presented for registration of transfer or for exchange.

        "Restricted Investment" with respect to any Person means any Investment (other than any Permitted Investment) by such Person in any (i) of its Affiliates, (ii) executive officer or director or any Affiliate of such Person, or (iii) any other Person other than a Restricted Subsidiary. Notwithstanding the above, a Subsidiary Guarantee shall not be deemed a Restricted Investment.

        "Restricted Payment" with respect to any Person means

  (i)
  the declaration of any dividend or the making of any other payment or distribution of cash, securities or other property or assets in respect of such Person's Capital Stock (except that a dividend payable solely in Capital Stock (other than Disqualified Stock) of such Person will not constitute a Restricted Payment),

  (ii)
  any payment on account of the purchase, redemption, retirement or other acquisition for value of such Person's Capital Stock or any other payment or distribution made in respect thereof (other than payments or distributions excluded from the definition of Restricted Payment in clause (i) above), either directly or indirectly,

  (iii)
  any Restricted Investment, and

  (iv)
  any principal payment, redemption, repurchase, defeasance or other acquisition or retirement of any Indebtedness of any Unrestricted Subsidiary or of Indebtedness of the Company which is subordinated in right of payment to the Notes or of Indebtedness of a Restricted Subsidiary which is subordinated in right of payment to its Subsidiary Guarantee;

provided, however, that with respect to the Company and its Subsidiaries, Restricted Payments will not include (a) any payment described in clause (i), (ii) or (iii) above made to the Company or any of its Restricted Subsidiaries which are Wholly Owned Subsidiaries by any of the Company's Subsidiaries, or (b) any purchase, redemption, retirement or other acquisition for value of Indebtedness or Capital Stock of such Person or its Subsidiaries if the consideration therefor consists solely of Capital Stock (other than Disqualified Stock) of such Person.

        "Restricted Subsidiary" means each of the Subsidiaries of the Company which is not an Unrestricted Subsidiary.

        "S&P" means Standard and Poor's Ratings Service, a division of McGraw Hill, Inc., a New York corporation, or any successor to its debt rating business.

        "Security Register" is a register of the Notes and of their transfer and exchange kept by the Registrar.

        "Subsidiary" of any Person means any (i) corporation of which at least a majority of the aggregate voting power of all classes of the Common Equity is directly or indirectly beneficially owned by such Person, and (ii) any entity other than a corporation of which such Person, directly or indirectly, beneficially owns at least a majority of the Common Equity.

        "Subsidiary Guarantee" means the guarantee of the Notes by each Subsidiary Guarantor under the Indenture.

        "Subsidiary Guarantors" means each of (i) Beazer Homes Corp., a Tennessee corporation, Beazer/Squires Realty, Inc., a North Carolina corporation, Beazer Homes Sales Inc., a Delaware corporation, Beazer Realty Corp., a Georgia corporation, Beazer Homes Holdings Corp., a Delaware corporation, Beazer Homes Texas Holdings, Inc., a Delaware corporation, Beazer Homes Texas, L.P., a Delaware limited partnership, April Corporation, a Colorado corporation, Beazer SPE, LLC, a Georgia limited liability company, Beazer Homes Investments, LLC, a Delaware limited liability company, Beazer Realty, Inc., a New Jersey corporation, Homebuilders Title Services of Virginia, Inc., a Virginia corporation, Homebuilders Title Services, Inc., a Delaware corporation, Texas Lone Star Title, L.P., a Texas limited partnership, Beazer Allied Companies Holdings, Inc., a Delaware corporation, Paragon Title, LLC, an Indiana limited liability company, Trinity Homes LLC, an Indiana limited liability company, Beazer Homes Indiana, LLP, an Indiana limited liability partnership, Beazer Homes Indiana Holdings Corp., a Delaware corporation, Beazer Realty Services, LLC, a Delaware limited liability company, Beazer Realty Los Angeles, Inc., a Delaware corporation, Beazer Realty Sacramento, Inc., a

Delaware corporation, BH Building Products, LP, a Delaware limited partnership, BH Procurement Services, LLC, a Delaware limited partnership, Beazer General Services, Inc., a Delaware corporation, Beazer Commercial Holdings, LLC, a Delaware limited liability company, Beazer Clarksburg, LLC, a Missouri limited liability company and, Arden Park Ventures, LLC, a Florida limited liability company, and (ii) each of the Company's Subsidiaries that becomes a guarantor of the Notes pursuant to the provisions of the Indenture.

        "Trust Officer" means any vice president, trust officer or other authorized person of the Trustee assigned by the Trustee to administer its corporate trust matters.

        "Trustee" means the party named as such until a successor replaces such party in accordance with the applicable provisions of the Indenture and thereafter means the successor trustee serving under the Indenture.

        "Unrestricted Subsidiary" means United Home Insurance Corporation, a Vermont corporation, Security Title Insurance Company, Inc., a Vermont corporation, and Beazer Mortgage Corporation, a Delaware corporation and each of the Subsidiaries of the Company (including any newly formed or acquired Subsidiary) so designated by a resolution adopted by the Board of Directors of the Company as provided below and provided that (a) neither the Company nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (1) provides any direct or indirect credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (2) is directly or indirectly liable for any Indebtedness of such Subsidiary, (b) the creditors with respect to Indebtedness for borrowed money of such Subsidiary have agreed in writing that they have no recourse, direct or indirect, to the Company or any other Subsidiary of the Company (other than Unrestricted Subsidiaries), including, without limitation, recourse with respect to the payment of principal or interest on any Indebtedness of such Subsidiary and (c) no default with respect to any Indebtedness of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company and of its other Subsidiaries (other than other Unrestricted Subsidiaries), to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity. The Board of Directors of the Company may designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) any such redesignation will be deemed to be an Incurrence by the Company and its Restricted Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary for purposes of the "Limitations on Additional Indebtedness" covenant set forth in the Indenture as of the date of such redesignation, (ii) immediately after giving effect to such redesignation and the Incurrence of any such additional Indebtedness, the Company and its Restricted Subsidiaries could incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in the "Limitations on Additional Indebtedness" covenant set forth in the Indenture and (iii) the Liens of such Unrestricted Subsidiary could then be incurred in accordance with the "Limitations on Liens" covenant set forth in the Indenture as of the date of such redesignation. Subject to the foregoing, the Board of Directors of the Company also may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (i) all previous Investments by the Company and its Restricted Subsidiaries in such Restricted Subsidiary (net of any returns previously paid on such Investments) will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the "Limitations on Restricted Payments" covenant set forth in the Indenture, (ii) immediately after giving effect to such designation and reduction of amounts available for Restricted Payments under the "Limitations on Restricted Payments" covenant set forth in the Indenture, the Company and its Restricted Subsidiaries could incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in the "Limitations on Additional Indebtedness" covenant set forth in the Indenture and (iii) no Default or Event of Default shall have occurred or be continuing. Any such designation or redesignation by the Board of Directors of the Company will be evidenced to the

Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation or redesignation and an Officers' Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth the underlying calculations.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness or portion thereof, at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including, without limitation, payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the sum of all such payments described in clause (a) above.

        "Wholly Owned Subsidiary" of any Person means (i) a Subsidiary, of which 100% of the Common Equity (except for directors' qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by such Person or through one or more other Wholly Owned Subsidiaries of such Person, or (ii) any entity other than a corporation in which such Person, directly or indirectly, owns all of the Common Equity of such entity.

        "Working Capital Facilities" means, collectively, the Bank Credit Facility and one or more other facilities among the Company, any Subsidiary Guarantor and one or more lenders pursuant to which the Company or any Subsidiary Guarantor may Incur Indebtedness for working capital purposes or to finance the acquisition, holding or development of property by the Company and the Restricted Subsidiaries (including the financing of any related interest reserve), as any such facility may be amended, restated, supplemented or otherwise modified from time to time, and includes any agreement extending the maturity of, or restructuring (including, without limitation, the inclusion of additional borrowers thereunder that are Unrestricted Subsidiaries), all or any portion of the Indebtedness under such facility or any successor facilities and includes any facility with one or more lenders refinancing or replacing all or any portion of the Indebtedness under such facility or any successor facility.

Certain covenants

        The following is a summary of certain covenants that are contained in the Indenture. Such covenants are applicable (unless waived or amended as permitted by the Indenture or their application is suspended as set forth under the caption "Limitation of applicability of certain covenants if the notes are rated investment grade") so long as any of the Notes are outstanding or until the Notes are defeased pursuant to provisions described under "—Discharge of indenture."

Disposition of proceeds of asset sales.

        The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale unless

  (i)
  the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value for the shares or assets sold or otherwise disposed of; provided that the aggregate Fair Market Value of the consideration received from any Asset Sale that is not in the form of cash or cash equivalents (in U.S. dollars or freely convertible into U.S. dollars) will not, when aggregated with the Fair Market Value of all other noncash consideration received by the Company and its Restricted Subsidiaries from all previous Asset Sales since the date of the Indenture that has not been converted into cash or cash equivalents (in U.S. dollars or freely convertible into U.S. dollars), exceed 5% of the Consolidated Tangible Assets of the Company at the time of the Asset Sale under consideration, and

  (ii)
  the Company will apply or will cause one or more of its Restricted Subsidiaries to apply an amount equal to the aggregate Net Proceeds received by the Company or any Restricted Subsidiary from all Asset Sales occurring subsequent to the date of the Indenture as follows: (A) to repay any outstanding Indebtedness of the Company that is not subordinated to the Notes or other Indebtedness of the Company, or to the payment of any Indebtedness of any Restricted Subsidiary that is not subordinated to the Subsidiary Guarantee of such Restricted Subsidiary, in each case within one year after such Asset Sale; or (B) to acquire properties and assets that will be used in the businesses of the Company and its Restricted Subsidiaries existing on the date of the Indenture within one year after such Asset Sale, provided, however, that (x) in the case of applications contemplated by clause (ii)(A) the payment of such Indebtedness will result in a permanent reduction in committed amounts, if any, under the Indebtedness repaid at least equal to the amount of the payment made, (y) in the case of applications contemplated by clause (ii)(B), the Board of Directors has, within such one year period, adopted in good faith a resolution committing such Net Proceeds to such use and (z) none of such Net Proceeds shall be used to make any Restricted Payment.

        The amount of such Net Proceeds neither used to repay the Indebtedness described above nor used or invested as set forth in the preceding sentence constitutes "Excess Proceeds." Notwithstanding the above, any Asset Sale that is subject to the "Limitations on Mergers and Consolidations" covenant set forth in the Indenture will not be subject to the "Disposition of Proceeds of Asset Sales" covenant set forth in the Indenture.

        The Indenture also provides that, notwithstanding the foregoing, to the extent the Company or any of its Restricted Subsidiaries receives securities or other noncash property or assets as proceeds of an Asset Sale, the Company will not be required to make any application of such noncash proceeds required by clause (a) of the "Disposition of Proceeds of Asset Sale" covenant set forth in the Indenture until it receives cash or cash equivalent proceeds from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such noncash property. Any amounts deferred pursuant to the preceding sentence will be applied in accordance with clause (a) of the "Disposition of Proceeds of Asset Sale" covenant set forth in the Indenture when cash or cash equivalent proceeds are thereafter received from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such noncash property.

        The Indenture also provides that, when the aggregate amount of Excess Proceeds equals $10,000,000 or more, the Company will so notify the Trustee in writing by delivery of an Officers' Certificate and will offer to purchase from all Holders (an "Excess Proceeds Offer"), and will purchase from Holders accepting such Excess Proceeds Offer on the date fixed for the closing of such Excess Proceeds Offer (the "Asset Sale Offer Date"), the maximum principal amount (expressed as a multiple of $1,000) of Notes plus accrued and unpaid interest thereon, if any, to the Asset Sale Offer Date that may be purchased and paid, as the case may be, out of the Excess Proceeds, at an offer price (the "Asset Sale Offer Price") in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the Asset Sale Offer Date, in accordance with the procedures set forth in the "Disposition of Proceeds of Asset Sale" covenant in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds relating thereto, then the Company may use such Excess Proceeds, or a portion thereof, for general corporate purposes in the business of the Company and its Restricted Subsidiaries existing on the date of the Indenture. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds will be reset at zero.

        In addition, the Indenture provides that, within 30 days after the date on which the amount of Excess Proceeds equals $10,000,000 or more, the Company (with notice to the Trustee) or the Trustee at the Company's request (and at the expense of the Company) will send or cause to be sent by first-

class mail, to all Persons who were Holders on the date such Excess Proceeds equaled $10,000,000, at their respective addresses appearing in the Security Register, a notice of such occurrence and of such Holders' rights arising as a result thereof. The Indenture also provides that:

  (a)
  In the event the aggregate principal amount of Notes surrendered by Holders together with accrued interest thereon exceeds the amount of Excess Proceeds, the Company will select the Notes to be purchased on a pro rata basis from all Notes so surrendered, with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, will be purchased. To the extent that the Excess Proceeds remaining are less than $1,000, the Company may use such Excess Proceeds for general corporate purposes. Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

  (b)
  Not later than one Business Day after the Asset Sale Offer Date in connection with which the Excess Proceeds Offer is being made, the Company will (i) accept for payment Notes or portions thereof tendered pursuant to the Excess Proceeds Offer (on a pro rata basis if required), (ii) deposit with the Paying Agent money sufficient, in immediately available funds, to pay the purchase price of all Notes or portions thereof so accepted and (iii) deliver to the Paying Agent an Officers' Certificate identifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent will promptly mail or deliver to Holders so accepted payment in an amount equal to the Asset Sale Offer Price of the Notes purchased from each such Holder, and the Company will execute and upon receipt of an Officers' Certificate of the Company the Trustee will promptly authenticate and mail or deliver to such Holder a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Paying Agent at the Company's expense to the Holder thereof. The Company will publicly announce the results of the Excess Proceeds Offer promptly after the Asset Sale Offer Date.

  (c)
  Any Excess Proceeds Offer will be conducted by the Company in compliance with applicable law, including, without limitation, Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, if applicable.

  (d)
  Whenever Excess Proceeds are received by the Company, and prior to the allocation of such Excess Proceeds pursuant to this covenant, such Excess Proceeds will be set aside by the Company in a separate account to be held in trust for the benefit of the Holders; provided, however, that in the event the Company will be unable to set aside such Excess Proceeds in a separate account because of provisions of applicable law or of the Working Capital Facilities, the Company will not be required to set aside such Excess Proceeds.

  (e)
  Notwithstanding the foregoing, an Excess Proceeds Offer may be made by one or more Restricted Subsidiaries in lieu of the Company.

        There can be no assurance that sufficient funds will be available at the time of an Excess Proceeds Offer to make any required repurchases. The Company's failure to make or to cause one or more Restricted Subsidiaries to make any required repurchases in the event of an Excess Proceeds Offer will create an Event of Default under the Indenture.

Limitations on restricted payments.

        The Indenture provides that the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, make any Restricted Payment, directly or indirectly, after the date of the Indenture if at the time of such Restricted Payment:

  (i)
  the amount of such proposed Restricted Payment (the amount of such Restricted Payment, if other than in cash, will be determined in good faith by a majority of the disinterested members of the Board of Directors of the Company), when added to the aggregate amount of all Restricted Payments, or payments that would have been Restricted Payments if the Supplemental Indenture had been in effect at the time of such payments, declared or made after April 17, 2002, exceeds the sum of:

  (1)
  $100 million, plus

  (2)
  50% of the Company's Consolidated Net Income accrued during the period (taken as a single period) commencing April 1, 2002 and ending on the last day of the fiscal quarter immediately preceding the fiscal quarter in which the Restricted Payment is to occur (or, if such aggregate Consolidated Net Income is a deficit, minus 100% of such aggregate deficit), plus

  (3)
  the net cash proceeds derived from the issuance and sale of Capital Stock of the Company and its Restricted Subsidiaries that is not Disqualified Stock (other than a sale to a Subsidiary of the Company) after April 17, 2002, plus

  (4)
  100% of the principal amount of, or, if issued at a discount, the accreted value of, any Indebtedness of the Company or a Restricted Subsidiary which is issued (other than to a Subsidiary of the Company) after April 17, 2002 that is converted into or exchanged for Capital Stock of the Company that is not Disqualified Stock, plus

  (5)
  100% of the aggregate amounts received by the Company or any Restricted Subsidiary from the sale, disposition or liquidation (including by way of dividends) of any Investment (other than to any Subsidiary of the Company and other than to the extent sold, disposed of or liquidated with recourse to the Company or any of its Subsidiaries or to any of their respective properties or assets) but only to the extent (x) not included in clause (2) above and (y) that the making of such Investment constituted a permitted Restricted Investment (assuming for such purpose that the Supplemental Indenture had been in effect since April 17, 2002), plus

  (6)
  100% of the principal amount of, or if issued at a discount, the accreted value of, any Indebtedness or other obligation that is the subject of a guarantee by the Company which is released (other than due to a payment on such guarantee) after April 17, 2002, but only to the extent that such guarantee constituted a permitted Restricted Payment (assuming for such purpose that the Supplemental Indenture had been in effect since April 17, 2002); or

  (ii)
  the Company would be unable to incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in the "Limitations on Additional Indebtedness" covenant set forth in the Indenture; or

  (iii)
  a Default or Event of Default has occurred and is continuing or occurs as a consequence thereof.

        Notwithstanding the foregoing, the provisions of the "Limitation on Restricted Payments" covenant set forth in the Indenture will not prevent:

  (i)
  the payment of any dividend within 60 days after the date of declaration thereof if the payment thereof would have complied with the limitations of the Indenture on the date of declaration, provided that (x) such dividend will be deemed to have been paid as of its date of declaration for the purposes of this covenant and (y) at the time of payment of such dividend no other Default or Event of Default shall have occurred and be continuing or would result therefrom;

  (ii)
  the retirement of shares of the Company's Capital Stock or the Company's or a Restricted Subsidiary of the Company's Indebtedness for, or out of the net proceeds of a substantially concurrent sale (other than a sale to a Subsidiary of the Company) of, other shares of its Capital Stock (other than Disqualified Stock), provided that the proceeds of any such sale will be excluded in any computation made under clause (3) above;

  (iii)
  the redemption, repurchase, defeasance or retirement for value of Indebtedness, including premium, if any, with the proceeds of Refinancing Indebtedness;

  (iv)
  payments or distributions pursuant to or in connection with a merger, consolidation or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company or any Guarantor; or

  (v)
  any purchase, redemption, retirement or other acquisition for value of Capital Stock of the Company or any Subsidiary held by officers or employees or former officers or employees of the Company or any Subsidiary (or their estates or beneficiaries under their estates) not to exceed $500,000 in any calendar year and $5 million in the aggregate since April 17, 2002.

Limitations on additional indebtedness.

        The Indenture provides that the Company will not, and will not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to, Incur any Indebtedness including Acquisition Indebtedness; provided that the Company and the Subsidiary Guarantors may Incur Indebtedness, including Acquisition Indebtedness, if, after giving effect thereto and the application of the proceeds therefrom, either (i) the Company's Consolidated Fixed Charge Coverage Ratio on the date thereof would be at least 2.0 to 1.0 or (ii) the ratio of Indebtedness of the Company and the Restricted Subsidiaries to Consolidated Tangible Net Worth is less than 2.25 to 1.

        Notwithstanding the foregoing, the provisions of the Indenture will not prevent:

  (i)
  the Company or any Subsidiary Guarantor from Incurring (A) Refinancing Indebtedness or (B) Non-Recourse Indebtedness,

  (ii)
  the Company from Incurring Indebtedness evidenced by the Notes issued on the Issue Date or the Exchange Notes,

  (iii)
  the Company or any Subsidiary Guarantor from Incurring Indebtedness under Working Capital Facilities not to exceed the greater of $250 million or 15% of Consolidated Tangible Assets,

  (iv)
  any Subsidiary Guarantee of Indebtedness of the Company under the Notes,

  (v)
  the Company and its Restricted Subsidiaries from Incurring Indebtedness under any deposits made to secure performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress statements, government contracts and other obligations of like nature (exclusive of the obligation for the payment of borrowed money),

  (vi)
  any Subsidiary Guarantor from guaranteeing Indebtedness of the Company or any other Subsidiary Guarantor, or the Company from guaranteeing Indebtedness of any Subsidiary Guarantor, in each case permitted to be Incurred under the Indenture (other than Non-Recourse Indebtedness),

  (vii)
  (a) any Restricted Subsidiary from Incurring Indebtedness owing to the Company or any Subsidiary Guarantor that is both a Wholly Owned Subsidiary and a Restricted Subsidiary; provided that (I) such Indebtedness is subordinated to any Subsidiary Guarantee of such Restricted Subsidiary, if any, and (II) such Indebtedness shall only be permitted pursuant to this clause (vii)(a) for so long as the Person to whom such Indebtedness is owing is the Company or a Subsidiary Guarantor that is both a Wholly Owned Subsidiary and a Restricted Subsidiary, and (b) the Company from Incurring Indebtedness owing to any Subsidiary Guarantor that is both a Wholly Owned Subsidiary and a Restricted Subsidiary; provided that (I) such Indebtedness is subordinated to the Company's obligations under the Notes and the Indenture, and (II) such Indebtedness shall only be permitted pursuant to this clause (vii)(b) for so long as the Person to whom such Indebtedness is owing is a Subsidiary Guarantor that is both a Wholly Owned Subsidiary and a Restricted Subsidiary,

  (viii)
  the Company and any Subsidiary Guarantor from Incurring Indebtedness under Capitalized Lease Obligations or purchase money obligations, in each case Incurred for the purpose of acquiring or financing all or any part of the purchase price or cost of construction or improvement of property or equipment used in the business of the Company or such Subsidiary Guarantor, as the case may be, in an aggregate amount not to exceed $20 million, and

  (ix)
  Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not to exceed $20 million.

        The Company shall not, and the Company will not cause or permit any Subsidiary Guarantor that is a Restricted Subsidiary to, directly or indirectly, in any event Incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Company or of such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

        For purposes of determining compliance with this "Limitations on additional indebtedness" covenant, in the event an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses of this covenant, the Company, in its sole discretion, shall classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such item of Indebtedness in any manner in which such item could be Incurred at the time of such reclassification.

        Limitations and restrictions on issuance of capital stock of restricted subsidiaries.

        The Indenture provides that the Company will not permit any Restricted Subsidiary to issue, or permit to be outstanding at any time, Preferred Stock or any other Capital Stock constituting Disqualified Stock other than any such Capital Stock issued to or held by the Company or any Restricted Subsidiary of the Company which is a Wholly Owned Subsidiary.

Change of control.

        The Indenture provides that, following the occurrence of any Change of Control, the Company will so notify the Trustee in writing by delivery of an Officers' Certificate and will offer to purchase (a

"Change of Control Offer") from all Holders, and will purchase from Holders accepting such Change of Control Offer on the date fixed for the closing of such Change of Control Offer (the "Change of Control Payment Date"), the outstanding principal amount of Notes at an offer price (the "Change of Control Price") in cash in an amount equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Payment Date in accordance with the procedures set forth in the "Change of Control" covenant of the Indenture.

        In addition, the Indenture provides that, within 30 days after the date on which a Change of Control occurs, the Company (with Notice to the Trustee) or the Trustee at the Company's request (and at the expense of the Company) will send or cause to be sent by first-class mail, postage pre-paid, to all Persons who were Holders on the date of the Change of Control at their respective addresses appearing in the Security Register, a notice of such occurrence and of such Holder's rights arising as a result thereof.

        The Indenture also provides that:

  (a)
  In the event of a Change of Control Offer, the Company will only be required to accept Notes in denominations of $1,000 or integral multiples thereof.

  (b)
  Not later than one Business Day after the Change of Control Payment Date in connection with which the Change of Control Offer is being made, the Company will (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient, in immediately available funds, to pay the purchase price of all Notes or portions thereof so accepted and (iii) deliver to the Paying Agent an Officers' Certificate identifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent will promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the Change of Control Price of the Notes purchased from each such Holder, and the Company will execute and, upon receipt of an Officer's Certificate of the Company, the Trustee will promptly authenticate and mail or deliver to such Holder a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Paying Agent at the Company's expense to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer promptly after the Change of Control Payment Date.

  (c)
  Any Change of Control Offer will be conducted by the Company in compliance with applicable law, including, without limitation, Section 14(e) of the Exchange Act and Rule 14e-1 thereunder.

        The Company may enter into other arrangements or Incur other Indebtedness with similar change of control obligations. There can be no assurance that sufficient funds will be available at the time of a Change of Control to make any required repurchases. The Company's failure to make any required repurchases in the event of a Change of Control Offer will create an Event of Default under the Indenture.

        No quantitative or other established meaning has been given to the phrase "all or substantially all" (which appears in the definition of Change of Control) by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of the assets conveyed and the proportion of an entity's income derived from the assets conveyed. Accordingly, there may be uncertainty as to whether a Holder of Notes can determine whether a Change of Control has occurred and exercise any remedies such Holder may have upon a Change of Control.

Limitations on transactions with stockholders and affiliates.

        The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, make any Investment, loan, advance, guarantee or capital contribution to or for the benefit of, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, (i) any Affiliate of the Company or any Affiliate of the Company's Subsidiaries or (ii) any Person (or any Affiliate of such person) holding 10% or more of the Common Equity of the Company or any of its Subsidiaries (each an "Affiliate Transaction"), except on terms that are no less favorable to the Company or the relevant Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arm's length basis from a person that is not an Affiliate.

        The Indenture also provides that the Company will not, and will not permit any of its Subsidiaries to, enter into any Affiliate Transaction involving or having a value of more than $5 million, unless, in each case, such Affiliate Transaction has been approved by a majority of the disinterested members of the Company's Board of Directors.

        The Indenture also provides that the Company will not, and will not permit any of its Subsidiaries to, enter into an Affiliate Transaction involving or having a value of more than $20 million unless the Company has delivered to the Trustee an opinion of an Independent Financial Advisor to the effect that the transaction is fair to the Company or the relevant Subsidiary, as the case may be, from a financial point of view.

        The Indenture also provides that, notwithstanding the foregoing, an Affiliate Transaction will not include (i) any contract, agreement or understanding with, or for the benefit of, or plan for the benefit of, employees of the Company or its Subsidiaries (in their capacity as such) that has been approved by the Company's Board of Directors, (ii) Capital Stock issuances to members of the Board of Directors, officers and employees of the Company or its Subsidiaries pursuant to plans approved by the stockholders of the Company, (iii) any Restricted Payment otherwise permitted under the "Limitations on Restricted Payments" covenant set forth in the Indenture or (iv) any transaction between the Company and a Restricted Subsidiary or a Restricted Subsidiary and another Restricted Subsidiary.

Limitations on liens.

        The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens, other than Permitted Liens, on any of its or their assets, property, income or profits therefrom unless contemporaneously therewith or prior thereto all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligation or liability so secured until such time as such obligation or liability is no longer secured by a Lien. The Indenture also provides that no Liens will be permitted to be created or suffered to exist on any Indebtedness from the Company in favor of any Restricted Subsidiary and that such Indebtedness will not be permitted to be sold, disposed of or otherwise transferred.

Limitations on restrictions on distributions from restricted subsidiaries.

        The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, assume or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any of its other Restricted Subsidiaries, or pay interest on or principal of any Indebtedness owed to the Company or any of its other Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its other Restricted Subsidiaries, or (iii) transfer any of its properties or assets to the Company or any of its other Restricted Subsidiaries, except for encumbrances or restrictions existing under or by reason of (a) applicable law, (b) covenants or restrictions contained in the agreements evidencing Existing Indebtedness as in effect on the date of the Indenture, (c) any restrictions or encumbrances arising under Acquisition Indebtedness; provided that such encumbrance or restriction applies only to the obligor on such Indebtedness and its Subsidiaries and that such Acquisition Indebtedness was not incurred by the Company or any of its Subsidiaries or by the Person being acquired in connection with or in anticipation of such acquisition, (d) any restrictions or encumbrances arising in connection with Refinancing Indebtedness; provided that any restrictions and encumbrances of the type described in this clause (d) that arise under such Refinancing Indebtedness are not more restrictive than those under the agreement creating or evidencing the Indebtedness being refunded, refinanced, replaced or extended, (e) any agreement restricting the sale or other disposition of property securing Indebtedness permitted by the Indenture if such agreement does not expressly restrict the ability of a Subsidiary of the Company to pay dividends or make loans or advances, and (f) reasonable and customary borrowing base covenants set forth in agreements evidencing Indebtedness otherwise permitted by the Indenture, which covenants restrict or limit the distribution of revenues or sale proceeds from real estate or a real estate project based upon the amount of indebtedness outstanding on such real estate or real estate project and the value of some or all of the remaining real estate or the project's remaining assets, and customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any of its Restricted Subsidiaries.

Maintenance of consolidated tangible net worth.

        The Indenture provides that:

  (a)
  In the event that the Consolidated Tangible Net Worth of the Company is less than $85 million at the end of any two consecutive fiscal quarters (the last day of the second fiscal quarter being referred to in the Indenture as the "Deficiency Date"), within 30 days after the end of each such period or 60 days in the event that the end of the period is the end of the Company's fiscal year, the Company will so notify the Trustee in writing by delivery of an Officers' Certificate and will offer to purchase from all Holders (a "Net Worth Offer"), and will purchase from Holders accepting such Net Worth Offer on the date fixed for the closing of such Net Worth Offer (the "Net Worth Offer Date"), 10% of the original outstanding principal amount of the Notes (the "Net Worth Amount") at an offer price (the "Net Worth Offer Price") in cash in an amount equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the Net Worth Offer Date; provided that no such offer shall be required if, following such two fiscal quarters but prior to the date the Company is required to make such offer, capital in cash or cash equivalents is contributed to the Company in an Equity Offering sufficient to increase the Company's Consolidated Tangible Net Worth after giving effect to such contribution to an amount equal to or greater than $85 million. To the extent that the aggregate amount of Notes tendered pursuant to a Net Worth Offer is less than the Net Worth Amount relating thereto, then the Company may use the excess of the Net Worth Amount over the amount of Notes tendered, or a portion thereof, for general corporate purposes. In no event shall the Company's failure to meet the Consolidated Tangible Net Worth threshold at the end of any fiscal quarter be counted toward the making of more than one Net Worth Offer. The Company may reduce the principal amount of Notes to be purchased pursuant to the Net Worth Offer by subtracting 100% of the principal amount (excluding premium) of Notes acquired by the Company or any Wholly Owned Subsidiary subsequent to the Deficiency Date and surrendered for cancellation through purchase, redemption (other than pursuant to this covenant) or exchange, and that were not previously used as a credit against any obligation to repurchase Notes pursuant to this covenant.

  (b)
  Subject to the proviso contained in paragraph (a) above, in the event that the Consolidated Tangible Net Worth of the Company is less than $85 million at the end of any two consecutive fiscal quarters, within 30 days after the end of such period, the Company (with notice to the Trustee) or the Trustee at the Company's request (and at the expense of the Company) will send or cause to be sent by first-class mail, postage pre-paid, to all Persons who were Holders on the date of the end of the second such consecutive fiscal quarter, at their respective addresses appearing in the Security Register, a notice of such occurrence and of each Holder's rights arising as a result thereof. Such notice will contain all instructions and materials necessary to enable Holders to tender their Notes to the Company.

  (c)
  In the event that the aggregate principal amount of Notes surrendered by Holders exceeds the Net Worth Amount, the Company will select the Notes to be purchased on a pro rata basis from all Notes so surrendered, with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, will be purchased. To the extent that the Net Worth Amount remaining is less than $1,000, the Company may use such Net Worth Amount for general corporate purposes. Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

  (d)
  Not later than one Business Day after the Net Worth Offer Date in connection with which the Net Worth Offer is being made, the Company will (i) accept for payment Notes or portions thereof tendered pursuant to the Net Worth Offer (on a pro rata basis if required pursuant to the "Maintenance of Consolidated Tangible Net Worth" covenant set forth in the Indenture), (ii) deposit with the Paying Agent money sufficient, in immediately available funds, to pay the purchase price of all Notes or portions thereof so accepted and (iii) deliver to the Paying Agent an Officers' Certificate identifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent will promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the Net Worth Offer Price of the Notes purchased from each such Holder, and the Company will execute and the Trustee will promptly authenticate and mail or deliver to such Holder a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Paying Agent at the Company's expense to the Holder thereof. The Company will publicly announce the results of the Net Worth Offer promptly after the Net Worth Offer Date.

  (e)
  Any Net Worth Offer will be conducted by the Company in compliance with applicable law, including, without limitation, Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, if applicable.

        There can be no assurance that sufficient funds will be available at the time of a Net Worth Offer to make any required repurchases. The Company's failure to make any required repurchases in the event of a Net Worth Offer will create an Event of Default under the Indenture.

Limitations on mergers and consolidations.

        The Indenture provides that neither the Company nor any Subsidiary Guarantor will consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including, without limitation, by way of liquidation or dissolution), or assign any of its obligations under the Notes, the Guarantees or the Indenture (as an entirety or substantially in one transaction or series of related transactions), to any Person or permit any of its Restricted Subsidiaries to do any of the foregoing (in each case other than with the Company or another Wholly Owned Restricted Subsidiary) unless:

  (i)
  the Person formed by or surviving such consolidation or merger (if other than the Company or such Subsidiary Guarantor, as the case may be), or to which such sale, lease, conveyance or other disposition or assignment will be made (collectively, the "Successor"), is a solvent corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form reasonably satisfactory to the Trustee all of the obligations of the Company or such Subsidiary Guarantor, as the case may be, under the Notes or such Subsidiary Guarantor's Subsidiary Guarantee, as the case may be, and the Indenture,

  (ii)
  immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing,

  (iii)
  immediately after giving effect to such transaction and the use of any net proceeds therefrom, on a pro forma basis, the Consolidated Tangible Net Worth of the Company or the Successor (in the case of a transaction involving the Company), as the case may be, would be at least equal to the Consolidated Tangible Net Worth of the Company immediately prior to such transaction and

  (iv)
  immediately after giving effect to such transaction and the use of any net proceeds therefrom, on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio of the Company or the Successor (in the case of a transaction involving the Company), as the case may be, would be such that the Company or the Successor (in the case of a transaction involving the Company), as the case may be, would be entitled to Incur at least $1.00 of additional Indebtedness under such Consolidated Fixed Charge Coverage Ratio test in the "Limitations on Additional Indebtedness" covenant set forth in the Indenture.

        The foregoing provisions shall not apply to a transaction involving the consolidation or merger of a Subsidiary Guarantor with or into another Person, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Subsidiary Guarantor, that results in such Subsidiary Guarantor being released from its Subsidiary Guarantee as provided under "The subsidiary guarantees" above.

        No quantitative or other established meaning has been given to the phrase "all or substantially all" by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of the assets conveyed and the proportion of an entity's income derived from the assets conveyed. Accordingly, there may be uncertainty as to whether a Holder of Notes can determine whether the Company has sold, leased, conveyed or otherwise disposed of all or substantially all of its assets and exercise any remedies such Holder may have upon the occurrence of any such transaction.

Limitation of applicability of certain covenants if the notes are rated investment grade.

        Notwithstanding the foregoing, the Company and its Restricted Subsidiaries' obligations to comply with the provisions of the Indenture described above under the captions "Certain covenants" (except for the covenants described under "—Change of control," "—Limitations on liens," and "—Limitations on mergers and consolidations" (other than clauses (iii) and (iv) of the first paragraph thereof) and not including the covenant described under "—Reports" below) will terminate (such terminated covenants, the "Extinguished Covenants") and cease to have any further effect from and after the first date when the Notes issued under the Indenture are rated Investment Grade; provided that if the Notes subsequently cease to be rated Investment Grade, then, from and after the time the Notes cease to be rated Investment Grade, the Company and its Restricted Subsidiaries' obligation to comply with the

Extinguished Covenants shall be reinstated; provided further that from and after the time the Notes are rated Investment Grade, no Restricted Subsidiary that conducts homebuilding or land development activities or owns Capital Stock in any Subsidiary that conducts homebuilding or land development activities may be designated an Unrestricted Subsidiary.

        In addition, following the achievement of such Investment Grade ratings, (1) the Subsidiary Guarantees of the Subsidiary Guarantors will be released at the time of the release of the guarantees under all outstanding Applicable Debt subject to the reinstatement of Subsidiary Guarantees if released Subsidiary Guarantors thereafter guarantee any Applicable Debt or the Notes cease to be rated Investment Grade and (2) no Restricted Subsidiary thereafter acquired or created will be required to be a Subsidiary Guarantor unless released Subsidiary Guarantors thereafter guarantee any Applicable Debt or the Notes cease to be rated Investment Grade, in each case as more fully described under the caption "The subsidiary guarantees."

        Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Subsidiaries prior to such reinstatement shall give rise to a Default or Event of Default under the Indenture upon reinstatement; provided that (i) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made after April 17, 2002 will be calculated as though the "Limitations on restricted payments" covenant had been in effect during the entire period after such date and (ii) with respect to Indebtedness, all Indebtedness Incurred from the date of the achievement of such Investment Grade ratings to the date of any such reinstatement will be classified as having been Incurred pursuant to and permitted under the Consolidated Fixed Charge Coverage Ratio or one of the clauses set forth in the second paragraph under "—Limitations on additional indebtedness" (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the date of such reinstatement and after giving effect to Indebtedness Incurred prior to the date of achievement of such Investment Grade rating and outstanding on the date of such reinstatement). To the extent any Indebtedness would not be permitted to be Incurred pursuant to the Consolidated Fixed Charge Coverage Ratio or any of the clauses set forth in the second paragraph under "—Limitations on additional indebtedness", such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as Existing Indebtedness and permitted to be refinanced as Refinancing Indebtedness under clause (i) (A) of the second paragraph under "—Limitations on additional indebtedness."

Events of default

        The following are Events of Default under the Indenture:

  (i)
  the failure by the Company to pay interest on any Note when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

  (ii)
  the failure by the Company to pay the principal or premium of any Note when the same becomes due and payable at maturity, upon acceleration or otherwise (including the failure to make payment pursuant to a Change of Control Offer, a Net Worth Offer or an Excess Proceeds Offer);

  (iii)
  the failure by the Company or any of its Subsidiaries to comply with any of its agreements or covenants in, or provisions of, the Notes, the Subsidiary Guarantees or the Indenture and such failure continues for the period and after the notice specified below;

  (iv)
  the acceleration of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its Subsidiaries that has an outstanding principal amount of $25 million or more in the aggregate;

  (v)
  the failure by the Company or any of its Subsidiaries to make any principal or interest payment in respect of Indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its Subsidiaries with an outstanding aggregate amount of $25 million or more within five days of such principal or interest payment becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness); provided, that if such failure to pay shall be remedied, waived or extended, then the Event of Default hereunder shall be deemed likewise to be remedied, waived or extended without further action by the Company;

  (vi)
  a final judgment or judgments that exceed $25 million or more in the aggregate, for the payment of money, having been entered by a court or courts of competent jurisdiction against the Company or any of its Subsidiaries and such judgment or judgments is not satisfied, stayed, annulled or rescinded within 60 days of being entered;

  (vii)
  the Company or any Material Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

  (A)
  commences a voluntary case,

  (B)
  consents to the entry of an order for relief against it in an involuntary case,

  (C)
  consents to the appointment of a Custodian of it or for all or substantially all of its property, or

  (D)
  makes a general assignment for the benefit of its creditors;

  (viii)
  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

  (A)
  is for relief against the Company or any Material Subsidiary as debtor in an involuntary case,

  (B)
  appoints a Custodian of the Company or any Material Subsidiary or a Custodian for all or substantially all of the property of the Company or any Material Subsidiary, or

  (C)
  orders the liquidation of the Company or any Material Subsidiary and the order or decree remains unstayed and in effect for 60 days; or

  (ix)
  any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Subsidiary Guarantor denies its liability under its Subsidiary Guarantee (other than by reason of release of a Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the Indenture and the Subsidiary Guarantee).

        A Default as described in sub-clause (iii) above will not be deemed an Event of Default until the Trustee notifies the Company, or the Holders of at least 25% in principal amount of the then outstanding Notes notify the Company and the Trustee, of the Default and the Company does not cure the Default within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default." If such a Default is cured within such time period, it ceases.

        If an Event of Default (other than an Event of Default specified in sub-clauses (vii) and (viii) above) shall have occurred and be continuing under the Indenture, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the Notes then outstanding by notice to the Company and the Trustee, may declare all Notes to be due and payable immediately. Upon such declaration of acceleration, the amounts due and payable on the Notes, as determined pursuant to the provisions of the "Acceleration" section of the Indenture, will be due and payable immediately. If an Event of Default with respect to the Company specified in sub-clauses (vii) and (viii) above occurs, such an amount will ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee and the Company or any Holder. The Holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee and the Company may waive such Default or Event of Default (other than any Default or Event of Default in payment of principal or interest) on the Notes under the Indenture. Holders of a majority in principal amount of the then outstanding Notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of principal or interest on the Notes) if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived.

        The Holders may not enforce the provisions of the Indenture, the Notes or the Subsidiary Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power; provided, however, that such direction does not conflict with the terms of the Indenture. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except any Default or Event of Default in payment of principal or interest on the Notes or that resulted from the failure to comply with the covenant entitled "Change of control") if the Trustee determines that withholding such notice is in the Holders' interest.

        The Company is required to deliver to the Trustee a quarterly statement regarding compliance with the Indenture, and include in such statement, if any Officer of the Company is aware of any Default or Event of Default, a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. In addition, the Company is required to deliver to the Trustee prompt written notice of the occurrence of any Default or Event of Default and any other development, financial or otherwise, which might materially affect its business, properties or affairs or the ability of the Company to perform its obligations under the Indenture.

Reports

        The Indenture provides that, as long as any of the Notes are outstanding, the Company will deliver to the Trustee and mail to each Holder within 15 days after the filing of the same with the Commission copies of the quarterly and annual reports and of the information, documents and other reports with respect to the Company and the Subsidiary Guarantors, if any, which the Company and the Subsidiary Guarantors may be required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that neither the Company nor any of the Guarantors may be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will continue to file with the Commission and provide the Trustee and Holders with such annual and quarterly reports and such information, documents and other reports with respect to the Company and the Subsidiary Guarantors as are required under Sections 13 and 15(d) of the Exchange Act. If filing of documents by the Company with the Commission as aforementioned in this paragraph is not permitted under the Exchange Act, the Company shall promptly upon written notice supply copies of such documents to any prospective holder. The Company and each Subsidiary Guarantor will also comply with the other provisions of Section 314(a) of the Trust Indenture Act.

Discharge of indenture

        The Indenture permits the Company and the Subsidiary Guarantors to terminate all of their respective obligations under the Indenture, other than the obligation to pay interest on and the principal of the Notes and certain other obligations, at any time by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. Government Obligations in an amount sufficient to pay principal of and interest on the Notes to their maturity or redemption, as the case may be, and to pay all other sums payable by the Company and the Subsidiary Guarantors under the Indenture as they become due and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

        In addition, the Indenture permits the Company and the Subsidiary Guarantors to terminate all of their respective obligations under the Indenture (including the obligations to pay interest on and the principal of the Notes and certain other obligations), at any time by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. Government Obligations in an amount sufficient (without regard to reinvestment of any interest thereon), in the opinion of a nationally recognized firm of independent public accountants expressed in a written certificate thereof delivered to the Trustee, to pay principal of and interest on the Notes to their maturity or redemption, as the case may be, and to pay all other sums payable by the Company and the Subsidiary Guarantors under the Indenture as they become due and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel that the Company has received from the Internal Revenue Service a ruling or that since the date of the Indenture there has been a change in the applicable federal income tax law, in either case to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Transfer and exchange

        A Holder will be able to transfer or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture.

Amendment, supplement and waiver

        Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default or Event of Default (other than any continuing Default or Event of Default in the payment of interest on or the principal of the Notes) under, or compliance with any provision of, the Indenture may be waived with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding. Without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture or the Notes or waive any provision of the Indenture to cure any ambiguity, defect or inconsistency, to comply with the "Limitations on Mergers and Consolidations" section set forth in the Indenture; to provide for uncertificated Notes in addition to certificated Notes; to make any change that does not adversely affect the legal rights under the Indenture of any Holder; to comply with or qualify the Indenture under the Trust Indenture Act; or to reflect a Subsidiary Guarantor ceasing to be liable on the Subsidiary Guarantees because it is no longer a Subsidiary of the Company.

        Without the consent of each Holder affected, the Company may not

  (i)
  reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver,

  (ii)
  reduce the rate of or change the time for payment of interest, including default interest, on any Note,

  (iii)
  reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to redemption under the "Optional redemption" section set forth in the Indenture or with respect to mandatory offers to repurchase Notes pursuant to the "Disposition of Proceeds of Asset Sales," "Change of Control" and "Maintenance of Consolidated Tangible Net Worth" covenants set forth in the Indenture,

  (iv)
  make any Note payable in money other than that stated in the Note,

  (v)
  make any change in the "Waiver of Past Defaults and Compliance with Indenture Provisions", "Rights of Holders to Receive Payment" or, in part, the "With Consent of Holders" sections set forth in the Indenture,

  (vi)
  modify the ranking or priority of the Notes or any Subsidiary Guarantee,

  (vii)
  release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture, or

  (viii)
  waive a continuing Default or Event of Default in the payment of principal of or interest on the Notes.

        The right of any Holder to participate in any consent required or sought pursuant to any provision of the Indenture (and the obligation of the Company to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder shall have been the Holder of record of any Notes with respect to which such consent is required or sought as of a date identified by the Trustee in a notice furnished to Holders in accordance with the terms of the Indenture.

No personal liability of incorporators, shareholders, officers, directors or employees

        The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Subsidiary Guarantor in the Indenture or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of the Company, any Subsidiary Guarantor or any successor Person thereof. Each Holder, by accepting such Notes waives and releases all such liability.

Concerning the trustee

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

        The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Governing law

        The Indenture, the Notes and the Subsidiary Guarantees are governed by the laws of the State of New York.

Book-entry, delivery and form of notes

        The new notes will be represented by one or more global notes, referred to herein as global notes, in definitive form. The global notes will be deposited with, or on behalf of, the Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. Cede & Co. is referred to herein as the global note holder. DTC will maintain the notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

        We have been advised by DTC of the following:

          DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, referred to herein as participants, including the Euroclear System and Clearstream Banking, Société Anònyme, Luxembourg, and to facilitate the clearance and settlement of transactions in these securities between participants through electronic book-entry changes in accounts of its participants. DTC's participants include securities brokers and dealers (including the initial purchasers of the original notes), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through DTC's participants or indirect participants. Pursuant to procedures established by DTC, ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of DTC's participants) and the records of DTC's participants (with respect to the interests of DTC's indirect participants).

        The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

        So long as the global note holder is the registered owner of any notes, it will be considered the sole holder of outstanding notes represented by such global notes under the indenture governing the notes. Except as provided below, owners of notes will not be entitled to have notes registered in their names and will not be considered the owners or holders thereof under the indenture governing the notes for any purpose, including with respect to the giving of any directions, instructions, or approvals to the trustee thereunder. Neither we, the guarantors of the notes or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

        Payments in respect of the principal of, premium, if any, and interest on any notes registered in the name of a global note holder on the applicable record date will be payable by the trustee to or at the direction of such global note holder in its capacity as the registered holder under the indenture governing the notes. Under the terms of such indenture, Beazer Homes and the Trustee may treat the persons in whose names any notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither Beazer Homes nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of notes (including principal, premium, if any, and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by DTC's participants and indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's participants or indirect participants.

        Subject to certain conditions, any person having a beneficial interest in the global notes may, upon request to the trustee and confirmation of such beneficial interest by DTC, its participants or indirect participants, exchange such beneficial interest for notes in definitive form. Upon any such issuance, the trustee is required to register such notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such notes would be issued in fully registered form and would be subject to the legal requirements described in this prospectus under the caption "Notice to investors." In addition, if (i) we notify the trustee in writing that DTC is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days or (ii) we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture governing the notes, then, upon surrender by the relevant global note holder of its global note, notes in such form will be issued to each person that such global note holder and DTC identifies as being the beneficial owner of the related notes.

        Neither Beazer Homes nor the trustee will be liable for any delay by the global note holder or DTC in identifying the beneficial owners of notes and Beazer Homes and the trustee may conclusively rely on, and will be protected in relying on, instructions from the global note holder or DTC for all purposes.

        The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

        The following is a general discussion of the material United States federal income tax consequences of the exchange of original notes for new notes and the purchase, ownership and disposition of the new notes to United States holders and, in certain circumstances, non-United States holders.

        This summary deals only with notes held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended, hereafter referred to as the Code, and does not deal with special situations, such as those of broker dealers, tax-exempt organizations, partnerships or other pass through entities or investors in such entities, individual retirement accounts and other tax deferred accounts, financial institutions, insurance companies, or persons holding the notes as part of a hedging or conversion transaction or straddle, or a constructive sale, or persons who have ceased to be United States citizens or to be taxed as resident aliens or persons whose functional currency is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be subject to change, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

        As used herein, a "United States holder" is a beneficial owner of a note that is, for United States federal income tax purposes,

  •
  an individual who is a citizen or resident of the United States,

  •
  a corporation or other entity treated as a corporation created or organized in or under the laws of the United States or any political subdivision thereof,

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source,

  •
  a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, and

  •
  a certain type of trust in existence on August 20, 1996, which was treated as a United States person under the Code in effect immediately prior to such date and which has made a valid election to be treated as a United States person under the Code.

        A "non-United States holder" is a beneficial owner of a note who is not a United States holder.

        If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding outstanding notes, we suggest that you consult your tax advisor.

        Persons considering participating in the exchange offer, or considering the purchase, ownership or disposition of notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

EXCHANGE OFFER

        Pursuant to this exchange offer, holders are entitled to exchange the original notes for new notes that will be substantially identical in all material respects to the original notes, except that the new notes will be registered and therefore generally will not be subject to transfer restrictions. Participation in the exchange offer should not result in a taxable exchange to us or you. Accordingly,

  •
  no gain or loss will be realized by you upon receipt of a new note,

  •
  the holding period of a new note will include the holding period of the original note exchanged therefor, and

  •
  the adjusted tax basis of the new notes will be the same as the adjusted tax basis of the original notes exchanged at the time of the exchange.

UNITED STATES HOLDERS

Payments of Interest on Notes

        Interest on the notes will be taxable to a United States holder as ordinary income at the time it is paid or accrued in accordance with the United States holder's regular method of accounting for tax purposes. The original notes were not, and the new notes will not be issued with original issue discount and the remainder of this section so assumes.

Sale, Exchange, Redemption or Retirement of the Notes

        Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a United States holder will generally recognize gain or loss in an amount equal to the difference between:

  •
  the amount of cash and the fair market value of other property received in exchange therefor and

  •
  the holder's adjusted tax basis in such note.

        Amounts attributable to accrued but unpaid interest on the notes will be treated as ordinary interest income as described above. A United States holder's adjusted tax basis in a note generally will equal the purchase price paid by the holder for the note.

        Gain or loss realized on the sale, exchange, retirement or other taxable disposition of a note will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, redemption, retirement or other taxable disposition, the note has been held by a United States holder for more than twelve months. The current maximum rate of tax on long-term capital gains with respect to notes held by an individual is 15%. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

        Backup withholding and information reporting requirements may apply to certain payments of interest on a note and to the proceeds of the sale, redemption or other disposition of a note. We, our agent, a broker, the trustee or the paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding a backup withholding tax if a United States holder, other than an exempt recipient such as a corporation, fails to furnish its taxpayer identification number, certify that such number is correct, certify that such holder is not subject to withholding or otherwise comply with the applicable backup withholding rules. Pursuant to legislation enacted in 2003, the backup withholding rate is 28%. This legislation is scheduled to expire and the backup withholding rate will be 31% for amounts paid after December 31, 2010 unless Congress enacts legislation providing otherwise. A United States holder will generally be eligible for an exemption from backup withholding by providing a properly completed Internal Revenue Service Form W-9 to the applicable payor. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder of the notes will be allowed as a refund or a credit against such holder's United

States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

NON-UNITED STATES HOLDERS

United States Federal Withholding Tax

        The payment to a non-United States holder of interest on a note that is not effectively connected with such holder's conduct of a United States trade or business generally will not be subject to United States federal withholding tax, pursuant to the "portfolio interest exception," provided that

  •
  the non-United States holder does not directly, indirectly or constructively own 10% or more of the total combined voting power of all of our classes of corporate stock,

  •
  the non-United States holder is not a controlled foreign corporation that is related to us through stock ownership within the meaning of the Code, and

  •
  the non-United States holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code;

and provided that either:

  •
  the beneficial owner of the note certifies to us or our paying agent, under penalties of perjury, that it is not a United States holder and provides its name and address on an Internal Revenue Service Form W-8BEN, or a suitable substitute form, or

  •
  a securities clearing organization, bank or other financial institution that holds the notes on behalf of such non-United States holder in the ordinary course of its trade or business certifies to us or our paying agent, under penalties of perjury, that such a Form W-8BEN or suitable substitute form, has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

        Alternative methods may be applicable for satisfying the certification requirement described above.

        If a non-United States holder cannot satisfy the requirements of the portfolio interest exception described above, payments of interest made to such non-United States holder will be subject to a 30% withholding tax, unless the beneficial owner of the note provides us or our paying agent with a properly executed:

  •
  Form W-8BEN or successor form (or a suitable substitute form), claiming an exemption from or reduction in the rate of withholding under the benefit of an applicable income tax treaty, or

  •
  Form W-8ECI, or successor form (or a suitable substitute form), stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

        In addition, the non-United States holder may under certain circumstances be required to obtain a United States taxpayer identification number and make certain certifications to us. Non-United States holders should consult their tax advisors regarding the effect, if any, of the withholding regulations.

United States Federal Income Tax

        Except for the possible application of United States federal withholding tax discussed above, or backup withholding tax discussed below, a non-United States holder generally will not be subject to

United States federal income tax on payments of interest and principal on the notes, or on any gain realized upon the sale, exchange, redemption or retirement of a note, unless:

  •
  such payments and gain are effectively connected with the conduct by such holder of a trade or business in the United States, and, if required by an applicable income tax treaty as a condition for subjecting the non-United States holder to United States taxation on a net income basis, the gain is attributable to a permanent establishment maintained in the United States, or

  •
  in the case of gains derived by an individual, such individual is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

        If a non-United States holder is engaged in a trade or business in the United States and interest on the note or gain realized upon disposition of a note is effectively connected with the conduct of such trade or business, such non-United States holder will be subject to United States federal income tax, in the same manner as if it were a United States holder. In addition, if such non-United States holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (which may include both any interest on a note and any gain on a disposition of a note), subject to adjustment, for that taxable year unless it qualifies for a lower rate under an applicable income tax treaty. If a non-United States holder is subject to the 183 day rule described above, such holder generally will be subject to United States federal income tax at a rate of 30% (or the lower applicable treaty rate) on the amount by which capital gains allocable to United States sources exceed capital losses allocable to United States sources.

        Special rules may apply to certain non-United States holders, such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies," that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them or to their shareholders.

INFORMATION REPORTING AND BACKUP WITHHOLDING

        We must report annually to the Internal Revenue Service and to each non-United States holder any interest that is subject to withholding, or that is exempt from United States withholding tax pursuant to a tax treaty, or interest that is exempt from United States withholding tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities of the country in which the non-United States holder resides.

        Non-United States holders may be subject to backup withholding and additional information reporting requirements. However, backup withholding and additional information reporting requirements generally do not apply to payments of interest made by us or a paying agent to non-United States holders if the certification described above under "United States Federal Withholding Tax" is received.

        If the foreign office of a foreign "broker," as defined in the applicable Treasury regulations, pays the proceeds of a sale, redemption or other disposition of a note to the seller thereof outside the United States, backup withholding and information reporting requirements will generally not apply. However, information reporting requirements, but not backup withholding, will generally apply to a payment by a foreign office of a broker that is a United States person or a "United States related person," unless the broker has documentary evidence in its records that the holder is a non-United

States holder and certain other conditions are met or the holder otherwise establishes an exemption. For this purpose, a "United States related person" is:

  •
  a foreign person that derives 50% or more of its gross income from all sources in specified periods from activities that are effectively connected with the conduct of a trade or business in the United States,

  •
  a "controlled foreign corporation" (a foreign corporation controlled by certain United States shareholders), or

  •
  a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in the applicable Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or if at any time during its taxable year, such foreign partnership is engaged in a trade or business in the United States.

        Payment by a United States office of any United States or foreign broker is generally subject to both backup withholding and information reporting unless the holder certifies under penalties of perjury that it is a non-United States holder or otherwise establishes an exemption.

        Pursuant to legislation enacted in 2003, the backup withholding rate is 28%. This legislation is scheduled to expire and the backup withholding rate will be 31% for amounts paid after December 31, 2010 unless Congress enacts legislation providing otherwise.

        Any amounts withheld under the backup withholding rules from a payment to a holder of the notes may be allowed as a refund or a credit against such holder's United States federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

        Non-United States holders should consult their tax advisers concerning the possible application of Treasury regulations and income tax treaties to any payments made on or with respect to the notes.

PLAN OF DISTRIBUTION

        If you wish to exchange your original notes in the exchange offer, you will be required to make representations to us as described in "The Exchange Offer—Exchange Offer Procedures" in this prospectus and in the letter of transmittal. In addition, each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed to use our reasonable best efforts to make this prospectus, as amended or supplemented, available to any broker-dealer for a period of 210 days after the date of this prospectus for use in connection with any such resale.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        A broker-dealer that acquired original notes directly from us cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        For a period of 210 days after the date of this prospectus, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the original notes, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the original notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The enforceability of the new notes and the guarantees offered in this prospectus, the binding obligations of Beazer Homes and the Subsidiary Guarantors pertaining to such notes and guarantees and other matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP. Certain legal matters as to the guarantees given by the Subsidiary Guarantors will be passed upon by the following law firms: Tune, Entrekin & White, P.C.; Hogan & Hartson L.L.P.; Greenbaum, Rowe, Smith & Davis LLP; Fossett & Brugger, Chartered; Young, Goldman & Van Beek, P.C.; Barnes & Thornburg LLP; Womble, Carlyle, Sandridge & Rice PLLC; Gardere Wynne Sewell LLP; and Holland & Knight, LLP.

EXPERTS

        The consolidated financial statements and management's report on the effectiveness of internal control over financial reporting included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph related to the restatement of such consolidated financial statements to revise Beazer Homes Inc.'s segment disclosures), (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        W have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-4 (SEC File No. 333-136649). This prospectus, which forms part of this registration statement, does not contain all the information included in the registration statement. For further information about us and the securities offered in this prospectus, you should refer to the registration statement and exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, because our common stock is listed on the New York Stock Exchange, reports and other information concerning us can also be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        We maintain an internet site at http://www.beazer.com which contains information concerning us and our subsidiaries. The information contained on our internet site and those of our subsidiaries is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.

Beazer Homes USA, Inc.

Consolidated Statements of Income

(in thousands, except per share amounts)

	Year Ended September 30,
	2005	2004	2003
Total revenue	$4,995,353	$3,907,109	$3,177,408
Costs and expenses:
Home construction and land sales	3,823,300	3,099,732	2,534,035
Selling, general and administrative	554,900	429,442	356,648
Goodwill impairment	130,235	—	—
Expenses related to retirement of debt	—	—	7,570

Operating income	486,918	377,935	279,155
Equity in earnings of unconsolidated joint ventures	5,021	1,561	1,597
Other income, net	7,395	7,079	4,777

Income before income taxes	499,334	386,575	285,529
Provision for income taxes	236,810	150,764	112,784

Net income	$262,524	$235,811	$172,745

Weighted average number of shares:
Basic	40,468	39,879	38,658
Diluted	45,634	42,485	40,541
Earnings per share:
Basic	$6.49	$5.91	$4.47
Diluted	$5.87	$5.59	$4.26
Cash dividends per share	$0.33	$0.13	$—

See Notes to Consolidated Financial Statements

Beazer Homes USA, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30,
	2005	2004
ASSETS
Cash and cash equivalents	$297,098	$320,880
Accounts receivable	161,880	70,574
Inventory
Owned inventory	2,671,082	2,089,330
Consolidated inventory not owned	230,083	254,765

Total Inventory	2,901,165	2,344,095
Investments in and advances to unconsolidated joint ventures	78,571	44,748
Deferred tax assets	101,329	47,052
Property, plant and equipment, net	28,367	24,671
Goodwill	121,368	251,603
Other assets	80,738	59,407

Total Assets	$3,770,516	$3,163,030

LIABILITIES AND STOCKHOLDERS' EQUITY
Trade accounts payable	$141,623	$123,287
Other liabilities	636,106	437,608
Obligations related to consolidated inventory not owned	166,163	219,042
Term Loan	—	200,000
Senior Notes (net of discounts of $4,118 and $1,095, respectively)	1,275,882	928,905
Other notes payable	46,054	22,067

Total Liabilities	2,265,828	1,930,909

Stockholders' Equity:
Preferred stock (par value $.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 and $.01 per share, 80,000,000 and 30,000,000 (pre-split) shares authorized, 41,844,414 and 53,605,047 issued, 41,701,955 and 41,191,419 outstanding)	42	54
Paid in capital	534,523	593,874
Retained earnings	990,341	741,701
Treasury stock, at cost (142,459 and 12,413,628 shares)	(8,092)	(88,150)
Unearned compensation	(12,126)	(14,748)
Accumulated other comprehensive loss	—	(610)

Total Stockholders' Equity	1,504,688	1,232,121

Total Liabilities and Stockholders' Equity	$3,770,516	$3,163,030

See Notes to Consolidated Financial Statements

Beazer Homes USA, Inc.

Consolidated Statement of Stockholders' Equity

($ in thousands)

	Preferred Stock	Common Stock	Paid in Capital	Retained Earnings	Treasury Stock	Unearned Compensation	Accumulated Other Comprehensive Loss	Total
Balance, September 30, 2002	$—	$50	$535,577	$338,604	$(63,679)	$(6,260)	$(4,777)	$799,515
Comprehensive income:
Net income	—	—	—	172,745	—	—	—	172,745
Unrealized gain on interest rate swaps, net of tax of $871	—	—	—	—	—	—	1,334	1,334

Total comprehensive income								174,079
Amortization of unearned compensation	—	—	—	—	—	3,984	—	3,984
Exercises of stock options (1,387,518 shares)	—	2	9,803	—	—	—	—	9,805
Issuance of bonus stock (291,693 shares)	—	—	1,735	—	—	—	—	1,735
Tax benefit from stock transactions	—	—	11,502	—	—	—	—	11,502
Issuance of restricted stock (646,926 shares)	—	1	13,281	—	—	(13,282)	—	—
Purchase of treasury stock (384,000 shares)	—	—	—	—	(6,925)	—	—	(6,925)
Other	—	—	294	—	—	(294)	—	—

Balance, September 30, 2003	—	53	572,192	511,349	(70,604)	(15,852)	(3,443)	993,695
Comprehensive income:
Net income	—	—	—	235,811	—	—	—	235,811
Unrealized gain on interest rate swaps, net of tax of $1,849	—	—	—	—	—	—	2,833	2,833

Total comprehensive income								238,644
Dividends paid	—	—	—	(5,459)	—	—	—	(5,459)
Amortization of unearned compensation	—	—	—	—	—	7,381	—	7,381
Change in fair value of unearned compensation	—	—	753	—	—	(753)	—	—
Exercises of stock options (778,401 shares)	—	1	5,361	—	—	—	—	5,362
Tax benefit from stock transactions	—	—	8,127	—	—	—	—	8,127
Issuance of bonus stock (204,411 shares)	—	—	1,917	—	—	—	—	1,917
Issuance of restricted stock (119,079 shares)	—	—	4,736	—	—	(4,736)	—	—
Purchase of treasury stock (539,400 shares)	—	—	—	—	(17,546)	—	—	(17,546)
Other	—	—	788	—	—	(788)	—	—

Balance, September 30, 2004	—	54	593,874	741,701	(88,150)	(14,748)	(610)	1,232,121
Comprehensive income:
Net income	—	—	—	262,524	—	—	—	262,524
Unrealized gain on interest rate swaps, net of tax of $354	—	—	—	—	—	—	610	610

Total comprehensive income								263,134
Dividends paid	—	—	—	(13,884)	—	—	—	(13,884)
Amortization of unearned compensation	—	—	—	—	—	11,945	—	11,945
Change in fair value of unearned compensation, net of forfeitures (17,719 shares)	—	—	2,432	—	—	(2,432)	—	—
Exercises of stock options (412,125 shares)	—	—	5,631	—	—	244	—	5,875
Tax benefit from stock transactions	—	—	11,551	—	—	—	—	11,551
Issuance of bonus stock (109,937 shares)	—	—	2,034	—	—	4	—	2,038
Issuance of restricted stock, net of forfeitures (137,957 shares)	—	—	5,823	—	—	(5,823)	—	—
Use of treasury stock for stock dividend (12,413,628 shares)	—	(12)	(88,138)	—	88,150	—	—	—
Common stock redeemed (142,459 shares)	—	—	—	—	(8,092)	—	—	(8,092)
Other	—	—	1,316	—	—	(1,316)	—	—

Balance, September 30, 2005	$—	$42	$534,523	$990,341	$(8,092)	$(12,126)	$—	$1,504,688

See Notes to Consolidated Financial Statements

Beazer Homes USA, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended September 30,
	2005	2004	2003
Cash flows from operating activities:
Net income	$262,524	$235,811	$172,745
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	9,229	8,374	9,236
Amortization of unearned compensation	11,945	7,381	3,984
Expenses related to retirement of debt	—	—	7,570
Goodwill impairment charge	130,235	—	—
Deferred income tax (benefit) provision	(54,631)	(22,740)	87
Tax benefit from stock transactions	11,551	8,127	11,502
Equity in earnings of unconsolidated joint ventures	(5,021)	(1,561)	(1,597)
Cash distributions of income from unconsolidated joint ventures	5,844	—	—
Changes in operating assets and liabilities:
Increase in accounts receivable	(91,306)	(4,571)	(11,674)
Increase in inventory	(566,603)	(410,525)	(328,893)
Increase in other assets	(16,775)	(16,828)	(1,431)
Increase/(decrease) in trade accounts payable	18,336	(2,234)	16,967
Increase in other liabilities	199,076	123,210	79,257
Other changes	1,333	1,837	1,198

Net cash used by operating activities	(84,263)	(73,719)	(41,049)

Cash flows from investing activities:
Capital expenditures	(13,448)	(10,271)	(9,325)
Investments in unconsolidated joint ventures	(40,619)	(25,844)	(4,941)
Distributions from and proceeds from sale of unconsolidated joint ventures	5,597	5,639	7,714

Net cash used by investing activities	(48,470)	(30,476)	(6,552)

Cash flows from financing activities:
Proceeds from Term Loan	—	200,000	200,000
Repayment of Term Loan	(200,000)	(200,000)	(100,000)
Borrowings under credit facilities	439,700	—	114,100
Repayment of credit facilities	(439,700)	—	(114,100)
Repayment of other notes payable	(16,776)	—	—
Redemption of Senior Notes	—	—	(104,438)
Proceeds from issuance of Senior Notes	346,786	380,000	—
Debt issuance costs	(4,958)	(10,654)	(2,458)
Proceeds from stock option exercises	5,875	5,362	9,805
Common stock redeemed	(8,092)	—	—
Treasury stock purchases	—	(17,546)	(6,925)
Dividends paid	(13,884)	(5,459)	—

Net cash provided/(used) by financing activities	108,951	351,703	(4,016)

(Decrease)/increase in cash and cash equivalents	(23,782)	247,508	(51,617)
Cash and cash equivalents at beginning of year	320,880	73,372	124,989

Cash and cash equivalents at end of year	$297,098	$320,880	$73,372

Supplemental cash flow information:
Interest paid	$79,088	$65,237	$67,580
Income taxes paid	$233,965	$170,475	$77,904
Supplemental disclosure of non-cash activity:
Consolidated inventory not owned	$—	$188,585	$30,457
Land acquired through issuance of notes payable	$40,608	$21,502	$—

See Notes to Consolidated Financial Statements

Notes to the Consolidated Financial Statements

(1) Summary of Significant Accounting Policies

        Organization.    Beazer Homes USA, Inc. is one of the ten largest homebuilders in the United States, based on number of homes closed. We design, sell and build primarily single-family homes in over 45 markets located in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia. We also provide mortgage origination services for our homebuyers through Beazer Mortgage Corporation, or Beazer Mortgage. Beginning in fiscal year 2006, Beazer Mortgage will finance our mortgage lending activities with borrowings under a warehouse line of credit or from general corporate funds prior to selling the loans and their servicing rights shortly after origination to third-party investors. In addition, we provide title services to our homebuyers in many of our markets.

        Presentation.    The accompanying consolidated financial statements include the accounts of Beazer Homes USA, Inc. and our wholly owned subsidiaries. Intercompany balances have been eliminated in consolidation.

        Cash and Cash Equivalents.    We consider investments with maturities of three months or less when purchased to be cash equivalents.

        Inventory.    Owned inventory consists solely of residential real estate developments. Interest, real estate taxes and development costs are capitalized in inventory during the development and construction period. Sold units are expensed on a specific identification basis or on a relative sales value basis as cost of sales.

        Consolidated inventory not owned represents the fair value of land under option agreements consolidated pursuant to Financial Accounting Standards Board ("FASB") Interpretation No. 46 (Revised), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 ("FIN 46R").

        Investments in and Advances to Unconsolidated Joint Ventures.    We participate in a number of land development joint ventures in which we have less than a controlling interest. Our joint ventures are typically entered into with developers and other homebuilders to develop finished lots for sale to the joint venture's members and other third parties. We account for our interest in these joint ventures under the equity method. We recognize our share of profits from the sale of lots to other buyers. Our share of profits from lots we purchase from the joint ventures is deferred and treated as a reduction of the cost of the land purchased from the joint venture. Such profits are subsequently recognized at the time the home closes and title passes to the homebuyer.

        Property, Plant and Equipment.    Property, plant and equipment is recorded at cost. Depreciation is computed on a straight-line basis at rates based on estimated useful lives as follows:

Buildings	15–30 years
Machinery and equipment	3–10 years
Information systems	5 years
Furniture and fixtures	3–7 years
Leasehold improvements	Lesser of the lease term or the estimated useful life of the asset

        Impairment of Long Lived Assets.    Housing projects and unimproved land held for future development (components of inventory) and property, plant and equipment are reviewed for recoverability whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If these assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

        Goodwill.    Goodwill represents the excess of the purchase price over the fair value of assets acquired. We test goodwill for impairment annually as of April 30 or more frequently if an event occurs or circumstances change that more likely than not reduce the value of a reporting unit below its carrying value. For purposes of goodwill impairment testing, we compare the fair value of each reporting unit with its carrying amount, including goodwill. Each of our operating divisions is considered a reporting unit. The fair value of each reporting unit is determined based on expected discounted future cash flows. If the carrying amount of a reporting unit exceeds its fair value, goodwill is considered impaired. If goodwill is considered impaired, the impairment loss to be recognized is measured by the amount by which the carrying amount of the goodwill exceeds implied fair value of that goodwill. During fiscal 2005, we obtained an independent valuation of our reporting units and recorded a $130.2 million non-cash, non tax-deductible impairment charge to write off substantially all of the goodwill allocated to certain underperforming markets in Indiana, Ohio, Kentucky and Charlotte, North Carolina. The forecasts and valuations of the respective divisions, along with weaker than anticipated local economies, particularly in the Midwest markets, and severe price competition, particularly at entry level price points, led the Company to conclude the goodwill was impaired in accordance with Statement of Financial Accounting Standards ("SFAS") 142, Goodwill and Other Intangible Assets.

        Other Assets.    Other assets principally include prepaid expenses, debt issuance costs and deferred compensation plan assets.

        Income Taxes.    Income taxes are accounted for in accordance with SFAS 109, Accounting for Income Taxes. Under SFAS 109, deferred tax assets and liabilities are determined based on differences between financial reporting carrying values and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

        Other Liabilities.    Other liabilities include homebuyer deposits, land purchase obligations, accrued compensation, accrued warranty costs and various other accrued expenses.

        Income Recognition and Classification of Costs.    Income from the sale of residential units or land parcels is recognized when closings have occurred and the risk of ownership is transferred to the buyer. Sales commissions are included in selling, general and administrative expenses.

        Fees paid to Beazer Mortgage from third-party lenders are recognized as revenue concurrent with the closing on the sale of the residential unit. All expenses of operating Beazer Mortgage are included in selling, general and administrative expenses in the period incurred.

        Estimated future warranty costs are charged to cost of sales in the period when the revenues from home closings are recognized. Such estimated warranty costs generally range from 0.5% to 1.0% of total revenue. Additional warranty costs are charged to cost of sales as necessary based on management's estimate of the costs to remediate existing claims. See Note 14 for a more detailed discussion of warranty costs and related reserves.

        Advertising costs of $44,792,000, $44,696,000 and $34,775,000 for fiscal years 2005, 2004 and 2003, respectively, were expensed as incurred and are included in selling, general and administrative expenses.

        Earnings Per Share ("EPS") and Stock Split.    The computation of basic earnings per common share is determined by dividing net income applicable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS additionally gives effect (when dilutive) to stock options, other stock based awards and other potentially dilutive securities. In October 2004, the Emerging Issues Task Force ("EITF") of the FASB ratified the consensus on EITF Issue No. 04-8: The Effect of Contingently Convertible Debt on Diluted Earnings Per Share ("EITF 04-8"). EITF 04-8 requires that shares issuable upon conversion of contingently convertible debt instruments ("Co-Co's") be included in diluted EPS computations using the "if-converted method" regardless of whether the issuer's stock price exceeds the contingent conversion price. Prior to EITF 04-8, shares issuable upon conversion of Co-Co's were generally excluded from diluted EPS computations until the issuer's stock price exceeded the contingent conversion price. EITF 04-8, which applies to our 4 5/8% Convertible Senior Notes issued in June 2004, was effective beginning with the first fiscal quarter of our 2005 fiscal year.

        On February 4, 2005, the Company's Board of Directors declared a three-for-one stock split in the form of a stock dividend. The stock dividend was distributed on March 22, 2005 to stockholders of record on March 10, 2005. In addition, during fiscal 2005, the Company's stockholders approved an amendment to the Company's certificate of incorporation to increase the number of authorized shares of common stock from 30 million to 80 million shares and to change the par value of the common stock to $.001 per share. As a result, the Company reclassified amounts from common stock to additional paid in capital based on the total shares of common stock issued. The Company used approximately 12.4 million shares of treasury shares to satisfy a portion of the stock dividend. The issuance of treasury shares was accounted for by transferring the book value of those shares from treasury stock to additional paid in capital and common stock.

        All share and per share information including earnings per share calculations for all periods presented have been restated to give retroactive application to the three-for-one stock split and for the inclusion of shares issuable upon conversion of our Co-Co's in accordance with EITF 04-8, as applicable.

        Fair Value of Financial Instruments.    The fair value of our cash and cash equivalents, term loan and other notes payable approximate their carrying amounts due to the short maturity of these assets and the variable interest rates on such obligations. The fair value of our publicly held senior notes (Note 8) is estimated based on the quoted bid prices for these debt instruments and was approximately $1,310.6 million at September 30, 2005 and $1,010.2 million at September 30, 2004. The fair value of our interest rate swaps, based on then existing current rates, approximated $1.0 million and was included in other liabilities at September 30, 2004. There are no interest rate swaps outstanding at September 30, 2005.

        Stock-Based Compensation.    We account for stock awards granted to employees under the recognition and measurement principles of Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, and related Interpretations ("APB 25"). No compensation expense is recognized for stock options granted to employees because all stock options granted have exercise prices not less than the market value of our stock on the date of the grant. Compensation expense for restricted stock granted to employees is based on the market price of the common stock on the date of the grant.

        We account for stock awards issued to non-employees under the recognition and measurement principles of SFAS 123, Accounting for Stock-Based Compensation and Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Stock options issued to non-employees are valued using the Black-Scholes option pricing model. Expense for restricted stock granted to non-employees is initially based on the market price of the common stock on the date of the grant.

        Unearned compensation arising from the restricted stock granted to employees and from non-employee stock awards is amortized to expense using the straight-line method over the period of the restrictions. The balance of unearned compensation related to non-employee awards is adjusted on a quarterly basis to reflect changes in the market value of Beazer Homes' common stock. Unearned compensation is shown as a reduction of stockholders' equity in the consolidated balance sheets.

        The following table illustrates the effect (in thousands, except per share amounts) on net earnings and earnings per share if we had applied the fair value recognition provisions of SFAS 123, as amended by SFAS 148 Accounting for Stock-Based Compensation—Transition and Disclosure, to stock-based employee compensation:

	Year Ended September 30,
	2005	2004	2003
Net income, as reported	$262,524	$235,811	$172,745
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	7,376	4,503	2,410
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(10,341)	(7,521)	(5,409)

Pro forma net income	$259,559	$232,793	$169,746

Earnings per share:
Basic—as reported	$6.49	$5.91	$4.47

Basic—pro forma	$6.41	$5.84	$4.39

Diluted—as reported	$5.87	$5.59	$4.26

Diluted—pro forma	$5.85	$5.55	$4.22

        The weighted average fair value of each option granted during the years ended September 30, 2005, 2004, and 2003 was $15.80, $13.60 and $10.96, respectively. The fair values of options granted were estimated on the date of their grant using the Black-Scholes option pricing model based on the following weighted average assumptions:

	2005	2004	2003
Expected volatility	44.01%	44.14%	46.70%
Expected dividend yield	0.33%	0.40%	none
Risk-free interest rate	3.39%	3.13%	3.60%
Expected life (in years)	5.0	5.0	7.0

        Use of Estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Reclassifications.    Certain items in prior-period financial statements have been reclassified to conform to the current presentation.

        Recent Accounting Pronouncements.    In November 2004, the FASB issued SFAS 151, Inventory Costs, an Amendment of ARB 43, Chapter 4. SFAS 151 provides clarification of the accounting for abnormal amounts of freight, handling costs, and wasted material and requires that these items be recognized as current period charges. SFAS 151 is effective for inventory costs incurred beginning in the first quarter of fiscal 2006. We do not believe the adoption of SFAS 151 will have a material impact on our consolidated results of operations or financial position.

        In December 2004, the FASB issued SFAS 123 (revised), Share-Based Payment, which will be effective in the first quarter of fiscal year 2006. This statement will eliminate the ability to account for share-based compensation transactions using APB 25 and will require instead that compensation expense be recognized based on the fair value on the date of the grant. The recognition of compensation expense for stock options will reduce net income in the future. We have decided that we will use the modified prospective method for our adoption of SFAS 123(R), and anticipate that the related incremental compensation expense for existing unvested and newly granted stock options that will be recognized during fiscal 2006 will range from $4 million to $6 million depending on the number of stock options granted as well as the assumptions used to value them, including stock price. SFAS 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption.

        In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections, which will be effective in the first quarter of fiscal year 2007. This statement addresses the retrospective application of such changes and corrections and will be followed if and when necessary. We do not anticipate adoption of this standard will have a material impact on our consolidated financial statements.

(2) Derivative Instruments and Hedging Activities

        We are exposed to fluctuations in interest rates. From time to time, we enter into derivative agreements to manage interest costs and hedge against risks associated with fluctuating interest rates. We do not enter into or hold derivatives for trading or speculative purposes. During the year ended

September 30, 2001 we entered into interest rate swap agreements (the "Swap Agreements") to effectively fix the variable interest rate on $100 million of floating rate debt. The Swap Agreements matured in December 2004. The Company has no derivative instruments as of September 30, 2005.

        The Swap Agreements were designated as cash flow hedges and, accordingly, were recorded at fair value in our consolidated balance sheets and the related gains or losses were deferred in stockholders' equity, net of taxes, as a component of other comprehensive income. No portion of these hedges was considered ineffective for the year ended September 30, 2004. We reclassified approximately $610,000, net of taxes of $354,000, from other comprehensive loss to interest expense during fiscal 2005.

(3) Investments in and Advances to Unconsolidated Joint Ventures

        The Company participates in a number of land development joint ventures in which Beazer Homes has less than a controlling interest. The Company's joint ventures are typically entered into with developers, other homebuilders and financial partners to develop finished lots for sale to the joint venture's members and other third parties. Beazer Homes accounts for its interest in these joint ventures under the equity method. The Company recognizes its share of profits from the sale of lots to other buyers. Beazer Homes' share of profits from lots purchased from the joint venture are deferred and treated as a reduction of the cost of the land purchased from the joint venture. Such profits are subsequently recognized at the time the home closes and title passes to the homebuyer. The Company's joint ventures typically obtain secured acquisition and development financing.

        At September 30, 2005, our unconsolidated joint ventures had borrowings outstanding totaling $598.4 million. In some instances, Beazer Homes and its joint venture partners have provided varying levels of guarantees of debt of the Company's unconsolidated joint ventures. At September 30, 2005, the Company had a repayment guarantee of $10.4 million related to our portion of debt of one of our unconsolidated joint ventures and loan-to-value maintenance guarantees of $84.6 million related to certain of our unconsolidated joint ventures. The repayment guarantee requires the repayment of Beazer Homes' share of debt of the unconsolidated joint venture in the event the joint venture defaults on its obligations under the borrowings. The loan-to-value maintenance guarantees only apply if the borrowings of the unconsolidated joint venture exceed a specified percentage of the value of the collateral (generally land and improvements) securing the borrowings. The Company has not recorded a liability for the non-contingent aspect of these guarantees as such amounts are not material. In assessing the need to record a liability for the contingent aspect of these guarantees, the Company considers its historical experience in being required to perform under the guarantees, the fair value of the collateral underlying these guarantees and the financial condition of the applicable unconsolidated joint ventures. In addition, the Company monitors the fair value of the collateral of these unconsolidated joint ventures to ensure that the related borrowings do not exceed the specified percentage of the value of the property securing the borrowings. To date, Beazer has not incurred any obligations related to repayment or loan-to-value maintenance guarantees. Based on these considerations, the Company has determined that it is remote that it will have to perform under the contingent aspects of these guarantees and, as a result, has not recorded a liability for the contingent aspects of these guarantees. To the extent the recording of a liability related to such guarantees would be required, the recognition of such liability would result in an increase to the carrying value of the Company's investment in the associated joint venture.

(4) Inventory

        Inventory consists of (in thousands):

	September 30,
	2005	2004
Homes under construction	$1,040,193	$847,517
Development projects in progress	1,519,554	1,105,933
Unimproved land held for future development	44,809	57,563
Model homes	66,526	78,317
Consolidated inventory not owned	230,083	254,765

	$2,901,165	$2,344,095

        Homes under construction include homes finished and ready for delivery and homes in various stages of construction. We had 414 ($72.2 million) and 345 ($69.1 million) completed homes that were not subject to a sales contract, not including model homes, at September 30, 2005 and 2004, respectively.

        Development projects in progress consist principally of land and land improvement costs. Certain of the fully developed lots in this category are reserved by a deposit or sales contract.

        Inventory located in California, the state with our largest concentration of inventory, was $536.7 million and $400.6 million at September 30, 2005 and 2004, respectively.

        We acquire certain lots by means of option contracts. Option contracts generally require the payment of cash for the right to acquire lots during a specified period of time at a certain price. Under option contracts, both with and without specific performance provisions, purchase of the properties is contingent upon satisfaction of certain requirements by us and the sellers. Our obligation with respect to options with specific performance provisions is included in our consolidated balance sheets in other liabilities. Under option contracts without specific performance obligations, our liability is generally limited to forfeiture of the non-refundable deposits, letters of credit and other non-refundable amounts incurred, which aggregated approximately $332.4 million at September 30, 2005. This amount includes non-refundable letters of credit of approximately $35.0 million. Below is a summary of amounts, net of cash deposits, committed under all options at September 30, 2005 (in thousands):

Aggregate Exercise Price of Options
Options with specific performance	$10,450
Options without specific performance	2,821,008

Total options	$2,831,458

        We expect to exercise all of our option contracts with specific performance obligations and, subject to market conditions, substantially all of our option contracts without specific performance obligations. Various factors, some of which are beyond our control, such as market conditions, weather conditions and the timing of the completion of development activities, can have a significant impact on the timing of option exercises. Under their current terms, and assuming no significant changes in market conditions or other factors, we expect to exercise our land options as follows (in thousands):

Year Ending September 30,
2006	$548,804
2007	858,046
Thereafter	1,424,608

Total	$2,831,458

        Certain of our option contracts are with sellers who are deemed to be Variable Interest Entities ("VIEs") under FIN 46R. FIN 46R defines a VIE as an entity with insufficient equity investment to finance its planned activities without additional financial support or an entity in which the equity investors lack certain characteristics of a controlling financial interest. Pursuant to FIN 46R, an enterprise that absorbs a majority of the expected losses or receives a majority of the expected residual returns of a VIE is deemed to be the primary beneficiary of the VIE and must consolidate the VIE.

        We have determined that we are the primary beneficiary of certain of these option contracts. Our risk is generally limited to the option deposits that we pay, and creditors of the sellers generally have no recourse to the general credit of the Company. Although we do not have legal title to the optioned land, for those option contracts for which we are the primary beneficiary, we are required to consolidate the land under option at fair value. We believe that the exercise prices of our option contracts approximate their fair value. Our consolidated balance sheets at September 30, 2005 and 2004 reflect consolidated inventory not owned of $230.1 million and $254.8 million, respectively. Obligations related to consolidated inventory not owned totaled $166.2 million at September 30, 2005 and $219.0 million at September 30, 2004. The difference between the balances of consolidated inventory not owned and obligations related to consolidated inventory not owned represents cash deposits paid under the option agreements. The above disclosures of amounts committed under options include our obligations related to consolidated inventory not owned.

(5) Interest

        Information regarding interest (in thousands) is as follows:

	Year Ended September 30,
	2005	2004	2003
Capitalized interest in inventory, beginning of year	$44,121	$34,285	$24,441
Interest incurred and capitalized	89,678	76,035	65,295
Capitalized interest amortized to cost of sales	(82,388)	(66,199)	(55,451)

Capitalized interest in inventory, end of year	$51,411	$44,121	$34,285

(6) Property, Plant and Equipment

        Property, plant and equipment consists of (in thousands):

	September 30,
	2005	2004
Land and buildings	$5,502	$5,464
Leasehold improvements	8,157	7,100
Machinery and equipment	25,708	20,459
Information systems	19,441	17,226
Furniture and fixtures	13,884	13,307

	72,692	63,556
Less: Accumulated depreciation	(44,325)	(38,885)

Property, plant and equipment, net	$28,367	$24,671

(7) Credit Facility

        In August 2005 we entered into a new $750 million (expandable up to $1 billion), four-year unsecured revolving credit facility (the "Credit Facility") with a group of banks that matures in August 2009. The Credit Facility replaced our former $550 million bank credit facility and $200 million Term Loan. The Credit Facility includes a $50 million swing line commitment and has a $350 million sublimit for the issuance of standby letters of credit. Substantially all of the Company's significant subsidiaries are guarantors of the obligations under the Credit Facility (see Note 16). The Credit Facility contains various operating and financial covenants. The Company has the option to elect two types of loans under the Credit Facility which incur interest as applicable based on either the Alternative Base Rate or the Applicable Eurodollar Margin (both as defined in the Credit Facility).

        Available borrowings under the Credit Facility are limited to certain percentages of homes under contract, unsold homes, substantially improved lots and accounts receivable. At September 30, 2005, we had no borrowings outstanding, and had available borrowings of $530.1 million under the Credit Facility.

(8) Long-Term Debt

        In June 2005, the Company issued $300 million aggregate principal amount of 6 7/8% Senior Notes due July 2015 (the "6 7/8% Senior Notes"). The 6 7/8% Senior Notes were issued at a price of 99.096% of their face amount (before underwriting and other issuance costs). In July 2005, the Company issued an additional $50 million aggregate principal amount of the 6 7/8% Senior Notes. The additional $50 million of 6 7/8% Senior Notes was issued at a price of 99.976% of their face amount (before underwriting and other issuance costs) and accrue interest from June 8, 2005 (the date of the original issuance of the 6 7/8% Senior Notes). Interest on the 6 7/8% Senior Notes is payable semiannually. Beazer Homes may, at the Company's option, redeem the 6 7/8% Senior Notes in whole or in part at any time after July 2008, under certain conditions and at specific redemption prices.

        In June 2004, we issued $180 million aggregate principal amount of 4 5/8% Convertible Senior Notes due 2024 (the "Convertible Senior Notes"). In August 2004 we filed a registration statement on Form S-3 with the SEC covering resales of the Convertible Senior Notes and the common stock issuable upon conversion. The Convertible Senior Notes were issued at a price of 100% of their face amount (before underwriting and other issuance costs). Interest on the Convertible Senior Notes is payable semiannually beginning December 2004. The notes are convertible by holders into shares of our common stock at an initial conversion rate of 19.44 shares of Beazer Homes common stock per $1,000 principal amount (subject to adjustment for customary reasons), representing an initial conversion price of $51.44 per share of common stock, under certain circumstances. We may, at our option, redeem for cash the Convertible Senior Notes in whole or in part at any time on or after June 15, 2009 at specified redemption prices. Holders have the right to require us to purchase all or any portion of the Convertible Senior Notes for cash on June 15, 2011, June 15, 2014 and June 15, 2019 or if we undergo a fundamental change, as defined. In each case, we will pay a purchase price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including contingent interest, if any, and any additional amounts owed, if any, to such purchase date.

        In May 2004, we completed an offer to exchange all of the $200 million 6 1/2% Senior Notes issued November 2003 for an equal amount of 6 1/2% Senior Notes due November 2013 (the "6 1/2% Senior Notes"), which were registered under the Securities Act of 1933. These notes were initially sold at a price of 100% of their face amount (before underwriting and other issuance costs). Interest on the 6 1/2% Senior Notes is payable semiannually. We may, at our option, redeem the 6 1/2% Senior Notes in whole or in part at any time under certain conditions and at specified redemption prices.

        In September 2002, we completed an offer to exchange all of the outstanding $350 million 8 3/8% Senior Notes issued April 2002 for an equal amount of 8 3/8% Senior Notes due 2012 (the "8 3/8% Senior Notes"), which were registered under the Securities Act of 1933. These notes were initially sold at a price of 100% of their face amount (before underwriting and other issuance costs). Interest on the 8 3/8% Senior Notes is payable semiannually. We may, at our option, redeem the 8 3/8% Senior Notes in whole or in part at any time under certain conditions and at specified redemption prices.

        In May 2001, we issued $200 million 8 5/8% Senior Notes due May 2011 (the "8 5/8% Senior Notes") at a price of 99.178% of their face amount (before underwriting and other issuance costs). Interest on the 8 5/8% Senior Notes is payable semiannually. We may, at our option, redeem the 8 5/8% Senior Notes in whole or in part at any time after May 2006 at specified redemption prices.

        During fiscal 2003, we retired our $100 million 8 7/8% Senior Notes due in 2008 (the "8 7/8% Senior Notes"). The 8 7/8% Senior Notes were redeemed at 104.438% of the principal amount, plus accrued interest. As a result of the redemption of the 8 7/8% Senior Notes, we recorded a pre-tax charge of $7.6 million, which includes the write off of previously capitalized fees.

        Unless otherwise stated, the 6 1/2% Senior Notes, the Convertible Senior Notes, the 6 1/2% Senior Notes, the 8 3/8% Senior Notes and the 8 5/8% Senior Notes (collectively the "Senior Notes") were issued in private placements pursuant to Rule 144A and Regulation S promulgated under the Securities Act of 1933, as amended. The Senior Notes are unsecured obligations ranking pari passu with all other existing and future senior indebtedness. Substantially all of our significant subsidiaries are full and unconditional guarantors of the Senior Notes and our obligations under the Credit Facility, and are jointly and severally liable for obligations under the Senior Notes, and the Credit Facility. Each guarantor subsidiary is a 100% owned subsidiary of Beazer Homes.

        The indentures under which the Senior Notes were issued contain certain restrictive covenants, including limitations on payment of dividends. At September 30, 2005, under the most restrictive covenants of each indenture, approximately $359 million of our retained earnings was available for cash dividends and for share repurchases. Each indenture provides that, in the event of defined changes in control or if our consolidated tangible net worth falls below a specified level or in certain circumstances upon a sale of assets, we are required to offer to repurchase certain specified amounts of outstanding Senior Notes.

        We periodically acquire land through the issuance of notes payable. As of September 30, 2005 and 2004, we had outstanding notes payable of $46.1 million and $22.1million related to land acquisitions, respectively. These notes payable expire at various times through 2010 at variable rates ranging from 5.0% to 8.1% at September 30, 2005.

        As of September 30, 2005, future maturities of long-term debt are as follows (in thousands):

Year Ending September 30,
2006	$1,705
2007	—
2008	—
2009	11,710
2010	32,639
Thereafter	1,280,000

Total	$1,326,054

(9) Income Taxes

        The provision for income taxes consists of (in thousands):

	Year Ended September 30,
	2005	2004	2003
Current:
Federal	$254,765	$153,228	$106,871
State	31,682	22,427	16,261
Deferred	(49,637)	(24,891)	(10,348)

Total	$236,810	$150,764	$112,784

        The provision for income taxes differs from the amount computed by applying the federal income tax statutory rate as follows (in thousands):

	Year Ended September 30,
	2005	2004	2003
Income tax computed at statutory rate	$174,767	$135,298	$99,935
State income taxes, net of federal benefit	15,904	16,226	12,764
Impairment of non-deductible goodwill	45,582	—	—
Other	557	(760)	85

Total	$236,810	$150,764	$112,784

        Deferred tax assets and liabilities are composed of the following (in thousands):

	September 30,
	2005	2004
Deferred tax assets:
Warranty and other reserves	$82,328	$40,900
Incentive compensation	14,725	7,377
Property, equipment and other assets	2,227	2,275
Interest rate swaps	—	354
State loss carryforward	3,639	—
Other	3,570	2,004

Total deferred tax assets	106,489	52,910

Deferred tax liabilities:
Inventory adjustments	(3,745)	(5,416)
Other	(1,415)	(442)

Total deferred tax liabilities	(5,160)	(5,858)

Net deferred tax assets	$101,329	$47,052

        At September 30, 2005, we had U.S. state net operating loss carryforwards ("NOL") of approximately $67.5 million that will expire between 2009 and 2024. We expect to fully utilize these NOLs. We believe that based upon our history of profitable operations, it is more likely than not that our net deferred tax assets will be realized.

(10) Leases

        We are obligated under various noncancelable operating leases for office facilities and equipment. Rental expense under these agreements amounted to approximately $17,054,000, $14,116,000 and $11,562,000 for the years ended September 30, 2005, 2004 and 2003, respectively. As of September 30, 2005, future minimum lease payments under noncancelable operating lease agreements are as follows (in thousands):

Year Ending September 30,
2006	$13,617
2007	11,922
2008	10,236
2009	8,075
2010	5,149
Thereafter	8,206

Total	$57,205

(11) Stockholders' Equity

        Preferred Stock.    We currently have no shares of preferred stock outstanding.

        Common Stock Repurchase Plan.    In February 2003, our Board of Directors approved a stock repurchase plan authorizing the purchase of up to three million shares (split adjusted) of our outstanding common stock. During fiscal 2005, we did not repurchase any shares in the open market; however, 142,459 shares were surrendered to us by employees in payment of minimum tax obligations upon the vesting of restricted stock under our stock incentive plans. We valued the stock at the market price on the date of surrender, for an aggregate value of $8.1 million, or approximately $57 per share. During fiscal 2004, we repurchased 539,400 shares for an aggregate purchase price of $17.5 million or approximately $33 per share pursuant to the plan. During fiscal 2003, we repurchased 384,000 shares for an aggregate purchase price of $6.9 million or approximately $18 per share pursuant to the plan. At September 30, 2005, we are authorized to purchase approximately two million additional shares pursuant to the plan.

        On November 18, 2005, as part of an acceleration of our comprehensive plan to enhance stockholder value, our Board of Directors authorized an increase of our stock repurchase plan to ten million shares of our common stock. Shares may be purchased for cash in the open market, on the NYSE or in privately negotiated transactions. During November 2005, we repurchased 778,600 shares for an aggregate purchase price of $50.4 million or approximately $65 per share pursuant to the plan. We intend to enter into a plan under Rule 10b5-1 of the Securities Act of 1934 to execute a portion of the share repurchase program, supplemented with opportunistic purchases in the open market or in privately negotiated transactions.

        Shareholder Rights Plan.    In June 1996, our Board of Directors adopted a Shareholder Rights Plan and distributed a dividend of one preferred share purchase right (a "Right") to purchase one one-hundredth of a share of Series B Junior Participating Preferred Stock, par value $0.01 per share (the "Junior Preferred Shares"), of Beazer Homes. The Rights become exercisable in certain limited circumstances involving principally the acquisition of over 20% of our outstanding common stock by any one individual or group. The Rights are initially exercisable at a price of $80 per one hundredth of a Junior Preferred Share subject to adjustment. Following certain other events after the Rights have become exercisable, each Right entitles its holder to purchase at the Right's then-current exercise price, a number of shares of our common stock having a market value of twice such price, or, in certain circumstances, securities of the acquirer, having a then-current market value of two times the exercise price of the Right.

        The Rights are redeemable and may be amended at our option before they become exercisable. Until a Right is exercised, the holder of a Right has no rights as a stockholder of Beazer Homes. The Rights expire in June 2006.

        Dividends.    For fiscal 2005, we paid quarterly cash dividends aggregating $0.33 per common share, or a total of approximately $13.9 million. For fiscal 2004, adjusted for the stock split, we paid quarterly cash dividends aggregating $0.13 per common share, or a total of approximately $5.5 million. No dividends were paid during fiscal year 2003.

(12) Earnings Per Share

        Basic and diluted earnings per share are calculated as follows (in thousands, except per share amounts):

	Year Ended September 30,
	2005	2004	2003
Basic:
Net income	$262,524	$235,811	$172,745
Weighted average number of common shares outstanding	40,468	39,879	38,658
Basic earnings per share	$6.49	$5.91	$4.47

Diluted:
Net income	$262,524	$235,811	$172,745
Interest on convertible debt—net of taxes	5,325	1,616	—

Net income applicable to common stockholders	$267,849	$237,427	$172,745
Weighted average number of common shares outstanding	40,468	39,879	38,658
Effect of dilutive securities:
Shares issuable upon conversion of convertible debt	3,499	1,083	—
Options to acquire common stock	621	729	1,126
Restricted stock units	1,046	794	757

Diluted weighted average number of common shares outstanding	45,634	42,485	40,541
Diluted earnings per share	$5.87	$5.59	$4.26

        Options to purchase 411,978 shares of common stock were not included in the computation of diluted earnings per share for the year ended September 30, 2003, because the options' exercise price was greater than the average market price of the common shares during that year.

(13) Retirement Plan and Incentive Awards

        401(k) Retirement Plan.    We sponsor a 401(k) Plan (the "Plan"). Substantially all employees are eligible for participation in the Plan after completing one calendar month of service with us. Participants may defer and contribute to the Plan from 1% to 80% of their salary with certain limitations on highly compensated individuals. We match 50% of the first 6% of the participant's contributions. The participant's contributions vest 100% immediately, while our contributions vest over five years. Our total contributions for the years ended September 30, 2005, 2004 and 2003 were approximately $3,261,000, $2,764,000 and $2,022,000, respectively.

        Deferred Compensation Plan.    During fiscal 2002, we adopted the Beazer Homes USA, Inc. Deferred Compensation Plan (the "DCP Plan"). The DCP Plan is a non-qualified deferred compensation plan for a select group of executives and highly compensated employees. The Plan allows the executives to defer current compensation on a pre-tax basis to a future year, up until termination of employment. The objectives of the Plan are to assist executives with financial planning and capital accumulation and to provide the Company with a method of attracting, rewarding, and retaining highly compensated executives. Participation in the DCP Plan is voluntary. Beazer Homes may voluntarily make a contribution to the participants' DCP accounts. For the years ended September 30, 2005, 2004 and 2003, Beazer Homes contributed $4,364,000, $2,814,000 and $626,000, respectively, to the DCP Plan.

        Stock Incentive Plans.    During fiscal 2000, we adopted the 1999 Stock Incentive Plan (the "1999 Plan") because the shares reserved under the 1994 Stock Incentive Plan (the "1994 Plan") had been substantially depleted. We also maintained a Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan") that expired September 30, 2005. At September 30, 2005, we had reserved 11,925,000 shares of common stock for issuance under our various stock incentive plans, of which approximately 2.6 million shares are available for future grants.

        Stock Option Awards.    We have issued various stock option awards to officers and key employees under both the 1999 Plan and the 1994 Plan and to non-employee directors pursuant to the Non-Employee Director Plan. Stock options are generally exercisable at the fair market value of the common stock on the grant date, vest three years after the date of grant and may be exercised thereafter until their expiration, subject to forfeiture upon termination of employment as provided in the applicable plan. Under certain conditions of retirement, eligible participants may receive a partial vesting of stock options. Stock options granted prior to fiscal 2004, generally expire on the tenth anniversary from the date such options were granted. Stock options granted beginning in fiscal 2004 expire on the seventh anniversary from the date such options were granted.

        Stock Option Awards.    Information regarding activity under our stock option plans is summarized as follows:

	Year Ended September 30,
	2005		2004		2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding at beginning of year	1,821,804	$19.59	2,378,145	$13.83	3,212,640	$9.46
Granted	289,250	38.54	310,164	32.91	643,731	20.74
Exercised	(412,125)	14.26	(778,401)	6.89	(1,387,518)	7.23
Forfeited	(44,178)	32.05	(88,104)	23.07	(90,708)	15.80

Options outstanding at end of year	1,654,751	23.91	1,821,804	19.59	2,378,145	13.83

Options exercisable at end of year	577,050	$15.45	598,860	$7.25	1,365,261	$6.90

        The following table summarizes information about stock options outstanding and exercisable at September 30, 2005:

Stock Options Outstanding
				Stock Options Exercisable
		Weighted Average Contractual Remaining Life (Years)
Range of Exercise Prices	Number Outstanding		Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 6 - $ 9	338,757	4.43	$7.44	338,757	$7.44
$18 - $21	520,641	7.10	20.72	—	—
$24 - $29	238,293	6.56	26.83	238,293	26.83
$30 - $39	552,060	5.32	35.39	—	—
$65 - $66	5,000	6.83	65.55	—	—

	1,654,751			577,050

        Other Stock Awards.    We have made various restricted stock awards to officers and key employees under both the 1999 Plan and the 1994 Plan. All restricted stock is awarded in the name of the participant, who has all the rights of other common stockholders with respect to such stock, subject to restrictions and forfeiture provisions. Accordingly, such restricted stock awards are considered outstanding shares. Restricted stock awards vest from three to seven years after the date of grant. Certain restricted stock awards provide for accelerated vesting if certain performance goals are achieved. Activity relating to restricted stock awards is summarized as follows:

	Year Ended September 30,
	2005	2004	2003
Restricted shares, beginning of year	1,004,016	878,859	265,011
Shares awarded	146,066	143,844	646,926
Shares forfeited	(25,828)	(18,687)	(6,078)
Shares vested	(675,987)	—	(27,000)

Restricted shares, end of year	448,267	1,004,016	878,859

Weighted average price of shares awarded	$40.33	$32.92	$18.85

        We have two incentive compensation plans (called the Value Created Incentive Plan and the Executive Value Created Incentive Plan), modeled under the concepts of economic profit or economic value added. Participants may defer a portion of their earned annual incentive compensation under the applicable plan pursuant to the terms of the Corporate Management Stock Purchase Program (the "CMSPP"). The deferred amounts are represented by restricted stock units ("Bonus Stock"), each of which represent the right to receive one share of Beazer Homes common stock upon vesting. Such shares are issued after a three-year vesting period, subject to an election for further deferral by the participant. The number of restricted stock units granted is based on a discount to the market value of our common stock at the time the bonus is earned. Should the participant's employment terminate during the vesting period, the deferred incentive compensation is settled in cash or cash and stock, depending on the cause of termination as set forth in the CMSPP or applicable deferred compensation plan. Activity relating to Bonus Stock is as follows:

	Year Ended September 30,
	2005	2004	2003
Bonus Stock issuable, beginning of year	289,164	385,212	627,474
Shares awarded	114,149	110,499	68,541
Shares forfeited	(2,506)	(2,136)	(19,110)
Shares vested and issued	(109,937)	(204,411)	(291,693)

Bonus Stock issuable, end of year	290,870	289,164	385,212

        Compensation expense recognized for the restricted stock and Bonus Stock awards totaled $7,934,000, $5,581,000 and $3,984,000 for the years ended September 30, 2005, 2004 and 2003, respectively.

        Our former Chief Financial Officer resigned effective September 30, 2003. Effective October 1, 2003, Beazer Homes and our former CFO entered into a consulting and non-compete agreement pursuant to which our former CFO retained and continued to vest in various stock awards during the two-year life of the agreement which would have otherwise been forfeited upon termination and represented up to 139,227 shares of the Company's common stock. The agreement expired September 30, 2005 at which time all remaining shares were forfeited. Our consolidated balance sheets at September 30, 2004 included $2,050,000 of unearned compensation cost reflecting the fair value of these stock awards. Such unearned compensation cost, as adjusted by changes in the value of the Company's common stock, was recognized over the two-year life of the consulting and non-compete agreement ending September 30, 2005. Compensation expense recognized for such awards totaled $4,011,000 and $1,800,000 for the years ended September 30, 2005 and 2004, respectively.

(14) Contingencies

        Beazer Homes and certain of its subsidiaries have been and continue to be named as defendants in various construction defect claims, complaints and other legal actions that include claims related to moisture intrusion and mold. We have experienced a significant number of such claims in our Midwest region and particularly with respect to homes built by Trinity Homes LLC, a subsidiary which was acquired in the Crossmann acquisition in 2002.

        As of September 30, 2005, there were eleven pending lawsuits related to such complaints received by Trinity. All eleven suits are by individual homeowners, and the cost to resolve these matters is not expected to be material, either individually or in the aggregate. Additionally, a class action suit was filed in the State of Indiana in August 2003 against Trinity Homes LLC. The parties in the class action reached a settlement agreement which was approved by the Court on October 20, 2004.

        The settlement class includes, with certain exclusions, the current owners of all Trinity homes that have brick veneer, where the closing of Trinity's initial sale of the home took place between June 1, 1998 and October 31, 2002. The settlement agreement establishes an agreed protocol and process for assessment and remediation of any external water intrusion issues at the homes which includes, among other things, that the homes will be repaired at Trinity's expense. The settlement agreement also provides for payment of plaintiffs' attorneys' fees and for Trinity to pay an agreed amount for engineering inspection costs for each home for which a claim is filed under the settlement.

        Under the settlement, subject to Trinity's timely performance of the specified assessments and remediation activities for homeowners who file claims, each homeowner releases Trinity, Beazer Homes Investment Corp. and other affiliated companies, including Beazer Homes, from the claims asserted in the class action lawsuit, claims arising out of external water intrusion, claims of improper brick installation, including property damage claims, loss or diminution of property value claims, and most personal injury claims, among others. No appeals of the Court's Order approving the settlement were received by the Court within the timeframe established by the Court. We sent out the claims notices on December 17, 2004, and the Class Members had until February 15, 2005 to file claims. A total of 1,311 valid claims were filed (of the 2,161 total Class Members), of which 613 complaints had been received prior to our receipt of the claim notices. Class Members who did not file a claim by February 15, 2005 are no longer able to file a class action claim under the settlement or pursue an individual claim against Trinity.

        Beazer Homes' warranty reserves at September 30, 2005 and September 30, 2004 include accruals for our estimated costs to assess and remediate all homes for which Trinity had received complaints related to moisture intrusion and mold, including a provision for legal fees. Warranty reserves at September 30, 2005 also include accruals for class action claims received, pursuant to the settlement discussed above, from Class Members who had not previously contacted Trinity with complaints.

        The following is a roll-forward of total complaints received as of each balance sheet date:

	Fiscal Year Ended September 30,
	2005	2004
Complaints outstanding at beginning of year	887	415
Complaints received	784	564
Complaints resolved	(128)	(92)

Complaints outstanding at end of the year	1,543	887

        The cost to assess and remediate a home depends on the extent of moisture damage, if any, that the home has incurred. Homes for which we receive complaints are classified into one of three categories: 1) homes with no moisture damage, 2) homes with isolated moisture damage or 3) homes with extensive moisture damage.

        As of September 30, 2005 and 2004, we accrued for our estimated cost to remediate homes that we had assessed and assigned to one of the above categories. For purposes of our accrual, we have historically assigned homes not yet assessed to categories based on our expectations about the extent of damage and trends observed from the results of assessments performed to date. In addition, beginning in the quarter ended March 31, 2005, we refined our cost estimation process to consider the subdivision of the claimant along with the categorization discussed above. Once a home is categorized, detailed budgets are used as the basis to prepare our estimated costs to remediate such home.

        During fiscal 2004, we initiated a program under which we offered to repurchase a limited number of homes from specific homeowners. The program was concluded during the first quarter of fiscal 2005. We have repurchased a total of 54 homes under the program. During the fiscal year ended September 30, 2005, we sold six of the repurchased homes. The remaining 48 homes were acquired for an aggregate purchase price of $15.8 million. The accrual at September 30, 2005 includes the estimated costs to sell homes that we have repurchased, and our estimated losses on the sale of those homes, if any.

        Changes in the accrual for Trinity moisture intrusion and related mold issues during the fiscal year were as follows (in thousands):

	Fiscal Year Ended September 30,
	2005	2004	2003
Balance at beginning of year	$42,173	$9,200	$730
Provisions	55,000	43,858	15,523
Payments	(16,465)	(10,885)	(7,053)

Balance at end of year	$80,708	$42,173	$9,200

        Our accruals at September 30, 2005 and 2004 represent our best estimates of the costs to resolve all asserted complaints. Actual costs to assess and remediate homes in each category and subdivision, the extent of damage to homes not yet assessed, estimates of costs to sell repurchased homes, and losses on such sales could differ from our estimates. As a result, the costs to resolve existing complaints could differ from our recorded accruals and have a material adverse effect on the Company's earnings in the periods in which the matters are resolved. Additionally, it is possible that we will incur additional losses related to these matters, including additional losses related to homes for which we have not yet received complaints. However, the amount or range of such losses cannot be determined at this time.

        Warranty Reserves.    We provide a limited warranty (ranging from one to two years) of workmanship and materials with each of our homes. Such warranty covers defects in plumbing, electrical, heating, cooling and ventilating systems and construction defects. In addition, we provide a warranty (ranging from a minimum of ten years up to the period covered by the applicable statute of repose) with each home, covering construction defects only. Since Beazer Homes subcontracts its homebuilding work to subcontractors who generally provide us with an indemnity and a certificate of insurance prior to receiving payments for their work, claims relating to workmanship and materials are generally the primary responsibility of the subcontractors.

        As noted above, our warranty reserves at September 30, 2005 and 2004 include accruals for Trinity moisture intrusion and related mold issues. Warranty reserves are included in accrued expenses in the consolidated financial statements. We record reserves covering anticipated warranty expense for each home closed. Management reviews the adequacy of warranty reserves each reporting period based on historical experience and management's estimate of the costs to remediate the claims and adjusts these provisions accordingly. While we believe that our warranty reserves are adequate, historical data and trends may not accurately predict actual warranty costs, or future developments could lead to a significant change in the reserve.

        Changes in our warranty reserves, which include amounts related to the Trinity moisture intrusion and mold issues discussed above, during the fiscal year are as follows (in thousands):

	Fiscal Year Ended September 30,
	2005	2004	2003
Balance at beginning of year	$86,163	$40,473	$25,527
Provisions	98,307	80,291	39,244
Payments	(46,437)	(34,601)	(24,298)

Balance at end of year	$138,033	$86,163	$40,473

        Other Contingencies.    We and certain of our subsidiaries have been named as defendants in various claims, complaints and other legal actions, most relating to moisture intrusion and related mold claims, construction defects and product liability. Certain of the liabilities resulting from these actions are covered by insurance. With respect to certain general liability exposures, including construction defect, moisture intrusion and related mold claims and product liability, interpretation of underlying current and future trends, assessment of claims and the related liability and reserve estimation process is highly judgmental due to the complex nature of these exposures, with each exposure exhibiting unique circumstances. In particular, for construction defect liability there is a high degree of uncertainty relating to whether insurance coverage exists, when losses occur, the size of each loss, expectations for future interpretive rulings concerning contract provisions and the extent to which the assertion of these claims will expand geographically. In our opinion, based on our current assessment, the ultimate resolution of these matters will not have a material adverse effect on our financial condition, results of operations, or cash flows.

        We had outstanding letters of credit and performance bonds of approximately $47.9 million and $470.1 million, respectively, at September 30, 2005 related principally to our obligations to local governments to construct roads and other improvements in various developments in addition to the letters of credit of approximately $44.9 million relating to our land option contracts discussed in Note 4. We do not believe that any such letters of credit or bonds are likely to be drawn upon.

(15) Segment Information (As Restated)

        As defined in SFAS 131, "Disclosures About Segments of an Enterprise and Related Information", we have 31 homebuilding operating segments operating in 22 states and one financial services segment. Revenues in our homebuilding segments are derived from the sale of homes which we construct and from land and lot sales. Revenues in our financial services segment are derived primarily from mortgage originations provided predominantly to customers of our homebuilding operations. Historically, the Company has reported its homebuilding operations in one reportable segment. Subsequent to the issuance of our consolidated financial statements for the year ended September 30, 2005, we have concluded that we should revise our segment disclosure for all periods presented by aggregating our homebuilding segments into four reportable segments, described below, for our homebuilding operations and one reportable segment for our financial services operations. The Company has restated the accompanying consolidated financial statements to revise its segment disclosures for all periods presented. The segments reported have been determined to have similar economic characteristics including similar historical and expected future operating performance, employment trends, land acquisition and land constraints, and municipality behavior and meet the other aggregation criteria in SFAS 131. The reportable homebuilding segments, and all other homebuilding operations not required to be reported separately, include operations conducting business in the following states:

  West: Arizona, California, Nevada and New Mexico

  Mid-Atlantic: Delaware, Maryland, New Jersey, New York, Pennsylvania, Virginia and West Virginia

  Florida

  Southeast: Georgia, North Carolina, South Carolina and Nashville, Tennessee

  Other Homebuilding: Colorado, Indiana, Kentucky, Mississippi, Ohio, Texas and Memphis, Tennessee

        Management's evaluation of segment performance is based on segment operating income, which for our homebuilding segments is defined as homebuilding and land sale revenues less home construction, land development and land sales expense and certain selling, general and administrative expenses which are incurred by or allocated to our homebuilding segments. Segment operating income for our Financial Services segment is defined as revenues less costs associated with our mortgage operations and certain selling, general and administrative expenses incurred by or allocated to the Financial Services segment. The accounting policies of our segments are those described in the notes to the consolidated financial statements in Note 1 herein. The following information is in thousands:

	Year Ended September 30,
	2005	2004	2003
Revenue
West	$1,946,822	$1,553,870	$1,047,230
Mid-Atlantic	848,083	559,746	407,168
Florida	598,950	390,380	353,851
Southeast	761,030	646,235	538,307
Other homebuilding	802,435	718,613	789,534
Financial Services	54,310	51,140	57,152
Intercompany elimination	(16,277)	(12,875)	(15,834)

Consolidated total	$4,995,353	$3,907,109	$3,177,408

Operating income
West	$421,968	$280,898	$169,064
Mid-Atlantic	206,627	111,763	70,820
Florida	97,263	51,105	33,943
Southeast	49,098	45,952	33,845
Other homebuilding	5,902	29,425	45,930
Financial Services	15,627	19,299	26,161

Segment operating income	796,485	538,442	379,763

Corporate and unallocated(a)	(309,567)	(160,507)	(100,608)

Total operating income	486,918	377,935	279,155

Equity in earnings of unconsolidated joint ventures	5,021	1,561	1,597
Other income, net	7,395	7,079	4,777

Income before income taxes	$499,334	$386,575	$285,529

	September 30,
	2005	2004
Assets
West	$992,959	$764,491
Mid-Atlantic	520,787	309,523
Florida	308,102	211,918
Southeast	376,417	293,503
Other homebuilding	626,032	656,965
Financial Services	92,730	75,640
Corporate and unallocated(b)	853,489	850,990

Consolidated total	$3,770,516	$3,163,030

(a)
Corporate and unallocated includes the amortization of capitalized interest and numerous shared services functions that benefit all segments, the costs of which are not allocated to the operating segments reported above including information technology, national sourcing and purchasing, treasury, corporate finance, legal, branding and other national marketing costs. Fiscal 2005, 2004 and 2003 include $55.0 million $43.9 million and $15.5 million, respectively, of legal and remediation costs related to the Trinity class action litigation settlement (see Note 8). Fiscal 2005 also includes a $130.2 million non-cash, non-tax deductible goodwill impairment charge to write-off substantially all of the goodwill allocated to certain underperforming markets in Indiana, Ohio, Kentucky and Charlotte, North Carolina.

(b)
Primarily consists of cash and cash equivalents, consolidated inventory not owned, deferred taxes, and capitalized interest and other corporate items that are not allocated to the segments.

(16) Supplemental Guarantor Information

        As discussed in Note 8, the Company's obligations to pay principal, premium, if any, and interest under certain debt are guaranteed on a joint and several basis by substantially all of its subsidiaries. The guarantees are full and unconditional and the guarantor subsidiaries are 100% owned by Beazer Homes USA, Inc. The Company has determined that separate, full financial statements of the guarantors would not be material to investors and, accordingly, supplemental financial information for the guarantors is presented.

Beazer Homes USA, Inc.
Consolidating Balance Sheet
September 30, 2005
(in thousands)

	Beazer Homes USA, Inc.	Guarantor Subsidiaries	Beazer Mortgage Corp.(a)	Other Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Beazer Homes USA, Inc.
ASSETS
Cash and cash equivalents	$386,423	$(90,238)	$230	$683	$—	$297,098
Accounts receivable	—	157,523	2,775	1,582	—	161,880
Owned inventory	—	2,663,792	—	—	7,290	2,671,082
Consolidated inventory not owned	—	230,083	—	—	—	230,083
Investment in and advances to unconsolidated joint ventures	—	78,571	—	—	—	78,571
Deferred tax assets	101,329	—	—	—	—	101,329
Property, plant and equipment, net	—	27,550	817	—	—	28,367
Goodwill	—	121,368	—	—	—	121,368
Investments in subsidiaries	1,639,405	—	—	—	(1,639,405)	—
Intercompany	745,018	(820,519)	53,074	22,427	—	—
Other assets	20,123	49,473	293	10,849	—	80,738

Total Assets	$2,892,298	$2,417,603	$57,189	$35,541	$(1,632,115)	$3,770,516

LIABILITIES AND STOCKHOLDERS' EQUITY
Trade accounts payable	$—	$141,312	$242	$69	$—	$141,623
Other liabilities	115,023	503,352	2,162	12,827	2,742	636,106
Intercompany	(3,295)	—	—	3,295	—	—
Obligations related to consolidated inventory not owned	—	166,163	—	—	—	166,163
Senior notes (net of discounts of $4,118)	1,275,882	—	—	—	—	1,275,882
Other notes payable	—	46,054	—	—	—	46,054

Total Liabilities	1,387,610	856,881	2,404	16,191	2,742	2,265,828

Stockholders' Equity	1,504,688	1,560,722	54,785	19,350	(1,634,857)	1,504,688

Total Liabilities and Stockholders' Equity	$2,892,298	$2,417,603	$57,189	$35,541	$(1,632,115)	$3,770,516

(a)
Effective in fiscal year 2005, Beazer Mortgage Corp. is a guarantor of the Senior Notes, but is not a guarantor of the Credit Facility.

Beazer Homes USA, Inc.
Consolidating Balance Sheet
September 30, 2004
(in thousands)

	Beazer Homes USA, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Beazer Homes USA, Inc.
ASSETS
Cash and cash equivalents	$392,110	$(71,569)	$339	$—	$320,880
Accounts receivable	—	70,237	337	—	70,574
Owned inventory	—	2,079,494	—	9,836	2,089,330
Consolidated inventory not owned	—	254,765	—	—	254,765
Investment in and advances to unconsolidated joint ventures	—	44,748	—	—	44,748
Deferred tax assets	47,052	—	—	—	47,052
Property, plant and equipment, net	—	24,671	—	—	24,671
Goodwill	—	251,603	—	—	251,603
Investments in subsidiaries	1,468,078	—	—	(1,468,078)	—
Intercompany	566,216	(583,038)	16,822	—	—
Other assets	33,000	17,881	8,526	—	59,407

Total Assets	$2,506,456	$2,088,792	$26,024	$(1,458,242)	$3,163,030

LIABILITIES AND STOCKHOLDERS' EQUITY
Trade accounts payable	$—	$123,174	$113	$—	$123,287
Other liabilities	146,473	276,242	11,057	3,836	437,608
Intercompany	(1,043)	—	1,043	—	—
Obligations related to consolidated inventory not owned	—	219,042	—	—	219,042
Term Loan	200,000	—	—	—	200,000
Senior notes (net of discounts of $1,095)	928,905	—	—	—	928,905
Other notes payable	—	22,067	—	—	22,067

Total Liabilities	1,274,335	640,525	12,213	3,836	1,930,909

Stockholders' Equity	1,232,121	1,448,267	13,811	(1,462,078)	1,232,121

Total Liabilities and Stockholders' Equity	$2,506,456	$2,088,792	$26,024	$(1,458,242)	$3,163,030

Beazer Homes USA, Inc.
Consolidating Statement of Income
September 30, 2005
(in thousands)

	Beazer Homes USA, Inc.	Guarantor Subsidiaries	Beazer Mortgage Corp.(a)	Other Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Beazer Homes USA, Inc.
Total revenue	$—	$4,949,699	$54,310	$7,621	$(16,277)	$4,995,353
Costs and expenses:
Home construction and land sales	89,678	3,749,899	—	—	(16,277)	3,823,300
Selling, general and administrative	—	521,639	38,683	1,868	(7,290)	554,900
Goodwill impairment	—	130,235	—	—	—	130,235

Operating income	(89,678)	547,926	15,627	5,753	7,290	486,918
Equity in earnings of unconsolidated joint ventures	—	5,021	—	—	—	5,021
Other income, net	—	7,395	—	—	—	7,395

Income before income taxes	(89,678)	560,342	15,627	5,753	7,290	499,334
Provision for income taxes	(33,732)	259,758	5,878	2,164	2,742	236,810
Equity in income of subsidiaries	318,470	—	—	—	(318,470)	—

Net income	$262,524	$300,584	$9,749	$3,589	$(313,922)	$262,524

Beazer Homes USA, Inc.
Consolidating Statement of Income
September 30, 2004
(in thousands)

	Beazer Homes USA, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Beazer Homes USA, Inc.
Total revenue	$—	$3,899,971	$7,138	$—	$3,907,109
Costs and expenses:
Home construction and land sales	76,035	3,023,697	—	—	3,099,732
Selling, general and administrative	—	436,726	2,552	(9,836)	429,442

Operating income	(76,035)	439,548	4,586	9,836	377,935
Equity in income of unconsolidated joint ventures	—	1,561	—	—	1,561
Other income, net	—	7,079	—	—	7,079

Income before income taxes	(76,035)	448,188	4,586	9,836	386,575
Provision for income taxes	(29,654)	174,794	1,788	3,836	150,764
Equity in income of subsidiaries	282,192	—	—	(282,192)	—

Net income	$235,811	$273,394	$2,798	$(276,192)	$235,811

Beazer Homes USA, Inc.
Consolidating Statement of Income
September 30, 2003
(in thousands)

	Beazer Homes USA, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Beazer Homes USA, Inc.
Total revenue	$—	$3,169,765	$7,643	$—	$3,177,408
Costs and expenses:
Home construction and land sales	65,295	2,478,059	525	(9,844)	2,534,035
Selling, general and administrative	—	354,088	2,560	—	356,648
Expenses related to retirement of debt	7,570	—	—	—	7,570

Operating income	(72,865)	337,618	4,558	9,844	279,155
Equity in earnings of unconsolidated joint ventures	—	1,597	—	—	1,597
Other income, net	—	4,750	27	—	4,777

Income before income taxes	(72,865)	343,965	4,585	9,844	285,529
Provision for income taxes	(28,782)	135,867	1,811	3,888	112,784
Equity in income of subsidiaries	216,828	—	—	(216,828)	—

Net income	$172,745	$208,098	$2,774	$(210,872)	$172,745

Beazer Homes USA, Inc.
Consolidating Statement of Cash Flows
September 30, 2005
(in thousands)

	Beazer Homes USA, Inc.	Guarantor Subsidiaries	Beazer Mortgage Corp.(a)	Other Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Beazer Homes USA, Inc.
Net cash (used)/provided by operating activities	$(124,650)	$29,390	$6,783	$4,214	$—	$(84,263)
Cash flows from investing activities:
Capital expenditures	—	(13,089)	(359)	—	—	(13,448)
Investments in unconsolidated joint ventures	—	(40,619)	—	—	—	(40,619)
Distributions from and proceeds from sale of unconsolidated joint ventures	—	5,597	—	—	—	5,597

Net cash used by investing activities	—	(48,111)	(359)	—	—	(48,470)

Cash flows from financing activities:
Repayment of Term Loan	(200,000)	—	—	—	—	(200,000)
Borrowings under Credit Facility	439,700	—	—	—	—	439,700
Repayment of Credit Facility	(439,700)	—	—	—	—	(439,700)
Proceeds from issuance of Senior Notes	346,786	—	—	—	—	346,786
Repayment of other notes payable	—	(16,776)	—	—	—	(16,776)
Advances (to) from subsidiaries	(6,764)	17,521	(6,887)	(3,870)	—	—
Debt issuance costs	(4,958)	—	—	—	—	(4,958)
Proceeds from stock option exercises	5,875	—	—	—	—	5,875
Common stock redeemed	(8,092)	—	—	—	—	(8,092)
Dividends paid	(13,884)	—	—	—	—	(13,884)

Net cash provided/(used) by financing activities	118,963	745	(6,887)	(3,870)	—	108,951

(Decrease)/increase in cash and cash equivalents	(5,687)	(17,976)	(463)	344	—	(23,782)
Cash and cash equivalents at beginning of year	392,110	(72,262)	693	339	—	320,880

Cash and cash equivalents at end of year	$386,423	$(90,238)	$230	$683	$—	$297,098

Beazer Homes USA, Inc.
Consolidating Statement of Cash Flows
September 30, 2004
(in thousands)

	Beazer Homes USA, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Beazer Homes USA, Inc.
Net cash provided/(used) by operating activities	$12,169	$(88,774)	$2,886	$—	$(73,719)
Cash flows from investing activities:
Capital expenditures	—	(10,271)	—	—	(10,271)
Investments in unconsolidated joint ventures	—	(25,844)	—	—	(25,844)
Distributions from and proceeds from sale of unconsolidated joint ventures	—	5,639	—	—	5,639

Net cash used by investing activities	—	(30,476)	—	—	(30,476)

Cash flows from financing activities:
Proceeds of Term Loan	200,000	—	—	—	200,000
Repayment of Term Loan	(200,000)	—	—	—	(200,000)
Proceeds from issuance of Senior Notes	380,000	—	—	—	380,000
Advances (to) from subsidiaries	(82,516)	87,760	(5,244)	—	—
Debt issuance costs	(10,654)	—	—	—	(10,654)
Proceeds from stock option exercises	5,362	—	—	—	5,362
Treasury stock purchases	(17,546)	—	—	—	(17,546)
Dividends paid	(5,459)	—	—	—	(5,459)

Net cash provided/(used) by financing activities	269,187	87,760	(5,244)	—	351,703

Increase (decrease) in cash and cash equivalents	281,356	(31,490)	(2,358)	—	247,508
Cash and cash equivalents at beginning of year	110,754	(40,079)	2,697	—	73,372

Cash and cash equivalents at end of year	$392,110	$(71,569)	$339	$—	$320,880

Beazer Homes USA, Inc.
Consolidating Statement of Cash Flows
September 30, 2003
(in thousands)

	Beazer Homes USA, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Beazer Homes USA, Inc.
Net cash (used)/provided by operating activities	$(11,140)	$(32,990)	$3,081	$—	$(41,049)
Cash flows from investing activities:
Capital expenditures	—	(9,309)	(16)	—	(9,325)
Investments in unconsolidated joint ventures	—	(4,941)	—	—	(4,941)
Distributions from and proceeds from sale of unconsolidated joint ventures	—	7,714	—	—	7,714

Net cash used by investing activities	—	(6,536)	(16)	—	(6,552)

Cash flows from financing activities:
Proceeds from Term Loan	200,000	—	—	—	200,000
Repayment of Term Loan	(100,000)	—	—	—	(100,000)
Borrowings under credit facilities	114,100	—	—	—	114,100
Repayment of credit facilities	(114,100)	—	—	—	(114,100)
Redemption of Senior Notes	(104,438)	—	—	—	(104,438)
Advances (to) from subsidiaries	(21,445)	25,206	(3,761)	—	—
Debt issuance costs	(2,458)	—	—	—	(2,458)
Proceeds from stock option exercises	9,805	—	—	—	9,805
Treasury stock purchases	(6,925)	—	—	—	(6,925)

Net cash (used)/provided by financing activities	(25,461)	25,206	(3,761)	—	(4,016)

Decrease in cash and cash equivalents	(36,601)	(14,320)	(696)	—	(51,617)
Cash and cash equivalents at beginning of year	147,355	(25,759)	3,393	—	124,989

Cash and cash equivalents at end of year	$110,754	$(40,079)	$2,697	$—	$73,372

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Beazer Homes USA, Inc.

        We have audited the accompanying consolidated balance sheets of Beazer Homes USA, Inc. and subsidiaries (the "Company") as of September 30, 2005 and 2004, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Beazer Homes USA, Inc. and subsidiaries at September 30, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 15, the accompanying consolidated financial statements have been restated to revise the Company's segment disclosures.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of September 30, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated December 8, 2005 expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ Deloitte & Touche LLP Atlanta, Georgia December 8, 2005 (May 23, 2006 as to the effects of Note 15)

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

        Beazer Homes USA, Inc.'s management is responsible for establishing and maintaining adequate internal control over financial reporting. Pursuant to the rules and regulations of the Securities and Exchange Commission, internal control over financial reporting is a process designed by, or under the supervision of, the Company's principal executive and principal financial officers and effected by Beazer Homes' board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

  •
  Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

  •
  Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

  •
  Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the financial statements.

        Management has evaluated the effectiveness of its internal control over financial reporting as of September 30, 2005 based on the control criteria established in a report entitled Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on such evaluation, we have concluded that the Company's internal control over financial reporting is effective as of September 30, 2005.

        The independent registered public accounting firm of Deloitte & Touche LLP, as auditors of Beazer Homes' consolidated financial statements, has issued an attestation report on management's assessment of the Company's internal control over financial reporting, which report follows herein.

/s/ IAN J. MCCARTHY Ian J. McCarthy President and Chief Executive Officer December 8, 2005	/s/ JAMES O'LEARY James O'Leary Executive Vice President and Chief Financial Officer December 8, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Board of Directors and Stockholders of Beazer Homes USA, Inc.:

        We have audited management's assessment, included in the accompanying Management's Report on Internal Control over Financial Reporting, that Beazer Homes USA, Inc. and subsidiaries (the "Company") maintained effective internal control over financial reporting as of September 30, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

        A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, management's assessment that the Company maintained effective internal control over financial reporting as of September 30, 2005, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended September 30, 2005 of the Company and our report dated December 8, 2005 (May 23, 2006 as to the effects of Note 15) expressed an unqualified opinion on those financial statements, and included an explanatory paragraph related to the restatement of such consolidated financial statements to revise the Company's segment disclosures.

/s/ Deloitte & Touche
Atlanta, Georgia
December 8, 2005

BEAZER HOMES USA, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30, 2006	September 30, 2005
ASSETS
Cash and cash equivalents	$24,366	$297,098
Accounts receivable	118,329	161,880
Inventory
Owned inventory	3,479,609	2,671,082
Consolidated inventory not owned	273,253	230,083

Total inventory	3,752,862	2,901,165
Residential mortgage loans available-for-sale	31,267	—
Investments in unconsolidated joint ventures	122,313	78,571
Deferred tax assets	68,911	101,329
Property, plant and equipment, net	29,980	28,367
Goodwill	121,368	121,368
Other assets	114,213	80,738

Total assets	$4,383,609	$3,770,516

LIABILITIES AND STOCKHOLDERS' EQUITY
Trade accounts payable	$274,624	$141,623
Other payables and accrued liabilities	487,273	636,106
Obligations related to consolidated inventory not owned	198,745	166,163
Revolving credit facility	20,000	—
Senior notes (net of discounts of $3,766 and $4,118, respectively)	1,551,234	1,275,882
Junior subordinated notes	103,093	—
Warehouse line	31,811	—
Other notes payable	85,765	46,054

Total liabilities	2,752,545	2,265,828
Stockholders' equity:
Preferred stock (par value $.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $.001 per share, 80,000,000 shares authorized, 42,242,291 and 41,844,414 issued and 39,388,303 and 41,701,955 outstanding, respectively)	42	42
Paid-in capital	522,709	534,523
Retained earnings	1,274,979	990,341
Treasury stock (2,853,988 and 142,459 shares, respectively)	(166,666)	(8,092)
Unearned compensation	—	(12,126)

Total stockholders' equity	1,631,064	1,504,688

Total liabilities and stockholders' equity	$4,383,609	$3,770,516

See Notes to Unaudited Condensed Consolidated Financial Statements

BEAZER HOMES USA, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
Total revenue	$1,203,538	$1,293,227	$3,578,245	$3,181,302
Home construction and land sales expenses	894,231	963,699	2,681,613	2,456,111

Gross profit	309,307	329,528	896,632	725,191
Selling, general and administrative expenses	153,412	150,891	436,283	363,555
Goodwill impairment charge	—	—	—	130,235

Operating income	155,895	178,637	460,349	231,401
Equity in income of unconsolidated joint ventures	127	2,951	809	3,150
Other income, net	1,480	987	7,165	4,987

Income before income taxes	157,502	182,575	468,323	239,538
Provision for income taxes	54,878	69,835	171,435	141,438

Net income	$102,624	$112,740	$296,888	$98,100

Weighted average number of shares:
Basic	39,435	40,497	40,281	40,400
Diluted	43,929	45,666	44,909	45,510
Net income per common share:
Basic	$2.60	$2.78	$7.37	$2.43
Diluted	$2.37	$2.50	$6.70	$2.24
Cash dividends per share	$0.10	$0.10	$0.30	$0.23

See Notes to Unaudited Condensed Consolidated Financial Statements

BEAZER HOMES USA, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net income	$296,888	$98,100
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	7,651	6,889
Stock-based compensation expense	11,446	8,422
Deferred income tax provision	32,418	—
Tax benefit from stock transactions	(8,438)	—
Equity in earnings of unconsolidated joint ventures	(809)	(3,150)
Cash distributions from earnings in unconsolidated joint ventures	—	5,664
Goodwill impairment charge	—	130,235
Changes in operating assets and liabilities:
Decrease/(increase) in accounts receivable	43,551	(63,043)
Increase in inventory	(765,926)	(659,280)
Increase in residential mortgage loans available-for-sale	(31,267)	—
Increase in other assets	(26,971)	(20,717)
Increase in trade accounts payable	5,570	19,607
(Decrease)/increase in other liabilities	(142,860)	61,617
Other changes	319	1,279

Net cash used in operating activities	(578,428)	(414,377)

Cash flows from investing activities:
Capital expenditures	(9,231)	(10,675)
Investments in unconsolidated joint ventures	(44,875)	(34,415)
Distributions from unconsolidated joint ventures	3,911	2,119

Net cash used in investing activities	(50,195)	(42,971)

Cash flows from financing activities:
Borrowings under credit facilities	1,365,031	399,700
Repayment of credit facilities	(1,313,220)	(599,700)
Borrowings under senior notes	275,000	297,486
Borrowings under junior subordinated notes	103,093	—
Debt issuance costs	(5,931)	(5,411)
Repayment of other notes payable	(13,555)	(9,443)
Treasury stock purchases	(183,329)	—
Common stock redeemed	(1,924)	—
Proceeds from stock option exercises	7,107	3,561
Tax benefit from stock transactions	8,438	—
Dividends paid	(12,250)	(9,706)
Net change in book overdraft	127,431	68,079

Net cash provided by financing activities	355,891	144,566

Decrease in cash and cash equivalents	(272,732)	(312,782)
Cash and cash equivalents at beginning of period	297,098	320,880

Cash and cash equivalents at end of period	$24,366	$8,098

Supplemental cash flow information:
Interest paid	$93,888	$102,863
Income taxes paid	$165,323	$144,300
Supplemental disclosures of non-cash activities:
Consolidated inventory not owned	$32,582	$—
Land purchased through issuance of notes payable	$53,266	$26,680

See Notes to Unaudited Condensed Consolidated Financial Statements

BEAZER HOMES USA, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS

OF COMPREHENSIVE INCOME

(in thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
Net income	$102,624	$112,740	$296,888	$98,100
Other comprehensive income:
Unrealized gain on interest rate swaps, net of related taxes	—	—	—	610

Comprehensive income	$102,624	$112,740	$296,888	$98,710

See Notes to Unaudited Condensed Consolidated Financial Statements

BEAZER HOMES USA, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements of Beazer Homes USA, Inc. ("Beazer Homes" or "the Company") have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Such financial statements do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. In the Company's opinion, all adjustments (consisting solely of normal recurring accruals) necessary for a fair presentation have been included in the accompanying financial statements. Certain items in prior period financial statements have been reclassified to conform to the current presentation. For further information, refer to the Company's audited consolidated financial statements appearing in the Company's Annual Report on Form 10-K/A for the fiscal year ended September 30, 2005 (the "2005 Annual Report").

(2) Summary of Significant Accounting Policies

        A discussion of the Company's significant accounting policies other than those discussed below is included in the notes to the consolidated financial statements included in Beazer Homes' Consolidated Financial Statements for the fiscal year ended September 30, 2005 as filed with the Securities and Exchange Commission in the Company's Annual Report on Form 10-K/A.

Revenue Recognition

        Revenue and related profit are generally recognized at the time of the closing of a sale, when title to and possession of the property are transferred to the buyer. In situations where the buyer's financing is originated by Beazer Mortgage, the Company's wholly-owned mortgage subsidiary, and the buyer has not made a sufficient initial investment as prescribed by Statement of Financial Accounting Standards ("SFAS") No. 66, the revenue and gross profit on such sale is deferred until the sale of the related mortgage loan to a third-party investor has been completed. Revenue for condominiums under construction is recognized based on the percentage-of-completion method in accordance with SFAS 66 when certain criteria are met.

        The Company recognizes loan origination fees and expenses and gains and losses on mortgage loans when the related loans are sold to third-party investors. Beazer's policy is to sell all mortgage loans it originates and these sales usually occur within 15 to 30 days of the closing of the home sale.

Stock-Based Compensation

        In the first quarter of fiscal 2006, the Company adopted SFAS 123R, Share-Based Payment. Prior to fiscal year 2006, the Company accounted for stock awards granted to employees under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. As a result, no compensation expense was previously recognized for stock options granted to employees because all stock options granted had exercise prices not less than the market value of Beazer Homes' stock on the date of the grant in periods prior to fiscal year 2006.

        SFAS 123R applies to new awards and to awards modified, repurchased, or cancelled after the required effective date, as well as to the unvested portion of awards outstanding as of the required effective date. The Company uses the Black-Scholes model to value its new stock option grants under

SFAS 123R, applying the "modified prospective method" for existing grants which requires the Company to value stock options prior to its adoption of SFAS 123R under the fair value method and expense the unvested portion over the remaining vesting period. SFAS 123R also requires the Company to estimate forfeitures in calculating the expense related to stock-based compensation. In addition, SFAS 123R requires the Company to reflect the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash inflow upon adoption and an operating cash outflow.

        Nonvested stock granted to employees is valued based on the market price of the common stock on the date of the grant. Performance based, nonvested stock granted to employees is valued using the Monte Carlo valuation method. The Company accounts for stock awards issued to non-employees under the recognition and measurement principles of SFAS 123R and Emerging Issues Task Force Issue No. 96-18: Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Stock options issued to non-employees are valued using the Black-Scholes option pricing model. Nonvested stock granted to non-employees is initially valued based on the market price of the common stock on the date of the grant and is adjusted to fair value until vested.

        Compensation cost arising from nonvested stock granted to employees and from non-employee stock awards is recognized as expense using the straight-line method over the vesting period. Unearned compensation is now included in paid-in capital in accordance with SFAS 123R. As of June 30, 2006, there was $32.2 million of total unrecognized compensation cost related to nonvested stock. That cost is expected to be recognized over a weighted average period of 4.0 years. For the three months and nine months ended June 30, 2006, the Company's total stock-based compensation expense was $5.5 million ($3.7 million net of tax) and $11.4 million ($7.8 million net of tax), respectively. Included in this total stock-based compensation expense was incremental expense for stock options of $2.2 million ($1.4 million net of tax) and $5.1 million ($3.2 million net of tax) for the three months and nine months ended June 30, 2006, respectively.

        The following table summarizes nonvested stock awards as of June 30, 2006, as well as activity for the three and nine months then ended.

	Three Months Ended June 30, 2006		Nine Months Ended June 30, 2006
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Beginning of period	1,130,946	$47.49	739,137	$41.31
Granted	—	—	409,759	66.19
Vested	(89,077)	26.58	(96,690)	26.69
Forfeited	(306)	49.86	(10,643)	39.88

End of period	1,041,563	$49.43	1,041,563	$49.43

        In addition, during the quarter ended June 30, 2006, employees surrendered 30,388 shares to the Company in payment of minimum tax obligations upon the vesting of restricted stock under our stock incentive plans. We valued the stock at the market price on the date of surrender, for an aggregate value of $1.9 million, or approximately $63 per share.

        The following table illustrates the effect (in thousands, except per share amounts) on net income and earnings per share for the three and nine months ended June 30, 2005 as if the Company's stock-based compensation had been determined based on the fair value at the grant dates for awards made prior to fiscal 2006, under those plans and consistent with SFAS 123R:

	Three Months Ended	Nine Months Ended
	June 30, 2005
Net income, as reported	$112,740	$98,100
Add: Stock-based employee compensation included in reported net income, net of related tax effect	2,073	5,172
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(2,868)	(7,890)

Pro forma net income	$111,945	$95,382

Net income per share:
Basic—as reported	$2.78	$2.43
Basic—pro forma	$2.76	$2.36
Diluted—as reported	$2.50	$2.24
Diluted—pro forma	$2.49	$2.20

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. Expected life of options granted is computed using the mid-point between the vesting period and contractual life of the options granted. Expected volatilities are based on the historical volatility of the Company's stock and other factors. Expected discrete dividends of $0.10 per quarter are assumed in lieu of a continuously compounding dividend yield. There were no option grants in the third quarter of fiscal 2006 or 2005.

        The following table summarizes stock options outstanding as of June 30, 2006 as well as activity during the three and nine months then ended:

	Three Months Ended June 30, 2006		Nine Months Ended June 30, 2006
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of period	2,206,047	$30.48	1,654,751	$23.91
Granted	—	—	945,500	67.03
Exercised	(23,220)	22.94	(394,662)	18.01
Forfeited	(5,300)	48.14	(28,062)	40.87

Outstanding at end of period	2,177,527	$43.48	2,177,527	$43.48

Exercisable at end of period	703,029	$17.91	703,029	$17.91

        At June 30, 2006, the weighted-average remaining contractual life for both all options outstanding and options currently exercisable was 6 years.

        At June 30, 2006, the aggregate intrinsic value of options outstanding and options exercisable was $25.2 million and $19.7 million, respectively. Valuations of the options granted and exercised during the period is as follows. (The intrinsic value of a stock option is the amount by which the market value of the underlying stock exceeds the exercise price of the option.):

	Three Months Ended June 30		Nine Months Ended June 30
	2006	2005	2006	2005
Weighted-average fair value of options granted	—	—	$29.17	$14.94
Intrinsic value of stock options excercised	$0.8 million	$3.7 million	$19.1 million	$10.2 million

Recent Accounting Pronouncements

        In July 2006, the FASB issued Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes," which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are currently evaluating the impact of this standard on our Consolidated Financial Statements.

(3) Inventory

	June 30, 2006	September 30, 2005
	(in thousands)
Homes under construction	$1,730,534	$1,040,193
Development projects in progress	1,681,673	1,519,554
Unimproved land held for future development	13,867	44,809
Model homes	53,535	66,526
Consolidated inventory not owned	273,253	230,083

	$3,752,862	$2,901,165

        Homes under construction includes homes finished and ready for delivery and homes in various stages of construction. Excluding model homes, Beazer Homes had 597 completed homes (valued at $129.6 million) at June 30, 2006 and 414 completed homes (valued at $72.2 million) at September 30, 2005 which were not subject to a sales contract. Development projects in progress consist principally of land and land improvement costs. Certain of the fully developed lots in this category are reserved by a deposit or sales contract.

        The Company acquires certain lots by means of option contracts. Option contracts generally require the payment of cash for the right to acquire lots during a specified period of time at a certain price. Under option contracts, both with and without specific performance provisions, purchase of the properties is contingent upon satisfaction of certain requirements by us and the sellers. Beazer Homes' obligation with respect to options with specific performance provisions is included on the Company's consolidated balance sheets in other liabilities. Under option contracts without specific performance obligations, the Company's liability is generally limited to forfeiture of the non-refundable deposits, letters of credit and other non-refundable amounts incurred, which aggregated approximately $327.4 million at June 30, 2006. This amount includes letters of credit of approximately $55.4 million. Below is a summary of amounts, net of cash deposits, committed under all options at June 30, 2006 (in thousands):

Aggregate Exercise Price of Options
Options with specific performance	$8,973
Options without specific performance	2,867,939

Total options	$2,876,912

        Certain of the Company's option contracts are with sellers who are deemed to be Variable Interest Entities ("VIE"s) under FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 ("FIN 46"). FIN 46 defines a VIE as an entity with insufficient equity investment to finance its planned activities without additional financial support or an entity in which the equity investors lack certain characteristics of a controlling financial interest. Pursuant to FIN 46, an enterprise that absorbs a majority of the expected losses or receives a majority of the expected residual returns of a VIE is deemed to be the primary beneficiary of the VIE and must consolidate the VIE.

        The Company has determined that Beazer Homes is the primary beneficiary of certain of these option contracts. The Company's risk is generally limited to the option deposits that it pays, and creditors of the sellers generally have no recourse to the general credit of the Company. Although Beazer Homes does not have legal title to the optioned land, for those option contracts for which the Company is the primary beneficiary, Beazer Homes is required to consolidate the land under option at fair value. The Company believes that the exercise prices of its option contracts approximate their fair value. The Company's condensed consolidated balance sheets at June 30, 2006 and September 30, 2005 reflect consolidated inventory not owned of $273.3 million and $230.1 million, respectively. Obligations related to consolidated inventory not owned totaled $198.7 million at June 30, 2006 and $166.2 million at September 30, 2005. The difference between the balances of consolidated inventory not owned and obligations related to consolidated inventory not owned represents cash deposits paid under the option agreements. The above disclosures of amounts committed under options include Beazer Homes' obligations related to consolidated inventory not owned.

(4) Investments in and Advances to Unconsolidated Joint Ventures

        The Company participates in a number of land development joint ventures in which Beazer Homes has less than a controlling interest. The Company's joint ventures are typically entered into with developers, other homebuilders and financial partners to develop finished lots for sale to the joint venture's members and other third parties. Beazer Homes accounts for its interest in these joint ventures under the equity method. The Company recognizes its share of profits from the sale of lots to other buyers. Beazer Homes' share of profits from lots purchased from the joint ventures are deferred and treated as a reduction of the cost of the land purchased from the joint venture. Such profits are subsequently recognized at the time the home closes and title passes to the homebuyer.

        The Company's joint ventures typically obtain secured acquisition and development financing. In some instances, Beazer Homes and its joint venture partners have provided varying levels of guarantees of debt of the Company's unconsolidated joint ventures. At June 30, 2006, the Company had a repayment guarantee of $11.3 million related to our portion of debt of one of our unconsolidated joint ventures and loan-to-value maintenance guarantees of $12.8 million related to certain of our unconsolidated joint ventures. The repayment guarantee requires the repayment of Beazer Homes' share of debt of the unconsolidated joint venture in the event the joint venture defaults on its obligations under the borrowings. The loan-to-value maintenance guarantees only apply if the borrowings of the unconsolidated joint venture exceed a specified percentage of the value of the collateral (generally land and improvements) securing the borrowings. The Company has not recorded a liability for the non-contingent aspect of these guarantees as such amounts are not material. In assessing the need to record a liability for the contingent aspect of these guarantees, the Company considers its historical experience in being required to perform under the guarantees, the fair value of the collateral underlying these guarantees and the financial condition of the applicable unconsolidated joint ventures. In addition, the Company monitors the fair value of the collateral of these unconsolidated joint ventures to ensure that the related borrowings do not exceed the specified percentage of the value of the property securing the borrowings. To date, Beazer has not incurred any obligations related to repayment or loan-to-value maintenance guarantees. Based on these considerations, the Company has determined that it is remote that it will have to perform under the contingent aspects of these guarantees and, as a result, has not recorded a liability for the contingent aspects of these guarantees. To the extent the recording of a liability related to such guarantees would be required, the recognition of such liability would result in an increase to the carrying value of the Company's investment in the associated joint venture.

(5) Interest

        The following table sets forth certain information regarding interest (in thousands):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
Capitalized interest in inventory, beginning of period	$66,130	$52,280	$51,411	$44,121
Interest incurred and capitalized	31,759	22,798	85,195	64,269
Capitalized interest amortized to cost of sales	(22,071)	(21,568)	(60,788)	(54,880)

Capitalized interest in inventory, end of period	$75,818	$53,510	$75,818	$53,510

(6) Earnings Per Share and Stockholders' Equity

        Basic and diluted earnings per share were calculated as follows (in thousands, except per share amounts):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
Basic:
Net income	$102,624	$112,740	$296,888	$98,100
Weighted average common shares outstanding	39,435	40,497	40,281	40,400

Basic earnings per share	$2.60	$2.78	$7.37	$2.43

Diluted:
Net income	$102,624	$112,740	$296,888	$98,100
Interest on convertible debt—net of taxes	1,347	1,331	4,038	3,993

Net income available to common shareholders	$103,971	$114,071	$300,926	$102,093

Weighted average number of common shares outstanding	39,435	40,497	40,281	40,400
Effect of dilutive securities:
Shares issuable upon conversion of convertible debt	3,499	3,499	3,499	3,499
Options to acquire common stock	464	1,063	538	1,025
Contingent shares (performance based stock)	72	—	48	—
Nonvested restricted stock	459	607	543	586

Diluted weighted average common shares outstanding	43,929	45,666	44,909	45,510

Diluted earnings per share	$2.37	$2.50	$6.70	$2.24

        Emerging Task Force Issue No. 04-8: The Effect of Contingently Convertible Debt on Diluted Earnings Per Share ("EITF 04-8") requires that shares issuable upon conversion of contingently convertible debt instruments ("Co-Cos") be included in diluted earnings per share computations using the "if-converted method" regardless of whether the issuer's stock price exceeds the contingent conversion price. EITF 04-8 applies to the Company's 4 5/8% Convertible Senior Notes issued in June 2004. Options to purchase 947,962 and 400,026 shares of common stock were not included in the computation of diluted earnings per share for the three and nine months ended June 30, 2006, respectively, because the options' exercise price was greater than the average market price of the common shares during that period and thus would be anti-dilutive. There were no anti-dilutive shares outstanding during the three or nine months ended June 30, 2005.

        In June 2006, the Shareholder Rights Plan adopted in June 1996 by the Company's Board of Directors expired. No rights issued under this plan were redeemed or exercised prior to expiration.

(7) Borrowings

        At June 30, 2006 we had the following borrowings (in thousands):

	Maturity Date	Amount
Warehouse Line	January 2007	$31,811
Revolving Credit Facility	August 2009	20,000
8 5/8% Senior Notes*	May 2011	200,000
8 3/8% Senior Notes*	April 2012	350,000
6 1/2% Senior Notes*	November 2013	200,000
6 7/8% Senior Notes*	July 2015	350,000
8 1/8% Senior Notes*	June 2016	275,000
4 5/8% Convertible Senior Notes*	June 2024	180,000
Junior Subordinated Notes	July 2036	103,093
Other Notes Payable	Various Dates	85,765
Unamortized debt discounts		(3,766)

Total		$1,791,903

*
Collectively, the "Senior Notes"

        Warehouse Line—Effective January 11, 2006, Beazer Mortgage entered into a 364-day credit agreement with a number of banks to fund the origination of residential mortgage loans (the "Warehouse Line"). The Warehouse Line provides for a maximum available borrowing capacity of $250 million to $350 million based on commitment periods, as defined in the Warehouse Line, and is secured by certain mortgage loan sales and related property. The Warehouse Line is not guaranteed by Beazer Homes USA, Inc. or any of its subsidiaries that are guarantors of the Senior Notes or Revolving Credit Facility. Beginning in the second quarter of fiscal 2006, Beazer Mortgage finances a portion of its mortgage lending activities with borrowings under the Warehouse Line. Borrowings under the Warehouse Line were $31.8 million and bore interest at 5.3% per annum as of June 30, 2006. Beazer Mortgage had a pipeline of loans in process of approximately $1.5 billion as of June 30, 2006 which may be financed either through the Warehouse Line or with third party investors.

        The Warehouse Line contains various operating and financial covenants. The Company was in compliance with such covenants at June 30, 2006.

        Revolving Credit Facility—In August 2005, we entered into a new four-year unsecured revolving credit facility (the "Revolving Credit Facility") with a group of banks which was expanded in June 2006 to $1 billion and which matures in August 2009. The Revolving Credit Facility replaced our former $550 million revolving credit facility and $200 million term loan. The Revolving Credit Facility includes a $50 million swing line commitment and has a $350 million sublimit for the issuance of standby letters of credit. Substantially all of the Company's significant subsidiaries are full and unconditional guarantors of the obligations under the Revolving Credit Facility (see Note 11). The Revolving Credit Facility contains various operating and financial covenants. The Company was in compliance with such covenants at June 30, 2006. The Company has the option to elect two types of loans under the Revolving Credit Facility which incur interest as applicable based on either the Alternative Base Rate or the Applicable Eurodollar Margin (both as defined in the Revolving Credit Facility).

        Available borrowings under the Revolving Credit Facility are limited to certain percentages of homes under contract, unsold homes, substantially improved lots, lots under development, raw land and accounts receivable. At June 30, 2006, we had $20.0 million of borrowings outstanding, and had available borrowings of $769.9 million under the Revolving Credit Facility. The borrowings outstanding under the Revolving Credit Facility bore interest at 6.65% per annum as of June 30, 2006. There were no borrowings outstanding under the Revolving Credit Facility at September 30, 2005.

        Senior Notes—The Senior Notes are unsecured obligations ranking pari passu with all other existing and future senior indebtedness. Substantially all of our significant subsidiaries are full and unconditional guarantors of the Senior Notes and are jointly and severally liable for obligations under the Senior Notes and the Revolving Credit Facility. Each guarantor subsidiary is a 100% owned subsidiary of Beazer Homes.

        During the quarter ended June 30, 2006, the Company issued $275.0 million of 8 1/8% senior notes due in June 2016. Interest on the 8 1/8% notes is payable semi-annually. The Company may redeem these notes at any time, in whole or in part, at a redemption price equal to the principal amount thereof plus an applicable premium, as defined in the 8 1/8% notes, plus accrued and unpaid interest.

        The indentures under which the Senior Notes were issued contain certain restrictive covenants, including limitations on payment of dividends. At June 30, 2006, under the most restrictive covenants of each indenture, approximately $204.9 million of our retained earnings was available for cash dividends and for share repurchases. Each indenture provides that, in the event of defined changes in control or if our consolidated tangible net worth falls below a specified level or in certain circumstances upon a sale of assets, we are required to offer to repurchase certain specified amounts of outstanding Senior Notes.

        Junior Subordinated Notes—On June 15, 2006, the Company completed a private placement of $103.1 million of unsecured junior subordinated notes which mature on July 30, 2036 and are redeemable at par on or after July 30, 2011 and pay a fixed rate of 7.987% for the first ten years ending July 30, 2016. Thereafter, the securities have a floating interest rate equal to three-month LIBOR plus 2.45% per annum, resetting quarterly. These notes were issued to Beazer Capital Trust I, which simultaneously issued, in a private transaction, trust preferred securities and common securities with an aggregate value of $103.1 million to fund its purchase of these notes. The transaction is treated as debt in accordance with GAAP. The obligations relating to these notes and the related securities are subordinated to the Revolving Credit Facility and the Senior Notes.

        Other Notes—We periodically acquire land through the issuance of notes payable. As of June 30, 2006 and September 30, 2005, we had outstanding notes payable of $85.8 million and $46.1 million, respectively, primarily related to land acquisitions. These notes payable expire at various times through 2010 and had fixed and variable rates ranging from 6.75% to 9.75% at June 30, 2006. These notes are secured by the real estate to which they relate.

(8) Contingencies

        Trinity Claims—Beazer Homes and certain of its subsidiaries have been and continue to be named as defendants in various construction defect claims, complaints and other legal actions that include claims related to moisture intrusion and mold. The Company has experienced a significant number of such claims in its Indiana markets and particularly with respect to homes built by Trinity Homes LLC, a subsidiary which was acquired in the Crossmann acquisition in 2002.

        As of June 30, 2006, there were eleven pending lawsuits related to such complaints received by Trinity. All eleven suits are by individual homeowners, and the cost to resolve these matters is not expected to be material, either individually or in the aggregate. Additionally, a class action suit was filed in the State of Indiana in August 2003 against Trinity Homes LLC. The parties in the class action reached a settlement agreement which was approved by the court on October 20, 2004.

        The settlement class includes, with certain exclusions, the current owners of all Trinity homes that have brick veneer, where the closing of Trinity's initial sale of the home took place between June 1, 1998 and October 31, 2002. The settlement agreement establishes an agreed protocol and process for assessment and remediation of any external water intrusion issues at the homes which includes, among other things, that the homes will be repaired at Trinity's expense. The settlement agreement also provides for payment of plaintiffs' attorneys' fees and for Trinity to pay an agreed amount for engineering inspection costs for each home for which a claim is filed under the settlement.

        Under the settlement, subject to Trinity's timely performance of the specified assessments and remediation activities for homeowners who file claims, each homeowner releases Trinity, Beazer Homes Investment Corp. and other affiliated companies, including Beazer Homes, from the claims asserted in the class action lawsuit, claims arising out of external water intrusion, claims of improper brick installation, including property damage claims, loss or diminution of property value claims, and most personal injury claims, among others. No appeals of the court's order approving the settlement were received by the court within the timeframe established by the court. The Company sent out the claims notices on December 17, 2004, and the class members had until February 15, 2005 to file claims. A total of 1,312 valid claims were filed (of the 2,161 total class members), of which 613 complaints had been received prior to the Company's receipt of the claim notices. Class members who did not file a claim by February 15, 2005 are no longer able to file a class action claim under the settlement or pursue an individual claim against Trinity. As of June 30, 2006, the Company had completed remediation of 742 homes related to 1,777 total Trinity claims.

        Beazer Homes' warranty reserves at June 30, 2006 and September 30, 2005 include accruals for the Company's estimated costs to assess and remediate all homes for which Trinity had received complaints related to moisture intrusion and mold, including a provision for legal fees. Warranty reserves also include accruals for class action claims received, pursuant to the settlement discussed above, from class members who had not previously contacted Trinity with complaints.

        The cost to assess and remediate a home depends on the extent of moisture damage, if any, that the home has incurred. Homes for which the Company receives complaints are classified into one of three categories: 1) homes with no moisture damage, 2) homes with isolated moisture damage or 3) homes with extensive moisture damage.

        As of June 30, 2006 and September 30, 2005, the Company accrued for its estimated cost to remediate homes that it had assessed and assigned to one of the above categories, as well as the Company's estimated cost to remediate those homes for which an assessment had not yet been performed. For purposes of the Company's accrual, the Company has historically assigned homes not yet assessed to categories based on its expectations about the extent of damage and trends observed from the results of assessments performed to date. In addition, the Company's cost estimation process considers the subdivision of the claimant along with the categorization discussed above. Once a home is categorized, detailed budgets are used as the basis to prepare the Company's estimated costs to remediate such home.

        During fiscal 2004, the Company initiated a program under which it offered to repurchase a limited number of homes from specific homeowners. The program was concluded during the first quarter of fiscal 2005. The Company has repurchased a total of 54 homes under the program. During the nine months ended June 30, 2006, the Company sold nine of the repurchased homes, bringing the total homes sold to date to 19. The remaining 35 homes were acquired for an aggregate purchase price of $11.4 million. The accrual at June 30, 2006 includes the estimated costs to sell homes that the Company has repurchased, and the Company's estimated losses on the sale of those homes, if any.

        The following accruals at June 30, 2006 represent the Company's best estimates of the costs to resolve all asserted complaints associated with Trinity moisture intrusion and related mold issues. The Company regularly reviews its estimates of these costs. Since the commencement of the remediation program, the Company's remediation cost per home has continued to decrease as homes requiring more extensive repairs were addressed first and the Company's internal processes and procedures, including enhanced contractor bid negotiations and inspections, improved as experience gained in addressing these issues has yielded meaningful benefits on a per home basis. During the three months and nine months ended June 30, 2006, the Company reassessed its estimate of these costs and the related accruals and recorded reductions in the accrual of $15.2 million and $21.7 million, respectively, based on historical experience in resolving claims to date, the number of homes remediated and current estimates to resolve remaining claims. Changes in the accrual for Trinity moisture intrusion and related mold issues during the period were as follows (in thousands):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
Balance at beginning of period	$69,481	$86,735	$80,708	$42,173
Provisions (reductions)	(15,200)	—	(21,700)	55,000
Payments	(2,636)	(2,814)	(7,363)	(13,252)

Balance at end of period	$51,645	$83,921	$51,645	$83,921

        Actual costs to assess and remediate homes in each category and subdivision, the extent of damage to homes not yet assessed, estimates of costs to sell the remaining repurchased homes, and losses on such sales could differ from the Company's estimates. As a result, the costs to resolve existing complaints could differ from the Company's recorded accruals and have a material adverse effect on the Company's earnings in the periods in which the matters are resolved. Additionally, it is possible that the Company will incur additional losses related to these matters, including additional losses related to homes for which the Company has not yet received complaints.

        In addition, for the three and nine months ended June 30, 2006, the Company's gross profit includes a gain of $4.3 million related to defense, investigative and remediation cost reimbursements from its insurance carriers and sub-contractors related to the Trinity litigation.

        Warranty Reserves—Beazer Homes provides a limited warranty (ranging from one to two years) of workmanship and materials with each of its homes. Such warranty covers defects in plumbing, electrical, heating, cooling and ventilating systems and construction defects. In addition, the Company provides a limited warranty (generally ranging from a minimum of five years up to the period covered by the applicable statute of repose) with each home, covering only certain defined construction defects. The Company also provides a defined structural element warranty with single-family homes and townhomes in certain states. Since Beazer Homes subcontracts its homebuilding work to subcontractors who generally provide the Company with an indemnity and a certificate of insurance prior to receiving payments for their work, many claims relating to workmanship and materials are the primary responsibility of the subcontractors.

        As noted above, the Company's warranty reserves at June 30, 2006 and September 30, 2005 include accruals for Trinity moisture intrusion and related mold issues. Warranty reserves are included in other payables and accrued liabilities in the condensed consolidated balance sheets. The Company records reserves covering anticipated warranty expense for each home closed. Management reviews the adequacy of warranty reserves each reporting period based on historical experience and management's estimate of the costs to remediate the claims and adjusts these provisions accordingly. While the Company believes that its warranty reserves are adequate, historical data and trends may not accurately predict actual warranty costs, or future developments could lead to a significant change in the reserve.

        Changes in the Company's warranty reserves, which include amounts related to the Trinity moisture intrusion and mold issues discussed above, during the period are as follows (in thousands):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
Balance at beginning of period	$124,992	$136,715	$138,033	$86,163
Provisions (reductions)	(9,059)	11,452	2,523	83,748
Payments	(13,645)	(11,130)	(38,268)	(32,874)

Balance at end of period	$102,288	$137,037	$102,288	$137,037

        Other Contingencies—The Company and certain of its subsidiaries have been named as defendants in various claims, complaints and other legal actions, including matters relating to moisture intrusion and related mold claims, construction defects and product liability. Certain of the liabilities resulting from these actions are covered in whole or part by insurance. With respect to certain general liability exposures, including construction defect, moisture intrusion and related mold claims and product liability claims, interpretation of underlying current and future trends, assessment of claims and the related liability and reserve estimation process is highly judgmental due to the complex nature of these exposures, with each exposure exhibiting unique circumstances. In particular, for construction defect liability there is some degree of uncertainty related to the recoverability of insurance proceeds, when losses occur, the size of each loss, expectations for future interpretive rulings concerning contract provisions, possible recovery against other responsible parties, and the extent to which the assertion of these claims will expand geographically. In the Company's opinion, based on its current assessment, the ultimate resolution of these matters will not have a material adverse effect on Beazer Homes' financial condition, results of operations, or cash flows.

        We had performance bonds and outstanding letters of credit of approximately $731.0 million and $77.6 million, respectively, at June 30, 2006 related principally to our obligations to local governments to construct roads and other improvements in various developments in addition to the letters of credit of approximately $67.5 million relating to our land option contracts discussed in Note 3. We do not believe that any such letters of credit or bonds are likely to be drawn upon.

(9) Stock Repurchase Program

        On November 18, 2005, as part of an acceleration of Beazer's comprehensive plan to enhance stockholder value, the Company's Board of Directors authorized an increase in the Company's stock repurchase plan to ten million shares of the Company's common stock. The Company has entered into a plan under Rule 10b5-1 of the Securities Act of 1934 to execute a portion of the share repurchase program, and may also make opportunistic purchases in the open market or in privately negotiated transactions. During the nine months ended June 30, 2006, the Company repurchased approximately 3.1 million shares for an aggregate purchase price of $183.3 million or approximately $59 per share pursuant to the plan.

(10) Segment Information

        As defined in SFAS 131, "Disclosures About Segments of an Enterprise and Related Information", we have 31 homebuilding operating segments operating in 22 states and one financial services segment. Revenues in our homebuilding segments are derived from the sale of homes which we construct and from land and lot sales. Revenues in our financial services segment are derived primarily from mortgage originations provided predominantly to customers of our homebuilding operations. We have aggregated our homebuilding segments into four reportable segments, described below, for our homebuilding operations and one reportable segment for our financial services operations. The segments reported have been determined to have similar economic characteristics including similar historical and expected future operating performance, employment trends, land acquisition and land constraints, and municipality behavior and meet the other aggregation criteria in SFAS 131. The reportable homebuilding segments, and all other homebuilding operations not required to be reported separately, include operations conducting business in the following states:

  West: Arizona, California, Nevada and New Mexico

  Mid-Atlantic: Delaware, Maryland, New Jersey, New York, Pennsylvania, Virginia and West Virginia

  Florida

  Southeast: Georgia, North Carolina, South Carolina and Nashville, Tennessee

  Other Homebuilding: Colorado, Indiana, Kentucky, Mississippi, Ohio, Texas and Memphis, Tennessee

        Management's evaluation of segment performance is based on segment operating income, which for our homebuilding segments is defined as homebuilding and land sale revenues less the cost of home construction, land development and land sales and certain selling, general and administrative expenses which are incurred by or allocated to our homebuilding segments. Segment operating income for our Financial Services segment is defined as revenues less costs associated with our mortgage operations and certain selling, general and administrative expenses incurred by or allocated to the Financial Services segment. The accounting policies of our segments are those described in the notes to the consolidated financial statements in our 2005 Annual Report and Note 2 herein. The following information is in thousands:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
Revenue
West	$389,934	$533,667	$1,230,380	$1,334,306
Mid-Atlantic	232,373	211,279	664,987	500,884
Florida	108,551	139,181	421,901	317,241
Southeast	215,708	197,333	581,610	488,732
Other homebuilding	250,362	202,219	656,887	514,906
Financial Services	12,392	13,708	36,505	35,872
Intercompany elimination	(5,782)	(4,160)	(14,025)	(10,639)

Consolidated total	$1,203,538	$1,293,227	$3,578,245	$3,181,302

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
Operating income
West	$60,340	$117,716	$211,321	$298,198
Mid-Atlantic	53,336	50,706	155,952	111,263
Florida	17,797	18,594	86,684	41,567
Southeast	25,350	18,298	52,026	31,092
Other homebuilding	1,895	3,411	(4,516)	8,516
Financial Services	2,230	4,132	5,472	9,881

Segment operating income	160,948	212,857	506,939	500,517

Corporate and unallocated(a)	(5,053)	(34,220)	(46,590)	(269,116)

Total operating income	155,895	178,637	460,349	231,401

Equity in earnings of unconsolidated joint ventures	127	2,951	809	3,150
Other income, net	1,480	987	7,165	4,987

Income before income taxes	$157,502	$182,575	$468,323	$239,538

	June 30, 2006	September 30, 2005
Assets
West	$1,358,359	$992,959
Mid-Atlantic	631,396	520,787
Florida	437,766	308,102
Southeast	447,449	376,417
Other homebuilding	664,430	626,032
Financial Services	129,555	92,730
Corporate and unallocated(b)	714,654	853,489

Consolidated total	$4,383,609	$3,770,516

(a)
Corporate and unallocated includes amortization of capitalized interest and numerous shared services functions that benefit all segments, the costs of which are not allocated to the operating segments reported above including information technology, national sourcing and purchasing, treasury, corporate finance, legal, branding and other national marketing costs. The three and nine months ended June 30, 2006 include reductions of $15.2 million and $21.7 million, respectively, in the accrual and costs related to construction defect claims for water intrusion in Indiana (see Note 8). The nine months ended June 30, 2005 includes $55.0 million of warranty expenses associated with construction defect claims from water intrusion in Indiana. The nine months ended June 30, 2005 also include a $130.2 million non-cash, non-tax deductible goodwill impairment charge to write-off substantially all of the goodwill allocated to certain underperforming markets in Indiana, Ohio, Kentucky and Charlotte, North Carolina.

(b)
Primarily consists of cash and cash equivalents, consolidated inventory not owned, deferred taxes, and capitalized interest and other corporate items that are not allocated to the segments.

(11) Supplemental Guarantor Information

        As discussed in Note 7, Beazer Homes' obligations to pay principal, premium, if any, and interest under certain debt are guaranteed on a joint and several basis by substantially all of its subsidiaries. The guarantees are full and unconditional and the guarantor subsidiaries are 100% owned by Beazer Homes USA, Inc. The Company has determined that separate, full financial statements of the guarantors would not be material to investors and, accordingly, supplemental financial information for the guarantors is presented.

Beazer Homes USA, Inc.
Condensed Consolidating Balance Sheet Information
June 30, 2006
(in thousands)

	Beazer Homes USA, Inc.	Guarantor Subsidiaries	Beazer Mortgage Corp(a)	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Beazer Homes USA, Inc.
ASSETS
Cash and cash equivalents	$138,784	$(121,517)	$6,343	$756	$—	$24,366
Accounts receivable	—	116,149	1,899	281	—	118,329
Owned inventory	—	3,479,609	—	—	—	3,479,609
Consolidated inventory not owned	—	273,253	—	—	—	273,253
Residential mortgage loans available-for-sale	—	—	31,267	—	—	31,267
Investments in and advances to unconsolidated joint ventures	3,093	119,220	—	—	—	122,313
Deferred tax assets	68,911	—	—	—	—	68,911
Property, plant and equipment, net	—	29,137	786	57	—	29,980
Goodwill	—	121,368	—	—	—	121,368
Investments in subsidiaries	1,759,767	—	—	—	(1,759,767)	—
Intercompany	1,506,778	(1,580,269)	50,490	23,001	—	—
Other assets	24,074	77,112	934	12,093	—	114,213

Total assets	$3,501,407	$2,514,062	$91,719	$36,188	$(1,759,767)	$4,383,609

LIABILITIES AND STOCKHOLDERS' EQUITY
Trade accounts payable	127,431	147,079	43	71	—	$274,624
Other payables and accrued liabilities	68,585	401,454	2,962	14,272	—	487,273
Obligations related to consolidated inventory not owned	—	198,745	—	—	—	198,745
Revolving credit facility	20,000	—	—	—	—	20,000
Senior notes (net of discounts of $3,766)	1,551,234	—	—	—	—	1,551,234
Junior subordinated notes	103,093	—	—	—	—	103,093
Warehouse line	—	—	31,811	—	—	31,811
Other notes payable	—	85,765	—	—	—	85,765

Total liabilities	1,870,343	833,043	34,816	14,343	—	2,752,545

Stockholders' equity	1,631,064	1,681,019	56,903	21,845	(1,759,767)	1,631,064

Total liabilities and stockholders' equity	$3,501,407	$2,514,062	$91,719	$36,188	$(1,759,767)	$4,383,609

(a)
Prior to August 2005, Beazer Mortgage Corp. ("BMC") was a guarantor of the Senior Notes and Revolving Credit Facility. Effective August 2005, BMC is no longer a guarantor of the Revolving Credit Facility and effective January 2006, BMC is no longer a guarantor of the Senior Notes.

Beazer Homes USA, Inc.
Condensed Consolidating Balance Sheet Information
September 30, 2005
(in thousands)

	Beazer Homes USA, Inc.	Guarantor Subsidiaries	Beazer Mortgage Corp.(a)	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Beazer Homes USA, Inc.
ASSETS
Cash and cash equivalents	$386,423	$(90,238)	$230	$683	$—	$297,098
Accounts receivable	—	157,523	2,775	1,582	—	161,880
Owned inventory	—	2,663,792	—	—	7,290	2,671,082
Consolidated inventory not owned	—	230,083	—	—	—	230,083
Investments in and advances to unconsolidated joint ventures	—	78,571	—	—	—	78,571
Deferred tax assets	101,329	—	—	—	—	101,329
Property, plant and equipment, net	—	27,550	817	—	—	28,367
Goodwill	—	121,368	—	—	—	121,368
Investments in subsidiaries	1,639,405	—	—	—	(1,639,405)	—
Intercompany	745,018	(820,519)	53,074	22,427	—	—
Other assets	20,123	49,473	293	10,849	—	80,738

Total assets	$2,892,298	$2,417,603	$57,189	$35,541	$(1,632,115)	$3,770,516

LIABILITIES AND STOCKHOLDERS' EQUITY
Trade accounts payable	$—	$141,312	$242	$69	$—	$141,623
Other payables and accrued liabilities	115,023	503,352	2,162	12,827	2,742	636,106
Intercompany	(3,295)	—	—	3,295	—	—
Obligations related to consolidated inventory not owned	—	166,163	—	—	—	166,163
Senior notes (net of discounts of $4,118)	1,275,882	—	—	—	—	1,275,882
Other notes payable	—	46,054	—	—	—	46,054

Total liabilities	1,387,610	856,881	2,404	16,191	2,742	2,265,828

Stockholders' equity	1,504,688	1,560,722	54,785	19,350	(1,634,857)	1,504,688

Total liabilities and stockholders' equity	$2,892,298	$2,417,603	$57,189	$35,541	$(1,632,115)	$3,770,516

Beazer Homes USA, Inc.
Condensed Consolidating Statement of Income Information
Quarter Ended June 30, 2006
(in thousands)

	Beazer Homes USA, Inc.	Guarantor Subsidiaries	Beazer Mortgage Corp.(a)	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Beazer Homes USA, Inc.
Total revenue	$—	$1,195,175	$12,392	$1,753	$(5,782)	$1,203,538
Home construction and land sales expenses	22,071	877,942	—	—	(5,782)	894,231

Gross profit	(22,071)	317,233	12,392	1,753	—	309,307
Selling, general and administrative expenses	—	142,761	10,162	489	—	153,412

Operating income (loss)	(22,071)	174,472	2,230	1,264	—	155,895
Equity in income of unconsolidated joint ventures	—	127	—	—	—	127
Royalty and management fee expense	(9,582)	10,288	(706)	—	—	—
Other income, net	—	1,461	—	19	—	1,480

Income (loss) before income taxes	(31,653)	186,348	1,524	1,283	—	157,502
Provision for income taxes	(11,870)	65,698	571	479	—	54,878
Equity in income of subsidiaries	122,407	—	—	—	(122,407)	—

Net income (loss)	$102,624	$120,650	$953	$804	$(122,407)	$102,624

Beazer Homes USA, Inc.
Condensed Consolidating Statement of Income Information
Three Months Ended June 30, 2005
(in thousands)

	Beazer Homes USA, Inc.	Guarantor Subsidiaries	Beazer Mortgage Corp.(a)	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Beazer Homes USA, Inc.
Total revenue	$—	$1,281,692	$13,708	$1,987	$(4,160)	$1,293,227
Home construction and land sales expenses	22,798	945,061	—	—	(4,160)	963,699

Gross profit	(22,798)	336,631	13,708	1,987	—	329,528
Selling, general and administrative expenses	—	141,216	10,435	470	(1,230)	150,891
Goodwill impairment charge	—	—	—	—	—	—

Operating income (loss)	(22,798)	195,415	3,273	1,517	1,230	178,637
Equity in income of unconsolidated joint ventures	—	2,951	—	—	—	2,951
Other income, net	—	987	—	—	—	987

Income (loss) before income taxes	(22,798)	199,353	3,273	1,517	1,230	182,575
Provision for income taxes	(8,720)	76,255	1,252	578	470	69,835
Equity in income of subsidiaries	126,818	—	—	—	(126,818)	—

Net income (loss)	$112,740	$123,098	$2,021	$939	$(126,058)	$112,740

Beazer Homes USA, Inc.
Condensed Consolidating Statement of Income Information
Nine Months Ended June 30, 2006
(in thousands)

	Beazer Homes USA, Inc.	Guarantor Subsidiaries	Beazer Mortgage Corp.(a)	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Beazer Homes USA, Inc.
Total revenue	$—	$3,550,354	$36,505	$5,411	$(14,025)	$3,578,245
Home construction and land sales expenses	60,788	2,634,850	—	—	(14,025)	2,681,613

Gross profit	(60,788)	915,504	36,505	5,411	—	896,632
Selling, general and administrative expenses	—	403,829	31,033	1,421	—	436,283

Operating income (loss)	(60,788)	511,675	5,472	3,990	—	460,349
Equity in income of unconsolidated joint ventures	—	809	—	—	—	809
Royalty and management fee expense	43,467	(41,384)	(2,083)	—	—	—
Other income, net	—	7,165	—	—	—	7,165

Income (loss) before income taxes	(17,321)	478,265	3,389	3,990	—	468,323
Provision for income taxes	(6,496)	175,165	1,271	1,495	—	171,435
Equity in income of subsidiaries	307,713	—	—	—	(307,713)	—

Net income (loss)	$296,888	$303,100	$2,118	$2,495	$(307,713)	$296,888

Beazer Homes USA, Inc.
Condensed Consolidating Statement of Income Information
Nine Months Ended June 30, 2005
(in thousands)

	Beazer Homes USA, Inc.	Guarantor Subsidiaries	Beazer Mortgage Corp.(a)	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Beazer Homes USA, Inc.
Total revenue	$—	$3,151,148	$35,872	$4,921	$(10,639)	$3,181,302
Home construction and land sales expenses	64,269	2,402,481	—	—	(10,639)	2,456,111

Gross profit	(64,269)	748,667	35,872	4,921	—	725,191
Selling, general and administrative expenses	—	342,762	28,868	1,314	(9,389)	363,555
Goodwill impairment charge	—	130,235	—	—	—	130,235

Operating income (loss)	(64,269)	275,670	7,004	3,607	9,389	231,401
Equity in income of unconsolidated joint ventures	—	3,150	—	—	—	3,150
Other income, net	—	4,987	—	—	—	4,987

Income (loss) before income taxes	(64,269)	283,807	7,004	3,607	9,389	239,538
Provision for income taxes	(24,583)	158,371	2,679	1,380	3,591	141,438
Equity in income of subsidiaries	137,786	—	—	—	(137,786)	—

Net income (loss)	$98,100	$125,436	$4,325	$2,227	$(131,988)	$98,100

Beazer Homes USA, Inc.
Condensed Consolidating Statement of Cash Flows Information
Nine Months Ended June 30, 2006
(in thousands)

	Beazer Homes USA, Inc.	Guarantor Subsidiaries	Beazer Mortgage Corp.(a)	Non-Guarantor Subsidiaries	Consolidated Beazer Homes USA, Inc.
Net cash (used in)/provided by operating activities	$(31,662)	$(523,658)	$(27,078)	$3,970	$(578,428)

Cash flows from investing activities:
Capital expenditures	—	(8,931)	(272)	(28)	(9,231)
Investments in unconsolidated joint ventures	(3,093)	(41,782)	—	—	(44,875)
Distributions from unconsolidated joint ventures	—	3,911	—	—	3,911

Net cash used in investing activities	(3,093)	(46,802)	(272)	(28)	(50,195)

Cash flows from financing activities:
Borrowings under credit facilities	1,245,700	—	119,331	—	1,365,031
Repayment of credit facilities	(1,225,700)	—	(87,520)	—	(1,313,220)
Borrowings under senior notes	275,000	—	—	—	275,000
Borrowings under junior subordinated notes	103,093	—	—	—	103,093
Debt issuance costs	(4,999)	—	(932)	—	(5,931)
Repayment of other notes payable	—	(13,555)	—	—	(13,555)
Treasury stock purchases	(183,329)	—	—	—	(183,329)
Common stock redeemed	(1,924)	—	—	—	(1,924)
Proceeds from stock option exercises	7,107	—	—	—	7,107
Tax benefit from stock transactions	8,438	—	—	—	8,438
Dividends paid	(12,250)	—	—	—	(12,250)
Net change in book overdraft	127,431	—	—	—	127,431
Advances to/from subsidiaries	(551,451)	552,736	2,584	(3,869)	—

Net cash provided/(used) by financing activities	(212,884)	539,181	33,463	(3,869)	355,891

(Decrease)/increase in cash and cash equivalents	(247,639)	(31,279)	6,113	73	(272,732)
Cash and cash equivalents at beginning of period	386,423	(90,238)	230	683	297,098

Cash and cash equivalents at end of period	$138,784	$(121,517)	$6,343	$756	$24,366

Beazer Homes USA, Inc.
Condensed Consolidating Statement of Cash Flows Information
Nine Months Ended June 30, 2005
(in thousands)

	Beazer Homes USA, Inc.	Guarantor Subsidiaries	Beazer Mortgage Corp.(a)	Non-Guarantor Subsidiaries	Consolidated Beazer Homes USA, Inc.
Net cash provided by/(used in) operating activities	$(384,839)	$(31,322)	$3,033	$(1,249)	$(414,377)

Cash flows from investing activities:
Capital expenditures	—	(10,435)	(240)	—	(10,675)
Investments in unconsolidated joint ventures	—	(34,415)	—	—	(34,415)
Distributions from unconsolidated joint ventures	—	2,119	—	—	2,119

Net cash used in investing activities	—	(42,731)	(240)	—	(42,971)

Cash flows from financing activities:
Borrowings under credit facilities	399,700	—	—	—	399,700
Repayment of credit facilities	(599,700)	—	—	—	(599,700)
Borrowings under senior notes	297,486	—	—	—	297,486
Debt issuance costs	(5,411)	—	—	—	(5,411)
Repayment of other notes payable	(9,443)	—	—	—	(9,443)
Proceeds from stock option exercises	3,561	—	—	—	3,561
Dividends paid	(9,706)	—	—	—	(9,706)
Net change in book overdraft	68,079	—	—	—	68,079
Advances to/from subsidiaries	(130,563)	131,966	(3,260)	1,857	—

Net cash provided/(used) by financing activities	14,003	131,966	(3,260)	1,857	144,566

(Decrease)/increase in cash and cash equivalents	(370,836)	57,913	(467)	608	(312,782)
Cash and cash equivalents at beginning of period	392,110	(72,262)	693	339	320,880

Cash and cash equivalents at end of period	$21,274	$(14,349)	$226	$947	$8,098

        No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the company or the initial purchasers. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information herein is correct as of any time after the date hereof or that there has not been a change in the affairs of the company since the date hereof.

PROSPECTUS
August 21, 2006

Beazer Homes USA, Inc.

Offer to Exchange
8.125% Senior Notes due 2016,
which have been registered under
the Securities Act of 1933,
for any and all outstanding
8.125% Senior Notes due 2016,
which have not
been registered under
the Securities Act of 1933

        Until November 19, 2006 (90 days after the date of this prospectus), all dealers that effect transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP
DESCRIPTION OF OTHER EXISTING INDEBTEDNESS
DESCRIPTION OF THE NOTES
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
Beazer Homes USA, Inc. Consolidated Statements of Income (in thousands, except per share amounts)
Beazer Homes USA, Inc. Consolidated Balance Sheets (in thousands, except share and per share amounts)
Beazer Homes USA, Inc. Consolidated Statement of Stockholders' Equity ($ in thousands)
Beazer Homes USA, Inc. Consolidated Statements of Cash Flows (in thousands)
Notes to the Consolidated Financial Statements
BEAZER HOMES USA, INC. UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share data)
BEAZER HOMES USA, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)
BEAZER HOMES USA, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
BEAZER HOMES USA, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (in thousands)
BEAZER HOMES USA, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS